Filed pursuant to Rule 424(b)(5)

Registration No. 333-133466

Prospectus Supplement to Prospectus dated May 8, 2006.

$125,000,000

5.0% Convertible Senior Notes due 2011

The notes will mature on May 15, 2011. Notes may be converted at any time prior to maturity (unless earlier redeemed, repurchased or converted) at the option of the holder into shares of our common stock at a conversion rate equal to 43.5161 shares of our common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $22.98 per share. On May 23, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $19.15 per share. Our common stock is quoted under the symbol “GLBC.”

We will pay interest on the notes on May 15 and November 15 of each year. The first interest payment will be made on November 15, 2006. The notes will be issued only in registered book-entry form, in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

At any time prior to maturity, we may unilaterally and irrevocably elect to settle our conversion obligation in cash and, if applicable, shares of our common stock. If we make such an election, and you surrender your notes for conversion, you will receive, for each $1,000 in principal amount of notes: (i) an amount of cash equal to the lesser of (a) the principal amount of each note, or (b) the conversion value (calculated as described in this prospectus supplement) of each note, and (ii) a number of shares of our common stock equal to the sum of the daily trading share amounts (calculated as described in this prospectus supplement) for each of the 20 consecutive trading days during the applicable conversion reference period (as described in this prospectus supplement). The notes will be our general unsecured obligations, except as described in the following paragraph, and will rank pari passu in right of payment with any other senior indebtedness of ours, except to the extent of the value of any collateral securing such indebtedness.

The notes will be secured by a portfolio of U.S. treasury securities, in an amount sufficient to pay the first six scheduled interest payments due on the notes.

Prior to May 20, 2009, we cannot redeem the notes at our option. At any time on or after May 20, 2009, we may redeem some or all of the notes at any time for cash at the redemption prices specified in this prospectus supplement, plus accrued and unpaid interest up to but not including the date of redemption. You may require us to repurchase, for cash, all or a portion of your notes upon the occurrence of a fundamental change (as defined in this prospectus supplement) at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date or, in certain cases, to convert your notes at an increased conversion rate based on the price paid per share of our common stock in a transaction constituting a fundamental change.

Concurrently with this offering, we are offering 12,000,000 shares of our common stock in a public offering. The consummation of this offering is not conditioned upon the concurrent consummation of the offering of common stock and vice versa. STT Crossing Ltd (“STT Crossing”), a wholly-owned subsidiary of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”), is purchasing 6,226,145 shares of common stock in the concurrent offering.

See “Risk Factors” on page 17 of our Annual Report on Form 10-K for the year ended December 31, 2005, included herein, and “Risk Factors” on page S-21 of this prospectus supplement.

	Per Note	Total
Initial public offering price	100.0%	$125,000,000
Underwriting discount	3.0%	$3,750,000
Proceeds to us, before expenses	97.0%	$121,250,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be May 30, 2006.

To the extent the underwriters sell more than $125,000,000 in principal amount of notes, the underwriters will have the option to purchase up to an additional $18,750,000 in principal amount of notes from us at the offering price less the underwriting discount.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depositary Trust Company against payment in New York, New York on or about May 30, 2006.

Goldman, Sachs & Co.	Morgan Stanley

Prospectus Supplement dated May 23, 2006.

The Bermuda Monetary Authority has classified us as non-resident in Bermuda for exchange control purposes. Accordingly, we may convert currency, other than Bermuda currency, held for our account to any other currency without restriction. Persons, firms or companies regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act, 1972 of Bermuda, and regulations promulgated under the Act, to purchase any shares in our capital stock or any other securities that we may issue. As our common shares are listed we have permission of the Bermuda Monetary Authority for (1) the issuance and transfer of the securities that we may issue to and between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes and (2) the transfer of the securities that any selling shareholders may sell under this prospectus supplement and each prospectus supplement between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference.”

WHERE YOU CAN FIND MORE INFORMATION

Global Crossing Limited files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Global Crossing Limited’s SEC filings are also available to you on the SEC’s website at http://www.sec.gov and through the Nasdaq National Market (“Nasdaq”), on which Global Crossing Limited’s common stock is listed. For further information on obtaining copies of Global Crossing Limited’s public filings at the Nasdaq National Market, please visit Nasdaq’s website at http://www.nasdaq.com.

This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus supplement, which means that important information can be disclosed to you by referring you to those documents. Any information incorporated by reference is an important part of this prospectus supplement, and any information that we file with the SEC and incorporate by reference herein subsequent to the date of this prospectus supplement will be deemed automatically to update and supersede this information. The documents listed below previously filed with the SEC are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Our Current Reports on Form 8-K filed on March 13, 2006 and May 12, 2006; and

•	Our Definitive Proxy Statement filed on Schedule 14A on April 28, 2006, as amended by our Definitive Proxy Statement filed on Schedule 14A on May 2, 2006.

Whenever after the date of this prospectus, and before the termination of the offering of the securities made under this prospectus, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, those reports and documents will be deemed to be incorporated by reference into this prospectus from the time they are filed. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in this prospectus supplement. Any such request should be directed to:

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12, Bermuda

(441) 296-8600

Attention: General Counsel

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any written communication from us or the underwriters specifying the final terms of the offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. These statements set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future events or future operating or financial performance or strategies. Such forward-looking statements include, but are not limited to, statements regarding:

•	our services, including the development and deployment of data products and services based on Internet Protocol, or IP, and other technologies and strategies to expand our targeted customer base and broaden our sales channels;

•	the operation of our network, including with respect to the development of IP-based services;

•	our liquidity and financial resources, including anticipated capital expenditures, funding of capital expenditures, anticipated levels of indebtedness, and the ability to raise capital through financing activities;

•	trends related to and management’s expectations regarding results of operations, revenues from existing and new lines of business and sales channels, and cash flows, including but not limited to those statements set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005, included herein; and

•	sales efforts, expenses, interest rates, foreign exchange rates, and the outcome of contingencies, such as legal proceedings.

Our forward-looking statements are subject to a variety of factors that could cause actual results or events to differ significantly from current beliefs and expectations. In addition to the risk factors identified herein (see “Risk Factors”) and those included in our Annual Report on Form 10-K for the year ended December 31, 2005, included herein, the operation and results of our business are subject to general risks and uncertainties such as those relating to general economic conditions and demand for telecommunications services. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, and the financial data and related notes and other information that are incorporated by reference, before making an investment decision.

You should pay special attention to the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2005, included herein, and the “Risk Factors” section herein beginning on page S-21 of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

Company Overview

We provide telecommunications services using a global IP-based network that directly connects more than 300 cities in 28 countries and delivers services to more than 600 cities in 60 countries around the world. We serve many of the world’s largest corporations and many other telecommunications carriers, providing a full range of managed data and voice products and services.

The services we provide include data services, voice services and collaboration services. These services are built around a streamlined global service delivery model intended to provide outstanding customer service, including prompt and accurate provisioning and billing. Our uCommand(R) Web-based network management tool allows customers to securely monitor their voice and data services, create utilization reports, reroute traffic, order new services, create and track trouble tickets and perform online bill payment.

In 2005, we increased our focus on becoming a premier provider of global data and IP services to enterprises, and our chief operating decision maker began assessing performance and allocating resources based on three separate operating segments. These operating segments are “enterprise, carrier data and indirect channels” (also referred to as “Invest and Grow”), “carrier voice” and “consumer voice, small business group and Trader Voice.”

Business Strategy

Our strategy is focused on serving multinational enterprise, government and carrier customers with Internet Protocol and high performance networking solutions. These services are brought to market through direct and indirect distribution channels. We believe that the performance, quality, geographic reach, security and ubiquity of our services are key competitive differentiators. These services are delivered over our extensive global network and advanced IP service platforms which connect over 300 cities worldwide.

Starting in late 2004 and continuing through 2005, we executed a set of strategic initiatives intended to increase our focus on our target markets and on higher margin global IP and high performance network services. These included the divestment of two businesses (Trader Voice and small business group (“SBG”)) that did not address our target markets. We also focused on the development of our direct and indirect distribution channels. Finally, we modified our objectives and operating parameters with respect to our wholesale legacy voice business, which is now being managed with an intense focus on margin and cash flow rather than top line revenue. The execution of these changes, which allows us to manage and report performance based on our two key operating segments, has led to improvements in our financial and operational performance and has simplified resource and investment allocation decisions. The multinational enterprise customer sector represents a significant market for the provision of global IP services and high performance networking solutions. Target customer sectors in this market include financial services, high-tech, health care, transportation and distribution, and research and education. The government sector also represents a significant global market, as do the cable service and wireless service provider sectors. We have aligned our direct sales channels around these target sectors and are developing alliances with major systems integrators to effectively address the requirements of customers who prefer turnkey or outsourced solutions provided by these industry participants. In addition, to increase our penetration of the worldwide enterprise market, we have enabled our advanced IP solutions to inter-operate with those of incumbent and other telecommunications service providers. This interfacing allows these providers to augment their own capabilities and address a wider range of their enterprise customers’ geographic and product-related requirements, while allowing us to benefit from their considerable distribution capabilities.

Consistent with this strategy, we are investing our capital primarily on success-based, revenue-generating opportunities in IP, collaboration and managed services, such as enhancing our Voice over Internet Protocol (“VoIP”) service platform and customer support systems.

We expect continued growth in the demand for global bandwidth and IP services due to several significant trends. End-user traffic is expected to grow due to increased adoption of broadband access to the Internet by businesses and consumers. We expect the demand for high performance data communications to be driven by the introduction of more powerful computers and software applications, facilitating higher download rates, and increased usage of e-mail, VoIP services, streaming video, wireless local area networks, teleconferencing and other innovations. In addition, we expect global enterprises to continue to outsource their networking needs as companies require networks that interact internally as well as with partners, customers and vendors, driving the demand for IP-based virtual private networks (“VPNs”) and managed services. We also expect mobile traffic growth to remain strong due to increased adoption of mobile communications, increased usage per mobile connection and increased usage of mobile data applications. Finally, we expect a continuation of the industry shift of business applications to IP-based platforms.

The competitive landscape in the telecommunications industry is changing rapidly, and we believe we are well positioned to take advantage of these changes. The large-scale mergers that have taken place in the North American market and the business combinations in Europe and Latin America have caused many of our competitors to experience varying degrees of disruption while integration issues are being addressed. Moreover, as the number of available service providers diminishes with industry consolidation, we expect to experience greater demand from customers seeking network diversity and redundancy. Our existing customer base, capabilities and extensive network of suppliers globally position us as a viable global alternative provider. We routinely evaluate acquisition opportunities that arise in the context of market consolidation, but cannot provide any assurance that any transactions will result.

Service Offerings

Service Offerings in Enterprise, Carrier Data and Indirect Channels Segment

The following is a brief description of the key service offerings in our “enterprise, carrier data and indirect channels” operating segment, which accounted for approximately 55% and 43% of our consolidated revenues in 2005 and 2004, respectively.

Enterprise Voice Services

Our enterprise voice services include switched and dedicated outbound, local services and inbound voice services for domestic and international long-distance traffic, toll-free enhanced routing services, and commercial managed voice services, all offered via traditional (time division multiplexing or “TDM”) or VoIP interconnections. During 2005, we carried more than 5.7 billion minutes of enterprise voice traffic over our global voice network. Voice services accounted for approximately 31% and 34% of our “enterprise, carrier data and indirect channels” segment’s revenues in 2005 and 2004, respectively.

Our dedicated enterprise voice services feature end-to-end service level agreements that apply globally and guarantee service availability along our network as well as through local access circuits. The service level agreements support three key areas: end-to-end network availability, guaranteed time of installation and mean time to restore.

Data Services

Our enterprise, carrier data and indirect channels operating segment also offers a broad range of telecommunications services that provide data and network interconnectivity to wholesale and enterprise customers; capacity services; and access services. In the aggregate, data services accounted for approximately 59% and 58% of this segment’s revenues in 2005 and 2004, respectively. Our data services feature end-to-end service level agreements that apply globally and guarantee service availability along our network as well as through local access circuits. The service level agreements support key areas such as: end-to-end network availability, guaranteed time of installation and mean time to restore.

Our data services include the following:

•	Converged IP Service: One Port Any Service—Introduced in January 2005, an IP bundle delivered over a common IP service architecture and single access connection where voice, video, data and multi-media are managed and delivered as applications over a VPN.

•	IP VPN Service: A feature-rich IP VPN solution that offers enterprises and carriers three classes of service and multiple access options using a highly secure platform and features service level agreements for latency, packet delivery, jitter and availability. Remote VPN Access allows enterprises to extend the reach of their wide area networks by supporting secure connections for multiple users over most Internet service providers (“ISP”) worldwide.

•	VoIP Services: A full range of enterprise and carrier VoIP services, including: VoIP Outbound, which receives the customer’s originating voice traffic in IP format for worldwide termination; VoIP Inbound or Toll Free, which receives originating traffic in traditional TDM format and converts it to IP for termination to the customer; VoIP On-Net, which enables customers to send traffic in IP format from end to end between locations on their own network; and VoIP direct-inward-dialing (“DID”), which provides local VoIP service and dial tone. Our VoIP network is fully integrated with our TDM network, enabling an interoperable platform allowing customers to create their own migration path to an all-IP voice platform.

•	Ethernet IP Service: A point-to-point service introduced in February 2005 as a simple, cost-effective alternative to long haul private line service, with pricing that is not distance sensitive.

•	Internet Access Services: Includes Dedicated Internet Access for enterprises and IP Transit for carriers and ISPs. These services provide always-on, direct high-speed connectivity to the Internet at a wide range of speeds with connectivity to all worldwide domains and peering locations connected in Europe, the U.S. and Latin America.

•	Frame Relay & ATM Service: Frame Relay provides a reliable data transport network ideal for partial mesh and hub-and-spoke network applications. Asynchronous transfer mode (“ATM”) service supports multiple data applications with diverse requirements for network transport, prioritization and performance.

•	Managed Solutions: These services support IP VPN, Internet Access, Frame Relay and ATM. Our managed solutions include pre-sales engineering and customer premises equipment design, equipment procurement, provisioning and installation, and network monitoring and management featuring global service level agreements. We also provide ongoing end-to-end customer premises equipment and network management and maintenance support for corporate locations in Europe, the U.S. and Latin America.

•	Transport Services: International Private Line Service and Wavelength Services provide secure point-to-point digital connectivity. These services are available between any two points of presence on our network, enabling customers to build private networks that carry business-critical applications at a wide range of speeds, including 2.5 gigabits per second (“Gbps”) and 10 Gbps. Our Metropolitan Access Network Service brings our worldwide network capabilities to the customer’s premises in twenty-five major metropolitan markets across North America and Europe.

•	Collocation Service: Allows for the housing of customer equipment within a Global Crossing point of presence in order to interconnect with our fiber-optic backbone. Collocation delivers improved provisioning speed, stability and security for critical network requirements.

Collaboration Services

Our “enterprise, carrier data and indirect channels” segment also offers a full range of collaboration services, including the audio, video and Web conferencing services described below. Collaboration services accounted for approximately 10% and 8% of this segment’s revenues in 2005 and 2004, respectively.

•	Videoconferencing Services: These services provide video over IP and ISDN platforms, using multipoint bridging to connect multiple sites. Our iVideoconferencingSM offering sends ISDN calls onto our IP network, minimizing dependence on international ISDN lines for superior quality, reliability and cost savings. Enhanced options available with our videoconferencing services include scheduling, recording and hybrid meetings that combine our audio and video services.

•	Audio Conferencing: Ready-Access(R) is our on-demand/reservationless audio conferencing service with toll free access in key business markets worldwide. Event Call provides highly reliable, operator assisted, full-service conference calls. Participants can access this service by dialing in on either a toll or a toll-free number, or by being dialed out to by an operator. This service is suitable for as few as three or up to thousands of participants. Enhanced service options include PostView® conference playback, taping/transcription service, translation services and on-line participant lists.

•	Web Conferencing: Ready-Access Web Meeting is fully integrated with Ready-Access audio conferencing for on-demand collaboration, allowing customers to manage their calls on-line, change account options, share presentations with participants, and record entire meetings, including visuals. eMeeting is a full-featured Web conferencing application that allows customers to collaborate and share documents, presentations, applications, data and feedback with polling and instant messaging features.

Service Offerings in Carrier Voice Segment

Our carrier voice operating segment includes switched and dedicated outbound and inbound voice services for domestic and international long-distance traffic, DID transport and toll-free enhanced routing services all offered via traditional TDM or VoIP interconnections. This segment accounted for approximately 40% and 50% of our consolidated revenues in 2005 and 2004, respectively. During 2005, we carried more than 45.4 billion minutes of carrier voice traffic over our global network. As with our enterprise, carrier data and indirect channels segment, our carrier voice segment features end-to-end service level agreements that apply globally and guarantee service availability along our network as well as through local access circuits. The service level agreements support three key areas: end-to-end network availability, guaranteed time of installation and mean time to restore.

Service Offerings in Consumer Voice, SBG and Trader Voice Segment

Our consumer voice, SBG and Trader Voice operating segment accounted for approximately 5% and 7% of our consolidated revenues in 2005 and 2004, respectively. In light of the sales of our Trader Voice and SBG businesses, this segment now comprises only our consumer voice and calling card business. This business is insignificant to our overall operations and we are no longer marketing these services to prospective customers.

Competitive Strengths

We believe that the below factors provide us with competitive advantages in our “enterprise, carrier data and indirect channels” and “carrier voice” segments. In light of the sales of our Trader Voice and SBG businesses, our “consumer voice” segment is insignificant to our overall operations and we are no longer marketing these services to prospective customers.

Technology and Innovation

•	The Global Crossing network has been purpose-built to provide global IP solutions.

•	We provide quality of service guarantees for most service offerings on a premise-to-premise basis globally.

•	We have consistently introduced leading-edge service offerings, such as Internet Protocol Virtual Private Network (“IP VPNs”) over a Multi-Protocol Label Switching (“MPLS”) core, VoIP, and video over IP and integrated services digital network (“ISDN”) platforms.

•	We have enabled our enterprise product suite to inter-operate with that of incumbent carriers and other service providers, allowing them to address customer requirements outside their service territories. This innovation cost effectively increases our distribution capability and increases utilization on our network.

Security

•	We have the demonstrated ability to manage secure environments and have held clearances to handle sensitive traffic for the U.K. Government since 1989.

•	Our continued compliance with a precedent-setting Network Security Agreement with the Federal Bureau of Investigation, and the U.S. Departments of Defense, Homeland Security, and Justice ensures that the operation of the U.S. portions of our network meets stringent requirements for physical, logical and network security.

•	The Global Crossing network features advanced denial of service detection and prevention, including sophisticated monitoring, filtering and reporting tools.

Customer Support

•	The Global Crossing network is monitored from multiple, global network operating centers 24/7, providing redundancy and serving as a single point of contact for all service matters.

•	We have created an award-winning Web-based customer interface, uCommand®, which allows customers to monitor and manage their networks in real time.

•	We routinely survey our customers with an independent polling agent to help us identify opportunities to improve service. These surveys reflect customer satisfaction ratings that are among the highest in the industry in network performance, account support, service activity and billing assistance.

Network

Our network comprises a series of network assets that operate service platforms which enable us to create and deliver various protocol-based data and voice services in major business centers throughout the world. We monitor and provide surveillance utilizing a suite of operating support systems (“OSS”) to provision and maintain this network worldwide.

At the base of our network are subsea and terrestrial fiber-optic cables that connect North America, South America, Europe and a portion of the Asia/Pacific region, which we either own or hold under long-term indefeasible rights of use (“IRUs”) from other carriers. These fiber-optic assets and related equipment (the “GC Fiber Network”) provide seamless, broadband connectivity to 28 countries through a combination of subsea cables, national and international networks and metropolitan networks.

In addition to the GC Fiber Network, we own network switching and routing equipment that provides us with the ability to monitor and manage traffic over fiber-optic assets leased by us on a non-IRU basis. We refer to these portions of our network, together with the GC Fiber Network, as the “Core Network.”

The Core Network has approximately 800 points of presence (“POPs”) in over 300 cities throughout the world (“Regional POPs”). As described below, over 500 of these Regional POPs are located on the GC Fiber Network and house transmission add/drop multiplex equipment (devices similar to routers that can add or drop signals) that we own (“GC Fiber Regional POPs”). The remaining Regional POPs are located on leased transmission facilities.

The North American network portion of the GC Fiber Network comprises approximately 18,000 route miles of fiber in the U.S. and Canada, most of which consists of IRUs in fibers purchased from other carriers. It has approximately 170 GC Fiber Regional POPs, 20 integrated service platform sites, three subsea cable landing stations and five primary international voice gateway sites. The North American network carries voice, data and private line services over our IP, SONET (synchronous optical network), and ATM backbones, all traversing 2.5 and 10 Gbps dense wavelength division multiplexing (“DWDM”) transmission systems. IP, SONET and ATM are methods of sending audio, video and computer data at the same time over one high-speed digital line. DWDM technology makes it possible to simultaneously transmit data at more than one wavelength, thereby allowing the transmission of multiple signals through the same fiber at different wavelengths.

The European network portion of the GC Fiber Network (excluding the U.K.) comprises over 14,000 route miles of fiber in the western region of the continent, most of which is contained in cable that we own on an IRU basis. This network has approximately 70 GC Fiber Regional POPs, six cable landing stations, and two international voice and three international data gateway sites. The European network carries voice, data and private line services over our IP, SDH (synchronous digital hierarchy, which is a transmission format similar to SONET) and ATM backbones, all traversing 2.5 and 10 Gbps DWDM transmission systems.

The Global Crossing U.K. network portion of the GC Fiber Network comprises approximately 6,600 route miles of fiber, approximately 60% of which is owned by us. This network has approximately 270 GC Fiber Regional POPs, approximately 160 of which interconnect to local network providers. Approximately 80% of the fiber cable runs in troughs along the U.K. rail system. The Global Crossing U.K. network carries voice, data and private line services over IP and ATM/Frame Relay backbones, all traversing DWDM and SDH transmission systems. The network reaches within two kilometers of 51% of U.K. central business delivery addresses tracked by Royal Mail.

The subsea network portion of the GC Fiber Network comprises six fiber-optic cable systems owned by us: Atlantic Crossing-1 (“AC-1”), Atlantic Crossing-2 (“AC-2”), Mid-Atlantic Crossing (“MAC”), South American Crossing (“SAC”), Pan American Crossing (“PAC”) and a 340 route mile system connecting the U.K. and Ireland. SAC is integrated with an approximately 1,500 mile terrestrial route connecting Argentina and Chile, and PAC is integrated with a 2,300 mile terrestrial ring route (including associated backhaul) within Mexico. In the aggregate, these systems span approximately 39,000 route miles and have approximately 30 landing points on three continents: North America, South America and Europe. These are all two or four fiber strand pair cables equipped with 10 Gbps DWDM transmission systems. AC-2 consists of two fiber strand pairs in a cable containing four fiber strand pairs that was co-built with Level 3 Communications, Inc. These systems include 14 GC Fiber Regional POPs in the Latin America and Caribbean regions.

Our network assets in the Asia/Pacific region and those connecting the U.S. to this region include both IRUs and leased circuits on multiple subsea systems. We operate Regional POPs in Hong Kong, Tokyo, Singapore and Sydney. Each of these POPs supports Internet access, IP VPN, ATM and Frame Relay services, with Hong Kong also supporting VoIP services. Our Core Network includes IRUs and leases of trans-Pacific capacity on the PC-1 fiber-optic cable system, which is owned by Pacific Crossing Limited (“PCL”).

Our IP network comprises a service layer running on the Core Network and utilizes a single Autonomous System Number (“ASN”). We have approximately 80 distinct IP hubs, approximately 30 of which contain a VoIP presence and approximately 40 of which have public or private peering interconnects. The single ASN implies a greater degree of integration than that which exists in a multiple ASN system. Having a global ASN allows us to deploy certain technologies, such as MultiProtocol Label Switching (“MPLS”), more quickly and on a global basis. It also provides our international customers with a more global appearance in the global Internet routing table.

Our IP network utilizes a MPLS Cisco core with a mixture of Cisco and Juniper devices at the edge of the network. We are also in the process of deploying Juniper T640 routers in the IP network core. The network is considered a Tier 1 backbone and is quality-of-service enabled, which allows different types of data to be assigned different priorities, such that, for example, voice can always have priority over IP VPN and Internet traffic. The network carries approximately 170 Gbps of total IP traffic, of which 1.7 Gbps is IP VPN and 10 Gbps is voice traffic, representing approximately 2.5 billion minutes of VoIP per month, or approximately half of all our voice minutes. Our VoIP platform is fully interoperable with our TDM network.

We operate our Core Network from three primary network operations centers. The Global Network Operations Center in London manages our subsea cable systems and our European and Global Crossing U.K. networks. The North America Network Operations Center, located in Southfield, Michigan, manages the global voice network and the North American transport network. The Global Data Services Network Operating Center, located in Phoenix, Arizona, manages the global IP and Frame Relay/ATM networks. In addition, we have a small network operating center in New York City that provides redundant IP and ATM network management capability.

Together with those locations connected directly by the Core Network, through network to network interface agreements with other service providers, we deliver services to more than 600 cities in more than 60 countries worldwide.

Recent Developments

Extension of Core Network to Costa Rica

On May 4, 2006, we announced plans to extend our network to Costa Rica. Through the extension of our Pan American Crossing (PAC) system, which runs along the west coast of Central America from Panama to Los Angeles, at the Unquí cable landing point in Esterillos, Costa Rica will gain direct access to our global network. The project requires additional governmental approval, and construction is expected to be completed as early as fourth quarter 2007.

New Working Capital Facility

On May 10, 2006, we, through certain of our U.S. subsidiaries (the “Working Capital Facility Borrowers”), entered into a $55 million working capital facility (the “Working Capital Facility”) with Bank of America, N.A. (the “Agent”) and other lenders participating from time to time. The Working Capital Facility, which expires on May 9, 2009, provides for a secured revolving line of credit of up to $55 million, including $25 million available for commercial letters of credit; provided, that the availability is limited to $35 million until certain financial tests are met. Initial advances under the facility are subject to certain state regulatory approvals, which are expected in the course of the next four to five months, and to customary closing conditions. The Working Capital Facility Borrowers can borrow up to (i) 85% of their eligible billed accounts receivable and (ii) 60% of their eligible unbilled accounts receivable (not to exceed $25 million in unbilled accounts receivable), to the extent the aggregate of such amounts exceed a $20 million availability block and other reserve amounts that may be set aside by the Agent. Facility fees and other fees are payable for the duration of the facility. Borrowings under the Working Capital Facility will be used for commercial letters of credit up to $25 million and to fund our ongoing working capital requirements including operating losses, debt service and capital expenditures. The interest rates available under the Working Capital Facility effectively allow for borrowing at rates equal to LIBOR plus 2.5% to 3.0% or lender’s prime rate plus 1.0% to 1.5%. The actual margin will depend upon our consolidated unrestricted cash and the availability under the facility. The Working Capital Facility Borrowers’ obligations under the Working Capital Facility are secured by (i) guarantees from substantially all of our North American subsidiaries (the “Working Capital Guarantors”), (ii) a pledge of the Working Capital Facility Borrowers’ and Working Capital Facility Guarantors’ outstanding common shares, and (iii) a first lien on accounts receivable and other assets of the Working Capital Facility Borrowers and Working Capital Facility Guarantors, subject to an intercreditor agreement with the trustee under the indenture relating to our 4.7% Senior Secured Mandatory Convertible Notes due 2008 (the “mandatory convertible notes”). The Working Capital Facility includes, among other things, certain financial covenants applicable to the Working Capital Facility Borrowers and Working Capital Facility Guarantors. The Working Capital Facility can be terminated by us at any time without penalty and can be terminated by the lenders ninety days prior to the maturity of such mandatory convertible notes if the lenders have not received reasonable assurance that such mandatory convertible notes will convert to equity. As required by the terms of the restructuring agreement among us and certain subsidiaries of ST Telemedia dated October 8, 2004, we will pay a consent fee of $1 million to an ST Telemedia subsidiary in connection with such subsidiary’s execution of the intercreditor agreement and resultant subordination of its security interest in the collateral which also secures the Working Capital Facility.

ST Telemedia

As of April 28, 2006 ST Telemedia (together with its affiliates) beneficially owned 68.6% of our common stock (including the common shares into which their mandatory convertible notes and 2.0% Cumulative Senior Preferred Shares (the “senior preferred shares”) are immediately convertible). STT Crossing (a wholly-owned subsidiary of ST Telemedia) is purchasing 6,226,145 shares of our common stock in the concurrent offering, which is sufficient to result in its ownership of our voting securities (taking into account our common stock and our senior preferred shares) declining to no less than 51% (after giving effect to expected future dilution due to certain issuances of shares anticipated under our stock incentive plan and certain transfers of shares anticipated under ST Telemedia’s stock option plan).

Completion of this offering and of the concurrent offering requires the approval from STT Crossing which we have secured. In connection with its approval, STT Crossing has waived its ability to convert, and our requirement to reserve common shares issuable upon conversion of, the senior preferred shares and the mandatory convertible notes until the earlier of the increase in authorized capital at our 2006 annual general meeting of shareholders or July 31, 2006. STT Crossing has irrevocably committed to vote in favor of the proposed share increase at such annual general meeting.

The Registration Rights Agreement dated December 9, 2003 between us and STT Crossing has been amended to extend the registration rights granted to STT Crossing thereunder to cover the shares of common stock that STT Crossing and/or its affiliates is acquiring in the concurrent offering of common stock. Under such agreement, STT Crossing and its affiliates may cause us to register shares of common stock held by them at any time.

In connection with a facility agreement entered into by STT Communications Ltd (an affiliate of STT Crossing) in December 2004, as amended and supplemented, STT Crossing pledged 5,800,000 shares of our common stock and 5,800,000 shares of our senior preferred shares, in each case presently owned by STT Crossing, to secure the funds borrowed under the facility agreement. We could experience a change in control if the lender were to foreclose on such shares in the event of a default under such facility agreement.

Organizational Structure

We set forth in the diagram below a simplified corporate organizational chart for us and our shareholders.

(*)	Indirect ownership.

(1)	ST Telemedia, a Singapore company and our controlling shareholder, is in the business of media and telecommunications services investment holdings and management services. As of April 28, 2006, STT Crossing, a wholly-owned subsidiary of ST Telemedia, owned 6,567,900 common shares and 18,000,000 senior preferred shares of our company. STT Crossing also holds $250.0 million principal amount of mandatory convertible notes issued by us. Pursuant to provisions of the mandatory convertible notes indenture, STT Crossing has, as of April 28, 2006, the immediate right to convert the mandatory convertible notes into 14,311,517 of our common shares. In connection with its approval of this and the concurrent offering, STT Crossing has waived its ability to convert, and our requirement to reserve common shares issuable upon conversion of, our senior preferred shares and mandatory convertible notes until the earlier of the increase in authorized capital at our 2006 annual general meeting of shareholders or July 31, 2006. As of April 28, 2006 ST Telemedia (together with its affiliates) beneficially owned 68.6% of our common stock (including the common shares into which the mandatory convertible notes and senior preferred shares are immediately convertible).

The Offering

The following is a summary of some of the terms of the notes offered hereby. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Global Crossing Limited.

Securities Offered	$125,000,000 principal amount of 5.0% Convertible Senior Notes due 2011.

Option to Purchase Additional Securities

To the extent the underwriters sell more than $125,000,000 in principal amount of notes, the underwriters will have the option to purchase up to an additional $18,750,000 in principal amount of notes to cover such sales.

Interest	The notes will bear interest at an annual rate of 5.0%. Interest is payable on May 15 and November 15 of each year, beginning on November 15, 2006.

Maturity Date	May 15, 2011, unless earlier redeemed, repurchased or converted.

Ranking

The notes will be our general unsecured obligations, except as described under “Description of the Notes—Coupon Collateralization,” and will rank pari passu in right of payment with any other senior indebtedness of ours, except to the extent of the value of any collateral securing such indebtedness.

The notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries. In addition, the notes are effectively subordinated to all of our present and future secured debt to the extent of the value of any collateral securing such indebtedness.

Coupon Collateralization

We have entered into a pledge agreement with Wells Fargo Bank, N.A., as trustee and securities intermediary, pursuant to which we will purchase and pledge to the trustee, as security for the notes and for the exclusive benefit of the holders of the notes, a portfolio costing approximately $17.0 million (or approximately $19.6 million assuming the underwriters exercise in full their option to purchase additional shares) of U.S. treasury securities selected by us. This treasury portfolio will consist of principal or interest strips of U.S. treasury securities that mature on or prior to the business day immediately preceding each of the first six interest payment dates for the notes in such amounts as will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payments in full of the first six scheduled interest payments on the notes when due. In limited circumstances involving an event of default under the notes, the pledged U.S. treasury securities and the pledge account will also secure the repayment of the principal amount of the notes.

The notes will otherwise not be secured.

Conversion Rate

The notes may be converted into shares of our common stock, initially at a conversion rate of 43.5161 shares of our common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $22.98 per share) prior to maturity, unless earlier redeemed or repurchased.

Net Share Settlement

At any time prior to maturity, we may unilaterally and irrevocably elect to settle our conversion obligation in cash and, if applicable, shares of our common stock. If we make such an election, and you surrender your notes for conversion, you will receive, for each $1,000 principal amount of notes: (i) an amount of cash equal to the lesser of (a) the principal amount of each note, or (b) the conversion value (calculated as described in this prospectus supplement) of each note, and (ii) a number of shares of our common stock (the “residual value shares”) equal to the sum of the daily trading share amounts (calculated as described in this prospectus supplement) for each of the 20 consecutive trading days in the applicable conversion reference period (as described in this prospectus supplement).

We may elect to pay cash to holders of notes surrendered for conversion in lieu of all or a portion of the residual value shares issuable upon conversion of such notes.

See “Description of the Notes—Net Share Settlement.”

Optional Redemption

Prior to May 20, 2009, we cannot redeem the notes at our option. At any time on or after May 20, 2009, we may redeem some or all of the notes at any time for cash at the redemption prices specified in this prospectus supplement, plus accrued and unpaid interest up to but not including the date of redemption.

Payment of Additional Amounts

All payments in respect of the notes will be made free and clear of and without deduction or withholding for or on account of any present or future taxes, duties, assessments, fees or other governmental charges imposed or levied by a taxing authority, unless such withholding or deduction is required by law. If any such deduction or withholding will at any time be required by any taxing authority, we will, subject to certain exceptions, pay to each holder of notes as additional interest, those additional amounts as may be necessary in order that the net amounts paid to such holder of the notes after that deduction or withholding, will be not less than the amount specified in those notes to which that holder is entitled.

Sinking Fund	None.

Repurchase at Option of Holder Upon a Fundamental Change

If we undergo a fundamental change (as defined under “Description of the Notes—Repurchase at Option of the Holder Upon a Fundamental Change”), holders will, subject to certain exceptions, have the right, at their option, to require us to purchase for cash any or all of their notes at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to but not including the fundamental change repurchase date.

Adjustment to Conversion Rate Upon a Fundamental Change

If a holder elects to convert notes in connection with a specified fundamental change, we will in certain circumstances increase the conversion rate by a specified number of additional shares, depending on the price paid per share for our common stock in such fundamental change transaction, as described under “Description of the Notes—Adjustment to Conversion Rate Upon a Fundamental Change.”

Concurrent Offering of Common Stock

Concurrently with this offering, we are offering by means of a separate prospectus supplement 12,000,000 shares of our common stock (or 13,800,000 shares if the underwriters exercise in full their option to purchase additional shares).

The consummation of this offering is not conditioned upon the concurrent consummation of the offering of the common stock and vice versa.

ST Telemedia

As of April 28, 2006 ST Telemedia (together with its affiliates) beneficially owned 68.6% of our common stock (including the common shares into which the mandatory convertible notes and senior preferred shares are immediately convertible). STT Crossing (a wholly-owned subsidiary of ST Telemedia) is purchasing 6,226,145 shares of our common stock in the concurrent offering, which is sufficient to result in its ownership of our voting securities (taking into account our common stock and our senior preferred shares) declining to no less than 51% (after giving effect to expected future dilution due to certain issuances of shares anticipated under our stock incentive plan and certain transfers of shares anticipated under ST Telemedia’s stock option plan).

Completion of this offering and of the concurrent offering requires the approval of STT Crossing which we have secured. In connection with its approval, STT Crossing has waived its ability to convert, and our requirement to reserve common shares issuable upon conversion of, the senior preferred shares and the mandatory convertible notes until the earlier of the increase in authorized capital at our 2006 annual general meeting of shareholders or July 31, 2006. STT Crossing has irrevocably committed to vote in favor of the proposed share increase at such annual general meeting.

The Registration Rights Agreement dated December 9, 2003 between us and STT Crossing has been amended to extend the registration rights granted to STT Crossing thereunder to cover the shares of common stock that STT Crossing and/or its affiliates is acquiring in the concurrent offering of common stock. Under such agreement, STT Crossing and its affiliates may cause us to register shares of common stock held by them at any time.

In connection with a facility agreement entered into by STT Communications Ltd (an affiliate of STT Crossing) in December 2004, as amended and supplemented, STT Crossing pledged 5,800,000 shares of our common stock and 5,800,000 of our senior preferred shares, in each case owned by STT Crossing, to secure the funds borrowed under the facility agreement. We could experience a change in control if the lender were to foreclose on such shares in the event of a default under such facility agreement.

Use of Proceeds

We estimate that our net cash proceeds from this offering and the concurrent offering will be approximately $120.7 million and $232.5 million, respectively, after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to use the net cash proceeds from this offering, together with net proceeds from our concurrent offering of common stock for general corporate purposes, which may include the acquisition of assets or businesses that are complementary to our existing business, as well as to purchase a portfolio of U.S. treasury securities to fund the first six interest payments on the notes, and to pay related fees and expenses of the offerings.

Listing	Our common stock is traded on the Nasdaq National Market under the symbol “GLBC.”

Risk Factors

Investment in the notes involves risks. You should carefully consider the information under “Risk Factors” and all other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus before investing in the notes.

Additional Information

Global Crossing Limited is an exempted company with limited liability formed under the laws of Bermuda. Our executive and registered offices are located at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our telephone number is (441) 296-8600. We maintain a website at http://www.globalcrossing.com. Information contained on our website does not constitute a part of this prospectus supplement and is not incorporated by reference herein.

Summary Consolidated Financial and Other Data

Global Crossing Limited was formed as an exempted company with limited liability under the laws of Bermuda in 2003. Global Crossing Limited is the successor to Global Crossing Ltd., a company formed under the laws of Bermuda in 1997 (“Old GCL”) which, together with a number of its subsidiaries (collectively, the “GC Debtors”), emerged from bankruptcy reorganization proceedings on December 9, 2003. References below in respect of time periods on or prior to December 9, 2003 mean Old GCL and its subsidiaries (collectively, the “Predecessor”), while such references in respect of time periods after December 9, 2003 mean Global Crossing Limited and its subsidiaries (collectively, the “Successor”).

The table below presents selected consolidated financial data of Global Crossing Limited as of and for the three months ended March 31, 2006 and 2005 and as of and for the three years ended December 31, 2005. The historical financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, and the periods from December 10 to December 31, 2003 and January 1 to December 9, 2003, have been derived from the historical consolidated financial statements presented in our Annual Report on Form 10-K for the year ended December 31, 2005, included herein, and should be read in conjunction with such consolidated financial statements and accompanying notes.

The consolidated financial statements of Predecessor for the period from January 1 to December 9, 2003 were prepared while we were still involved in chapter 11 proceedings and, accordingly, were prepared in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). As a result, the selected historical financial data for such periods do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that would have resulted if Predecessor were deemed not to have been continuing as a going concern.

Upon emergence from bankruptcy on December 9, 2003 (the “Effective Date”), we adopted fresh start accounting and reporting, which resulted in material adjustments to the historical carrying amounts of our assets and liabilities (see Note 15, “Fresh Start Accounting and Reorganization Items,” to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, included herein). As a result, the historical financial data of Predecessor may not be entirely comparable to the historical financial data of Successor and may be of limited value in evaluating our financial and operating prospects in the future.

	Successor					Predecessor
	Three Months Ended March 31,		Year Ended December 31,		December 10 to December 31,	January 1 to December 9,
	2006	2005	2005	2004	2003	2003
	(in millions, except share and per share information)
Statements of operations data:
Revenues	$456	$526	$1,968	$2,487	$164	$2,599
Cost of revenue	(401)	(437)	(1,676)	(2,200)	(142)	(2,307)
Selling, general and administrative expenses	(100)	(117)	(412)	(416)	(32)	(367)
Depreciation and amortization	(37)	(37)	(142)	(164)	(8)	(138)
Operating loss	(82)	(65)	(262)	(293)	(18)	(213)
Interest expense	(23)	(24)	(99)	(45)	(3)	(13)
Reorganization items, net	—	—	—	—	—	(124)
Gain on settlement of liabilities subject to compromise and recapitalization	—	—	—	—	—	23,076
Gain from fresh start adjustments	—	—	—	—	—	1,109
Provision for income taxes	(12)	(9)	(63)	(56)	(1)	(5)
Income (loss) from continuing operations	(108)	(106)	(363)	(311)	(19)	23,887
Income (loss) from discontinued operations, net	—	—	9	(25)	8	852
Income (loss) applicable to common shareholders	(109)	(107)	(358)	(340)	(11)	24,739
Income (loss) per common share, basic:
Income (loss) from continuing operations applicable to common shareholders, basic	$(4.75)	$(4.82)	$(16.34)	$(14.31)	$(0.86)	$26.26

Income (loss) applicable to common shareholders, basic	$(4.75)	$(4.82)	$(15.94)	$(15.45)	$(0.50)	$27.20

Shares used in computing basic income (loss) per share	22,946,732	22,218,468	22,466,180	22,002,858	22,000,000	909,413,046

Income (loss) per common share, diluted:
Income (loss) from continuing operations applicable to common shareholders, diluted	$(4.75)	$(4.82)	$(16.34)	$(14.31)	$(0.86)	$25.08

Income (loss) applicable to common shareholders, diluted	$(4.75)	$(4.82)	$(15.94)	$(15.45)	$(0.50)	$25.97

Shares used in computing diluted income (loss) per share	22,946,732	22,218,468	22,466,180	22,002,858	22,000,000	952,459,514

Cash flow data:
Net cash provided by (used in) operating activities	$(56)	$(54)	$(122)	$(185)	$(73)	$(351)
Net cash provided by (used in) investing activities	(12)	(29)	(4)	(64)	(5)	(148)
Net cash provided by (used in) operating activities	(3)	(3)	(15)	411	(2)	436

	Successor
	March 31, 2006	December 31,
		2005	2004
	(in millions)
Balance sheet data:
Cash and cash equivalents	$154	$224	$365
Working capital	(336)	(259)	(57)
Property and equipment, net	966	963	1,065
Goodwill and intangibles, net	—	—	14
Total assets	1,512	1,590	1,928
Current portion of long-term debt	31	26	4
Long-term debt	622	623	648
Total shareholders’ equity (deficit)	$(256)	$(173)	$51

In reading the above selected historical financial data, please note the following:

•	We implemented “fresh start” accounting in accordance with SOP 90-7, upon emergence from bankruptcy on December 9, 2003. Fresh start accounting required us to allocate the reorganization value to its assets and liabilities based upon their estimated fair values. Adopting fresh start accounting has resulted in material adjustments to the historical carrying amount of our assets and liabilities. We engaged an independent appraiser to assist in the allocation of the reorganization value and in determining the fair market value of our property and equipment and intangible assets. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions. Adopting fresh start accounting rules resulted in the recording of a $23.934 billion gain on settlement of liabilities subject to compromise and recapitalization ($858 million related to Global Marine, our former subsidiary engaged in the subsea cable installation and maintenance business, is included in discontinued operations) as well as a $1.100 billion gain relating to other fresh start adjustments (a $9 million loss from fresh start adjustments related to Global Marine is included in discontinued operations). See Note 15, Fresh Start Accounting and Reorganization Items, to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 included herein, for a complete description of the fresh start accounting impacts on our Effective Date balance sheet.

•	The consolidated statement of operations data for all periods presented reflects the results of the incumbent local exchange carrier (“ILEC”), GlobalCenter, IPC Information Systems, Inc. (our former subsidiary engaged in the business of designing, manufacturing, installing and servicing turret systems, which provide desktop access to time-sensitive voice communications and data for the financial services community (“IPC”)), Asia Global Crossing (including PCL and the Asian operations of IXnet), Global Marine, and SBSS businesses as discontinued operations. The ILEC business was sold on June 29, 2001 to Citizens Communications, Inc. for cash proceeds of $3.369 billion, resulting in an after-tax loss of approximately $206 million; GlobalCenter was sold to Exodus Communications, Inc. for 108.15 million shares valued at $1.918 billion on January 11, 2001, resulting in a deferred gain of $126 million amortizable over the 10 year life of a network services agreement between us and Exodus; IPC was sold to Goldman Sachs Capital Partners, Inc. for cash proceeds of $300.5 million on December 20, 2001, representing a loss of $120 million; Asia Global Crossing, a 58.9% owned subsidiary, was abandoned on November 17, 2003 upon its filing for bankruptcy and our effective loss of control with no corresponding proceeds or outflow, representing a gain of $1.184 billion. In 2004 Global Marine was sold for consideration of $1 million, resulting in no gain on the sale. In 2005 we completed the transfer of its interest in SBSS for consideration of $14 million, resulting in a gain of $8 million on the sale. The 2001 discontinued operating results of Asia Global Crossing includes impairment charges of $2.399 billion and $450 million in accordance with the provisions of SFAS No. 121 and APB No. 18, respectively.

•	Restructuring efforts from August 2001 through December 31, 2005 resulted in more than 5,700 employee terminations and the closing of 257 sites. Restructuring charges of $18 million, $15 million and $41 million are reflected in the results from operations above in 2005, 2004 and 2003, respectively. The 2005 and 2004 charges are included in selling, general and administrative expenses. The 2003 charges are recorded as reorganization items as required under SOP 90-7. See further discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005 included herein.

•	We raised significant capital (both equity and debt) during the year ended December 31, 2001. All outstanding common and preferred stock of Predecessor was canceled upon our emergence from bankruptcy. In addition, all outstanding indebtedness of the GC Debtors, including debt under our $2.25 billion senior secured corporate credit facility was canceled. Our wholly-owned subsidiary, GCNAH, issued $200 million principal amount of 11% senior secured notes (the “Exit Notes”) to ST Telemedia upon emergence from bankruptcy, which notes were subsequently transferred to a subsidiary of ST Telemedia. The Exit Notes were refinanced on December 23, 2004.

RISK FACTORS

The following is a description of risk factors related to the offering of the notes an investor should consider. For other risk factors more generally related to our business and industry, please see our Annual Report on Form 10-K for the year ended December 31, 2005, included herein.

Risks Related to the Notes and Our Common Stock

We will require a significant amount of cash to service our indebtedness. We may not be able to meet our debt obligations, including these notes, without significant cash flows from our subsidiaries.

As a holding company, all of our revenues are generated by our subsidiaries and substantially all of our assets are owned by our subsidiaries. As a result, we are dependent upon dividends and inter-company transfers of funds from our subsidiaries to meet our debt service and other payment obligations. See “Risk Factors—Our international corporate structure limits the availability of our consolidated cash resources for intercompany funding purposes and reduces our financial restructuring flexibility” in our Annual Report on Form 10-K for the year ended December 31, 2005, included herein.

Our subsidiaries are not guaranteeing the notes. The notes will be structurally subordinated to all future liabilities of, and the claims of creditors and others against, our non-guarantor subsidiaries. This may affect your ability to receive payments on the notes.

The notes will not be guaranteed by any of our subsidiaries. The notes will be structurally subordinated to all existing and future liabilities, including trade payables, of our non-guarantor subsidiaries, and the claims of creditors of our non-guarantor subsidiaries, including trade creditors, will have priority as to the assets and cash flows of our non-guarantor subsidiaries.

Our subsidiaries are distinct legal entities. In the event of an insolvency, liquidation, dissolution, reorganization or similar proceeding of any of our non-guarantor subsidiaries, any creditors and each of these subsidiaries would be entitled to payment in full from that subsidiary’s assets and earnings before such assets and earnings may be distributed to us to service payments on the notes. Because the notes are not obligations of our non-guarantor subsidiaries, our rights to the assets of any of our non-guarantor subsidiaries upon liquidation or reorganization (and consequently the right of the note holders to participate in the distribution of the proceeds from those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.

In addition to incurring indebtedness as a result of the notes, we and our subsidiaries will still be able to incur substantially more indebtedness in the future pursuant to the indenture governing the notes. This could further exacerbate the risks associated with your ability to receive payments on the notes.

The documents governing our existing indebtedness contain covenants that restrict our financial and operational flexibility. See “Risk Factors—The covenants in our debt instruments restrict our financial and operational flexibility” in our Annual Report on Form 10-K for the year ended December 31, 2005, included herein. However, the indenture governing the notes does not prohibit or limit us or our subsidiaries from incurring additional indebtedness, including additional unsubordinated or secured indebtedness and other liabilities, or from pledging assets to secure such indebtedness and liabilities. In addition, pursuant to the indenture governing the notes, we may create one or more intermediate holding companies, which may incur indebtedness. The incurrence of additional indebtedness and, in particular, the granting of a security interest to secure the indebtedness could adversely affect our ability to pay our obligations on the notes if not restricted by the documents governing our existing indebtedness or if those restrictions are waived by the holders of such indebtedness. Under the terms of the notes we may transfer all or substantially all of our assets into a wholly-owned subsidiary. That subsidiary may incur debt which would be structurally senior to the notes being offered hereby and the debt may also be guaranteed by us.

The terms of any of our subsidiaries’ currently outstanding or future financing agreements may significantly restrict the ability of our subsidiaries to pay dividends to us.

The inability of our subsidiaries to make dividends and other payments to us could adversely affect our ability to pay our obligations on the notes. See “Risk Factors—The covenants in our debt instruments restrict our financial and operational flexibility” in our Annual Report on Form 10-K for the year ended December 31, 2005, included herein.

We may not be able to repurchase notes upon a fundamental change or to deliver cash in respect of note conversions following any net share settlement election.

Upon the occurrence of certain fundamental changes, you will have the right to require us to repurchase your notes at a purchase price in cash equal to 100% of the principal amount of your notes plus accrued and unpaid interest, if any. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. In addition, at any time prior to maturity of the notes, we have the option to unilaterally and irrevocably elect to settle our conversion obligations following such election in cash and, if applicable, shares of our common stock. In the event that we experience a fundamental change that results in us having to repurchase the notes offered hereby or are required to deliver cash in respect of note conversions following any net share settlement election, we may not have sufficient financial resources to satisfy all of our obligations under the notes and our other debt instruments. Our failure to make the fundamental change offer, to pay the fundamental change purchase price when due or to deliver cash in respect of note conversions following any net share settlement election would result in a default under the indenture governing the notes. In addition, the fundamental change feature of the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of the Notes—Repurchase of Notes at the Option of Holders Upon a Fundamental Change,” “—Consolidation, Merger and Sale of Assets” and “—Net Share Settlement.”

Your ability to sell the notes may be limited by the absence of an active trading market.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price of our shares of common stock, our performance and other factors.

We have no plans to list the notes on a securities exchange. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

You should consider the United States federal income tax consequences of owning the notes. Conversion of the notes into common stock may be fully taxable.

Investors should be aware that the conversion of notes into common stock may be fully taxable at the time of such conversion (or subject to alternative treatment different from that of conventional convertible debt instruments). These consequences may be materially different from the consequences that may be expected by investors in considering other convertible debt investments. Investors considering the purchase of notes are urged to consult with their own tax advisors concerning such consequences and the potential impact in their particular circumstances. Certain material United States federal and Bermuda income tax consequences of the purchase, ownership and disposition of the notes are summarized in this prospectus supplement under the heading “Material U.S. Federal Income Tax Consequences to U.S. Holders” and “Material Bermuda Tax Consequences.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution. In addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussions under the heading “Material U.S. Federal Income Tax Consequences to U.S. Holders” for more details.

Conversion of the notes may depress the trading price of our common stock.

The conversion of some or all of the notes and any sales in the public market of shares of common stock issuable upon such conversion could adversely affect the prevailing market price of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress our common stock price.

Before conversion, holders of the notes will not be entitled to any stockholder rights with respect to our common stock, but holders will be subject to all changes affecting our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders will be subject to all changes affecting the common stock. A holder will only be entitled to rights with respect to the common stock if and when we deliver shares of common stock to the holder upon conversion of its notes. For example, in the event that an amendment is proposed to our articles of incorporation or bye-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, the holders of the notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock and the approval rights under our senior preferred shares.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

If we issue additional shares of common stock, or securities exercisable for or convertible into common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes. We will have no obligation to consider the interests of the holders of notes in connection with any such issuance. Concurrently with this offering, we are offering 12,000,000 shares of our common stock in a public offering. The consummation of this offering is not conditioned upon the concurrent consummation of the offering of common stock and vice versa.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, among others, the issuance of stock or cash dividends on our common stock, stock splits, the issuance of certain rights or warrants to acquire shares of our common stock or securities convertible into shares of our common stock, the distribution of assets other than cash (including spin-offs), and certain tender or exchange offers. The conversion rate will not be adjusted for other events, such as an issuance of shares of common stock for cash, that may adversely affect the trading price of the notes or our common stock. We cannot assure you that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

We have a very substantial overhang of common stock and a majority shareholder that owns a substantial portion of common stock. Future sales of our common stock will cause substantial dilution and future acquisitions by our majority shareholder will decrease the liquidity of our common stock, each of which may negatively affect the market price of our shares, and therefore the market price of the notes.

There will be 36,367,830 shares of our common stock outstanding following the concurrent offering of common stock assuming the underwriters do not exercise their option to purchase additional shares. There will also be, as of March 31, 2006:

•	3,018,220 shares of common stock reserved for issuance upon the exercise of outstanding stock options and upon the vesting of unvested restricted stock units;

•	14,258,161 shares of common stock needed for issuance upon the conversion of our mandatory convertible notes including accrued interest;

•	18,000,000 shares of common stock needed for issuance upon the conversion of our outstanding convertible preferred stock; and

•	5,439,513 shares of common stock reserved for issuance upon conversion of the notes.

In connection with STT Crossing’s approval of this and the concurrent common stock offering, STT Crossing has waived its ability to convert, and our requirement to reserve common shares issuable upon conversion of, our convertible preferred shares and mandatory convertible notes until the earlier of the increase in authorized capital at our 2006 annual general meeting of shareholders or July 31, 2006. STT Crossing has also irrevocably committed to vote in favor of the proposed share increase at such annual general meeting.

After this and our concurrent offering are consummated, and assuming the underwriters do not exercise their option to purchase additional securities, we expect to have remaining under the shelf registration statement under which the offerings are being made approximately $135.0 million aggregate offering price of securities (all or a portion of which could be issued as common stock, or securities convertible into or exercisable for common stock). At our upcoming annual meeting, we are also seeking shareholder approval to increase the authorized share capital by 30.0 million shares of common stock. Certain holders of our securities have, and certain future holders are expected to be granted, rights to participate in or to require us to file registration statements with the SEC for resale of common stock.

In addition, as of April 28, 2006, STT Crossing, a wholly owned subsidiary of ST Telemedia, owned 6,567,900 common shares and 18,000,000 senior preferred shares of our company. STT Crossing also holds $250.0 million principal amount of mandatory convertible notes issued by us. Pursuant to provisions of the mandatory convertible notes indenture, STT Crossing has, as of

April 28, 2006, the immediate right to convert the mandatory convertible notes into 14,311,517 of our common shares. As of April 28, 2006 ST Telemedia (together with its affiliates) beneficially owned 68.6% of our common stock (including the common shares into which their mandatory convertible notes and senior preferred shares are immediately convertible).

We cannot predict the effect, if any, that future sales of shares of our common stock into the market, the availability of shares of common stock for future sale, or any acquisition of common shares by ST Telemedia and its affiliates will have on the market price of our common stock, and therefore the market price of the notes. Sales of substantial amounts of common stock (including shares issued upon the exercise of stock options and warrants or conversion of the convertible notes), the purchase of a substantial amount of common shares by our affiliates, or the perception that such sales or acquisitions could occur, may materially and adversely affect prevailing market prices for our common stock.

The market prices of our common stock and the notes may fluctuate.

The market prices of our common stock and the notes may fluctuate significantly for a number of reasons which include:

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

•	new laws or regulations or new interpretations of laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events; and

•	sales of common stock by our controlling shareholder or directors and executive officers.

In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry.

In addition to the factors described above, the price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity that we expect to develop involving our common stock as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

We emerged from bankruptcy on December 9, 2003 and our common stock was approved for listing on the Nasdaq National Market on January 22, 2004. Accordingly, there has been a limited trading history in our common stock and an active and liquid market may not continue in shares of our common stock. The liquidity of the market for shares of our common stock and the prices at which our stock trades will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in the securities and other factors beyond our control. Consequently, you bear the risk that the value of your investment in the notes will be negatively impacted if shares of our common stock do not trade at prices equal to or greater than the value of such common stock on the date you purchased the notes due to a lack of liquidity of our common stock or other factors.

Federal law generally prohibits more than 25% of our capital stock to be owned by foreign persons.

Ownership of our common stock is governed in part by the Communications Act of 1934, as amended. Other than ownership by ST Telemedia and its affiliates, foreign ownership of our capital stock (i.e., total equity interests held by non-U.S. persons) generally cannot exceed 25% without the prior approval of the Federal Communications Commission (“FCC”). We monitor the foreign ownership in our capital stock, and we could be subject to governmental penalties if trading in our capital stock resulted in foreign ownership in excess of 25% without prior FCC approval. If we are prevented by law from issuing common stock upon conversion of a given holder’s notes, we will settle any conversion by that holder in cash. The amount of cash that we will deliver will be the conversion value of the notes, determined as described in “Description of the Notes—Net Share Settlement” (even if we have not made a net share settlement election).

USE OF PROCEEDS

We estimate that our net cash proceeds from this offering and the concurrent offering will be approximately $120.7 million and $232.5 million, respectively after deducting underwriting discounts and commissions and estimated offering expenses.

Concurrently with this offering, we are offering 12,000,000 shares of our common stock in a public offering. See “Summary—The Offering—Concurrent Offering of Common Stock.” The consummation of this offering is not conditioned upon the concurrent consummation of the offering of the common stock and vice versa.

We intend to use the gross proceeds from this offering, together with the gross proceeds from our concurrent offering of common stock for general corporate purposes, which may include the acquisition of assets or businesses that are complementary to our existing business as well as to purchase a portfolio of U.S. treasury securities at a cost of $17.0 million (approximately $19.6 million if the underwriters exercise in full their option to purchase additional notes) to fund the first six interest payments on the convertible senior notes, and to pay related fees and expenses of the offerings.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated is as follows:

	Successor										Predecessor
	Three months ended				Year Ended								Year Ended
	March 31, 2006		March 31, 2005		December 31, 2005		December 31, 2004		December 10 to December 31, 2003		January 1 to December 9 2003		December 31, 2002		December 31, 2001
Ratio of earnings to fixed charges(1)	—	(2)	—	(3)	—	(4)	—	(5)	—	(6)	—	(7)	—	(8)	—	(9)

(1)	These computations include us and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, “earnings” is calculated by adding (i) income from continuing operations before income taxes and (ii) fixed charges for continuing operations (exclusive of preferred stock dividends). For purposes of calculating this ratio, fixed charges includes interest expense, capitalized interest, preferred dividends and one-third of rent expense, which is deemed to be representative of that portion of rental expense estimated to be attributable to interest. Income from continuing operations before income taxes for the period January 1 to December 9, 2003 excludes gain on settlement of liabilities subject to compromise and gain from fresh start adjustments of $23,076 million and $1,109 million, respectively.
(2)	Earnings were insufficient to cover fixed charges by $96 million for the three months ended March 31, 2006.
(3)	Earnings were insufficient to cover fixed charges by $97 million for the three months ended March 31, 2005.
(4)	Earnings were insufficient to cover fixed charges by $300 million for the year ended December 31, 2005.
(5)	Earnings were insufficient to cover fixed charges by $255 million for the year ended December 31, 2004.
(6)	Earnings were insufficient to cover fixed charges by $18 million for the period December 10 to December 31, 2003.
(7)	Earnings were insufficient to cover fixed charges by $293 million for the period January 1 to December 9, 2003.
(8)	Earnings were insufficient to cover fixed charges by $422 million for the year ended December 31, 2002.
(9)	Earnings were insufficient to cover fixed charges by $21,648 million for the year ended December 31, 2001.

PRICE RANGE OF GLBC COMMON STOCK AND DIVIDEND POLICY

On December 9, 2003 (the effective date of our bankruptcy reorganization), our common shares were distributed to ST Telemedia and pre-petition creditors. Such shares traded on the over-the-counter market from December 10, 2003 through January 22, 2004, the date they were accepted for quotation on the Nasdaq National Market. Such shares continue to be quoted on the Nasdaq National Market on the date of this prospectus supplement under the symbol “GLBC.”

The table below sets forth, on a per share basis for the periods indicated, the intra-day high and low sales prices for our common shares as reported by the Nasdaq National Market for each quarter of 2004 and 2005 and the first quarter of 2006.

	High	Low
First Quarter 2004	$35.75	$12.25
Second Quarter 2004	$20.97	$6.40
Third Quarter 2004	$19.88	$11.67
Fourth Quarter 2004	$18.63	$11.62

First Quarter 2005	$25.41	$14.27
Second Quarter 2005	$17.31	$11.17
Third Quarter 2005	$21.00	$14.20
Fourth Quarter 2005	$18.00	$12.60

First Quarter 2006	$28.15	$15.00
Second Quarter 2006 (through May 23, 2006)	$28.32	$18.63

On May 23, 2006 the last reported sale price of our common stock on the Nasdaq National Market was $19.15 per share. As of May 23, 2006, there were approximately 134 holders of record of our common stock.

Dividend Policy

We have not declared or paid dividends on our common stock, and we do not expect to do so for the foreseeable future. The payment of future dividends, if any, will be at the discretion of our board of directors and will depend upon, among other things, our liquidity, our operations, capital requirements and surplus, general financial condition, contractual restrictions (including the preferential cumulative dividend rights of the holders of our preferred shares), restrictions under Bermuda law, and such other factors as our board of directors may deem relevant. In addition, covenants in our financing agreements significantly restrict our ability to pay cash dividends on our capital stock and also restrict the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2006:

•	on an actual basis; and

•	as adjusted to give effect to our issuance of $125.0 million in aggregate principal amount of the notes in this offering and 12,000,000 shares of our common stock at an offering price of $20.00 per share in the concurrent offering.

The table assumes that the underwriters’ options to purchase additional securities related to this offering and the concurrent offering of common stock are not exercised. The table excludes (as of March 31, 2006):

•	3,018,220 shares of common stock reserved for issuance upon the exercise of outstanding stock options and warrants and upon the vesting of unvested restricted stock units;

•	14,258,161 shares of common stock reserved for issuance upon the conversion of our mandatory outstanding convertible notes including accrued interest;

•	18,000,000 shares of common stock reserved for issuance upon the conversion of our outstanding convertible preferred stock; and

•	5,439,513 shares of common stock reserved for issuance upon conversion of the notes.

	As of March 31, 2006
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(a)	$154	$490

Long-term debt, including current portion:
GCUK senior secured notes	$384	$384
Mandatory convertible notes with controlling shareholder	262	262
5.0% Senior Convertible Notes due 2011 offered hereby	—	125
Other	12	12
Less: unamortized discount on GCUK senior secured notes	(5)	(5)

Total long-term debt, including current portion	$653	$778

Shareholders’ deficit:
Common stock, 55,000,000 shares authorized, $.01 par value, 24,367,830 and 36,367,830 shares issued and outstanding as of March 31, 2006 and as adjusted, respectively	—	$—
Preferred stock with controlling shareholder, 45,000,000 shares authorized, $.10 par value, 18,000,000 shares issued and outstanding as of March 31, 2006 and as adjusted, respectively	$2	2
Additional paid-in capital	561	794
Accumulated other comprehensive loss	(10)	(10)
Accumulated deficit	(809)	(809)

Total shareholders’ deficit	(256)	(23)

Total capitalization	$397	$755

(a)	These amounts reflect that ST Telemedia is purchasing 6,226,145 common shares in the concurrent offering. Common shares purchased by ST Telemedia are not subject to the payment of underwriting discounts.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture dated as of May 18, 2006, as supplemented by a supplemental indenture to be dated as of May 30, 2006 (together, the “indenture”), between us and Wells Fargo Bank, N.A. (the “trustee”). The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture, the notes and the pledge agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as a holder of the notes. A copy of each of those documents will be filed by us with the SEC and will be available as described under the heading “Where You Can Find More Information” in the prospectus accompanying this prospectus supplement. As used in this “Description of the Notes” section, references to “Global Crossing,” “we,” “our” or “us” refer solely to Global Crossing Limited and not to our subsidiaries.

Brief Description of the Notes

The notes will be:

•	our general unsecured obligations, except as described under “—Coupon Collateralization;”

•	pari passu in right of payment with any other senior indebtedness of ours (except to the extent of the value of any collateral securing such indebtedness);

•	senior in right of payment to any future indebtedness that is contractually subordinated to the notes;

•	structurally subordinated to all present and future indebtedness and other obligations of our subsidiaries; and

•	effectively subordinated to all of our present or future secured indebtedness to the extent of the value of the collateral securing such indebtedness, except as described under “—Coupon Collateralization.”

General

The notes are convertible prior to maturity at the election of the holder (unless earlier redeemed or repurchased) into shares of our common stock at the initial conversion rate of 43.5161 shares of our common stock per $1,000 in principal amount of notes, which is equal to an initial conversion price of approximately $22.98 per share, as described under “— Conversion of Notes.” At any time prior to maturity of the notes, we have the option to unilaterally and irrevocably elect to settle our conversion obligations following such election in cash and, if applicable, shares of our common stock, as described under “—Net Share Settlement.”

We are offering $125,000,000 in aggregate principal amount of notes ($143,750,000 aggregate principal amount if the underwriters’ option to purchase additional notes is exercised in full). We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any of these additional notes will, together with the notes offered hereby, constitute a single series of notes under the indenture. Holders of such additional notes will have the right to vote together with holders of notes offered hereby as one class. The notes will be issued only in denominations of integral multiples of $1,000. The notes will mature on May 15, 2011, unless earlier redeemed at our option or converted by you or repurchased by us at your option upon a fundamental change or in open market repurchases. Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, granting liens, selling assets or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Global Crossing, except to the extent described under “—Repurchase at Option of the Holder Upon a Fundamental Change.”

The notes will bear interest at the annual rate of 5.0% commencing on the date of issuance. Interest will be payable on May 15 and November 15 of each year, beginning November 15, 2006, subject to limited exceptions if the notes are redeemed, converted or repurchased. The record dates for the payment of interest will be May 1 and November 1. We will not, however, pay accrued interest on any notes that are converted except under the limited circumstances described under “—Conversion Procedures.”

We may, at our option, pay interest on the notes by check mailed to the holders. However, beneficial owners of notes issued in global form will be paid by wire transfer in immediately available funds in accordance with DTC’s settlement procedures, and a holder of certificated notes with an aggregate principal amount in excess of $2.0 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the notes will accrue and be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day that is not a business day until the following business day. The payment made on the following business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book entry form, without coupons, and will be represented by one or more global notes.

There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges as described under “—Conversion Procedures.”

Conversion of Notes

You may convert all or any portion of the principal amount of your notes in integral multiples of $1,000 at any time on or prior to the close of business on the maturity date, unless the notes have been previously redeemed or repurchased. The conversion rate is initially 43.5161 shares of our common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $22.98 per share).

The conversion rate in effect at any given time is referred to in this prospectus supplement as the “applicable conversion rate” and will be subject to adjustments as described below under “—Anti-Dilution Adjustments” and “—Adjustment to Conversion Rate Upon a Fundamental Change,” but will not be adjusted for accrued interest. The “applicable conversion price” at any given time is equal to the principal amount of a $1,000 note divided by the applicable conversion rate.

If you have submitted your notes for repurchase upon a fundamental change, you may only convert your notes if you withdraw your election in accordance with the indenture.

Conversion Procedures

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the notes are in certificated form, with the certificated security (the date of such delivery of notice and all other requirements for conversion having been satisfied, the “conversion date”), to the conversion agent and us. The conversion agent will, on your behalf, convert the notes into shares of common stock. You may, upon written request, obtain copies of the required form of the conversion notice from the conversion agent. Upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the notes to be converted in shares of our common stock unless we have exercised the election described under “—Net Share Settlement” or we are prevented by law from delivering shares (See “Risk Factors—Federal law generally prohibits more than 25% of our capital stock to be owned by foreign persons”).

If we are prevented by law from issuing common stock upon conversion of a given holder’s notes, we will settle any conversion by that holder in cash. The amount of cash that we will deliver will be the conversion value of the notes, determined as described in “—Net Share Settlement” (even if we have not made a net share settlement election).

Shares of our common stock deliverable upon conversion will be delivered to the conversion agent no later than the third business day following the conversion date (except as described under “—Adjustment to Conversion Rate Upon a Fundamental Change”).

We will not issue fractional shares of our common stock upon conversion of the notes. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis in respect of all the notes you have surrendered for conversion), you will be entitled to receive cash based on the closing sale price of our common stock on the trading day immediately preceding the conversion date.

Upon conversion of notes, you generally will not receive any cash payment of interest. By delivering to the holder the number of shares of our common stock issuable upon conversion of a note and any cash in lieu of fractional shares of common stock, we will be deemed to have satisfied all of our obligations with respect to such note through the conversion date. That is, accrued but unpaid interest, if any, will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest.

However, if you surrender your notes for conversion between the close of business on a record date and the opening of business on the next interest payment date, including the maturity date, you will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Consequently, when you surrender your notes for conversion during such period, you must pay funds equal to the interest payable on the principal amount being converted; provided no such payment by holders will be required for notes or portions of notes called by us for redemption on a redemption date, or delivered for repurchase due to a fundamental change on a repurchase date, occurring during the period from the close of business on a record date and ending on the opening of business on the next interest payment date, or if that interest payment date is not a business day, the next business day after the interest payment date. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender your notes for conversion on a date that is not an interest payment date, you will not receive (or will be required to repay) any interest for the period from the interest payment date next preceding the date of conversion or for any later period.

The term “business day” means any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized by law, regulation or executive order to remain closed. If you convert notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax or duty is due because you request the shares to be issued or delivered in a name other than your own, in which case you will pay the tax or duty. Certificates representing our common stock will be issued or delivered only after all applicable taxes and duties payable by you, if any, have been paid.

Net Share Settlement

At any time prior to maturity of the notes, we have the option to unilaterally and irrevocably elect to settle our conversion obligations following such election in cash and, if applicable, shares of our common stock, as described below. If we make such an election, rather than receiving shares of our common stock if you surrender your notes for conversion, you will receive, in respect of each $1,000 principal amount of notes:

•	cash in the amount equal to the lesser of:

(1)	the principal amount of each note, or

(2)	the conversion value (as described below); and

•	to the extent the conversion value exceeds $1,000, a number of shares of our common stock (which we refer to as the “residual value shares”) equal to the sum of the daily trading share amounts (calculated as described below) for each of the 20 consecutive trading days in the applicable conversion reference period (as described below); provided, however, we will pay cash in lieu of fractional shares otherwise issuable upon conversion of the notes.

The “applicable conversion reference period” means the 20 consecutive trading days beginning on the third trading day following the conversion date or, if we elect to pay cash to holders of notes in lieu of all or a portion of the residual value shares as described below, the third trading day after the conversion retraction period (as defined below) ends.

The “conversion value” is equal to the product of (1) the applicable conversion rate, and (2) the average of the closing sale prices of our common stock for each of the 20 consecutive trading days in the applicable conversion reference period.

The “daily trading share amount” for each day in the applicable conversion reference period is equal to the greater of:

•	zero; or

•	a number of shares determined by the following formula:

(closing sale price X applicable conversion rate) – $1,000
20 X closing sale price

We may elect to pay cash to holders of notes surrendered for conversion in lieu of all or a portion of the residual value shares issuable upon conversion of such notes. If we do so elect to pay cash, we will notify you through the trustee of the amount to be satisfied in cash (expressed as a percentage of each residual value share that will be paid in cash in lieu of our common stock) at any time on or before the date that is three business days following receipt of your notice of conversion (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the residual value shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period immediately following the cash settlement notice period (the “conversion retraction period”). If we do not make such an election, no retraction can be made (and a conversion notice shall be irrevocable). In addition, if we choose to settle all or any portion of the residual value shares in cash in connection with conversions within 20 days prior to the stated maturity date, we will send, on or prior to the maturity date, a single notice to the trustee of the residual value shares to be satisfied in cash (expressed as a percentage of each residual value share that will be paid in cash in lieu of our common stock).

The amount of cash payable in respect of each residual value share otherwise issuable upon conversion shall equal the sum of the residual cash value (as defined below) for such share calculated for each day of the applicable conversion reference period. The “residual cash value” for each date shall be the product of (1) the percentage of each residual value share otherwise issuable upon conversion which we elect to pay in cash and (2) the cash value of the daily trading share amount for such date. The cash value of the daily trading share amount shall be determined by multiplying the daily trading share amount for such date by the closing sale price of our common stock for such date.

The number of fractional shares to be paid, if any, will be determined by the closing sale price on the first trading day of the applicable conversion reference period.

We will determine the conversion value, the daily trading share amount, the calculation of the excess of the conversion value over the principal amount and the number of shares deliverable to you. We may not have the financial resources, and we may not be able to arrange for financing, to pay the principal amount of notes that are surrendered for conversion. See “Risk Factors—We may not be able to repurchase notes upon a fundamental change or to deliver cash in respect of note conversions following any net share settlement election.”

Coupon Collateralization

Pursuant to the terms of a pledge agreement between us, the trustee and Wells Fargo Bank, N.A., as securities intermediary, we will purchase and pledge to the trustee, as security for the notes and for the exclusive benefit of the holders of the notes, a portfolio of U.S. treasury securities selected by us. This treasury portfolio will consist of principal or interest strips of U.S. treasury securities that mature on or prior to the business day immediately preceding each of the first six interest payment dates for the notes in such amounts as will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payments in full of the first six scheduled interest payments on the notes when due.

The treasury portfolio will be held by the securities intermediary in a pledge account maintained for the trustee. Immediately prior to an interest payment date, the trustee will withdraw from the pledge account proceeds sufficient to pay interest then due on the notes. If such funds are not sufficient, we will make an additional payment to the holders of the notes in an amount necessary to ensure that the interest payment due on such interest payment date is paid in full. A failure to pay interest on the notes when due, including on any of the first six scheduled interest payment dates, will constitute an event of default (as defined below) under the indenture.

In limited circumstances involving an event of default under the notes, the pledged U.S. treasury securities and the pledge account will also secure the repayment of the principal amount of the notes. If prior to the date on which the sixth scheduled interest payment on the notes is due an event of default under the notes or the indenture governing the notes occurs and is continuing and there is an acceleration of the notes that is not rescinded, then the trustee will be entitled (subject to any relevant bankruptcy or insolvency law) to liquidate the pledged U.S. treasury securities and apply the proceeds to the payment of the notes as provided in the indenture.

Distributions from the pledged U.S. treasury securities will be applied:

•	first, to any accrued and unpaid interest on the notes; and

•	second, to the extent available, to the repayment of a portion of the principal amount of the notes.

The note holders will have an unsecured claim against us for the remainder of the unpaid principal amount of their notes.

Anti-dilution Adjustments

The applicable conversion rate will be subject to adjustment, without duplication, from time to time, upon the occurrence of any of the following events:

(1)	stock dividends in common stock—we pay or make a dividend or other distribution on our common stock, payable exclusively in shares of our common stock;

(2)

issuance of rights or warrants—we issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 45 days from the date of issuance of the rights or warrants at a price per share at less than the current market price (other than any rights or warrants that by their terms will also be issued to you upon conversion of your notes into shares of our common stock without any action required by us or any other person or that are distributed to our shareholders upon a merger or consolidation and taking into consideration in determining the price per share any consideration received by us for such rights and warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by us); provided that the conversion rate will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration and as a result no additional shares are delivered or issued pursuant to such rights or warrants; provided further that no adjustment will be made if holders of the notes may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate or in some other cases;

(3)	stock splits and combinations—we:

•	subdivide or split the outstanding shares of our common stock into a greater number of shares;

•	combine or reclassify the outstanding shares of our common stock into a smaller number of shares; or

•	issue by reclassification of the shares of our common stock any shares of our capital stock;

(4)	distribution of indebtedness, securities or assets—we distribute by dividend or otherwise to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or rights, options or warrants to purchase our securities (provided, however, that if these rights or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur), but excluding:

•	any transaction in which all the holders of the notes may participate;

•	dividends or distributions described in clause (1) above;

•	rights or warrants described in clause (2) above; and

•	dividends or distributions paid exclusively in cash described in clause (6), (7) or (8) below (the “distributed assets”), in which event (other than in the case of a spin-off as described in clause (5) below), the conversion rate will be adjusted to be equal to the rate determined by multiplying:

•	the conversion rate in effect immediately before the close of business on the trading day prior to the ex-dividend trading day for such distribution by

•	an adjustment factor equal to a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock on the date fixed for such determination minus the fair market value, as determined by our board of directors (or a committee thereof), whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

For purposes of this clause (4) (unless otherwise stated), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such distribution, and the new conversion rate will take effect on the ex-dividend trading day for such distribution. Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you will receive upon conversion, in addition to shares of our common stock, the amount and type of distributed assets you would have received if you had converted your notes immediately prior to the ex-dividend trading day for such distribution.

The “closing sale price” of our common stock on any date means the last reported closing price per share (or, if no last closing price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock then is listed, or if our common stock is not listed on a U.S. national or regional securities exchange, the “closing sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant dates as reported by the National Quotation Bureau Incorporated or any similar U.S. system of automated dissemination of quotations of securities prices. If our common stock is not so quoted, the “closing sale price” will be the price as reported on the principal other market on which our common stock is then traded. In the absence of such quotations, our board of directors will make a good faith determination of the closing sale price. The term “trading day” means a day during which trading in securities generally occurs on The Nasdaq Stock Market, or, if our common stock is not then listed on The Nasdaq Stock Market, then on the New York Stock Exchange or another national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded or quoted.

(5)	spin-offs—we distribute to all or substantially all holders of our common stock shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit and which is traded on The Nasdaq Stock Market, the New York Stock Exchange, another U.S. national securities exchange or the London Stock Exchange or quoted on an established automated over-the-counter trading market, which we refer to as a “spin-off,” in which case the conversion rate will be adjusted so that the same shall equal the rate determined by multiplying:

•	the conversion rate in effect immediately before the close of business on the trading day prior to the ex-dividend trading day for such distribution by

•	an adjustment factor equal to the sum of the daily adjustments (as described below) for each of the 10 consecutive trading days beginning on the effective date of the spin-off.

The “daily adjustment” for any given trading day is equal to a fraction:

•	the numerator of which is the closing sale price of our common stock on that trading day plus the closing sale price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock on that trading day, and

•	the denominator of which is the product of 10 and the closing sale price of our common stock on that trading day.

The adjustment to the conversion rate in the event of a spin-off will become effective on the tenth trading day from, and including, the effective date of the spin-off.

(6)	cash distributions—we pay a dividend or make a distribution consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, in which event the conversion rate will be adjusted so that the same shall equal the rate determined by multiplying:

•	the conversion rate in effect immediately prior to the close of business on the trading day prior to the ex-dividend trading day for such dividend or distribution by

•	an adjustment factor equal to a fraction, the numerator of which is the current market price of our common stock, and the denominator of which is the current market price of our common stock, minus the amount per share of such dividend or distribution.

For purposes of this clause (6), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend trading day for such cash distribution, and the new conversion rate will take effect immediately after the ex-dividend trading day for such distribution. Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you will have the right to receive upon conversion, in addition to shares of our common stock, if any, such distribution you would have received if you had converted your notes immediately prior to the record date for such distribution.

(7)	tender or exchange offers—we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for any portion of our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate will be adjusted so that the same shall equal the rate determined by multiplying:

•	the conversion rate immediately prior to close of business on the date of the expiration of the tender or exchange offer by

•	an adjustment factor equal to a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in the tender or exchange offer and (b) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing sale price of our common stock on the trading day following the date of the expiration of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day following the date of expiration of the tender or exchange offer. The adjustment pursuant to this clause (7) will become effective immediately after the opening of business on the second trading day following the date of expiration of the tender or exchange offer.

(8)	repurchases—we (or one of our subsidiaries) make a payment in respect of a repurchase for our common stock the consideration for which exceeds the then-prevailing market price of our common stock (such amount, the “repurchase premium”), and that repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months not triggering a conversion price adjustment, results in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion rate will be adjusted so that the same shall equal the rate determined by multiplying:

•	the conversion rate immediately prior to the close of business on the trading day prior to the ex-dividend trading day for such distribution by

•	an adjustment factor equal to a fraction, the numerator of which is the current market price of our common stock and the denominator of which is (a) the current market price of our common stock, minus (b) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day following the date of the repurchase triggering the adjustment, as determined by our board of directors;

provided that no adjustment to the conversion rate will be made to the extent the conversion rate is not increased as a result of the above calculation, and provided further that the repurchases of our common stock effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the conversion rate made under this clause (8).

For purposes of this clause (8):

•	the “market capitalization” will be calculated by multiplying the current market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment immediately prior to such repurchase,

•	the “current market” price will be the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the trading day following the date of the repurchase triggering the adjustment, and

•	in determining the repurchase premium, the “then-prevailing market price” of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant repurchase date.

If a payment would cause an adjustment to the conversion rate under both clause (7) and clause (8), the provisions of clause (8) shall control.

Notwithstanding the foregoing, Global Crossing will not be required to make any adjustment in connection with offering and issuance of our common stock in the concurrent offering as described under “—The Concurrent Offering.”

As used in this section “ex-dividend trading day” means the first date on which the shares of our common stock trade on the applicable national or regional securities exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion rate (including an adjustment at our option), U.S. holders (as that term is defined under “Material U.S. Federal Income Tax Consequences to U.S. Holders”) of our notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the U.S. holders of our common stock. See “Material U.S. Federal Income Tax Consequences to U.S. Holders.”

We may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you notice at least 15 days prior to the effective date of such change in the conversion rate, with a copy to the trustee and conversion agent, of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock equals or exceeds 105% of the conversion price in connection with an event that otherwise would be a fundamental change as defined below. No adjustment to the conversion rate or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock or options, warrants or other rights to acquire our common stock (including the issuance of common stock pursuant to such options, warrants or other rights), in any transaction resulting in an exchange for fair market value, including in connection with a reduction of indebtedness or liabilities of us or any of our subsidiaries including, without limitation, upon the conversion of convertible securities outstanding on the date the notes were issued or pursuant to settlements with respect to claims related to any governmental or private litigation, dispute, investigation, proceeding or other similar action;

•	upon the issuance of any shares of our common stock pursuant to any future plan or similar arrangement providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any such plan or arrangement, in each case at then prevailing market prices;

•	upon the issuance of any shares of our common stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program or similar arrangement of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the notes and (b) otherwise (1) five business days prior to the stated maturity of the notes or (2) prior to any redemption date or repurchase date, unless such adjustment has already been made.

Upon conversion of your notes into shares of our common stock, you will also receive the associated rights issued under any stockholder rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been exchanged.

In the case of consolidations, mergers, conveyances, sales or transfers of all or substantially all of our assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, upon conversion of your notes, you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

For purposes of the foregoing, the type and amount of consideration that you would have been entitled to receive as a holder of our common stock in the case of consolidations, mergers, conveyances, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Optional Redemption

Prior to May 20, 2009, we cannot redeem the notes at our option. Beginning on May 20, 2009, we may redeem the notes, in whole at any time, or in part from time to time, for cash at the following redemption prices, expressed as a percentage of the principal amount of the notes to be redeemed, plus accrued and unpaid interest up to but not including the date of redemption.

Twelve Months (or shorter period) commencing	Redemption Price
May 20, 2009	102.0%
May 20, 2010	101.0%

No sinking fund is provided for the notes.

We may, to the extent permitted by law, at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Selection and Notice of Redemption

In the event that less than all of the notes are to be redeemed at any time pursuant to an optional redemption, selection of the notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any on which such notes are listed or, if such notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate; provided, however, that no notes of a principal amount of $1,000 or less shall be redeemed in part.

Notice of redemption will be mailed by first-class mail, given electronically or by any other means approved by the trustee, at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of unredeemed in part only, the notice of redemption that relates to that note will state the portion of unredeemed portion of the note will be issued in the name of the holder of the note upon cancellation of the original note. On and after the date of redemption, interest will cease to accrue on notes or portions thereof called for redemption so long as we have deposited with the paying agent for the notes, if the paying agent is other than us or a subsidiary of ours, funds in satisfaction of the redemption price (including accrued and unpaid interest, if any, on the notes to be redeemed) pursuant to the indenture.

Repurchase at Option of the Holder Upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to stated maturity, you may have the right to require us to purchase any or all of your notes for cash, at a price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to (but not including) the fundamental change repurchase date, unless such repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see “Material U.S. Federal Income Tax Consequences to U.S. Holders.”

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)	our common stock (or other common stock into which the notes are convertible) is neither traded on The Nasdaq Stock Market, the New York Stock Exchange, another U.S. national securities exchange or the London Stock Exchange; or

(2)	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors (or, in the case of ST Telemedia and its affiliates, which currently hold capital securities entitling them to exercise an aggregate of 68.5% of such voting power, 80%), other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(3)	we merge or consolidate with or into any other person (other than a subsidiary or for changing corporate form), another person (other than a subsidiary or for changing corporate form) merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•	pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, as a result for such merger or consolidation or otherwise, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(4)	at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

However, notwithstanding the foregoing, holders of the notes will not have the right to require us to repurchase any notes under clauses (2), (3) or (4) above (and we will not be required to deliver the fundamental change repurchase right notice incidental thereto), if either:

•	the closing sale price of our common stock for any five trading days within (x) the period of 10 consecutive trading days ending on and including the later of the date of the occurrence of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change relating to an acquisition of capital stock under clause (2) above, or (y) the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change relating to a merger, consolidation, asset sale or otherwise under clause (3) above or a change in the board of directors under clause (4) above, equals or exceeds 105% of the applicable conversion price of the notes in effect on each of those five trading days; or

•	at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) and/or clause (3) above consists of shares of common stock traded on The Nasdaq Stock Market, the New York Stock Exchange, another U.S. national securities exchange or the London Stock Exchange (or will be so traded immediately following the merger or consolidation) and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13 (d)(3) of the Exchange Act.

The term “continuing directors” means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the date of the indenture or (b) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of (1) a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election or (2) a majority of the continuing directors that were serving at the time of such appointment, nomination or election on a committee of our board of directors that appointed or nominated for election or reelection such board member.

The term “capital stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

At least 20 business days prior to the anticipated date on which a fundamental change will become effective (or if we do not have actual notice of a fundamental change 20 business days prior to the effective date, as soon as we have actual notice of the fundamental change), we will provide to all holders of the notes, the trustee, the paying agent and the conversion agent a notice (the “fundamental change notice”) stating:

•	if applicable, whether we will adjust the conversion rate as described under “—Adjustment to Conversion Rate Upon a Fundamental Change”;

•	the anticipated date on which the fundamental change will become effective; and

•	whether we expect that holders of the notes will have the right to require us to repurchase the notes as described in this section.

In addition to the fundamental change notice, on or before the 20th trading day after the date on which a fundamental change transaction becomes effective (which fundamental change results in the holders of notes having the right to cause us to repurchase their notes), we will provide to all holders of the notes and the trustee and paying agent and conversion agent a notice of the occurrence of the fundamental change and of the resulting repurchase right (the “fundamental change repurchase right notice”).

Each fundamental change repurchase right notice will state, among other things:

•	the events giving rise to the fundamental change;

•	if we will adjust the conversion rate pursuant to a fundamental change that falls under clause (2), (3) or (4) of the definition of fundamental change, the conversion rate and any adjustments to the conversion rate;

•	the effective date of the fundamental change, if applicable;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	that the notes with respect to which the fundamental change repurchase right notice has been given by the holder may be converted only if the holder withdraws any repurchase notice previously delivered by the holder in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

To exercise the fundamental change repurchase right, you must deliver, before the close of business on the second business day immediately preceding the repurchase date, the notes to be repurchased, together with the repurchase notice duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of the notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us as of the fundamental change repurchase date pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your fundamental change repurchase notice must comply with appropriate DTC procedures.

If you exercise your right to have any portion of your notes repurchased, you may not surrender that portion of your notes for conversion unless you withdraw your repurchase notice in accordance with the indenture. You may withdraw any such repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 5:00 p.m., New York City time, on the second business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, that remains subject to the repurchase notice.

If the notes are not in certificated form, the notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on a date chosen by us in our sole discretion that is no less than 20 and no more than 35 business days after the date of our mailing of the relevant fundamental change repurchase right notice, subject to extension to comply with applicable law. To receive payment of the repurchase price, you must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice. Holders will receive payment of the repurchase price promptly following the later of the repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent, other than us or a subsidiary of ours, holds money or securities sufficient to pay the repurchase price of the notes on the business day following the repurchase date, then:

•	the notes will cease to be outstanding, and interest, if any, will cease to accrue (whether or not book-entry transfer of the notes is made and whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the notes).

We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, or to obtain control of us by any means, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the notes that have been marketed by the underwriters. The terms of the fundamental change repurchase feature resulted from negotiations between the underwriters and us.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The terms of existing or future senior debt instruments could prohibit us from repurchasing any notes, or provide that certain fundamental changes would constitute a default thereunder. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of the holders of the applicable senior debt to the repurchase of notes or could attempt to refinance the applicable senior debt that contains such prohibitions. If we do not obtain such a consent or repay such senior debt, we will remain prohibited from repurchasing any notes. In such case, our failure to purchase tendered notes would constitute an event of default under the indenture, which may, in turn, constitute a default under such senior debt.

Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Adjustment to Conversion Rate Upon a Fundamental Change

If and only to the extent that you convert your notes in connection with a fundamental change described in clause (2), (3) or (4) of the definition of fundamental change, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below; provided, however, that no increase will be made in the case of a fundamental change if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such fundamental change transaction consists of shares of capital stock traded on The Nasdaq Stock Market, the New York Stock Exchange, another U.S. national securities exchange or the London Stock Exchange (or that will be so traded immediately following the transaction) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

The number of additional shares will be determined by reference to the table below, based on the effective date of the fundamental change and the price (the “stock price”) paid per share for our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last closing sale prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such fundamental change. A conversion of notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or after the effective date of the fundamental change and prior to the 45th day following the effective date of the fundamental change (or, if earlier and to the extent applicable, the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the fundamental change repurchase right notice described under “—Repurchase at Option of the Holder Upon a Fundamental Change”)).

The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “—Anti-dilution Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by an adjustment factor equal to a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and for the same events as the conversion rate as set forth under “—Anti-dilution Adjustments” above.

The following table sets forth the hypothetical increase in the conversion rate, expressed as a number of additional shares issuable per $1,000 initial principal amount of notes as a result of a fundamental change that occurs in the corresponding period:

	Stock Price
Effective Date	$19.15	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00	$26.00	$27.00	$28.00	$30.00	$35.00	$40.00
May 30, 2006	8.70	7.74	6.78	5.97	5.22	4.58	4.04	3.57	3.13	2.77	2.14	1.13	0.55
May 15, 2007	8.20	7.24	6.25	5.38	4.66	3.99	3.47	3.03	2.62	2.27	1.71	0.83	0.36
May 15, 2008	7.28	6.21	5.14	4.26	3.53	2.93	2.45	2.05	1.73	1.43	0.98	0.38	0.11
May 15, 2009	6.00	4.46	2.91	1.81	1.02	0.60	0.26	0.15	0.06	0.04	0.03	0.01	0.01
May 15, 2010	6.76	5.02	3.32	2.06	1.17	0.58	0.30	0.13	0.06	0.04	0.02	0.01	0.01
May 15, 2011	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The stock prices and additional share amounts set forth above are based upon a closing sale price of $19.15 on May 23, 2006 and an initial conversion rate of 43.5161 shares of our common stock per $1,000 in principal amount of notes, which is equal to an initial conversion price of approximately $22.98 per share.

The exact stock price and conversion dates may not be set forth in the table, in which case, if the stock price is:

•	between two stock price amounts on the table or the conversion date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	more than $40.00 per share (subject to adjustment), no adjustment will be made to the conversion rate as a result of the fundamental change; or

•	less than $19.15 per share (subject to adjustment), no adjustment will be made to the conversion rate as a result of the fundamental change.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of a note exceed 52.2193 per $1,000 initial principal amount of the notes, after giving effect to the increase in the conversion rate described above, subject to anti-dilution adjustments described under “—Anti-dilution Adjustments.”

Payment of Additional Amounts

All payments in respect of the notes will be made free and clear of and without deduction or withholding for or on account of any present or future taxes, duties, assessments, fees or other governmental charges imposed or levied by a taxing authority, unless such withholding or deduction is required by law. If any deduction or withholding for any present or future taxes, duties, assessments, fees or other governmental charges of:

(1)	Bermuda or any political subdivision or governmental authority of Bermuda or having power to tax in Bermuda;

(2)	any jurisdiction from or through which payment on the notes is made by us or a successor corporation, or its paying agent in its capacity as such or any political subdivision or governmental authority of that jurisdiction or having the power to tax in that jurisdiction (except for taxes imposed by the United States of America or any political subdivision or governmental authority thereof or jurisdiction having the power to tax therein, provided however that at the time of the relevant payment there is at least one paying agent located outside of the United States); or

(3)	any other jurisdiction in which we are, or a successor corporation is, organized or taxed as a resident, or in which we have our, or a successor corporation has its, principal place of business, or any political subdivision or governmental authority of such a jurisdiction or having the power to tax in that jurisdiction will at any time be required by that jurisdiction, or any such political subdivision or taxing authority, in respect of any amounts to be paid by us or a successor corporation under the notes, we or a successor corporation will pay to each holder of notes as additional interest, those additional amounts (“additional amounts”) as may be necessary in order that the net amounts paid to that holder of those notes after that deduction or withholding, will be not less than the amount specified in those notes to which that holder is entitled; provided, however, that we or a successor corporation will not be required to make any payment of additional amounts for or on account of:

(a)	any tax, duty, assessment, fee or other governmental charge that would not have been imposed but for (A) the existence of any present or former connection between that holder or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, that holder, if that holder is an estate, trust, partnership, limited liability company or corporation, and the taxing jurisdiction or any political subdivision or territory or possession of the taxing jurisdiction or area subject to its jurisdiction, (including that holder or the fiduciary, settlor, beneficiary, member, shareholder or possessor being or having been a citizen or resident of the taxing jurisdiction or being or having been present or engaged in a trade or business in the taxing jurisdiction or having or having had a permanent establishment in the taxing jurisdiction), (B) the presentation of any note, where presentation is required, for payment on a date more than 30 days after (x) the date on which that payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

(b)	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(c)

any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the note to comply with a request from us addressed to the holder (A) to provide timely or accurate information, documents or other evidence concerning the nationality, residence or identity of the holder or the beneficial owner or (B) to make and deliver any valid or timely declaration or other similar claim—other than a claim for refund of a tax, assessment or other governmental charge withheld by us—or satisfy any information or reporting requirements, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assessment or other governmental charge; or

(d)	any combination of items (a), (b), and (c) above.

Such additional amounts will also not be payable where, had the beneficial owner of the note been the holder of the note, it would not have been entitled to payment of additional amounts by reason of clauses (a) through (d) (inclusive) above.

We will provide the trustee with the official acknowledgment of the relevant taxing authority or, if the acknowledgment is not available, a certified copy of the acknowledgement or other evidence reasonably satisfactory to the trustee evidencing the payment of the withholding taxes, if any, by us. Copies of the documentation will be made available to the holders of the notes or the paying agent, as applicable, upon request.

All references in this prospectus to principal of and interest on the notes will include any additional amounts payable by us in respect of the principal and interest on the notes.

In addition, we, or our successor, will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise from the execution, delivery, enforcement or registration of the notes or any other document or instrument in relation thereto.

Consolidation, Merger and Sale of Assets

We may not, directly or indirectly, consolidate with or merge into any person in a transaction in which we are not the surviving corporation or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

(1)	the successor person, if any, is:

(a)	a corporation (including a limited liability corporation, “S” corporation and other types of corporations) organized and existing under the laws of the United States, any state of the United States, the District of Columbia or Bermuda, and

(b)	such person assumes our obligations on the notes and under the indenture; and

(2)	immediately after giving effect to the transaction, no default or event of default will have occurred and be continuing.

Events of Default

Each of the following is an “event of default” under the indenture:

(1)	a default in the payment of any installment of interest upon any of the notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(2)	a default in the payment of all or any part of the principal of any of the notes as and when the same shall become due and payable;

(3)

a default on the part of us in the performance, or breach by us, of any other covenant or agreement on our part as set forth in the notes or in the indenture (other than a covenant or agreement in respect of which a default or breach by us that is specifically dealt with in the other enumerated events of default), and continuance of such default or breach without cure or waiver for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the notes at the time outstanding, a written notice specifying such failure and requiring the same to be remedied (except in the case of a default with respect to the covenant described under “—Consolidation, Merger and Sale of Assets,” which will constitute an event of default with such notice requirement but without such passage of time requirement);

(4)	we fail to pay the purchase price on any repurchase date or the conversion consideration upon conversion of notes for any note (including, without limitation, the delivery of cash as a return of principal, any cash in lieu of fractional shares, and any shares, as the case may be) when due;

(5)	we fail to provide a timely fundamental change repurchase notice;

(6)	we or any of our subsidiaries default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or one of our subsidiaries in an aggregate outstanding principal amount in excess of $25 million, which default results in the acceleration of that indebtedness before its express maturity;

(7)	any indebtedness for money borrowed by us or one of our significant subsidiaries in an aggregate outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration;

(8)	we or any of our subsidiaries fail to pay final judgments not subject to appeal aggregating in excess of $25 million, net of applicable insurance coverage which is acknowledged in writing by the insurer, and those judgments are not paid, discharged or stayed within 60 days;

(9)	the pledge agreement in favor of the holders of the notes governing the pledge of the portfolio of U.S. treasury securities, as it may be amended, restated, supplemented or otherwise modified from time to time, shall cease to be in full force and effect or enforceable in accordance with its terms, or shall fail to provide a perfected security interest in favor of the trustee in the applicable collateral subject to no other lien, claim or encumbrance (other than as permitted by the terms of such agreement) to provide a perfected security interest other than in accordance with its terms; and

(10)	certain events in bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

“Significant subsidiary’” has the meaning set forth in clauses (1) and (2) of the definition thereof in Regulation S-X under the Securities Act.

If an event of default, other than an event of default described in clause (10) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. However, after such acceleration, provided that such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal or interest of notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization with respect to us occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “—Modification and Waiver” below.

In the event of a declaration of acceleration of the notes because an event of default described in clause (7) has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if such event of default triggering such declaration of acceleration pursuant to clause (7) shall have been remedied or cured by us or any of our subsidiaries or waived by holders of the relevant indebtedness within 60 days of the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing events of default, except non-payment of principal or interest on the notes that became due and payable solely because of the acceleration of the notes, have been cured or waived.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

We are required to furnish to the trustee, on an annual basis, an officers’ certificate as to whether or not Global Crossing, to such officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

•	change the stated maturity or reduce the principal amount of or interest on any note;

•	change the place or currency of payment of principal of or interest on any note;

•	reduce the price or change the time at which notes are redeemed;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify the provisions with respect to a holder’s rights or our obligation to repurchase notes upon a fundamental change in a manner adverse to holders, including our obligations to repurchase the notes following a fundamental change;

•	adversely affect the right of holders under the conversion provisions of the notes;

•	modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage in principal amount required for modification or waiver or to provide for consent of each affected holder of notes;

•	waive a default or event of default in the payment of principal or interest on the notes, except as provided in the indenture;

•	impair the right of any holder of notes to receive payment of interest on the first six scheduled interest payment dates from the portfolio of pledged U.S. treasury securities; or

•	modify the ranking or priority of any note in any manner adverse to the holders of the notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder in any material respect.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding if all outstanding notes have or will become due and payable at their scheduled maturity within one year and we have deposited with the trustee or a paying agent an amount sufficient to pay and discharge all outstanding notes; provided, however, that the foregoing will not discharge our obligation to effect conversion, registration of transfer or exchange of securities in accordance with the terms of the indenture.

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All notes surrendered for payment, registration of transfer or exchange or conversion will, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, at any time, and from time to time, repurchase notes in the open market or otherwise at any price or prices. Any notes repurchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our affiliates will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock in the absence of reported or quoted prices and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, incorporator or stockholder of Global Crossing, as such, will have any liability for any obligations of Global Crossing under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, N.A. has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Listing and Trading

Our common stock is quoted on the Nasdaq National Market under the ticker symbol “GLBC.”

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form, called “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, called “participants” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriter, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, called “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited will be designated by the underwriter. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cutoff times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

The Concurrent Offering

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 12,000,000 shares of our common stock (or 13,800,000 shares if the underwriters exercise in full their option to purchase additional shares). However, neither of these offerings is contingent upon the consummation of the other offering.

ST Telemedia

As of April 28, 2006 ST Telemedia (together with its affiliates) beneficially owned 68.6% of our common stock (including the common shares into which the mandatory convertible notes and senior preferred shares are immediately convertible). STT Crossing (a wholly-owned subsidiary of ST Telemedia) is purchasing 6,226,145 shares of our common stock in the concurrent offering, which is sufficient to result in its ownership of our voting securities (taking into account our common stock and our senior preferred shares) declining to no less than 51% (after giving effect to expected future dilution due to certain issuances of shares anticipated under our stock incentive plan and certain transfers of shares anticipated under ST Telemedia’s stock option plan).

Completion of this offering and of the concurrent offering requires the approval from STT Crossing which we have secured. In connection with its approval, STT Crossing has waived its ability to convert, and our requirement to reserve common shares issuable upon conversion of, the senior preferred shares and the mandatory convertible notes until the earlier of the increase in authorized capital at our 2006 annual general meeting of shareholders or July 31, 2006. STT Crossing has irrevocably committed to vote in favor of the proposed share increase at such annual general meeting.

The Registration Rights Agreement dated December 9, 2003 between us and STT Crossing has been amended to extend the registration rights granted to STT Crossing thereunder to cover the shares of common stock that STT Crossing and/or its affiliates is acquiring in the concurrent offering of common stock. Under such agreement, STT Crossing and its affiliates may cause us to register shares of common stock held by them at any time.

In connection with a facility agreement entered into by STT Communications Ltd (an affiliate of STT Crossing) in December 2004, as amended and supplemented, STT Crossing pledged 5,800,000 shares of our common stock and 5,800,000 of our senior preferred shares, in each case presently owned by STT Crossing, to secure the funds borrowed under the facility agreement. We could experience a change in control if the lender were to foreclose on such shares in the event of a default under such facility agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of notes and the shares of common stock into which the notes may be converted, but does not purport to be a comprehensive description of all the tax consequences that may be applicable to an investment in the notes or the common stock including consequences that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with a note or share of common stock held as a capital asset by a beneficial owner that is a “U.S. holder” (as defined below). This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or common stock as a part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code;

•	tax consequences to holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to holders owning 10% or more of our voting stock

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of notes or shares of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Passive Foreign Investment Company

We do not believe that we are, for U.S. federal income tax purposes, a passive foreign investment company (a “PFIC”). However, there can be no assurance that we will not become a PFIC in the future. If we are or become a PFIC, U.S. holders of our common stock could be subject to certain additional U.S. federal income tax liabilities and/or could be subject to taxation with respect to our income prior to any distributions from us. U.S. holders should consult their tax advisors regarding the consequences to them if we are or become a PFIC. The following discussion assumes that we are not, and will not become, a PFIC.

Payment of Interest

It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes. If so, the gross amount of interest on a note, including additional amounts (see “Description of the Notes—Payment of Additional Amounts”), if any, will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. We expect that interest on the notes will be foreign source for U.S. federal income tax purposes. In computing the separate foreign tax credit limitations with respect to different categories of income, interest on the notes generally should constitute “passive income,” unless such interest is subject to withholding tax at a rate of 5% or more, in which case it will constitute “high withholding tax interest.” U.S. holders should note, however, that recently enacted legislation eliminates the “high withholding tax interest” category for taxable years beginning after December 31, 2006. Under the new legislation, the foreign tax credit limitation categories are limited to the “passive category income” and “general category income” for taxable years beginning after December 31, 2006.

Market Discount

If a U.S. holder acquires a note at a cost less than the stated redemption price at maturity of the note, the amount of such difference is treated as market discount, unless such difference is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years from the date of acquisition to maturity of the note. In general, market discount will be treated as accruing on a straight line basis over the remaining term of the note or, at the U.S. holder’s election, under a constant yield method. If such an election is made, it will apply only to the note with respect to which it is made and may not be revoked.

A U.S. holder may elect to include market discount in income over the remaining term of the note. Once made, this election applies to all market discount obligations acquired by such U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If a U.S. holder acquires a note at a market discount and does not elect to include accrued market discount in income over the remaining term of the note, such U.S. holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.

If a U.S. holder acquires a note at a market discount, such U.S. holder will be required to treat any gain recognized on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the note. If a U.S. holder disposes of a note with market discount in one of certain otherwise non-taxable transactions, such U.S. holder must include accrued market discount in income as ordinary income as if such U.S. holder had sold the note at its then fair market value.

Amortizable Bond Premium

If a U.S. holder acquires a note at a cost greater than the sum of all amounts payable on the note after the acquisition date, other than payments of qualified stated interest, such U.S. holder generally will be considered to have acquired the note with amortizable bond premium, except to the extent such excess is attributable to the note’s conversion feature. The amount attributable to the conversion feature of a note may be determined under any reasonable method, including by comparing the note’s purchase price to the market price of a similar note without a conversion feature.

A U.S. holder generally may elect to amortize bond premium under a constant yield method over the remaining term of the notes or, if a smaller amortization allowance would result by computing such allowance with reference to the amount payable on an earlier call date, over the shorter period to such call date. Once made, this election applies to all debt obligations held or subsequently acquired by such U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The amount amortized in any taxable year generally is treated as an offset to interest income on the note and not as a separate deduction.

Constructive Distributions on the Notes

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received (see “Distribution on Common Stock”, below).

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Except as provided below under “—Conversion of Notes” a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that the U.S. holder paid for the note, increased by any market discount previously included in income with respect to the note, and reduced by any bond premium previously deducted (or used to offset interest income) with respect to the note. Except as set forth above under “—Market Discount,” any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the debenture is more than one year at the time of sale, exchange or redemption. Long-term capital gains derived by an individual are subject to a reduced rate of taxation. A U.S. holder’s ability to deduct capital losses may be limited. A U.S. holder’s gain or loss generally should be U.S. source gain or loss for U.S. federal income tax purposes.

Conversion of Notes

A U.S. holder’s conversion of a note into common stock generally will not be a taxable event, except that the receipt of cash in lieu of fractional common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional common stock and the U.S. holder’s tax basis attributable to the fractional common stock) taxable as described above under

“—Sale, Exchange, Redemption or Other Taxable Disposition of Notes.” Special rules apply if the note has accrued market discount. The fair market value of any common stock received with respect to accrued and unpaid interest will be taxable as ordinary income unless previously taken into account in income. A U.S. holder’s tax basis in common stock received upon a conversion of a note will generally be the same as such U.S. holder’s tax basis in the converted notes at the time of conversion, reduced by any tax basis allocated to fractional common stock. The tax basis of any common stock received with respect to accrued and unpaid interest generally will be their fair market value. A U.S. holder’s holding period for the common stock received upon a conversion of a note generally will include such U.S. holder’s holding period for the note, except that the holding period of any common stock received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

We have the right to elect to settle our conversion obligations in cash and, if applicable, shares of our common stock (see “Description of the Notes—Net Share Settlement”. If pursuant to such election a U.S. holder receives solely cash in exchange for notes upon conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the notes in a taxable disposition (as described above under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes”). The tax treatment of a conversion of a note into cash and common stock is uncertain, and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a Recapitalization. If a combination of cash and stock is received by you upon conversion of notes, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion would be treated as a recapitalization. In such case, gain, but not loss, would be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over a U.S. holder’s tax basis in the notes (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year. The tax basis of the shares of common stock received upon such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) would equal the tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. holder’s holding period for shares of common stock would include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

Alternative Treatment as Part Conversion and Part Redemption. If the above-discussed conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the note and taxed in the manner described under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received on such a conversion would be treated as received upon a conversion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common stock received with respect to accrued interest. In that case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common stock received, the fractional share that is sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the notes being converted, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of conversion.

Distributions on Common Stock

Distributions, including any taxes withheld in respect of distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. However, with respect to dividends received by individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided that holding period requirements are satisfied and certain other conditions are satisfied, including that our common stock is readily tradable on an established securities market in the United States and that we were not in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a PFIC. We expect to list the common stock issuable upon conversion of the notes on the NASDAQ, in which case our common stock will qualify as readily tradable on an established securities market in the United States so long as it is so listed. In addition, as noted above (see “Passive Foreign Investment Company”), based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC with respect to our 2005 taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2006 taxable year. There can be no assurance however that these conditions will be met.

Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends paid by us, if any, will not be eligible for the dividends received deduction allowed to corporations.

We expect that dividends paid by us, or treated as paid by us, if any, with respect to the notes or our common stock generally will be foreign source for U.S. federal income tax purposes. As long as we are not a “United States-owned foreign corporation,” as defined below, dividends we pay on our common stock will also generally be treated for U.S. foreign tax credit purposes as foreign source. If we are a United States-owned foreign corporation and at least 10% of our earnings and profits is attributable to U.S. sources, dividends we pay on our common stock may instead be treated for U.S. foreign tax credit purposes as partly foreign source and partly U.S. source income, in proportion to our earnings and profits in the taxable year of such distribution allocable to foreign and U.S. sources, respectively. We will be treated as a United States-owned foreign corporation if stock representing 50% or more of the voting power or value of our stock is held, directly or indirectly, by U.S. persons. We believe we are currently not a United States-owned corporation. However, no assurance can be given as to whether we will be treated as or will become a United States-owned foreign corporation.

Foreign Tax Credits

Foreign taxes, if any, withheld from payments on the notes or our common stock would be treated as a foreign income tax that, subject to applicable limitations and conditions, is eligible for credit against a U.S. holder’s U.S. federal income tax liability or, at such holder’s election, may be deducted in computing taxable income, provided, in each case, that the amounts withheld and paid to tax authorities are treated as satisfying such holder’s tax liability. The amount of foreign income taxes that may be claimed as a credit or deduction in any year is subject to complex limitations and restrictions. The limitations set out in the Code include, among others, rules which require that the U.S. holder meet specified holding period requirements and rules which limit foreign tax credits allowable with respect to specific classes of income to the U.S. federal income taxes otherwise payable with respect to each such class of income. Generally, the total amount of allowable foreign tax credits in any year cannot exceed the U.S. holder’s regular U.S. tax liability for the year attributable to foreign-source taxable income. The rules relating to the determination of the foreign tax credit, or deduction in lieu of the foreign tax credit, are complex and U.S. holders should consult their tax advisors with respect to those rules.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions or other taxable dispositions of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by individual U.S. holders will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations. A U.S. holder’s gain or loss should be U.S. source gain or loss for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Information reporting requirements will generally apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.

MATERIAL BERMUDA TAX CONSEQUENCES

Taxation

Under current Bermuda law, there are no taxes computed on profits, income or dividends, nor is there any capital gains tax, estate duty or death duty. Profits can be accumulated and it is not obligatory for a company to pay dividends. We are required to pay an annual government fee (the “Government Fee”), which is determined on a sliding scale by reference to a company’s authorized share capital and share premium account, with the minimum fee being BD$1,780 and the maximum BD$27,825 (the BD$ is treated for these purposes as being on par with the U.S.$). The Government Fee is payable at the end of January every year and is based on the authorized share capital and share premium account as they stood at August 31 in the preceding year.

Pursuant to the Exempted Undertaking Tax Protection Act 1966 (as amended), the Minister of Finance is authorized to give an assurance to an exempted company or a partnership that, in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital asset, gain or appreciation, then the imposition of any such tax shall not be applicable to such entities or any of their operations. In addition, there may be included an assurance that any such tax or any tax in the nature of estate duty or inheritance tax, shall not be applicable to the shares, debentures or other obligations of such entities except in so far as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by Global Crossing in respect of real property or leasehold interests in Bermuda held by it. This assurance has been obtained by Global Crossing for a period ending March 28, 2016; accordingly, until March 2016, there is no Bermuda income or profits tax, withholding tax, capital transfer tax, estate duty or inheritance tax payable by Global Crossing in respect of the notes and the shares to be issued on their conversion, or by any holder of the notes or such shares who is not ordinarily a resident of Bermuda .

Stamp Duty

In Bermuda, stamp duty is not chargeable in respect of the incorporation, registration or licensing of an exempted company, nor, subject to certain minor exceptions, on their transactions. Accordingly, no stamp duty will be payable on the increase in or the issue or transfer of the share capital of Global Crossing.

U NDERWRITING

Global Crossing and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$ 93,750,000
Morgan Stanley & Co. Incorporated	$ 31,250,000

Total	$125,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised.

If the underwriters sell more notes than the total principal amount set forth in the table above, the underwriters have an option to buy up to an additional $18,750,000, in principal amount of notes to cover such sales. They may exercise that option for 30 days. To the extent that the underwriters exercise this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

Paid by Global Crossing	No Exercise	Full Exercise
Per Note	3.0%	3.0%
Total	$3,750,000	$4,312,500

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount of up to 1.80% of the principal amount of notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. Global Crossing has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Global Crossing, its directors and officers and ST Telemedia have agreed that, during the period beginning on the date of this prospectus supplement and continuing until the date 120 days after the date of this prospectus supplement, and subject to limited exceptions, will not offer, sell, contract to sell or otherwise dispose of any shares of common stock, any securities convertible, exchangeable or exercisable for common stock or substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this prospectus supplement), without the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. The parties granting the lock-up may also establish a Rule 10b5-1 plan, so long as such plan does not transfer any shares during the lock-up period.

In connection with the offering, the underwriters may purchase and sell notes and common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended) (FSMA) received by it in connection with the issue or sale of the notes (or the underlying shares associated with such notes) in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Global Crossing estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $579,000.

Global Crossing has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Global Crossing, for which they received or will receive customary fees and expenses.

The underwriters are also taking part in the concurrent offering, by means of a separate prospectus supplement, of Global Crossing’s common stock.

In compliance with the NASD guidelines, the maximum compensation to the underwriters in connection with the sale of the notes pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the aggregate total offering price to the public of the notes as set forth on the cover page of this prospectus supplement.

LEG AL MATTERS

Certain legal matters as to the validity of the notes are being passed upon by Appleby Spurling Hunter, Bermuda, and Latham & Watkins LLP, New York, New York. The underwriters have been represented in connection with this offering by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

PROSPECTUS

Global Crossing Limited

$500,000,000

Debt Securities

Common Stock

Warrants

Global Crossing Limited may offer, from time to time, up to $500,000,000 in aggregate initial offering price of debt securities, common stock or warrants. The debt securities may be guaranteed by our subsidiaries. In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, shares of Global Crossing Limited common stock. We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders.

We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may sell the securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering.

Our common stock is listed on the Nasdaq National Market under the symbol “GLBC.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference herein.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2006

The Bermuda Monetary Authority has classified us as non-resident in Bermuda for exchange control purposes. Accordingly, we may convert currency, other than Bermuda currency, held for our account to any other currency without restriction. Persons, firms or companies regarded as residents of Bermuda for exchange control purposes require specific consent under the Exchange Control Act, 1972 of Bermuda, and regulations promulgated under the Act, to purchase any shares in our capital stock or any other securities that we may issue. As our common shares are listed we have permission of the Bermuda Monetary Authority for (1) the issuance and transfer of the securities that we may issue to and between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes and (2) the transfer of the securities that any selling shareholders may sell under this prospectus and each prospectus supplement between persons, firms or companies regarded as non-resident in Bermuda for exchange control purposes.

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ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “we,” “our,” “us” or similar references are to Global Crossing Limited and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, (1) Global Crossing Limited may, from time to time, sell any combination of debt securities (which may be guaranteed by its subsidiaries), common stock or warrants, as described in this prospectus, in one or more offerings and (2) selling shareholders to be named in a prospectus supplement may, from time to time, sell common stock initially acquired (a) on December 9, 2003 (the date Global Crossing Limited emerged from reorganization proceedings) pursuant to a private placement under an exemption from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, (b) upon conversion of our preferred stock initially acquired in a private placement transaction under an exemption from the registration requirements of the Securities Act (c) upon conversion of the 4.7% Senior Secured Mandatory Convertible Notes due 2008 of Global Crossing Limited issued on December 23, 2004 in a private placement transaction under an exemption from the registration requirements of the Securities Act and (d) pursuant to the STT Communications Ltd. Share Option Plan 2004, effective January 12, 2004, in each case in one or more offerings. This prospectus provides you with a general description of the securities that Global Crossing Limited and its subsidiaries may offer. Each time that securities are sold, a prospectus supplement containing specific information about the terms of that offering, including the securities offered, will be provided. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. See “Incorporation of Certain Documents by Reference.”

You should assume that the information in this prospectus is accurate only as of the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Global Crossing Limited files annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information, including the registration statement of which this prospectus is a part, at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Global Crossing Limited’s SEC filings are also available to you on the SEC’s website at http://www.sec.gov and through the Nasdaq National Market (“Nasdaq”), on which Global Crossing Limited’s common stock is listed. For further information on obtaining copies of Global Crossing Limited’s public filings at the Nasdaq National Market, please visit Nasdaq’s website at http://www.nasdaq.com.

This prospectus and any prospectus supplement, which form a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus or any prospectus supplement concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents. Any information incorporated by reference is an important part of this prospectus, and any information that we file with the SEC and incorporate by reference herein subsequent to the date of this prospectus will be deemed automatically to update and supersede this information. The documents listed below previously filed with the SEC are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005.

•	Our Current Report on Form 8-K filed on March 13, 2006.

•	The description of our common stock contained on Form 8-A filed on November 2, 2000, incorporating by reference the description of our common stock contained in our Registration Statement on Form S-3/A filed on April 3, 2000, as updated by the description of our common stock contained in Part II, Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 16, 2005.

•	Our Preliminary Proxy Statement filed on Schedule 14A on April 18, 2006.

Whenever after the date of this prospectus, and before the termination of the offering of the securities made under this prospectus, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, those reports and documents will be deemed to be incorporated by reference into this prospectus from the time they are filed. We do not incorporate by reference any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K in any future filings, unless specifically stated otherwise.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in this prospectus. Any such request should be directed to:

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12, Bermuda

(441) 296-8600

Attention: General Counsel

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future events or future operating or financial performance or strategies. Such forward-looking statements include, but are not limited to, statements regarding:

•	our services, including the development and deployment of data products and services based on IP and other technologies and strategies to expand our targeted customer base and broaden our sales channels;

•	the operation of our network, including with respect to the development of IP-based services;

•	our liquidity and financial resources, including anticipated capital expenditures, funding of capital expenditures, anticipated levels of indebtedness, and the ability to raise capital through financing activities;

•	trends related to and management’s expectations regarding results of operations, revenues from existing and new lines of business and sales channels, and cash flows, including but not limited to those statements set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference herein; and

•	sales efforts, expenses, interest rates, foreign exchange rates, and the outcome of contingencies, such as legal proceedings.

Our forward-looking statements are subject to a variety of factors that could cause actual results or events to differ significantly from current beliefs and expectations. In addition to the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference herein, the operation and results of our business are subject to general risks and uncertainties such as those relating to general economic conditions and demand for telecommunications services. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GLOBAL CROSSING LIMITED

Overview

We provide telecommunications services in most major business centers in the world. We serve many of the world’s largest corporations and many other telecommunications carriers, providing a full range of managed data and voice products and services.

The services we provide include data services, voice services and collaboration services. These services are built around a streamlined global service delivery model intended to provide outstanding customer service, including prompt and accurate provisioning and billing. Our uCommand® Web-based network management tool allows customers to securely monitor their voice and data services, create utilization reports, reroute traffic, order new services, create and track trouble tickets and perform online bill payment.

Global Crossing Limited was formed as an exempt company with limited liability under the laws of Bermuda in 2003. Global Crossing Limited is the successor to Global Crossing Ltd., a company formed under the laws of Bermuda in 1997 which, together with a number of its subsidiaries, emerged from reorganization proceedings on December 9, 2003.

Business Strategy

Our business strategy is focused on serving multinational enterprise, government and carrier customers with Internet Protocol (“IP”) and high performance networking solutions. These services are brought to market through direct and indirect distribution channels. We believe that the performance, quality, geographic reach, security and ubiquity of our services are key competitive differentiators. These services are delivered over our extensive global network and advanced IP service platforms which connect 300 of the world’s major commercial centers.

Starting in late 2004 and continuing through 2005, we executed a set of strategic initiatives intended to increase our focus on our target markets and on higher margin global IP and high performance network services. These included the divestment of two businesses (Trader Voice and Small Business Group) that did not address our target markets. We also focused on the development of our direct and indirect distribution channels. Finally, we modified our objectives and operating parameters with respect to our wholesale legacy voice business, which is now being managed with an intense focus on margin and cash flow rather than top line revenue. The execution of these changes, which allows us to manage and report performance based on our two key operating segments, has led to improvements in our financial and operational performance and has simplified resource and investment allocation decisions.

The multinational enterprise customer sector represents a significant market for the provision of global IP services and high performance networking solutions. Target customer sectors in this market include financial services, high-tech, health care, transportation and distribution, and research and education. The government sector also represents a significant global market, as do the cable service and wireless service provider sectors. We have aligned our direct sales channels around these target sectors and are developing alliances with major systems integrators to effectively address the requirements of customers who prefer turnkey or outsourced solutions provided by these industry participants. In addition, to increase our penetration of the worldwide enterprise market, we have enabled our advanced IP solutions to inter-operate with those of incumbent and other telecommunications service providers. This interfacing allows these providers to augment their own capabilities and address a wider range of their enterprise customers’ geographic and product-related requirements, while allowing us to benefit from their considerable distribution capabilities.

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Consistent with this strategy, we are investing our capital primarily on success-based, revenue-generating opportunities in IP, collaboration and managed services, such as enhancing our Voice over Internet Protocol service platform and customer support systems.

Industry Trends

The telecommunications industry is intensely competitive and has undergone significant change in recent years. Beginning in the late 1990s, a number of new competitors entered the market and commenced network construction activities, resulting in a significant expansion of worldwide network capacity. In 2001, it became clear that, at least in the short-term, actual demand was failing to keep pace with available supply, resulting in intense price pressure and, in many cases, an unsustainably low ratio of revenues to fixed costs. Market valuations of debt and equity securities of telecommunications companies, particularly new providers, decreased precipitously as the financial condition of many carriers deteriorated. In the last four years, a number of these competitors have attempted to reorganize, or have completed reorganizations, under bankruptcy and insolvency laws. Several competitors have emerged from bankruptcy with significant improvements to their financial condition or as newly formed entities that have acquired the assets of others at substantial discounts relative to their original cost.

The competitive landscape in the telecommunications industry continues to change rapidly, and we believe we are well positioned to take advantage of these changes. The large-scale mergers taking place in the North American market and the business combinations in Europe and Latin America have caused many of our competitors to experience varying degrees of disruption while integration issues are addressed. Moreover, as the number of available service providers diminishes with industry consolidation, we expect to experience greater demand from customers seeking network diversity and redundancy. Our existing customer base, capabilities and extensive network of suppliers globally position us as a viable global alternative provider.

You can get more information regarding our business and industry by reading our Annual Report on Form 10-K for the year ended December 31, 2005, and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds of the securities offered by this prospectus for general corporate purposes, which may include the acquisition of assets or businesses that are complementary to our existing business. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders.

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RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated are as follows:

	Successor						Predecessor
	Year Ended				December 10 to December 31, 2003		January 1 to December 9, 2003		Year Ended
	December 31, 2005		December 31, 2004						December 31, 2002		December 31, 2001
Ratio of earnings to fixed charges(1)		— (2)		— (3)		— (4)		— (5)		— (6)		— (7)

(1)	These computations include us and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, “earnings” is calculated by adding (i) income from continuing operations before income taxes and (ii) fixed charges for continuing operations (exclusive of preferred stock dividends). For purposes of calculating this ratio, fixed charges includes interest expense, capitalized interest, preferred dividends and one-third of rent expense, which is deemed to be representative of that portion of rental expense estimated to be attributable to interest. Income from continuing operations before income taxes for the period January 1 to December 9, 2003 excludes gain on settlement of liabilities subject to compromise and gain from fresh start adjustments of $23,076 million and $1,109 million, respectively.
(2)	Earnings were insufficient to cover fixed charges by $300 million for the year ended December 31, 2005.
(3)	Earnings were insufficient to cover fixed charges by $255 million for the year ended December 31, 2004.
(4)	Earnings were insufficient to cover fixed charges by $18 million for the period December 10 to December 31, 2003.
(5)	Earnings were insufficient to cover fixed charges by $293 million for the period January 1 to December 9, 2003.
(6)	Earnings were insufficient to cover fixed charges by $422 million for the year ended December 31, 2002.
(7)	Earnings were insufficient to cover fixed charges by $21,648 million for the year ended December 31, 2001.

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DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We may offer secured or unsecured debt securities, which may be convertible. Our debt securities and any related guarantees will be issued under an indenture to be entered into between us and a trustee. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the debt securities, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In addition, the debt securities and the guarantees offered hereby will be effectively subordinated to any outstanding secured debt of us or any of our subsidiaries that guarantee the debt securities, respectively.

We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	whether securities issued by us will be entitled to the benefits of the guarantees or any other form of guarantee;

•	conversion or exchange into other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption (including upon a “change of control”) or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

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•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

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The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 or $5,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture, the debt securities and the guarantees shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law (other than General Obligations Laws sections 5-1401 and 5-1402).

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DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, collectively, the underlying warrant securities, and such warrants may be issued independently or together with any such underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•	the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrants;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the number, designation and terms of the underlying warrant securities issuable upon exercise of such warrants;

•	if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of the warrant will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	if applicable, any anti-dilutive rights of such warrants;

•	information with respect to book-entry procedures, if any;

•	if necessary, a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

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PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. In addition, some of our shareholders may sell shares of our common stock under this prospectus in any of these ways. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and any selling shareholders have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

We or any selling shareholders may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We or any selling shareholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we or any selling shareholders, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

In compliance with the NASD guidelines, the maximum compensation to the underwriters in connection with the sale of the securities pursuant to this prospectus and the accompanying prospectus supplement will not exceed 8% of the aggregate total offering price to the public of the securities as set forth on the cover page of this supplement.

We will describe in the applicable prospectus supplement any compensation we or any selling shareholders pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or any selling shareholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

To the extent that we or any selling shareholders make sales to or through one or more underwriters or agents in at-the-market offerings, we or any selling shareholder may do so pursuant to the terms of a distribution agreement between us (including any selling shareholders) and the underwriters or agents. If we or any selling shareholders engage in at-the-market sales pursuant to a distribution agreement, we or any selling shareholders will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we or any selling shareholders may sell shares on a daily basis in exchange transactions or otherwise as we or any selling shareholder may agree with the

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underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we or any selling shareholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

We or any selling shareholders may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We or any selling shareholders may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we or any selling shareholder defaults in the performance of our or its obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

Our common stock is listed on the Nasdaq National Market under the symbol “GLBC.”

LEGAL MATTERS

Latham & Watkins LLP, New York, New York will issue an opinion about certain legal matters with respect to the enforceability of the debt securities and the guarantees thereof, if any, for us. Certain matters relating to Bermuda law regarding the validity of common stock and the enforceability of the debt securities and common stock warrants will be passed on by Appleby Spurling Hunter. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

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EXPERTS

The consolidated financial statements incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 (including the schedule appearing therein), and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows of Global Crossing Limited and subsidiaries, for the period from December 10, 2003 to December 31, 2003 (Successor Company operations) and for the period from January 1, 2003 to December 9, 2003 (Predecessor Company operations), and the related financial statement schedule incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their report with respect therto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

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APPENDIX A—ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-16201

GLOBAL CROSSING LIMITED

BERMUDA	98-0407042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

WESSEX HOUSE

45 REID STREET

HAMILTON HM12, BERMUDA

(Address Of Principal Executive Offices)

(441) 296-8600

(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, par value $.01 per share

Title of Class

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).  Yes  ☐    No  ☒

The aggregate market value of the common stock of the registrant held by non-affiliates of the registrant as of June 30, 2005 was approximately $272 million.

APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY PROCEEDINGS DURING THE PRECEDING FIVE YEARS: Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.  Yes  ☒    No  ☐

The number of shares of the registrant’s common stock, par value $0.01 per share, outstanding as of March 1, 2006, was 22,653,860.

DOCUMENTS INCORPORATED BY REFERENCE:

Portions of the registrant’s definitive proxy statement to be issued in connection with the 2006 annual general meeting of shareholders are incorporated by reference into Part III of this Form 10-K.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

For The Year Ended December 31, 2005

i

PART I

ITEM 1. BUSINESS

Introduction

Global Crossing Limited, or “GCL,” was formed as an exempt company with limited liability under the laws of Bermuda in 2003. GCL is the successor to Global Crossing Ltd., a company formed under the laws of Bermuda in 1997 (“Old GCL”) which, together with a number of its subsidiaries (collectively, the “GC Debtors”), emerged from reorganization proceedings on December 9, 2003. Except as otherwise noted herein, references in this annual report on Form 10-K to “Global Crossing,” “the Company,” “we,” “our” and “us” in respect of time periods on or prior to December 9, 2003 mean Old GCL and its subsidiaries (collectively, the “Predecessor”), while such references in respect of time periods after December 9, 2003 mean GCL and its subsidiaries (collectively, the “Successor”).

We provide telecommunications services in most major business centers in the world. We serve many of the world’s largest corporations and many other telecommunications carriers, providing a full range of managed data and voice products and services.

Our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton, Bermuda. Our principal administrative offices are located at 200 Park Place, Suite 300, Florham Park, New Jersey 07932. Our Internet address is www.globalcrossing.com, where you can find copies of this annual report on Form 10-K and our quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as our proxy statements for our general meetings of shareholders, all of which we will make available free of charge as soon as reasonably practicable after such reports are electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”).

As of March 1, 2006, we employed approximately 3,400 people, of whom approximately 98% are full-time employees and the balance are part-time or temporary employees. We consider our employee relations to be good. None of our employees are currently covered by collective bargaining agreements, other than approximately 50 employees in the United Kingdom (“U.K.”).

In 2005, we increased our focus on becoming a premier provider of global data and IP services to enterprises, and our chief operating decision maker began assessing performance and allocating resources based on three separate operating segments. These operating segments are “enterprise, carrier data and indirect channels” (also referred to as “Invest and Grow” in our press releases pertaining to financial results), “carrier voice” and “consumer voice, small business group and Trader Voice.” See below in this Item 1 and Note 23, “Segment Reporting,” to our consolidated financial statements included in this annual report on Form 10-K for further information regarding our operating segments and geographic areas.

Prior to August 13, 2004, we owned a business segment engaged in the subsea cable installation and maintenance business: Global Marine Systems Limited (together with its subsidiaries, “Global Marine”). On August 13, 2004, we entered into a series of agreements with Bridgehouse Marine Limited (“Bridgehouse”) for the sale of Global Marine and the transfer of our forty-nine percent shareholding in SB Submarine Systems Company Ltd. (“SBSS”), a joint venture primarily engaged in the subsea cable installation and maintenance business in China. During the third quarter of 2004, we completed the sale of Global Marine for consideration of $1 million. No gain or loss was recorded on the sale. During the third quarter of 2005 we completed the transfer of our interest in SBSS to Bridgehouse for consideration of $14 million and recognized a gain of $8 million on the sale.

On May 3, 2005, we sold our trader voice business (“Trader Voice”), which provides services primarily to the financial markets industry, to WestCom Corporation, after receiving all necessary regulatory approvals. We received $25 million of gross cash proceeds from the transaction, resulting in a pre-tax gain of $14 million.

On March 19, 2005, we entered into an agreement to sell our Small Business Group business (“SBG”) to Matrix Telecom (“Matrix”), a Platinum Equity company. SBG provides voice and data products to approximately 30,000 small to medium-sized businesses in the United States (“U.S.”). On June 23, 2005, we received approximately $33 million of the cash proceeds from Matrix, as a prepayment of a portion of the purchase price. The balance of the purchase price ($5 million after certain purchase price adjustments for working capital items) was received on December 31, 2005, when the sale closed after receiving all required regulatory approvals. The sale resulted in a pre- and post-tax gain of $14 million.

In light of the sales of our Trader Voice and SBG businesses, our “consumer voice, small business group and Trader Voice” segment now comprises only our consumer voice and calling card business. For this reason, this segment is referred to as our “consumer voice” segment for the remainder of this Item 1.

Business Strategy

Our strategy is focused on serving multinational enterprise, government and carrier customers with Internet Protocol (“IP”) and high performance networking solutions. These services are brought to market through direct and indirect distribution channels. We believe that the performance, quality, geographic reach, security and ubiquity of our services are key competitive differentiators. These services are delivered over our extensive global network and advanced IP service platforms which connect 300 of the world’s major commercial centers.

Starting in late 2004 and continuing through 2005, we executed a set of strategic initiatives intended to increase our focus on our target markets and on higher margin global IP and high performance network services. These included the divestment of two businesses (Trader Voice and SBG) that did not address our target markets. We also focused on the development of our direct and indirect distribution channels. Finally, we modified our objectives and operating parameters with respect to our wholesale legacy voice business, which is now being managed with an intense focus on margin and cash flow rather than top line revenue. The execution of these changes, which allows us to manage and report performance based on our two key operating segments, has led to improvements in our financial and operational performance and has simplified resource and investment allocation decisions.

The multinational enterprise customer sector represents a significant market for the provision of global IP services and high performance networking solutions. Target customer sectors in this market include financial services, high-tech, health care, transportation and distribution, and research and education. The government sector also represents a significant global market, as do the cable service and wireless service provider sectors. We have aligned our direct sales channels around these target sectors and are developing alliances with major systems integrators to effectively address the requirements of customers who prefer turnkey or outsourced solutions provided by these industry participants. In addition, to increase our penetration of the worldwide enterprise market, we have enabled our advanced IP solutions to inter-operate with those of incumbent and other telecommunications service providers. This interfacing allows these providers to augment their own capabilities and address a wider range of their enterprise customers’ geographic and product-related requirements, while allowing us to benefit from their considerable distribution capabilities.

Consistent with this strategy, we are investing our capital primarily on success-based, revenue-generating opportunities in IP, collaboration and managed services, such as enhancing our Voice over Internet Protocol (“VoIP”) service platform and customer support systems.

We expect continued growth in the demand for global bandwidth and IP services due to several significant trends. End-user traffic is expected to grow due to increased adoption of broadband access to the Internet by businesses and consumers. We expect the demand for high performance data communications to be driven by the introduction of more powerful computers and software applications, facilitating higher download rates, and increased usage of e-mail, VoIP services, streaming video, wireless local area networks, teleconferencing and other innovations. In addition, we expect global enterprises to continue to outsource their networking needs as companies require networks that interact internally as well as with partners, customers and vendors, driving the demand for IP-based virtual private networks (“VPNs”) and managed services. We also expect mobile traffic growth to remain strong due to increased adoption of mobile communications, increased usage per mobile connection and increased usage of mobile data applications. Finally, we expect a continuation of the industry shift of business applications to IP-based platforms.

The competitive landscape in the telecommunications industry is changing rapidly, and we believe we are well positioned to take advantage of these changes. The large-scale mergers that have taken place in the North American market and the business combinations in Europe and Latin America have caused many of our competitors to experience varying degrees of disruption while integration issues are being addressed. Moreover, as the number of available service providers diminishes with industry consolidation, we expect to experience greater demand from customers seeking network diversity and redundancy. Our existing customer base, capabilities and extensive network of suppliers globally position us as a viable global alternative provider.

We believe that the below factors provide us with competitive advantages in our “enterprise, carrier data and indirect channels” and “carrier voice” segments. In light of the sales of our Trader Voice and SBG businesses, our “consumer voice” segment is insignificant to our overall operations and we are no longer marketing these services to prospective customers.

Technology and Innovation

•	The Global Crossing network has been purpose-built to provide global IP solutions.

•	We provide quality of service guarantees for most service offerings on a premise-to-premise basis globally.

•	We have consistently introduced leading-edge service offerings, such as Internet Protocol Virtual Private Network (“IP VPNs”) over a Multi-Protocol Label Switching (“MPLS”) core, VoIP, and video over IP and integrated services digital network (“ISDN”) platforms.

•	We have enabled our enterprise product suite to inter-operate with that of incumbent carriers and other service providers, allowing them to address customer requirements outside their service territories. This innovation cost effectively increases our distribution capability and increases utilization on our network.

Security

•	We have the demonstrated ability to manage secure environments and have held clearances to handle sensitive traffic for the U.K. Government since 1989.

•	Our continued compliance with a precedent-setting Network Security Agreement with the U.S. Government ensures that the operation of the U.S. portions of our network meets stringent requirements for physical, logical and network security.

•	The Global Crossing network features advanced denial of service detection and prevention, including sophisticated monitoring, filtering and reporting tools.

Customer Support

•	The Global Crossing network is monitored from multiple, global network operating centers 24/7, providing redundancy and serving as a single point of contact for all service matters.

•	We have created an award-winning Web-based customer interface, uCommand®, which allows customers to monitor and manage their networks in real time.

•	We routinely survey our customers with an independent polling agent to help us identify opportunities to improve service. These surveys reflect customer satisfaction ratings that are among the highest in the industry in network performance, account support, service activity and billing assistance.

Our overall strategy also calls for reductions in our cost structure, including with respect to our direct operating costs and third party access costs. Our initiatives to reduce access costs include facility network access optimization, use of alternative termination providers and other traditional means such as revenue assurance and dispute resolution.

Overview of Our Business

We provide telecommunications services using a global IP-based network that directly connects more than 300 cities in more than 30 countries and delivers services to more than 600 major cities in more than 60 countries around the world. We serve many of the world’s largest corporations and many other telecommunications carriers, providing a full range of managed data and voice products and services.

The services we provide include data services, voice services and collaboration services. These services are built around a streamlined global service delivery model intended to provide outstanding customer service, including prompt and accurate provisioning and billing. Our uCommand® Web-based network management tool allows customers to securely monitor their voice and data services, create utilization reports, reroute traffic, order new services, create and track trouble tickets and perform online bill payment.

Service Offerings in Enterprise, Carrier Data and Indirect Channels Segment

The following is a brief description of the key service offerings in our “enterprise, carrier data and indirect channels” operating segment, which accounted for approximately 55% and 43% of our consolidated revenues in 2005 and 2004, respectively.

Enterprise Voice Services

Our enterprise voice services include switched and dedicated outbound, local services and inbound voice services for domestic and international long-distance traffic, toll-free enhanced routing services, and commercial managed voice services, all offered via traditional (time division multiplexing or “TDM”) or VoIP interconnections. During 2005, we carried more than 5.8 billion minutes of enterprise voice traffic over our global voice network. Voice services accounted for approximately 31%, and 34% of our “enterprise, carrier data and indirect channels” segment’s revenues in 2005 and 2004, respectively.

Our dedicated enterprise voice services feature end-to-end service level agreements that apply globally and guarantee service availability along our network as well as through local access circuits. The service level agreements support three key areas: end-to-end network availability, guaranteed time of installation and mean time to restore.

Data Services

Our enterprise, carrier data and indirect channels operating segment also offers a broad range of telecommunications services that provide data and network interconnectivity to wholesale and enterprise customers; capacity services; and access services. In the aggregate, data services accounted for approximately 59% and 58% of this segment’s revenues in 2005 and 2004, respectively. Our data services feature end-to-end service level agreements that apply globally and guarantee service availability along our network as well as through local access circuits. The service level agreements support key areas such as: end-to-end network availability, guaranteed time of installation and mean time to restore.

Our data services include the following:

•	Converged IP Service: One Port Any Service—Introduced in January 2005, an IP bundle delivered over a common IP service architecture and single access connection where voice, video, data and multi-media are managed and delivered as applications over a VPN.

•	IP VPN Service: A feature-rich IP VPN solution that offers enterprises and carriers three classes of service and multiple access options using a highly secure platform and features service level agreements for latency, packet delivery, jitter and availability. Remote VPN Access allows enterprises to extend the reach of their wide area networks by supporting secure connections for multiple users over most Internet service providers (“ISP”) worldwide.

•	VoIP Services: A full range of enterprise and carrier VoIP services, including: VoIP Outbound, which receives the customer’s originating voice traffic in IP format for worldwide termination; VoIP Inbound or Toll Free, which receives originating traffic in traditional TDM format and converts it to IP for termination to the customer; VoIP On-Net, which enables customers to send traffic in IP format from end to end between locations on their own network; and VoIP DID, which provides local VoIP service and dial tone. Our VoIP network is fully integrated with our TDM network, enabling an interoperable platform allowing customers to create their own migration path to an all-IP voice platform.

•	Ethernet IP Service: A point-to-point service introduced in February 2005 as a simple, cost-effective alternative to long haul private line service, with pricing that is not distance sensitive.

•	Internet Access Services: Includes Dedicated Internet Access for enterprises and IP Transit for carriers and ISPs. These services provide always-on, direct high-speed connectivity to the Internet at a wide range of speeds with connectivity to all worldwide domains and peering locations connected in Europe, the U.S. and Latin America.

•	Frame Relay & ATM Service: Frame Relay provides a reliable data transport network ideal for partial mesh and hub-and-spoke network applications. Asynchronous transfer mode (“ATM”) service supports multiple data applications with diverse requirements for network transport, prioritization and performance.

•	Managed Solutions: These services support IP VPN, Internet Access, Frame Relay and ATM. Our managed solutions include pre-sales engineering and customer premises equipment design, equipment procurement, provisioning and installation, and network monitoring and management featuring global service level agreements. We also provide ongoing end-to-end customer premises equipment and network management and maintenance support for corporate locations in Europe, the U.S. and Latin America.

•	Transport Services: International Private Line Service and Wavelength Services provide secure point-to-point digital connectivity. These services are available between any two points of presence on our network, enabling customers to build private networks that carry business-critical applications at a wide range of speeds, including 2.5 gigabits per second (“Gbps”) and 10 Gbps. Our Metropolitan Access Network Service brings our worldwide network capabilities to the customer’s premises in twenty-five major metropolitan markets across North America and Europe.

•	Collocation Service: Allows for the housing of customer equipment within a Global Crossing point of presence in order to interconnect with our fiber-optic backbone. Collocation delivers improved provisioning speed, stability and security for critical network requirements.

Collaboration Services

Our “enterprise, carrier data and indirect channels” segment also offers a full range of collaboration services, including the audio, video and Web conferencing services described below. Collaboration services accounted for approximately 10% and 8% of this segment’s revenues in 2005 and 2004, respectively.

•	Videoconferencing Services: These services provide video over IP and ISDN platforms, using multipoint bridging to connect multiple sites. Our iVideoconferencingSM offering sends ISDN calls onto our IP network, minimizing dependence on international ISDN lines for superior quality, reliability and cost savings. Enhanced options available with our videoconferencing services include scheduling, recording and hybrid meetings that combine our audio and video services.

•	Audio Conferencing: Ready-Access® is our on-demand/reservationless audio conferencing service with toll free access in key business markets worldwide. Event Call provides highly reliable, operator assisted, full-service conference calls. Participants can access this service by dialing in on either a toll or a toll-free number, or by being dialed out to by an operator. This service is suitable for as few as three or up to thousands of participants. Enhanced service options include PostView® conference playback, taping/transcription service, translation services and on-line participant lists.

•	Web Conferencing: Ready-Access Web Meeting is fully integrated with Ready-Access audio conferencing for on-demand collaboration, allowing customers to manage their calls on-line, change account options, share presentations with participants, and record entire meetings, including visuals. eMeeting is a full-featured Web conferencing application that allows customers to collaborate and share documents, presentations, applications, data and feedback with polling and instant messaging features.

Service Offerings in Carrier Voice Segment

Our carrier voice operating segment includes switched and dedicated outbound and inbound voice services for domestic and international long-distance traffic, direct-inward-dialing (“DID”) transport and toll-free enhanced routing services all offered via traditional TDM or VoIP interconnections. This segment accounted for approximately 40% and 50% of our consolidated revenues in 2005 and 2004, respectively. During 2005, we carried more than 45.5 billion minutes of carrier voice traffic over our global network. As with our enterprise, carrier data and indirect channels segment, our carrier voice segment features end-to-end service level agreements that apply globally and guarantee service availability along our network as well as through local access circuits. The service level agreements support three key areas: end-to-end network availability, guaranteed time of installation and mean time to restore.

Service Offerings in Consumer Voice, SBG and Trader Voice Segment

Our consumer voice, SGB and Trader Voice operating segment accounted for approximately 5% and 7% of our consolidated revenues in 2005 and 2004, respectively. In light of the sales of our Trader Voice and SBG businesses, this segment now comprises only our consumer voice and calling card business. This business is insignificant to our overall operations and we are no longer marketing these services to prospective customers.

Sales and Principal Customers

We focus our sales and marketing efforts on target sectors within the enterprise and carrier markets that require significant telecommunications services. We have sales and sales support personnel in more than 18 countries. Our enterprise, carrier data and indirect channels segment targets the following sectors: global financial services, healthcare, technology, logistics, government, systems integrators, university research and education networks, and global multinational corporations. Our carrier voice segment targets resellers, fixed and mobile telecom carriers, cable service providers, and ISPs.

Our enterprise, carrier data and indirect channels operating segment currently employs approximately 715 sales and sales support employees worldwide for the following sales channels, each of which targets customers in North America, Europe, Latin America and the Asia/Pacific region.

•	Global Enterprise Direct Sales Channel: Through the enterprise sales channel, we target mid-sized businesses, large multinational enterprises, higher educational institutions and governmental entities.

•	Global Enterprise Indirect Sales Channel: Through the indirect enterprise sales channel, we target systems integrators and application service providers, using dedicated sales and support personnel in our Global Partner and System Integrator (“SI”) Programs that recruit, train and provide on-going support for these indirect partners who offer our products and services directly to their end user enterprise and government customers. At this time, we have over 35 carriers in our Global Partner Program offering our Fast Track ServicesTM and over 20 SIs that we have teamed with offering solutions to the enterprise market.

•	Carrier Data Sales Channel: Through the carrier data sales channel, we focus on local, national and global cable and wireless telecommunications carriers and on facilities and non-facilities based resellers.

•	Collaboration Sales Channel: This channel is used to offer audio, video and Web-based conferencing services to enterprises and both governmental and non-governmental organizations.

Although our enterprise, carrier data and indirect channels segment enjoys a large and globally dispersed customer base, various agencies of the U.K. Government together represented approximately 21% and 22% of this segment’s revenues in 2005 and 2004, respectively.

Our carrier voice operating segment currently employs approximately 135 sales and sales support employees worldwide. This channel targets local, national and global cable and wireless telecommunications carriers and facilities and non-facilities based resellers in North America, Latin America, Europe and the Asia/Pacific region.

Our Network

Our network comprises a series of network assets that operate service platforms which enable us to create and deliver various protocol-based data and voice services in most major business centers in the world. We monitor and provide surveillance utilizing a suite of operating support systems (“OSS”) to provision and maintain this network worldwide.

At the base of our network is subsea and terrestrial fiber-optic cables that connect North America, South America, Europe and a portion of the Asia/Pacific region, which we either own or hold under long-term indefeasible rights of use (“IRUs”) from other carriers. These fiber-optic assets and related equipment (the “GC Fiber Network”) were engineered to provide seamless, broadband connectivity to more than 30 countries through a combination of subsea cables, national and international networks and metropolitan networks.

In addition to the GC Fiber Network, we own network switching and routing equipment that provides us with the ability to monitor and manage traffic over fiber-optic assets leased by us on a non-IRU basis. We refer to these portions of our network, together with the GC Fiber Network, as the “Core Network.”

The Core Network has approximately 800 points of presence (“POPs”) in over 300 major cities throughout the world (“Regional POPs”). As described below, approximately 500 of these Regional POPs are located on the GC Fiber Network and house transmission add/drop multiplex equipment (devices similar to routers that can add or drop signals) that we own (“GC Fiber Regional POPs”). The remaining approximately 300 Regional POPs are located on leased transmission facilities. We have over 400 additional POPs that house minor IP peering points or legacy financial markets sector-related equipment.

The North American network portion of the GC Fiber Network comprises approximately 19,000 route miles of fiber in the U.S. and Canada, most of which consists of IRUs in fibers purchased from other carriers. It has approximately 170 GC Fiber Regional POPs, 22 integrated service platform sites, three subsea cable landing stations and five primary international voice gateway sites. The North American network carries voice, data and private line services over our IP, SONET (synchronous optical network), and ATM backbones, all traversing 2.5 and 10 Gbps dense wavelength division multiplexing (“DWDM”) transmission systems. IP, SONET and ATM are methods of sending audio, video and computer data at the same time over one high-speed digital line. DWDM technology makes it possible to simultaneously transmit data at more than one wavelength, thereby allowing the transmission of multiple signals through the same fiber at different wavelengths.

The European network portion of the GC Fiber Network (excluding the U.K.) comprises approximately 14,000 route miles of fiber in the western region of the continent, most of which is contained in cable that we own on an IRU basis. This network has approximately 60 GC Fiber Regional POPs, six cable landing stations, and two international voice and three international data gateway sites. The European network carries voice, data and private line services over our IP, SDH (synchronous digital hierarchy, which is a transmission format similar to SONET) and ATM backbones, all traversing 2.5 and 10 Gbps DWDM transmission systems.

The Global Crossing U.K. network portion of the GC Fiber Network comprises approximately 8,100 route miles of fiber, approximately 60% of which is owned by us. This network has approximately 270 GC Fiber Regional POPs, 158 of which interconnect to local network providers. Approximately 80% of the fiber cable runs in troughs along the U.K. rail system. The Global Crossing U.K. network carries voice, data and private line services over IP and ATM/Frame Relay backbones, all traversing DWDM and SDH transmission systems. The network extends to 150 towns and cities, reaching within two kilometers of 64% of U.K. central business delivery addresses tracked by Royal Mail.

The subsea network portion of the GC Fiber Network comprises five rings of fiber-optic cable owned by us: Atlantic Crossing-1 (“AC-1”), Atlantic Crossing-2 (“AC-2”), Mid-Atlantic Crossing (“MAC”), South American Crossing (“SAC”) and Pan American Crossing (“PAC”). SAC is integrated with a 1,600 mile terrestrial route connecting Argentina and Chile, and PAC is integrated with a 2,300 mile terrestrial ring route within Mexico. In the aggregate, these systems span approximately 39,000 route miles and have 27 landing points on three continents: North America, South America and Europe. These are all two or four fiber strand pair cables equipped with 10 Gbps DWDM transmission systems. AC-2 consists of two fiber strand pairs in a cable containing four fiber strand pairs that was co-built with Level 3 Communications, Inc. These systems include 15 GC Fiber Regional POPs in the Latin America and Caribbean regions.

Our network assets in the Asia/Pacific region and those connecting the U.S. to this region include both IRUs and leased circuits on multiple subsea systems. We operate Regional POPs in Hong-Kong, Tokyo, Singapore and Sydney. Each of these POPs support Internet access, IP VPN, ATM and Frame Relay services, with Hong Kong also supporting VoIP services. Our Core Network includes IRUs and leases of trans-Pacific capacity on the PC-1 fiber-optic cable system, which is owned by Pacific Crossing Limited (“PCL”).

Our IP network comprises a service layer running on the Core Network and utilizes a single Autonomous System Number (“ASN”). We have 83 distinct IP hubs, 31 of which contain a VoIP presence and 39 of which have public or private peering interconnects. The single ASN implies a greater degree of integration than that which exists in a multiple ASN system. Having a global ASN allows us to deploy certain technologies, such as MultiProtocol Label Switching (“MPLS”), more quickly and on a global basis. It also provides our international customers with a more global appearance in the global Internet routing table.

Our IP network utilizes a MPLS Cisco core with a mixture of Cisco and Juniper devices at the edge of the network. We are also in the process of deploying Juniper T640 routers in the IP network core. The network is considered a Tier 1 backbone and is quality-of-service enabled, which allows different types of data to be assigned different priorities, such that, for example, voice can always have priority over IP VPN and Internet traffic. The network carries approximately 170 Gbps of total IP traffic, of which 1.7 Gbps is IP VPN and 10 Gbps is voice traffic, representing approximately 2.35 billion minutes of VoIP per month, or over 60% of all our voice minutes. Our VoIP platform is fully interoperable with our TDM network.

We operate our Core Network from three primary network operations centers. The Global Network Operations Center in London manages our subsea cable systems and our European and Global Crossing U.K. networks. The North America Network Operations Center, located in Southfield, Michigan, manages the global voice network and the North American transport network. The Global Data Services Network Operating Center, located in Phoenix, Arizona, manages the global IP and Frame Relay/ATM networks. In addition, we have a small network operating center in New York City that provides redundant IP and ATM network management capability.

Together with those locations connected directly by the Core Network, through network to network interface agreements with other service providers, we deliver services to more than 600 major cities in more than 60 countries worldwide.

Network Security Agreement

On September 23, 2003, the U.S. Government granted approval under Section 721 of the Defense Production Act of the investment in GCL by Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”) pursuant to the GC Debtors’ plan of reorganization. In order to obtain this approval, we entered into an agreement (the “Network Security Agreement”) with certain agencies of the U.S. Government to address the U.S. Government’s national security and law enforcement concerns. The Network Security Agreement is intended to ensure that our operations do not impair the U.S. Government’s ability (1) to carry out lawfully-authorized electronic surveillance of communications that originate and/or terminate in the U.S.; (2) to prevent and detect foreign-based espionage and electronic surveillance of U.S. communications; and (3) to satisfy U.S. critical infrastructure protection requirements. Failure to comply with our obligations under the Network Security Agreement could result in the revocation of our telecommunications licenses by the Federal Communications Commission (“FCC”).

While our operations were generally consistent with the requirements of the Network Security Agreement prior to its execution, we have undertaken a number of operational improvements in order to ensure full implementation of, and compliance with, the Network Security Agreement. These improvements relate to information storage and management, traffic routing and management, physical, logical, and network security arrangements, personnel screening and training, and other matters.

The Network Security Agreement affects our corporate governance as well. The GCL Board of Directors maintains a Security Committee comprised solely of directors who are U.S. citizens and who already possess or are eligible to possess a U.S. security clearance. These “Security Directors” must satisfy the independent director requirements of the New York Stock Exchange, regardless of whether any of GCL’s securities are listed on such exchange. At least half of the members of the GCL board nominated by ST Telemedia must be Security Directors. See Item 10 below. A Security Director must be present at every meeting of the board of directors of GCL and of any of our U.S. subsidiaries unless such meeting in no way addresses or affects our obligations under the Network Security Agreement.

The Company’s compliance with the Network Security Agreement is subject to an audit by a neutral third-party auditor. Telcordia Technologies, Inc. was selected as auditor in December 2004. In December 2005, Telcordia completed its initial technical audit and did not report any areas of material non-compliance with the Network Security Agreement.

Competition

The telecommunications industry is intensely competitive and has undergone significant change in recent years. Beginning in the late 1990s, a number of new competitors entered the market and commenced network construction activities, resulting in a significant expansion of worldwide network capacity. In 2001, it became clear that, at least in the short-term, actual demand was failing to keep pace with available supply, resulting in intense price pressure and, in many cases, an unsustainably low ratio of revenues to fixed costs. Market valuations of debt and equity securities of telecommunications companies, particularly new providers, decreased precipitously as the financial condition of many carriers deteriorated. In the last four years, a number of these competitors have attempted to reorganize, or have completed reorganizations, under bankruptcy and insolvency laws. Several competitors have emerged from bankruptcy with significant improvements to their financial condition or as newly formed entities that have acquired the assets of others at substantial discounts relative to their original cost.

At the same time, the regulatory environment has changed and continues to change rapidly. Although the Telecommunications Act of 1996 (the “1996 Act”) and actions by the FCC and state regulatory authorities have had the general effect of promoting competition in the provision of communications services in the U.S., they also have allowed each regional Bell operating company (“RBOC”) to begin to provide long distance services in virtually every state in which it operates. These effects, together with new technologies, such as VoIP, and the importance of data services, have blurred the distinctions among traditional communications markets and have reduced barriers to entry in various lines of business.

Many of our existing and potential competitors have significant competitive advantages, including greater market presence, name recognition and financial, technological and personnel resources, superior engineering and marketing capabilities, more ubiquitous network reach, and significantly larger installed customer bases. Many of these advantages are expected to increase with the recent trend toward consolidation by large industry participants, although it is possible that regulatory changes or conditions will be implemented in response to such consolidation in order to mitigate the impact on non-dominant carriers such as ourselves.

The following summarizes the competition we face by type of competitor.

Incumbent Carriers

In each market that we serve, we face, and expect to continue to face, significant competition from the incumbent carriers, which currently dominate the local telecommunications markets. In the U.S., these are primarily the RBOCs, which include BellSouth, Verizon, Qwest Communications and AT&T. The recently completed mergers between SBC Communications and AT&T and between Verizon and MCI (and the recently announced proposed merger of BellSouth and AT&T) could increase the economies of scale enjoyed by the combined entities. We face competition both outside and, in some cases, inside the U.S. from foreign incumbents, including companies such as British Telecom, France Telecom, Telecom Italia, Telefónica, Telstra, TelMex and Deutsche Telekom.

We compete with the incumbent carriers on the basis of product offerings, price, quality, capacity and reliability of network facilities, technology, route diversity, ease of ordering and customer service. Because our fiber-optic systems have been recently installed, compared to some of the networks of the incumbent carriers, our network’s architecture and technology may provide us with cost, capacity, and service quality advantages over some existing incumbent carrier networks. However, the incumbent carriers have long-standing relationships with their customers and provide those customers with various transmission and switching services that we, in many cases, do not currently offer. In their own primary markets, the incumbents have the additional advantages of network concentration, control over local exchange assets, significant existing customer bases and, in the case of many foreign incumbents, regulatory protection from competition.

Other Voice Service Competitors

In addition to the RBOCs, in the U.S. we face, and expect to continue to face, competition for local and long distance voice telecommunications services from hundreds of other companies that compete in the long distance marketplace. In light of the RBOCs’ receipt of FCC authorization to provide long distance voice services, we expect them to become increasingly significant competitors for those services. Outside the U.S., the local incumbents dominate the market for local and long distance voice services.

Other Data Service Competitors

In addition to the incumbents, we face, and expect to continue to face, competition for Internet access and other data services from telecommunications companies such as Sprint Corporation, Cable and Wireless plc, Colt Telecom Group plc, Equant N.V. (now a unit of France Telecom) and Infonet (now a unit of British Telecom) and from online service providers, DSL service providers, ISPs and Web hosting providers.

Other Conferencing Competitors

In addition to competitors that provide voice and data services generally, our conferencing business competes with non-carriers that specialize in providing audio, video and Web conferencing services, such as InterCall, Inc. (a division of West Corporation), Genesys Conferencing and Premiere Conferencing.

Other Business Competitors

In addition to the above providers, we have other competitors, including XO Communications, Level 3 and IDT Corporation, which are companies that deliver bandwidth-enabled services internationally on recently built terrestrial and subsea fiber-optic networks.

Regulatory Overview

The construction and operation of our facilities and our provision of telecommunications services subjects us to regulation in many countries throughout the world.

Regulation in the U.S.

In the U.S., our facilities and services are subject to regulation at both the federal and state level. The Communications Act of 1934, as amended, is the primary legislation governing our provision of interstate and international services. The two aspects of the federal/state regulatory scheme that most affect the Company’s operations are those provisions governing: (1) the cost that the Company must incur for access to local exchange facilities to originate and terminate traffic; and (2) to a lesser extent, the costs of and parameters governing local competition.

U.S. Federal Regulation

The FCC exercises jurisdiction over our interstate and international services and, to some extent, the construction and operation of our facilities. We have authority from the FCC for the installation, acquisition and operation of our U.S. network and for the provision of international facilities-based services.

Regulation of the Cost of Access

The FCC and the states regulate the rates that incumbent local exchange carriers (“ILECs”) and competitive local exchange carriers (“CLECs”, which, together with ILECs, are referred to herein as “LECs”) charge us for access to local exchanges, which is our single largest expense. Such regulations also apply to us in those states where we operate as a CLEC. Access charges that LECs impose upon us consist of both usage-sensitive switched access charges and flat-rated transport and special access charges. With respect to their access services, the FCC regulates ILECs as dominant carriers. The Company also may enter into carrier-to-carrier contracts with other, principally long-distance, carriers to transport and terminate our traffic. These latter arrangements are typically not subject to tariff regulation.

ILEC Switched Access Charges

The LECs assess usage-sensitive switched access charges for the use of their switched facilities to originate and terminate switched traffic. In 2000, the FCC established a regime to govern the provision of switched access services by the ILECs over a five-year period, the “CALLS Plan.” Under the CALLS Plan, usage-sensitive rates were decreased over time in favor of increases in end-user charges and a transitional preferred interexchange carrier charge. The LECs’ preferred interexchange carrier charges have decreased over time and most of the largest ILECs have ceased assessing this charge, although smaller ILECs and some CLECs continue to assess it. The CALLS Plan expired in 2005 and the FCC is considering proposals to govern access charges prospectively (see Intercarrier Compensation Reform, below).

ILEC Special Access Charges

The FCC currently regulates ILEC flat-rate transport and special access charges under the terms of its Special Access Pricing Flexibility Order, adopted in 1999. Under the Special Access Pricing Flexibility Order, ILECs are afforded two different levels of pricing flexibility depending upon the extent of deployment of alternative facilities within particular Metropolitan Statistical Areas (“MSAs”). The ILECs have been granted Type I (or the more limited form of pricing flexibility) in most MSAs in the country and have been granted Type II pricing flexibility in a lesser number of MSAs.

AT&T previously petitioned the U.S. Court of Appeals for the District of Columbia Circuit to compel the FCC to consider a proposal to tighten its regulation of ILEC special access services. Although the Court declined to grant the petition, in January 2005 the FCC released a Notice of Proposed Rulemaking to consider how it should regulate ILEC special access services prospectively and whether it should tighten its regulation of special access services. The Company cannot predict the outcome of this proceeding.

CLEC Access Charges

Unlike the ILECs, the FCC regulates the CLECs as non-dominant carriers. The FCC permits a CLEC to file tariffs for its interstate access services so long as the CLEC’s rates do not exceed the rates of the ILEC that provides service in the territory that the CLEC services. However, a CLEC may charge the full benchmark rate even where it only provides a portion of the access service involved, i.e., in the case of jointly-provided access services. The FCC also permits CLECs to aggregate the traffic of other carriers, e.g., toll-free calls originating from wireless subscribers, although, in this circumstance, the CLEC is only permitted to charge for those portions of the access service it actually provides.

Wireless Access Charges

The FCC has adopted a mandatory detariffing regime for access services that wireless carriers wish to provide. Wireless carriers may not file tariffs for their putative access services and must, instead, enter into voluntary contracts in order to assess access charges upon potential access customers.

Regulation of VoIP Traffic

The FCC has addressed the subject of the jurisdictional nature of and access charges applicable to VoIP traffic in response to a number of petitions for declaratory ruling (or comparable petitions). The FCC has also issued a Notice of Proposed Rulemaking seeking comment on how it should regulate VoIP traffic prospectively.

In February 2004, the FCC concluded that Pulver.com’s “Free World Dialup” service, which does not make use of the public switched telephone network, is an unregulated information service.

In April 2004, the FCC concluded that AT&T’s “phone-to-phone IP” service, which makes use of the public switched telephone network and inserts an IP segment into the call path but as to which there is no net protocol conversion, is a telecommunications service, and not an information service, to which access charges are applicable, without regard to whether one or more service providers are involved.

In November 2004, the FCC granted a petition filed by Vonage Holdings and declared that VoIP traffic that qualifies as an “enhanced” or “information” service (as specifically described in the Vonage petition) was jurisdictionally interstate and that state regulation of such traffic is preempted by federal law (the “Vonage Order”). The exact scope of the FCC’s decision is unclear, although at a minimum, it appears to cover traffic on which a net protocol conversion occurs, measured on an end-to-end basis. The FCC did not decide in the Vonage Order issues such as the intercarrier compensation regime governing VoIP traffic, emergency services obligations, universal service obligations and service quality regulation of VoIP services.

The Vonage Order is subject to judicial review and the Company cannot predict the outcome of this judicial proceeding.

Additional petitions governing various aspects of VoIP services are currently pending before the FCC. In addition, the FCC has issued and received comment on a Notice of Proposed Rulemaking regarding how VoIP (or IP-enabled) services should be regulated.

In June 2005, the FCC concluded that VoIP service providers must support enhanced 911 emergency dispatch services or cease marketing VoIP services in areas where they cannot be supported. The FCC also concluded that VoIP service providers must comply with the Communications Assistance for Law Enforcement Act (“CALEA”) and configure their network and services to support law enforcement activity in the area of wiretaps and call records. The FCC ruling applies to all VoIP services that can both receive calls from and terminate calls to the public switched telephone network. Both rulings are subject to judicial review and we cannot predict the outcome of those judicial proceedings. We will incur costs to be compliant with the rulings, but the exact nature and scope of the costs will remain unclear until the FCC issues further guidance regarding standards and compliance.

Local Reciprocal Compensation

Local telephone companies that originate traffic that is terminated on the networks of other local carriers typically compensate the other local carriers for terminating that traffic. The FCC has established the general framework governing the level of such compensation, although the specific rates are established by the states. These rates vary from “bill-and-keep” to rates that approximate those for switched access. As is the case with access charges, the local reciprocal compensation rates are being examined in the FCC’s Intercarrier Compensation proceeding (see “Intercarrier Compensation Reform” below).

Intrastate Access Charges

Intrastate access charges that LECs assess upon the Company (or that our CLECs are permitted to charge) are regulated by the states. Although certain LECs have elected to have intrastate access rates mirror interstate access rates, intrastate access rates are typically higher (often, significantly so) than interstate access rates. Intrastate access charges are also being examined in the FCC’s Intercarrier Compensation proceeding.

Because interstate and intrastate access rates often differ significantly, there are a number of disputes involving the Company (and others) regarding the jurisdictional nature of access traffic. For example, petitions filed by the Company and Southwestern Bell are currently pending before the FCC (on referral from the U.S. District Court for the Eastern District of Missouri) relating to the jurisdictional nature of traffic that originates from wireless subscribers that the Company carries.

Intercarrier Compensation Reform

As described above, the current regime governing intercarrier compensation consists of a patchwork of different and inconsistent regulation depending upon such factors as the provider, jurisdiction and nature of traffic. To address this inconsistent pattern of regulation, in 2001 the FCC issued a Notice of Proposed Rulemaking to consider how to unify the regulation of intercarrier compensation. The FCC received numerous comments on the subject. On March 3, 2005, the FCC released a Further Notice of Proposed Rulemaking requesting further comment, including both comprehensive proposals and other measures to reform the current intercarrier compensation schemes. The Company cannot predict how the FCC and/or the courts will ultimately resolve the significant issues surrounding the subject of intercarrier compensation. Such resolution could materially adversely affect our operating results.

Universal Service

Both the FCC and approximately 23 states administer “universal service” funds the ostensible purpose of which is to provide for affordable local telephone service in rural and high-cost areas and to fund other social programs, such as Internet access to schools and libraries. In 2005, the Company expensed approximately $18 million related to such funds. There are numerous regulatory and legislative efforts to reform universal service funding requirements and the Company cannot predict the outcome of these efforts. The Universal Service Administrative Company has commenced an audit of the USF payments of Global Crossing Bandwidth, Inc., our North American wholesale services subsidiary. We cannot predict the outcome of this audit.

Local Competition

The 1996 Act substantially revised the 1934 Communications Act, in large part to address the subject of local competition. The 1996 Act delegated to the FCC and to the states significant discretion to implement the local competition provisions of the statute and imposed interconnection obligations on LECs, including that they provide unbundled network elements. The regime governing the framework for local competition has changed since the 1996 Act was enacted. The FCC’s February 2003 Triennial Review Order, which revised the unbundling rules, was vacated and remanded in part by the U.S. Court of Appeals for the District of Columbia Circuit in March 2004. In response, in December 2004 the FCC adopted its Triennial Review Remand Order which significantly restricts the types of facilities that ILECs must unbundle and provide to their local competitors and the circumstances under which those facilities must be unbundled and provided. The FCC’s decision will likely result in the cost of the Company’s CLEC business rising substantially. The prices of the local facilities that the Company obtains from ILECs will increase as resale or commercial arrangements are substituted for the unbundled network element—platform services that ILECs no longer need to make available to competitors and as special access is substituted for the local loop and transport elements that are no longer subject to mandatory unbundling. The Triennial Review Remand Order is subject to judicial review. The Company cannot predict the outcome of any judicial review or subsequent FCC proceedings.

RBOC Entry into the Long Distance Business

The FCC has primary jurisdiction over the implementation of Section 271 of the 1996 Act, which provides that the RBOCs cannot offer in-region long distance services until they meet certain prerequisites. The FCC has granted each of the RBOCs the authority to provide long distance service in virtually every state in which that RBOC operates.

U.S. State Regulation

State regulatory commissions retain jurisdiction over our facilities and services to the extent they are used to provide intrastate communications. We are subject to direct state regulation in most, if not all, states in which we operate. Many states require certification before a company can provide intrastate communications services. We are certified in all states where we have operations and certification is required.

Most states require us to file tariffs or price lists setting forth the terms, conditions and prices for services that are classified as intrastate. In some states, our tariff can list a range of prices for particular services. In other states, prices can be set on an individual customer basis. Several states where we do business, however, do not require us to file tariffs. We are not subject to price cap or to rate of return regulation in any state in which we currently provide service.

U.S. Local Government Regulation

In certain locations, we must obtain local franchises, licenses or other operating rights and street opening and construction permits to install, expand and operate our fiber-optic systems in the public right-of-way. In some of the areas where we provide network services, our subsidiaries pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis.

Regulation of Business Combinations

The FCC, along with the U.S. Department of Justice and state commissions, has jurisdiction over business combinations involving telecommunications companies. The FCC has reviewed a number of recent and proposed combinations to determine whether the combination would undermine the market-opening incentives of the 1996 Act by permitting the combined company to expand its operations without opening its local markets to competition or have other anti-competitive effects on the telecommunications and Internet access markets. In some cases, the FCC has set conditions for its approval of the proposed business combination. In 2005, the FCC approved the merger of Sprint and Nextel, the acquisition of AT&T by SBC, and the acquisition of MCI by Verizon. These combinations were approved with few material conditions, including commitments (1) not to increase interstate tariff rates for certain special access services for 30 months, (2) to maintain for three years settlement-free peering arrangements with at least as many providers of Internet backbone services as had such arrangements on the respective merger closing date and (3) not to increase, for 30 months, the rates paid by existing in-region customers of AT&T in SBC’s region or of MCI in Verizon’s region for wholesale DS1 and DS3 local private line services.

International Regulation

Our construction and operation of telecommunications networks and our provision of telecommunications services in foreign countries require us to obtain a variety of permits, licenses, and authorizations in the ordinary course of business. In addition to telecommunications licenses and authorizations, we may be required to obtain environmental, construction, zoning and other permits, licenses, and authorizations, as well as rights of way (or their equivalent in foreign jurisdictions) necessary for our fiber-optic cable lines to pass through property owned by others. The construction and operation of our facilities and our provision of telecommunications services may subject us to regulation in other countries at the national, state, provincial, and local levels.

Europe

In connection with the construction and operation of our European network, we obtained telecommunications licenses in all countries where authorization was required for us to construct and operate facilities or provide network services, including voice telephony.

Our activities in Europe are subject to regulation by the European Union (“EU”) and national regulatory authorities. The level of regulation and the regulatory obligations and rights that attach to us as an authorized operator in each country vary. In all Member States of the EU, we, as a competitive entrant, are currently considered to lack significant market power in the provision of bandwidth and call origination services, and consequently we are generally subjected to less intrusive regulation than providers that are deemed to possess such power, who are generally incumbents in the countries concerned.

In April 2002, the then 15 EU Member States agreed to introduce a harmonized set of telecommunications regulations by July 25, 2003, in accordance with a framework as set out in Directive 2002/21/EC and a package of related Directives.

Under the Framework Directive (2002/21/EC), the EU has adopted a revised policy for dealing with the definition and regulation of significant market power. Regulatory remedies are being introduced in due course following a series of national reviews of telecommunications markets defined in accordance with EC Recommendation 2003/311/EC. At this time, since a number of jurisdictions have yet to complete their reviews, it is not possible to accurately predict what the various remedies may ultimately entail, and their potential impact on our business.

Also included in the package of Directives are measures under the Authorisation Directive (2002/20/EC) (the “Authorisation Directive”) to remove the necessity for telecommunications network operators and service providers to obtain individual licenses and/or authorizations, save for use of scarce resources such as numbering addresses and radio spectrum. In those countries where the national telecommunications laws have been amended in accordance with the obligations under the Authorisation Directive, our licenses have been revoked in favor of a series of statutory rights to own, build and operate networks and to provide services, including voice.

The size of the EU increased on May 1, 2004 with the accession of ten additional countries. In principle, the Authorisation Directive and the package of related Directives apply in such countries with effect from that accession date.

At the present time, not all of the 25 EU Member States have adopted the changes to their national laws to implement the EU’s telecommunications-related Directives and the European Commission is understood to have commenced infringement proceedings against those that have not enacted appropriate implementing legislation. On February 20, 2006, the European Commission published its findings in relation to the extent that Member States had transposed the regulatory package into national law. This report also identifies several significant developments in relation to relevant markets. As has been identified, various market review exercises that are required to be held in each Member State following its enactment of the new legal framework have not yet been concluded. However, once the market review procedures are concluded at the Member State level, new suites of regulatory remedies will be adopted with the aim of putting in place specific measures to rectify perceived market failures.

The European Commission has commenced a process of reviewing the regulatory framework for electronic communications and may consider possible changes to the recommendation on relevant markets and may also consider refining the way in which Art. 82 of the EU Treaty (dealing with the anti-trust concept of abuse of dominance) should be interpreted by regulators.

The U.K. telecommunications sector regulator, OFCOM, has indicated that its policy focus is intended to support the growth of greater competition, innovation and investment certainty. A Strategic Review of the telecoms sector was completed in September 2005 and is intended to lead to a new regulatory framework as the U.K telecommunications market undergoes a move away from the traditional switched-circuit fixed line networks towards next-generation networks and services based on IP. As a result of the Strategic Review, British Telecom has established a separate “access services division” named “Openreach,” which controls and operates the physical network assets making up British Telecom’s local access and backhaul networks. British Telecom has undertaken to supply a range of wholesale products to all communications providers (including its own downstream operations) on the same timescales, terms and conditions (including price) and by the same systems and processes.

Asia

The status of liberalization of the telecommunications regulatory regimes of the Asian countries in which we operate or intend to operate varies. Some countries allow full competition in the telecommunications sector, while others limit competition for most services. Similarly, some countries in Asia maintain foreign ownership restrictions which limit the amount of foreign direct investment and require companies to seek joint venture partners.

Most of the countries in the region have committed to liberalizing their telecommunications regimes and opening their telecommunications markets to foreign investment as part of the World Trade Organization Agreement on Basic Telecommunications Services, which came into force in February 1998. Additionally, the adoption of the Free Trade Agreement between the U.S. and Singapore in January 2003 established a new standard of liberalization based on bilateral negotiations with the U.S.. We cannot predict what effect, if any, this agreement will have on other countries in the region or whether the U.S. will pursue similar agreements with those countries. We also cannot be certain whether this liberalizing trend will continue or accurately predict the pace and scope of liberalization. It is possible that one or more of the countries in which we operate or intend to operate will slow or halt the liberalization of its telecommunications markets. The effect on us of such an action cannot be accurately predicted.

The telecommunications regulatory regimes of many Asian countries are in the process of development. Many issues, such as regulation of incumbent providers, interconnection, unbundling of local loops, resale of telecommunications services, offering of voice services and pricing have not been addressed fully or at all. We cannot accurately predict whether or how these issues will be resolved and their impact on our operations in Asia.

Latin America

Our MAC, PAC and SAC fiber-optic cable systems connect to Latin America. In connection with the construction of these systems, we have obtained cable landing licenses and/or telecommunications licenses in

Argentina, Brazil, Chile, Mexico, Panama, Peru, Uruguay, Venezuela and the U.S.. We expect to obtain additional telecommunications authorizations in Latin America in the ordinary course of business, should they be required as a consequence of further network growth and expansion of the regional service portfolio.

As in Asia, the status of liberalization of the telecommunications markets of Latin America varies. All of the countries in which we currently operate are members of the World Trade Organization and most have agreed to the Agreement on Basic Telecommunications Services, thereby committing to liberalizing their telecommunications markets and lifting foreign ownership restrictions. Some countries now permit competition for all telecommunications facilities and services, while others allow competition for some facilities and services, but restrict competition for other services. Some countries in which we operate currently impose limits on foreign ownership of telecommunications carriers.

The telecommunications regulatory regimes of many Latin American countries are in the process of development. Many issues, such as regulation of incumbent providers, interconnection, unbundling of local loops, resale of telecommunications services, and pricing have not been addressed fully or at all. We cannot accurately predict whether or how these issues will be resolved and their impact on our operations in Latin America.

ITEM 1A.	RISK FACTORS

Cautionary Factors That May Affect Future Results

(Cautionary Statements Under Section 21E of the Securities Exchange Act of 1934)

Forward-Looking Statements

This annual report on Form 10-K contains certain “forward-looking statements,” as such term is defined in Section 21E of the Exchange Act. These statements set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future events or future operating or financial performance or strategies. Such forward-looking statements include, but are not limited to, statements regarding:

•	our services, including the development and deployment of data products and services based on IP and other technologies and strategies to expand our targeted customer base and broaden our sales channels;

•	the operation of our network, including with respect to the development of IP-based services;

•	our liquidity and financial resources, including anticipated capital expenditures, funding of capital expenditures, anticipated levels of indebtedness, and the ability to raise capital though financing activities;

•	trends related to and management’s expectations regarding results of operations, revenues from existing and new lines of business and sales channels, and cash flows, including but not limited to those statements set forth below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

•	sales efforts, expenses, interest rates, foreign exchange rates, and the outcome of contingencies, such as legal proceedings.

We cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our quarterly reports on Form 10-Q and current reports on Form 8-K. Also note that we provide the following cautionary discussion of risks and uncertainties related to our businesses. These are factors that we believe, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by Section 21E of the Exchange Act. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties.

Our forward-looking statements are subject to a variety of factors that could cause actual results or events to differ significantly from current beliefs and expectations. In addition to the risk factors identified under the captions below, the operation and results of our business are subject to risks and uncertainties identified elsewhere in this annual report on Form 10-K as well as general risks and uncertainties such as those relating to general economic conditions and demand for telecommunications services.

Risks Related to Liquidity and Financial Resources

We incurred substantial operating losses in 2005 and will not generate funds from operations sufficient to meet all of our cash requirements in the short term.

For each period since inception, we have incurred substantial operating losses. For 2005, we posted a net operating loss of approximately $262 million and utilized net cash and cash equivalents of $141 million. In the short term, our existing and projected operations are not expected to generate cash flows sufficient to meet our cash needs. We expect our available liquidity to decline substantially during the first half of 2006 due to our cash flow requirements, including operating losses, debt service and capital expenditures. Based on our business projections, our expectation is that unrestricted cash on hand, together with proceeds from sales of IRUs and marketable securities and previously committed lease financing, will provide us with the liquidity needed to fund our operations until the point in time during the second half of 2006 when we expect to start generating positive cash flow. However, we can provide no assurances in this regard.

The covenants in our debt instruments restrict our financial and operational flexibility.

The indenture governing GCL’s $250 million aggregate original principal amount of 4.7% Senior Secured Mandatory Convertible Notes due 2008 (the “Convertible Notes”) contains covenants and events of default that are customary for high-yield senior notes. These provisions include: (1) limitations on the ability of GCL and its subsidiaries (other than GCUK) to incur indebtedness or guarantee other indebtedness; (2) limitations on dividend and other payments to holders of equity and subordinated debt; (3) limitations on investments; (4) limitations on sale and leaseback transactions; (5) limitations on asset sales, consolidations, and mergers; (6) limitations on creating or assuming liens; and (7) limitations on transactions with affiliates. These provisions have limited exceptions, baskets and carve-outs. In particular, subject to certain conditions, the limitation on indebtedness covenant permits the incurrence of (1) up to $150 million in additional debt under one or more working capital or receivables facilities (subject to, among other things, an intercreditor agreement in form and substance satisfactory to the Convertible Notes holder governing intercreditor matters such as the terms of the subordination of certain liens securing the Convertible Notes to liens securing such facility); (2) up to $50 million in purchase money debt or capital lease obligations (which exception limit is currently the subject of discussions with the note holder regarding the requested increase thereof); (3) up to $50 million of additional indebtedness not otherwise permitted to be incurred; and (4) additional subordinated debt if we satisfy the leverage ratio specified in the indenture, although we do not expect to satisfy that ratio for the foreseeable future.

If we are unable to deliver common shares at the time of voluntary or mandatory conversion of the Convertible Notes as the result of any law, rule or regulation or administrative proclamation or any other reason, we must pay accrued interest on the Convertible Notes in cash at the annual rate of 11% (calculated retroactively from the December 23, 2004 issue date). If such conversion restriction were to exist on the maturity date of the Convertible Notes, we would also be required to redeem the notes for $250 million cash plus accrued interest at 11% (calculated retroactively from December 23, 2004).

The indenture governing the approximately $404 million original aggregate principal amount of senior secured notes due 2014 (the “GCUK Notes”) issued by a subsidiary of our Global Crossing (UK) Telecommunications Limited subsidiary (together with its subsidiaries, “GCUK”) limits GCUK’s ability to, among other things: (1) incur or guarantee additional indebtedness; (2) pay dividends or make other distributions or repurchase or redeem its stock; (3) make investments or other restricted payments; (4) create liens; (5) enter into certain transactions with affiliates; (6) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (7) consolidate, merge or sell all or substantially all of its assets. All of these limitations are subject to a number of important qualifications and exceptions set forth in the indenture. In addition, the GCUK Notes indenture requires GCUK annually to make an offer to purchase a portion of such notes at a purchase price equal to 100% of their principal amount using 50% of “Designated GCUK Cash Flow” from that period. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

The above financing arrangements are secured by liens on substantially all of our assets. A default under these financing agreements would allow the noteholders to accelerate our repayment obligations and foreclose on our assets, which would adversely affect our rights under other commercial agreements.

Our international corporate structure limits the availability of our consolidated cash resources for intercompany funding purposes and reduces our financial restructuring flexibility.

As a holding company, all of our revenues are generated by our subsidiaries and substantially all of our assets are owned by our subsidiaries. As a result, we are dependent upon dividends and inter-company transfers of funds from our subsidiaries to meet our debt service and other payment obligations. Our subsidiaries are incorporated and are operating in various jurisdictions throughout the world. Some of our subsidiaries have cash on hand that exceeds their immediate requirements but that cannot be distributed or loaned to us or our other subsidiaries to fund our or their operations due to contractual restrictions or legal constraints related to the lack of retained earnings or the solvency of such entities. These restrictions could cause us or certain of our other subsidiaries to become and remain illiquid while other subsidiaries have sufficient liquidity to meet their liquidity needs.

In particular, GCUK serves as a source of funding for us and our other subsidiaries, and we expect to continue to use GCUK as a source of funding, subject to the covenants in the GCUK Notes and restrictions under English law. Because of losses that GCUK has accumulated, it will not be possible for GCUK to pay dividends to its parent company, an indirect subsidiary of ours, until such time as these losses have been reduced and thereafter only to the extent of any available profit. Until that time, any funds to be made available by GCUK to us and our other subsidiaries will be made through inter-company loans. GCUK’s ability to make loans to us and our other subsidiaries, as well as its ability to pay dividends even after the point at which it is legally permitted to do so, is restricted by the indenture governing the GCUK Notes and by English law. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

A default by any of our subsidiaries under any capital lease obligation or debt obligation totaling more than $2.5 million, as well as the bankruptcy or insolvency of any of our subsidiaries, could trigger cross-default provisions under the indenture for the Convertible Notes and may trigger cross-default provisions under any working capital facility or other financing that we may arrange. This could lead the applicable debt holders to accelerate the maturity of their relevant debt instruments and foreclose on our assets, which would adversely affect our rights under other commercial agreements and could have a material adverse effect on our financial condition.

We cannot predict our future tax liabilities. If we become subject to increased levels of taxation, our results of operations could be adversely affected.

Global Crossing consists of a group of legal entities incorporated and operating in jurisdictions throughout the world, thereby subjecting us to multiple sets of complex and varying tax laws and rules. We cannot predict the amount of future tax liabilities to which we may become subject. Any increase in the amount of taxation incurred as a result of our operations or due to legislative or regulatory changes could result in a material adverse effect on our net loss and, accordingly, our financial condition and results of operations. Certain unsettled tax liabilities may have survived our bankruptcy proceedings. While we believe that our current provisions are reasonable and appropriate, we cannot be assured that these items will be settled for the amounts accrued or that additional exposures will not be identified in the future.

Risks Related to Our Operations

Our rights to the use of the dark fiber that make up our network may be affected by the financial health of our fiber providers.

The majority of our North American network and some of the other transmission facilities comprising our global network are held by us through long-term leases or IRU agreements with various companies that provide us access to fiber owned by them. A bankruptcy or financial collapse of one of these fiber providers could result in a loss of our rights under such leases and agreements with the provider, which in turn could have a negative impact on the integrity of our network and ultimately on our results of operations. Since 2001, there has been increasing financial pressure on some of our fiber providers as part of the overall weakening of the telecommunications market. Several such providers have sought bankruptcy protection. To our knowledge, the rights of the holder of such rights in strands of fiber in the event of bankruptcy have not been specifically addressed by the judiciary at the state or federal level in the U.S. or in most of the foreign jurisdictions in which we operate and, therefore, our rights with respect to dark fiber agreements under such circumstances are unclear.

We may not be able to continue to connect our network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms.

We must be party to interconnection agreements with incumbent carriers and certain independent carriers in order to connect our customers to the public telephone network. If we are unable to renegotiate or maintain interconnection agreements in all of our markets on favorable terms, it could adversely affect our ability to provide services in the affected markets.

Peering agreements with Internet service providers allow us to access the Internet and exchange transit for free with these providers. Depending on the relative size of the carriers involved, these exchanges may be made without settlement charge. Recently, many Internet service providers that previously offered peering have reduced or eliminated peering relationships or are establishing new, more restrictive criteria for peering and an increasing number of these service providers are seeking to impose charges for transit. Increases in costs associated with Internet and exchange transit could have a material adverse effect on our margins for our products that require Internet access. We may not be able to renegotiate or maintain peering arrangements on favorable terms, which would impair our growth and performance.

The Network Security Agreement imposes significant requirements on us. The inadvertent violation of the agreement could have severe consequences.

The Network Security Agreement imposes significant requirements on us related to information storage and management; traffic routing and management; physical, logical, and network security arrangements; personnel screening and training; corporate governance practices; and other matters. While we expect to comply fully with our obligations under the Network Security Agreement, it is impossible to eliminate completely the risk of a violation of the agreement. The consequences of a violation of the Network Security Agreement could be severe, potentially including the revocation of our FCC licenses in the U.S., which would result in the cessation of our U.S. operations and would have a material adverse effect on our operations and financial condition.

It is expensive and difficult to switch new customers to our network, and lack of cooperation of incumbent carriers can slow the new customer connection process.

It is expensive and difficult for us to switch a new customer to our network because:

•	we charge the potential customer certain one-time installation fees, and, although the fees are generally less than the cost to install a new customer, they may act as a deterrent to becoming our customer; and

•	we require cooperation from the incumbent carrier in instances where there is no direct connection between the customer and our network, which can complicate and add to the time that it takes to provision a new customer’s service.

Many of our principal competitors, the domestic and international incumbent carriers, are already established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Their physical connections from their premises to those of their customers are expensive and difficult to duplicate. To complete the new customer provisioning process, we rely on the incumbent carrier to process certain information. The incumbent carriers have a financial interest in retaining their customers, which could reduce their willingness to cooperate with our new customer provisioning requests, thereby adversely impacting our ability to compete and grow revenues. Further consolidation of incumbent carriers with other telecommunications service providers may make these problems more acute.

The operation, administration, maintenance and repair of our systems are subject to risks that could lead to disruptions in our services and the failure of our systems to operate as intended for their full design life.

Each of our systems is subject to the risks inherent in large-scale, complex fiber-optic telecommunications systems. The operation, administration, maintenance and repair of our systems require the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world. Our systems may not continue to function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications.

Each of our subsea systems has a design life of generally 25 years, while each of our terrestrial systems has a design life of at least 20 years. The economic lives of these systems, however, may be shorter than their design lives, and we cannot provide any assurances as to the actual useful life of any of these systems. A number of factors will ultimately affect the useful life of each of our systems, including, among other things, quality of construction, unexpected damage or deterioration and technological or economic obsolescence.

Interruptions in service or performance problems, for whatever reason, could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones. In addition, because many of our services are critical to our customers’ businesses, a significant interruption in service could result in lost profits or other loss to customers. Although we attempt to disclaim liability for these losses in our service agreements, a court might not enforce a limitation on liability under certain conditions, which could expose us to financial loss. In addition, we often provide customers with guaranteed service level commitments. If we are unable to meet these guaranteed service level commitments for whatever reason, we may be obligated to provide our customers with credits, generally in the form of free service for a short period of time, which could negatively affect our operating results.

The failure of our operations support systems to perform as we expect could impair our ability to retain customers and obtain new customers, or provision their services, or result in increased capital expenditures, which would adversely affect our revenues or capital resources.

Our operations support systems are an important factor in our success. Critical information systems used in daily operations perform sales and order entry, provisioning, billing and accounts receivable functions, and cost of service verification and payment functions, particularly with respect to facilities leased from incumbent carriers. If any of these systems fail or do not perform as expected, it would adversely affect our ability to process orders and provision sales, and to bill for services efficiently and accurately, all of which could cause us to suffer customer dissatisfaction, loss of business, loss of revenue or the inability to add customers on a timely basis, any of which would adversely affect our revenues. In addition, system failure or performance issues could have an adverse impact on our ability to effectively audit and dispute invoicing and provisioning data provided by service providers from whom we lease facilities. Furthermore, processing higher volumes of data or additionally automating system features could result in system breakdowns and delays and additional unanticipated expense to remedy the defect or to replace the defective system with an alternative system.

Intellectual property and proprietary rights of others could prevent us from using necessary technology.

While we do not believe that there exists any technology patented by others, or other intellectual property owned by others, that is necessary for us to provide our services and that is not now subject to a license allowing us to use it, there can be no assurances in this regard. If such intellectual property is owned by others and not licensed by us, we would have to negotiate a license for the use of that property. We may not be able to negotiate such a license at a price that is acceptable or at all. This could force us to cease offering products and services incorporating such property, thereby adversely affecting operating results.

We have substantial international operations and face political, legal, tax, regulatory and other risks from our operations in foreign jurisdictions.

We derive a substantial portion of our revenue from international operations and have substantial physical assets in several jurisdictions along our routes, including countries in Latin America, Asia and Europe. In addition, we lease capacity and obtain services from carriers in those and other regions. As a result our business is subject to particular risks from operating in some of these areas, including:

•	uncertain and rapidly changing political, regulatory and economic conditions, including the possibility of civil unrest, vandalism affecting cable assets, terrorism, armed conflict or the seizure or nationalizing of private property;

•	unexpected changes in regulatory environments and trade barriers;

•	exposure to new or different accounting, legal, tax and regulatory standards;

•	burdensome tax, customs or regulatory assessments based on new or differing interpretations of law or regulations; and

•	difficulties in staffing and managing operations consistently through our several operating areas.

In addition, managing operations in multiple jurisdictions may place further strain on our ability to manage growth.

Many of our customers deal predominantly in foreign currencies, so we may be exposed to exchange rate risks and our net loss may suffer due to currency translations.

Many of our current and prospective customers derive their revenue in currencies other than U.S. dollars but are invoiced by us in U.S. dollars. The obligations of customers with substantial revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies depreciate in value relative to the U.S. dollar. Furthermore, such customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into U.S. dollars. In either event, the affected customers may not be able to pay us in U.S. dollars. In addition, where we invoice for our services in currencies other than U.S. dollars, our net loss may suffer due to currency translations in the event that such currencies depreciate relative to the U.S. dollar and we do not elect to enter into currency hedging arrangements in respect of those payment obligations. Declines in the value of foreign currencies relative to the U.S. dollar could adversely affect our ability to market our services to customers whose revenues are denominated in those currencies.

Many of our most important government customers have the right to terminate their contracts with us if a change of control occurs or to reduce the services they purchase from us.

Many of GCUK’s government contracts contain broad change of control provisions that permit the customer to terminate the contract if GCUK undergoes a change of control. A termination in many instances gives rise to other rights of the government customer, including, in some cases, the right to purchase some of GCUK’s assets used in servicing those contracts. Some change of control provisions may be triggered when any lender (other than a bank lender in the normal course of business) or a noteholder or group of noteholders would have the right to control GCUK or the majority of GCUK’s assets upon any event, including upon bankruptcy. If GCUK’s noteholders have the right to control GCUK or the majority of GCUK’s assets upon such event, it could be deemed to be a change of control of GCUK. In addition, if ST Telemedia’s ownership interest in Global Crossing falls below certain levels, it could be deemed to be an indirect change of control of GCUK. This could include a situation in which (assuming the sale or transfer of its equity interests or their dilution) ST Telemedia sells or transfers all or a portion of the Convertible Notes. In addition, most of GCUK’s government contracts do not include significant minimum usage guarantees. Thus, the applicable customers could simply choose not to use GCUK’s services and move to another telecommunications provider. If any of GCUK’s significant government contracts were terminated as a result of a change of control or otherwise, or if the applicable customers were to significantly reduce the services that they purchase under these contracts, we could experience a material and adverse effect on our business, operations and financial condition.

Risks Related to Competition and Our Industry

The prices that we charge for our services have been decreasing, and we expect that such decreases will continue over time.

We expect price decreases in our industry to continue as we and our competitors increase transmission capacity on existing and new networks. Accordingly, our historical revenues are not indicative of future revenues based on comparable traffic volumes. If the prices for our services decrease for whatever reason and we are unable to increase volumes through additional services or otherwise, our operating results would be adversely affected. Similarly, future price decreases could be greater than we are anticipating.

Technological advances and regulatory changes are eroding traditional barriers between formerly distinct telecommunications markets, which could increase the competition we face and put downward pressure on prices.

New technologies, such as VoIP, and regulatory changes, particularly those permitting incumbent local telephone companies to provide long distance services, are blurring the distinctions between traditional and emerging telecommunications markets. In addition, the increasing importance of data services has focused the attention of most telecommunications companies on this growing sector. As a result, a competitor in any of our business areas is potentially a competitor in our other business areas, which could impair our prospects, put downward pressure on prices and adversely affect our operating results.

We face competition in each of our markets from the incumbent carrier in that market and from more recent market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace and incumbent carriers seeking to enter into the long distance market after having been granted the regulatory authority to do so. This competition places downward pressure on prices for local and long distance telephone service and data services, which can adversely affect our operating results. In addition, we could face competition from other companies, such as other competitive carriers, cable television companies, microwave carriers, wireless telephone system operators and private networks built by large end-users or municipalities. If we are not able to compete effectively with these industry participants, our operating results would be adversely affected.

Many of our competitors have superior resources, which could place us at a cost and price disadvantage.

Many of our existing and potential competitors have significant competitive advantages, including greater market presence, name recognition and financial, technological and personnel resources, superior engineering and marketing capabilities, more ubiquitous network reach, and significantly larger installed customer bases. As a result, many of our competitors can raise capital at a lower cost than we can, and they may be able to adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities (including regulatory changes) more readily, and devote greater resources to the development, marketing and sale of products and services than we can. Also, our competitors’ greater brand name recognition may require us to price our services at lower levels in order to win business. Our competitors’ financial advantages may give them the ability to reduce their prices for an extended period of time if they so choose. Many of these advantages are expected to increase with the recent trend toward consolidation by large industry participants.

Our selection of technology could prove to be incorrect, ineffective or unacceptably costly, which would limit our ability to compete effectively.

The telecommunications industry is subject to rapid and significant changes in technology, evolving industry standards, changing customer needs, emerging competition and frequent new product and service introductions. The future success of our business will depend, in part, on our ability to adapt to these factors in a timely and cost-effective manner. If we do not replace or upgrade technology and equipment that becomes obsolete, or if the technology choices we make prove to be incorrect, ineffective or unacceptably costly, we will be unable to compete effectively because we will not be able to meet the expectations of our customers, which could cause our results to suffer.

The introduction of new technologies may reduce the cost of services similar to those that we plan to provide. As a result, our most significant competitors in the future may be new entrants to the telecommunications industry or existing providers that upgrade equipment with new technologies. These providers may not be burdened by an installed base of outdated equipment and, therefore, may be able to respond more quickly to customer demands.

Our operations are subject to regulation in the U.S. and abroad and require us to obtain and maintain a number of governmental licenses and permits. If we fail to comply with those regulatory requirements or obtain and maintain those licenses and permits, we may not be able to conduct our business. Moreover, those regulatory requirements could change in a manner that significantly increases our costs or otherwise adversely affects our operations.

In the U.S., our intrastate, interstate, and international telecommunications systems and services are subject to regulation at the federal, state, and local levels. We also have facilities and provide services in numerous countries in Europe, Latin America, and the Asia/Pacific region. Our operations in those countries are subject to regulation at the regional level (e.g., European Union), the national level and, in some cases, at the state, provincial, and local levels. These regulatory requirements subject us to the following risks:

•	Our interstate and international operations in the U.S. are governed by the Communications Act of 1934, as amended by the 1996 Act. There are several ongoing proceedings at the FCC and in the federal courts regarding the implementation of various aspects of the 1996 Act. The outcomes of these proceedings may affect the manner in which we are permitted to provide our services in the U.S. and may have a material adverse effect on our operations.

•	The intrastate activities of our local telephone service companies are regulated by the states in which they do business. A number of states in which we operate are conducting proceedings related to the provision of services in a competitive telecommunications environment. These proceedings may affect the manner in which we are permitted to provide our services in one or more states and may have a material adverse effect on our operations.

•	Our operations outside the U.S. are governed by the laws of the countries in which we operate. The regulation of telecommunications networks and services outside the U.S. varies widely. In some countries, the range of services that we are legally permitted to provide may be limited. In other countries, existing telecommunications legislation is in the process of development, is unclear or inconsistent, or is applied in an unequal or discriminatory fashion, or inadequate judicial, regulatory or other forum are available to address these inadequacies or disputes. Our inability or failure to comply with the telecommunications laws and regulations of one or more of the countries in which we operate could result in the temporary or permanent suspension of operations in one or more countries. We also may be prohibited from entering certain countries at all or from providing all of our services in one or more countries. In addition, many of the countries in which we operate are conducting regulatory or other proceedings that will affect the implementation of their telecommunications legislation. We cannot be certain of the outcome of these proceedings. These proceedings may affect the manner in which we are permitted to provide our services in these countries and may have a material adverse effect on our operations.

•	In the ordinary course of constructing our networks and providing our services we are required to obtain and maintain a variety of telecommunications and other licenses and authorizations in the countries in which we operate. We also must comply with a variety of regulatory obligations. Our failure to obtain or maintain necessary licenses and authorizations, or to comply with the obligations imposed upon license holders in one or more countries, may result in sanctions, including the revocation of authority to provide services in one or more countries.

•	The regulatory requirements to which we are subject could change in a manner that significantly increases our costs or otherwise adversely affects our operations.

Attempts to limit the basic competitive framework of the 1996 Act could interfere with the successful implementation of our business plan.

Successful implementation of our business plan is predicated on the assumption that the basic framework for competition in the local exchange services market established by the 1996 Act will remain in place. We expect that there will be attempts to modify, limit or eliminate this basic framework through a combination of federal legislation, new rulemaking proceedings by the FCC and challenges to existing and proposed regulations by the RBOCs. It is not possible to predict the nature of any such action or its impact on our business and operation, though the effect of certain changes could be material.

Potential regulation of Internet service providers could adversely affect our operations.

The FCC has to date treated Internet service providers as providers of information services as defined in the 1996 Act. Information service providers are currently exempt from federal and state regulations governing common carriers, arguably including the obligation to pay access charges and contribute to the Federal universal service funds. The FCC is currently examining the broader issue of intercarrier compensation. If the FCC were to determine that service related to Internet service providers, or the services they provide, are subject to FCC regulation, including the payment of access charges and contribution to the Federal universal service funds, it could significantly increase our cost structure and have a material adverse effect on our business.

The requirement that we obtain and maintain permits and rights-of-way for our network increases our cost of doing business and could adversely affect our performance and results.

In order for us to acquire and develop our fiber-optic networks, we must obtain and maintain local franchises and other permits, as well as rights-of-way and fiber capacity from entities such as incumbent carriers and other utilities, railroads, long distance companies, state highway authorities, private persons and companies, local governments and transit authorities. The process of obtaining these permits and rights-of-way is time-consuming and burdensome and increases our cost of doing business.

We may not be able to maintain our existing franchises, permits and rights-of-way that we need for our business. We may also be unable to obtain and maintain the other franchises, permits and rights-of-way that we require. In particular, we are involved in several legal proceedings that, among other things, challenge certain of our rights-of-way (and amounts payable by us therefor), and additional such proceedings could be instituted. Such proceedings may increase our costs and adversely affect our profitability. Moreover, a sustained and material failure to obtain or maintain required rights could materially adversely affect our performance in the affected area and our operating results.

Terrorist attacks and other acts of violence or war may adversely affect the financial markets and our business and operations.

Significant terrorist attacks against the U.S., the U.K. or other countries in which we operate are possible. Since telecommunications networks and equipment may be considered critical infrastructure, it is possible that our physical facilities or network control systems could be the target of such attacks, or that such attacks could impact other telecommunications companies in a manner that disrupts our operations. These concerns also could lead to volatility or illiquidity in world financial markets and could cause consumer confidence and spending to decrease or otherwise adversely affect the economy. These events could adversely affect our business and our ability to obtain financing on favorable terms. In addition, it is becoming increasingly difficult to obtain adequate insurance for losses incurred as a result of terrorist attacks at reasonable rates; in some cases, such insurance may not be available. Uninsured losses as a result of terrorist attacks could have a material adverse effect on our business.

Risks Related to Our Common Stock

ST Telemedia is our majority stockholder.

A subsidiary of ST Telemedia beneficially owns over 60% of GCL’s outstanding equity securities. As a result, ST Telemedia has the power to elect the majority of GCL’s directors. Under applicable law and GCL’s articles of association and bye-laws and the certificate of designations for GCL’s preferred stock, certain actions cannot be taken without the approval of holders of a majority of our voting stock including, without limitation, mergers, certain acquisitions and dispositions, issuances of additional equity securities (with certain enumerated exceptions), incurrences of indebtedness above specified amounts, the making of capital expenditures in excess of specified amounts, and amendments to our articles of association and bye-laws. GCL’s bye-laws include significant additional corporate governance rights of ST Telemedia. These rights effectively dilute the rights of other shareholders. In addition, subsidiaries of ST Telemedia hold the Convertible Notes and enjoy significant rights as creditors under the indenture for the Convertible Notes. Moreover, the Convertible Notes are by their terms convertible at any time into common shares of GCL (16.2 million shares assuming conversion after four years), thereby increasing ST Telemedia’s ownership percentage in us.

A sale by ST Telemedia of a significant portion of its shareholdings in us could trigger contractual provisions tied to a change in control of the Company. For example, a change in control could result in the termination of significant contracts with U.K. government customers, the requirement that we offer to purchase the Convertible Notes and the GCUK Notes at a price equal to 101% of their outstanding principal amount plus accrued and unpaid interest, and the acceleration of the vesting of stock options and other incentive compensation awards granted to our officers, directors and employees.

Future sales of GCL’s common stock could adversely affect its price and/or our ability to raise capital.

Future sales of substantial amounts of GCL’s common stock, or the perception that such sales could occur, could adversely affect the market price of such stock and our ability to raise capital.

As of the date hereof, there are approximately 23 million common shares of GCL outstanding. 6,600,000 of these shares are restricted shares held by a subsidiary of ST Telemedia. In addition, ST Telemedia’s subsidiary holds 18,000,000 preferred shares of GCL, which are convertible into shares of GCL’s common stock on a one-for-one basis. These common shares will be restricted unless certain conditions are met. All such restricted shares may be sold only under a registration statement or an exemption from Securities Act registration requirements. However, ST Telemedia may cause us to register sales of such restricted stock at any time. In that regard, we filed a registration statement with the SEC on May 26, 2005 registering 800,000 shares of GCL common stock issuable to employees of and other individuals affiliated with ST Telemedia upon the exercise of stock options granted to such individuals by ST Telemedia.

In addition to the shares outstanding as of the date of this annual report on Form 10-K, an additional 18,000,000 common shares have been reserved for issuance upon the conversion of the preferred shares held by ST Telemedia and its affiliates, and an additional 8,378,261 shares have been reserved for issuance upon the exercise of stock options or other stock-based awards granted under GCL’s stock incentive plan. In addition, the Convertible Notes are by their terms convertible at any time into common shares of GCL (16.2 million shares assuming conversion after four years). Although we have not yet reserved out of GCL’s share capital the necessary number of shares to effectuate such conversion, we are obligated to seek and obtain the necessary shareholder approval at GCL’s annual general meeting of shareholders expected to take place in June 2006.

The shares of GCL common stock available for sale on the open market could increase materially as a result of a decision by ST Telemedia to reduce or eliminate its equity stake in GCL, or as a result of the conversion of ST Telemedia’s preferred shares or Convertible Notes into common shares or the exercise or vesting of awards under the stock incentive plan. These actions could significantly depress the market price of GCL’s common shares.

Other Risks

We and certain of our current and former officers and directors are involved in various lawsuits.

As described below in Item 3, we and certain of our officers and directors are defendants in class action and other pending lawsuits, including suits arising out of our April 27, 2004 announcement that we expected to restate our 2003 consolidated financial statements due to an understatement of cost of access expenses. Moreover, the ongoing involvement in these lawsuits by certain of our current officers and directors could distract such individuals and reduce their productivity on our behalf. Finally, our involvement and the involvement of our current and former officers and directors in these lawsuits could adversely affect the perception of us by investors, customers, suppliers, employees and others, which in turn could adversely affect our operating results and hamper our ability to raise capital.

We are exposed to contingent liabilities that could result in material losses that we have not reserved against.

Included in “Legal Proceedings” in Item 3 and Note 21, “Commitments, Contingencies and Other” to our consolidated financial statements included in this annual report on Form 10-K, are descriptions of important contingent liabilities. If one or more of these contingent liabilities were to be resolved in a manner adverse to us, we could suffer losses that are material to our financial condition. We have not established reserves for many of these contingent liabilities. Moreover, as described in “Legal Proceedings” and in Note 21 to the consolidated financial statements, certain of these contingent liabilities could have a material adverse effect on our operations in addition to the effect of any potential monetary judgment or sanction against us.

Our real estate restructuring reserve represents a material liability the calculation of which involves significant estimation.

As of December 31, 2005, our real estate restructuring reserve aggregated $400 million of continuing building lease obligations and estimated decommissioning costs and broker commissions, offset by anticipated receipts of $80 million from existing subleases and $201 million from subleases projected to be entered into in the future. Although we believe these estimates to be reasonable, actual sublease receipts could turn out to be materially different than we have estimated.

We have significant deficiencies in our internal controls, processes and procedures and may face difficulties in strengthening our internal accounting systems and controls and in our ability to satisfy our financial reporting obligations on a timely basis.

We are responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Because of its inherent limitations, internal control over financial reporting cannot provide absolute assurance of the prevention or detection of misstatements.

Our history of rapid initial growth, expansion through acquisition with attendant integration issues, significant reorganization and restructuring activities and associated significant staffing reductions, budgetary constraints and attendant limitations on investment in internal systems, and multiple financial statement restatements and related governmental investigations and civil litigation, have increased the risk of internal control deficiencies.

Under Section 404 of the Sarbanes-Oxley Act, management is required to assess the effectiveness of our internal control over financial reporting on a periodic basis. Our assessment for the year ending December 31, 2004 revealed two material weaknesses in internal control over financial reporting. Although our most recent assessment did not reveal a material weakness as of December 31, 2005, such assessment did identify significant deficiencies in our internal controls. The existence of significant deficiencies means that there is more than a remote likelihood that we will not prevent or detect a misstatement of our financial statements that is more than inconsequential. Although we intend to improve our controls in these areas, there can be no assurances that we will be successful in that regard.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None.

ITEM 2. PROPERTIES

We lease our principal executive offices in Hamilton, Bermuda. We also lease corporate office space in Basingstoke, England; Billings, Montana; Buenos Aires, Argentina; Crewe, England; Dublin, Ireland; Florham Park, New Jersey; Hong Kong, China; London, England; Mexico City, Mexico; Miami, Florida; Montreal, Canada; Naarden, The Netherlands; New York, New York; Phoenix, Arizona; Rio de Janeiro, Brazil; Rochester, New York; Southfield, Michigan; and Westminster, Colorado. Substantially all of such offices house personnel involved in the management of each of our principal operating segments. We also lease less significant sales, administrative and other support offices worldwide.

We own or lease numerous cable landing stations throughout the world related to undersea and terrestrial cable systems. Furthermore, we own or lease properties to house and operate our fiber-optic backbone and distribution network facilities, our point-to-point distribution capacity, our switching equipment and connecting lines between other carriers’ equipment and facilities and the equipment and facilities of customers in each of our principal operating segments. For additional information on our technical sites, see above in Item 1, “Business—Our Network”.

Our existing properties are in good condition and are suitable for the conduct of our business.

ITEM 3. LEGAL PROCEEDINGS

Under the GC Debtors’ plan of reorganization, which became effective on December 9, 2003, essentially all claims against the GC Debtors that arose prior to the commencement of the chapter 11 cases were discharged.

Claims for monetary damages (and equitable claims that give rise to a right to payment), including most of the legal proceedings pending against the Company at that time, were included in that discharge. However, certain claims pending at that time could affect the Successor. The following is a description of those claims and other material legal proceedings in respect of claims alleged to have arisen after the commencement of the chapter 11 cases that were pending during or after the fourth quarter of 2005.

SBC Communications Inc. Claim

SBC Communications Inc. (“SBC”) has asserted that the Company is engaging in the misrouting of traffic through third-party intermediaries for the purpose of avoiding access charges payable to SBC’s LEC affiliates, allegedly in violation of the AT&T Order. SBC asserted that the Company owed it $18.65 million through July 15, 2004. The Company responded to SBC denying the claim in its entirety.

On November 17, 2004, SBC’s LEC affiliates commenced an action against the Company and other defendants in the U.S. District Court for the Eastern District of Missouri. The complaint alleges that the Company, through certain unnamed intermediaries, which are characterized as “least cost routers,” terminated long distance traffic in a manner designed to avoid the payment of interstate and intrastate access charges.

The complaint alleges five causes of action: (1) breach of federal tariffs; (2) breach of state tariffs; (3) unjust enrichment (in the alternative to the tariff claims); (4) fraud; and (5) civil conspiracy. Although the complaint does not contain a specific claim for damages, plaintiffs allege that they have been damaged in the amount of approximately $20 million for the time period of February 2002 through August 2004. The complaint also seeks an injunction against the use of “least cost routers” and the avoidance of access charges. The Company filed a motion to dismiss the complaint on January 18, 2005, which motion was mooted by the filing of a First Amended Complaint on February 4, 2005. The First Amended Complaint added as defendants five competitive local exchange carriers and certain of their affiliates (none of which are affiliated with the Company) and re-alleged the same five causes of action. The Company filed a motion to dismiss the First Amended Complaint on March 4, 2005. On August 23, 2005, the Court referred a comparable case to the FCC and the FCC has sought comments on the issues referred by the Court. The Company filed comments in the two declaratory judgment proceedings occasioned by the Court’s referral. On February 7, 2006, the Court entered an order: (a) dismissing SBC’s claims against Global Crossing to the extent that such claims arose prior to December 9, 2003 by virtue of the injunction contained in the GC Debtors’ plan of reorganization; and (b) staying the remainder of the action pending the outcome of the referral to the FCC described above. On February 22, 2006, SBC moved the Court to reconsider its decision of February 7, 2006 to the extent that it dismissed claims that arose prior to December 9, 2003. The Company filed its response to the motion on March 6, 2006, requesting that the Court deny the motion.

Restatement Class Action Litigation

Following the Company’s April 27, 2004 announcement that the Company expected to restate certain of its consolidated financial statements as of and for the year ended December 31, 2003, eight separate class action lawsuits all purporting to be brought on behalf of Company shareholders were commenced against the Company and certain of its officers and directors in the U.S. District Courts in New Jersey, New York and California. The cases were consolidated and transferred by the Judicial Panel on Multidistrict Litigation to Judge Gerard Lynch of the U.S. District Court for the Southern District of New York based on his past involvement in prior cases involving the Company. On February 18, 2005, lead plaintiffs filed an amended consolidated class action complaint against the Company and two of its past and present officers.

The consolidated amended complaint alleges that the Company defrauded the public securities markets by issuing false and misleading statements that failed to disclose or indicate (i) that the Company had materially understated its accrued cost of access liabilities by as much as $80 million, (ii) that the Company lacked sufficient internal controls to prevent material misstatements, (iii) that the Company lacked sufficient internal controls to properly record and report accrued cost of access liabilities and operating expenses, (iv) that its financial statements were not prepared in accordance with generally accepted accounting principles, (v) that the Company did not, contrary to its representations, consistently monitor the accuracy of its systems that measured cost of access, (vi) that the Company’s results were materially inflated, and (vii) that the Company did not have a “clean” balance sheet.

The consolidated amended complaint, on behalf of a class of persons who purchased or acquired the Company’s common stock between December 9, 2003 and April 26, 2004, asserts claims under the federal securities laws, specifically Sections 10(b) and 20(a) of the Exchange Act. Plaintiffs contend that the Company’s misstatement or omissions artificially inflated the price of the Company’s stock, which declined when the “true” costs were disclosed. Plaintiffs seek compensatory damages as well as other relief. The Company and the lead plaintiffs have agreed in principle to settle the litigation under the terms of a proposed settlement agreement that remains subject to final negotiation and court approval. The proposed settlement agreement contemplates the creation of a settlement fund by the Company, subject to reimbursement in full by the Company’s directors and officers liability insurance carrier. If the case is not settled, defendants anticipate filing a motion to dismiss the consolidated amended complaint.

Claim by the U.S. Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the U.S. Department of Commerce (the “Commerce Department”) on October 30, 2002 asserting that an undersea cable owned by Pacific Crossing Limited (“PCL”), a former subsidiary of the Company, violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration (“NOAA”). The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. On November 7, 2003, the Company and the Global Crossing Creditors’ Committee filed an objection to this claim with the bankruptcy court. Subsequently, the Commerce Department agreed to limit the size of the pre-petition portion of its claim to $13.5 million. Negotiations with PCL to resolve the remaining issues are ongoing but no final resolution has been reached. An identical claim that had been filed in the bankruptcy proceedings of PCL was settled in principle in September 2005 and was subsequently approved by the court as part of the PCL plan of reorganization confirmed in an order dated November 10, 2005. The Company has commenced preliminary discussions with NOAA as to the impact that settlement has on the claim against the Company.

United Kingdom Anti-Trust Investigation

In 2002, an investigation was commenced by the U.K. Office of Fair Trading (“OFT”) regarding an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement collectively to boycott a company located in the U.K. that was holding itself out as providing a means for the landing of subsea telecommunications cables at a location in the U.K. The Company responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation in respect of allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the U.K. The Company responded to that investigation denying illegality on October 10, 2003. The Company cooperated fully with the investigation and has supplied additional factual materials including a number of formal witness statements. By a letter dated January 24, 2006, the OFT notified the Company that it had provisionally decided to close both investigations. The Company expects that this provisional decision will be formally ratified in the very near future.

Qwest Rights-of-Way Litigation

In May 2001, a purported class action was commenced against three of the Company’s subsidiaries in the U.S. District Court for the Southern District of Illinois. The complaint alleges that the Company had no right to install a fiber-optic cable in rights-of-way granted by the plaintiffs to certain railroads. Pursuant to an agreement with Qwest Communications Corporation, the Company has an indefeasible right to use certain fiber-optical cables in a fiber-optic communications system constructed by Qwest within the rights-of-way. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber-optic cable for use by Qwest or any other entities. The action has been brought on behalf of a national class of landowners whose property underlies or is adjacent to a railroad right-of-way within which the fiber-optic cables have been installed. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The Company’s North American network includes capacity purchased from Qwest on an IRU basis. Although the amount of the claim is unstated, an adverse outcome could have an adverse impact on the Company’s ability to utilize large portions of the Company’s North American network. This litigation was stayed against the Company pending the effective date of the GC Debtors’ plan of reorganization, and the plaintiffs’ pre-petition claims against the Company were discharged at that time in accordance with the plan of reorganization. By agreement between the parties, the plan of reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portions of its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which the Company originally purchased this capacity. As part of a global resolution of all bankruptcy claims asserted against the Company by Qwest, Qwest agreed to reaffirm its obligations of defense and indemnity to the Company for the assertions made in this claim. In September 2002, Qwest and certain of the other telecommunication carrier defendants filed a proposed settlement agreement in the U.S. District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. The settlement and the court’s injunction were opposed by a number of parties who intervened and an appeal was taken to the U.S. Court of Appeals for the Seventh Circuit. In a decision dated October 19, 2004, the Court of Appeals reversed the approval of the settlement and lifted the injunction. The case has been remanded to the District Court for further proceedings.

Customs Tax Audit

A tax authority in South America has concluded a preliminary audit of the Company’s books and records for the years ended December 31, 2001 and 2000 and has made certain initial findings adverse to the Company including the following: failure to disclose discounts on certain goods imported into the country, failure to include the value of software installed on certain computer equipment, and clerical errors in filed import documents. The Company has received formal assessments totaling $9.3 million. The potential customs and duties exposure, including possible treble penalties to the Company, could be as high as $35 million. The Company is now engaged in litigation with the tax authority to resolve the issues raised in the assessment.

Foreign Income Tax Audit

A tax authority in South America issued a preliminary notice of findings based on an income tax audit for calendar years 2001 and 2002. The examiner’s initial findings took the position that the Company incorrectly documented its importations and incorrectly deducted its foreign exchange losses against its foreign exchange gains on loan balances. An official assessment of $26 million, including potential interest and penalties, was issued in 2005. The Company has challenged the assessment and expects lengthy litigation if the assessment is not resolved.

Administrative Claims from the Chapter 11 Case

Under the GC Debtors’ plan of reorganization, claims arising after the commencement of the GC Debtors’ chapter 11 cases (“Administrative Claims”) are to be paid in full. As is typical in chapter 11 cases, Administrative Claims were asserted against the GC Debtors that far exceed the amount owed. The Successor assumed responsibility for resolving the Administrative Claims and does not believe that the resolution of those claims will have a material adverse effect on its financial position, results of operations, or cash flows.

Claim by Pacific Crossing Limited

This claim arises out of the management of the PC-1 cable, which was constructed, owned and operated by Pacific Crossing Limited (“PCL”), our former subsidiary. PCL asserts that the Company and Asia Global Crossing, another former subsidiary of ours, breached their fiduciary duties to PCL, improperly diverted revenue derived from sales of capacity on PC-1 and failed to account for the way revenue was allocated among the corporate entities involved with the ownership and operation of PC-1. The claim also asserts that revenues derived from operation and maintenance fees were also improperly diverted and that PCL’s expenses increased unjustifiably through agreements executed by the Company and Asia Global Crossing on behalf of PCL.

Originally PCL filed an administrative expense claim in the GC Debtors’ bankruptcy court for $7.5 million in post-petition services plus unliquidated amounts arising from the Company’s alleged breaches of fiduciary duty and misallocation of PCL’s revenues. The Company objected to the claim and asserted that the losses claimed were the result of operational decisions made by PCL management and its corporate parent, Asia Global Crossing. On February 4, 2005, PCL filed an amended claim in the amount of $79 million claiming the Company failed to pay revenue for services and maintenance charges relating to PC-1 capacity, failed to pay PCL for use of the related cable stations and to recover a portion of the monies received by the Company under a settlement agreement entered into with Microsoft and an arbitration award against Softbank in favor of the Company. The Company filed an objection to the amended claim seeking to dismiss, expunge and/or reclassify the claim and PCL responded to the objection by filing a motion for partial summary judgment claiming approximately $22 million for the capacity, operations and maintenance charges and co-location charges and up to approximately $78 million for the Microsoft and Softbank proceeds. PCL’s claim for co-location charges (which comprised approximately $2 million of the total claim) has been settled pursuant to a settlement agreement approved by PCL’s bankruptcy court on November 10, 2005.

PCL and the Company have also agreed that PCL’s claims will be consolidated with those which the Company has filed against PCL in its separate bankruptcy case and both parties’ claims will be litigated in the Company’s bankruptcy court. No monies will be paid by either party until both parties’ countervailing claims have been resolved. The Company and PCL are currently negotiating the terms of a new scheduling order, which may ultimately provide for the withdrawal of PCL’s pending summary judgment motion and the filing of a new summary judgement motion. At present, PCL appears to have abandoned its claims for alleged breaches of fiduciary duty; however, it has represented to the Company that it intends to continue prosecuting its claims for misallocation of revenues.

The parties anticipate that there will be a preliminary hearing on the validity of the various claims before trial commences later in 2006.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

On December 9, 2003 (the effective date of the GC Debtors’ plan of reorganization), GCL’s common shares were distributed to ST Telemedia and the GC Debtors’ pre-petition creditors. Such shares traded on the over-the-counter market from December 10, 2003 through January 22, 2004, the date they were accepted for quotation on the Nasdaq National Market. Such shares continue to be quoted on the Nasdaq National Market on the date of this annual report.

The table below sets forth, on a per share basis for the periods indicated, the intra-day high and low sales prices for GCL’s common shares as reported by the Nasdaq National Market for each quarter of 2004 and 2005.

	High	Low
First Quarter 2004	$35.75	$12.25
Second Quarter 2004	$20.97	$6.40
Third Quarter 2004	$19.88	$11.67
Fourth Quarter 2004	$18.63	$11.62

First Quarter 2005	$25.41	$14.27
Second Quarter 2005	$17.31	$11.17
Third Quarter 2005	$21.00	$14.20
Fourth Quarter 2005	$18.00	$12.60

There were 112 shareholders of record of GCL’s common stock on March 1, 2006.

Dividends

GCL has not declared or paid dividends on its common stock, and we do not expect it to do so for the foreseeable future. The payment of future dividends, if any, will be at the discretion of GCL’s board of directors and will depend upon, among other things, our liquidity, our operations, capital requirements and surplus, general financial condition, contractual restrictions (including the preferential cumulative dividend rights of the holders of GCL’s preferred shares), restrictions under Bermuda law, and such other factors as our board of directors may deem relevant. In addition, covenants in our financing agreements significantly restrict GCL’s ability to pay cash dividends on its capital stock and also restrict the ability of GCL’s subsidiaries to transfer funds to GCL in the form of cash dividends, loans or advances. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” for a discussion of such restrictions.

Description of Global Crossing Equity Securities

GCL is authorized to issue 55,000,000 common shares and 45,000,000 preferred shares. Pursuant to the GC Debtors’ plan of reorganization, on December 9, 2003, GCL issued 15,400,000 common shares to our pre-petition creditors and 6,600,000 common shares and 18,000,000 preferred shares to a subsidiary of ST Telemedia. 18,000,000 common shares were reserved for the conversion of ST Telemedia’s preferred shares. An additional 8,378,261 common shares are currently reserved for issuance under the 2003 Global Crossing Limited Stock Incentive Plan, as amended (the “2003 Stock Incentive Plan”), which is filed as an exhibit to this annual report on Form 10-K. In addition, the Convertible Notes are by their terms convertible at any time into common shares of GCL (16.2 million shares assuming conversion after four years). Although we have not yet reserved out of GCL’s share capital the necessary number of shares to effectuate such conversion, we are obligated to seek and obtain the necessary shareholder approval at GCL’s annual general meeting of shareholders expected to take place in June 2006.

The following is a brief description of GCL’s common and preferred shares.

Global Crossing Common Stock

Each common share of GCL (“GCL Common Stock”) has a par value of $.01 and entitles the holder thereof to one vote on all matters to be approved by stockholders. The amended and restated bye-laws of GCL contain certain special protections for minority shareholders, including a maximum discount applicable to rights offerings made prior to December 9, 2006, and certain obligations of ST Telemedia, or other third parties, to offer to purchase shares of GCL Common Stock under certain circumstances. The amended and restated bye-laws of GCL are filed as an exhibit to this annual report on Form 10-K.

Global Crossing Preferred Stock

The 18,000,000 preferred shares issued to a subsidiary of ST Telemedia on December 9, 2003 pursuant to the GC Debtors’ plan of reorganization (the “GCL Preferred Stock”) accumulate dividends at the rate of 2% per annum. Those dividends will be payable in cash after GCL and its subsidiaries achieve specified financial targets. The GCL Preferred Stock has a par value of $0.10 per share and a liquidation preference of $10 per share (for an aggregate liquidation preference of $180 million). The GCL Preferred Stock ranks senior to all other capital stock of GCL, provided that any distribution to shareholders following a disposition of all or any portion of the assets of GCL will be shared pro rata by the holders of GCL Common Stock and GCL Preferred Stock on an as-converted basis. Each share of GCL Preferred Stock is convertible into one share of GCL Common Stock at the option of the holder.

The GCL Preferred Stock votes on an as-converted basis with the GCL Common Stock, but has class voting rights with respect to any amendments to the terms of the GCL Preferred Stock. As long as ST Telemedia beneficially owns a certain minimum percentage of the outstanding GCL Common Stock (calculated after giving effect to the conversion of the GCL Preferred Stock), the certificate of designations for the GCL Preferred Stock requires its approval for certain major corporate actions of GCL and/or its subsidiaries. Those corporate actions include (i) the appointment or replacement of the chief executive officer, (ii) material acquisitions or dispositions, (iii) mergers, consolidations or reorganizations, (iv) issuance of additional equity securities (other than enumerated exceptions), (v) incurrence of indebtedness above specified amounts, (vi) capital expenditures in excess of specified amounts, (vii) the commencement of bankruptcy or other insolvency proceedings, and (viii) certain affiliate transactions. GCL’s amended and restated bye-laws and the certificate of designations for the GCL Preferred Stock are filed as exhibits to this annual report on Form 10-K.

Equity Compensation Plan Information

Table of Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the indicated information regarding our equity compensation plans and arrangements as of December 31, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights[1]	Number of securities remaining for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,984,024	$11.60	3,801,902
Equity compensation plans not approved by security holders	—	—	—

Total	3,984,024	$11.60	3,801,902

[1]	The weighted-average exercise price does not take into account the shares issuable upon vesting of 1,067,138 outstanding restricted stock unit awards and 770,659 performance share awards, which have no exercise price.

ITEM 6. SELECTED FINANCIAL DATA

The table below presents selected consolidated financial data of the Company as of and for the five years ended December 31, 2005. The historical financial data as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, and the periods from December 10 to December 31, 2003 and January 1 to December 9, 2003, have been derived from the historical consolidated financial statements presented elsewhere in this annual report on Form 10-K and should be read in conjunction with such consolidated financial statements and accompanying notes.

The consolidated financial statements of Predecessor for the period from January 1 to December 9, 2003 were prepared while the Company was still involved in chapter 11 proceedings and, accordingly, were prepared in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). As a result, the selected historical financial data for such periods does not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that would have resulted if Predecessor were deemed not to have been continuing as a going concern.

Upon emergence from bankruptcy on December 9, 2003 (the “Effective Date”), we adopted fresh start accounting and reporting, which resulted in material adjustments to the historical carrying amounts of our assets and liabilities (see Note 15, “Fresh Start Accounting and Reorganization Items,” to the accompanying consolidated financial statements). As a result, the historical financial data of Predecessor may not be entirely comparable to the historical financial data of Successor and may be of limited value in evaluating our financial and operating prospects in the future.

	Successor			Predecessor
	Year Ended		December 10 to December 31, 2003	January 1 to December 9, 2003	Year Ended
	December 31, 2005	December 31, 2004			December 31, 2002	December 31, 2001
		(in millions, except share and per share information)
Statements of Operations data:
Revenues	$1,968	$2,487	$164	$2,599	$2,903	$3,326
Cost of revenue	(1,676)	(2,200)	(142)	(2,307)	(2,703)	(3,233)
Selling, general and administrative expenses	(412)	(416)	(32)	(367)	(526)	(1,118)
Depreciation and amortization	(142)	(164)	(8)	(138)	(132)	(1,462)
Asset impairment charges	—	—	—	—	—	(16,265)
Operating loss	(262)	(293)	(18)	(213)	(458)	(18,752)
Interest expense	(99)	(45)	(3)	(13)	(62)	(494)
Loss from write-down and sale of investments, net	—	—	—	—	—	(2,041)
Reorganization items, net	—	—	—	(124)	(92)	—
Gain on settlement of liabilities subject to compromise and recapitalization	—	—	—	23,076	—	—
Gain from fresh start adjustments	—	—	—	1,109	—	—
Benefit (provision) for income taxes	(63)	(56)	(1)	(5)	103	1,795
Income (loss) from continuing operations	(363)	(311)	(19)	23,887	(319)	(19,853)
Income (loss) from discontinued operations, net	9	(25)	8	852	973	(2,811)
Income (loss) applicable to common shareholders	(358)	(340)	(11)	24,739	635	(22,632)
Income (loss) per common share, basic:
Income (loss) from continuing operations applicable to common shareholders, basic	$(16.34)	$(14.31)	$(0.86)	$26.26	$(0.37)	$(22.09)

Income (loss) applicable to common shareholders, basic	$(15.94)	$(15.45)	$(0.50)	$27.20	$0.70	$(25.53)

Shares used in computing basic income (loss) per share	22,466,180	22,002,858	22,000,000	909,413,046	903,217,277	886,471,473

Income (loss) per common share, diluted:
Income (loss) from continuing operations applicable to common shareholders, diluted	$(16.34)	$(14.31)	$(0.86)	$25.08	$(0.37)	$(22.09)

Income (loss) applicable to common shareholders, diluted	$(15.94)	$(15.45)	$(0.50)	$25.97	$0.70	$(25.53)

Shares used in computing diluted income ((loss) per share	22,466,180	22,002,858	22,000,000	952,459,514	903,217,277	886,471,473

	Successor			Predecessor
	December 31,
	2005	2004	2003	2002	2001
Balance Sheet data
Cash and cash equivalents	$224	$365	$216	$367	$532
Working capital not including long-term debt in default	(259)	(57)	(148)	316	(794)
Property and equipment, net	963	1,065	1,133	964	923
Goodwill and intangibles, net	—	14	110	—	—
Total assets	1,590	1,928	2,248	2,635	4,214
Short-term debt and long-term debt in default	26	4	—	—	6,589
Long-term debt	623	648	200	—	—
Liabilities subject to compromise	—	—	—	8,662	—
Mandatorily redeemable and cumulative convertible preferred stock[1]	—	—	—	1,918	3,161
Total shareholders’ equity (deficit)	$(173)	$51	$393	$(10,935)	$(12,195)

	Successor			Predecessor
	Year Ended		December 10 to December 31,	January 1 to December 9,	Year Ended
	December 31,	December 31,			December 31,	December 31,
Cash flow data:	2005	2004	2003	2003	2002	2001
Net cash provided by (used in) operating activities	$(122)	$(185)	$(73)	$(351)	$39	$(1,017)
Net cash provided by (used in) investing activities	(4)	(64)	(5)	(148)	(245)	984
Net cash provided by (used in) financing activities	(15)	411	(2)	436	4	156

[1]	The mandatorily redeemable preferred stock and long-term debt in default were reclassified into liabilities subject to compromise at December 31, 2002.

In reading the above selected historical financial data, please note the following:

•	The Company implemented “fresh start” accounting in accordance with SOP 90-7, upon emergence from bankruptcy on December 9, 2003. Fresh start accounting required the Company to allocate the reorganization value to its assets and liabilities based upon their estimated fair values. Adopting fresh start accounting has resulted in material adjustments to the historical carrying amount of the Company’s assets and liabilities. The Company engaged an independent appraiser to assist in the allocation of the reorganization value and in determining the fair market value of its property and equipment and intangible assets. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions. Adopting fresh start accounting rules resulted in the Company recording a $23.934 billion gain on settlement of liabilities subject to compromise and recapitalization ($858 million related to Global Marine is included in discontinued operations) as well as a $1.100 billion gain relating to other fresh start adjustments (a $9 million loss from fresh start adjustments related to Global Marine is included in discontinued operations). See Note 15, Fresh Start Accounting and Reorganization Items, to the accompanying consolidated financial statements for a complete description of the fresh start accounting impacts on the Company’s Effective Date balance sheet.

•	The consolidated statement of operations data for all periods presented reflects the results of the ILEC, GlobalCenter, IPC Information Systems, Inc. (the Company’s former subsidiary engaged in the business of designing, manufacturing, installing and servicing turret systems, which provide desktop access to time-sensitive voice communications and data for the financial services community (“IPC”)), Asia Global Crossing (including PCL and the Asian operations of IXnet), Global Marine, and SBSS as discontinued operations. The ILEC business was sold on June 29, 2001 to Citizens Communications, Inc. for cash proceeds of $3.369 billion, resulting in an after-tax loss of approximately $206 million; GlobalCenter was sold to Exodus Communications, Inc. for 108.15 million shares valued at $1.918 billion on January 11, 2001, resulting in a deferred gain of $126 million amortizable over the 10 year life of a network services agreement between the Company and Exodus; IPC was sold to Goldman Sachs Capital Partners, Inc. for cash proceeds of $300.5 million on December 20, 2001, representing a loss of $120 million; Asia Global Crossing, a 58.9% owned subsidiary, was abandoned on November 17, 2003 upon its filing for bankruptcy and our effective loss of control with no corresponding proceeds or outflow, representing a gain of $1.184 billion. In 2004 Global Marine was sold for consideration of $1 million, resulting in no gain on the sale. In 2005 the Company completed the transfer of its interest in SBSS for consideration of $14 million, resulting in a gain of $8 million on the sale. The 2001 discontinued operating results of Asia Global Crossing includes impairment charges of $2.399 billion and $450 million in accordance with the provisions of SFAS No. 121 and APB No. 18, respectively.

•

Restructuring efforts from August 2001 through December 31, 2005 resulted in more than 5,700 employee terminations and the closing of 257 sites. Restructuring charges of $18 million, $15 million, $41 million, $90 million and $398 million are reflected in the results from operations above in 2005, 2004, 2003, 2002 and 2001, respectively. The 2005, 2004 and 2001 charges are included in selling, general and administrative expenses. The 2003 and 2002 charges are recorded as reorganization items as required under SOP 90-7. See further discussion under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	In 2001, the results from operations include non-cash long-lived asset impairment charges of $17.181 billion ($916 million related to Global Marine are included in discontinued operations) in accordance with the provisions of SFAS No. 121. This includes a write-off of all goodwill and other identifiable intangibles of $8.573 billion ($545 million related to Global Marine are included in discontinued operations) and tangible long-lived assets of $8.608 billion ($371 million related to Global Marine are included in discontinued operations).

•	We raised significant capital (both equity and debt) during the year ended December 31, 2001. All outstanding common and preferred stock of Old GCL was canceled upon our emergence from bankruptcy. In addition, all outstanding indebtedness of the GC Debtors, including debt under our $2.25 billion senior secured corporate credit facility was canceled. Our wholly-owned subsidiary, GCNAH, issued $200 million principal amount of 11% senior secured notes (the “Exit Notes”) to ST Telemedia upon emergence from bankruptcy, which notes were subsequently transferred to a subsidiary of ST Telemedia. The Exit Notes were refinanced on December 23, 2004. See further discussion in Note 11, “Long-Term Debt and Debt with Controlling Shareholder,” to the accompanying consolidated financial statements.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our consolidated financial statements and related notes appearing in this annual report on Form 10-K.

Some of the statements contained in the following discussion of our financial condition and results of operations refer to future expectations and business strategies or include other “forward-looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived from numerous assumptions. See Item 1A, “Risk Factors,” for risk factors that should be considered when evaluating forward-looking information detailed below. These factors could cause our actual results to differ materially from the forward-looking statements.

Executive Summary

Overview

We provide telecommunications services in most major business centers in the world. We serve many of the world’s largest corporations and many other telecommunications carriers, providing a full range of managed data and voice products and services. The principal services we offer to our customers include data, voice and conferencing services. We offer these services using a global IP-based network that directly connects more than 300 major cities in more than 30 countries and delivers services to more than 600 cities in more than 60 countries around the world. The vast majority of our revenues are generated based on recurring services. In 2005, we increased our focus on becoming a premier provider of global data and IP services to enterprises, and our chief operating decision maker began assessing performance and allocating resources based on three separate operating segments. These operating segments are “enterprise, carrier data and indirect channels” (also referred to as “Invest and Grow” in our press releases pertaining to financial results), “carrier voice” and “consumer voice, small business group and Trader Voice.” See below in this Item 7 and Note 23, “Segment Reporting,” to our consolidated financial statements included in this annual report on Form 10-K for further information regarding our operating segments.

Industry

The competitive landscape in the telecommunications industry is changing rapidly, and we believe we are well positioned to take advantage of these changes. The large-scale mergers taking place in the North American market and the business combinations in Europe and Latin America have caused many of our competitors to experience varying degrees of disruption while integration issues are addressed. Moreover, as the number of available service providers diminishes with industry consolidation, we expect to experience greater demand from customers seeking network diversity and redundancy. Our existing customer base, capabilities and extensive network of suppliers globally position us as a viable global alternative provider.

Strategy

See Item 1, “Business—Business Strategy” for a discussion of our business strategy.

Key Performance Indicators

We utilize a focused group of financial and non-financial key performance indicators which are reviewed by senior management at least monthly. This reporting facilitates timely and effective communication of results and key decisions, allowing our global business to react quickly to changing requirements and changes in our key performance indicators.

We use a headcount management reporting process within the Company, based upon our globally structured organization. All employees have been categorized into, and are managed within, globally integrated functional groups such as sales, customer service, network operations, information technology, finance, legal and human resources. Our headcount was approximately 3,400 as of March 1, 2006. This metric is tracked monthly via a system-generated report from our human resources database maintained on our SAP enterprise software system. Actual records are tracked against budgeted headcount not only by the functions mentioned, but also by location and against expected payroll dollars.

We capture and analyze several non-financial metrics periodically, including metrics which measure our service capabilities (e.g., days required to provision a circuit between two of our points of presence), network performance (e.g., average availability), IP network traffic growth (e.g., voice minutes carried over IP platform) and headcount.

Financial key performance indicators in our business are focused on cash performance and on revenue growth and new sales in our core enterprise, carrier data and indirect channels segment, on margin improvement and on our cost structure, including our direct costs to sell and third party access costs. Our cost of access management team executes cost initiatives, which are tracked each month to measure how the initiatives are impacting needed cost reductions to offset the declining pricing currently being experienced across many product lines. The initiatives include facility network access optimization which includes extending the access network closer to the customer as well as aggregating circuits with lower trunk speeds and migrating them to fewer high speed circuits, switched network access optimization through direct end office trunking versus tandem switching termination, use of alternative termination providers, optimizing our cost per minute charges and other traditional means such as revenue assurance (access charges to billing reconciliations) and resolution of disputes with our access vendors.

Another key statistic for measuring the performance of our carrier voice segment is the comparisons of average revenue per minute and estimated average cost per minute based on traffic to measure and optimize profitability from the current customer base. This metric is closely tracked to assist us in identifying targeted customers and product sets that are deteriorating in profitability.

2005 Highlights

Starting in late 2004 and continuing through 2005, we executed a number of strategic initiatives intended to increase our focus on higher margin global data and IP services offerings to multinational enterprises, governments and telecommunications carriers. These initiatives included enhancements to our distribution capabilities intended to promote distribution through direct and indirect sales channels, including systems integrators and alliances with other carriers. At the same time, portions of our business that were underperforming relative to our financial expectations and that did not provide long-term strategic value were identified, and we implemented plans to achieve targeted levels of profitability or to exit these segments. These plans include optimizing our carrier voice segment, primarily in North America, through pricing actions designed to maintain targeted gross margins for this service. These plans also included the divestiture or other exiting of our operations in our consumer, small business group and Trader Voice segment. Finally, these plans called for workforce reductions, facility consolidation and other cost saving measures made possible by these strategic initiatives. Implementation of this restructuring plan over time is expected to reduce our funding requirements, accelerate the date by which our operating cash flow will be sufficient to satisfy our anticipated liquidity requirements and lead to overall profitability for the Company. See “Restructuring Activities” below for further information on our restructuring activities.

Our consolidated revenues decreased in 2005 compared with 2004 as a result of continued pricing reductions for telecommunications services, the downsizing of our carrier voice segment through targeted price increases which, in certain instances, resulted in the migration of traffic off our network, and reductions in consumer voice, small business group and Trader Voice segment revenue as a result of lower investment for this segment and the sale of our Trader Voice business on May 3, 2005. However, our revenues for our enterprise, carrier and indirect channels segment, which is the primary focus of our business strategy, increased in 2005 compared with 2004.

On May 3, 2005, we sold our Trader Voice business, which provides voice and data services primarily to the financial markets industry, to WestCom Corporation, after receiving all necessary regulatory approvals. We received $25 million of gross cash proceeds from the transaction. The sale of Trader Voice resulted in a pre-tax gain of $14 million ($13 million after tax). The pre-tax gain is reported in other income (expense), net, in the consolidated statements of operations for the year ended December 31, 2005.

On December 31, 2005, we sold our SBG business, which provides voice and data products to approximately 30,000 small to medium-sized businesses in the U.S., to Matrix Telecom, a Platinum Equity company, after receiving all necessary regulatory approvals. The Company received $38 million of gross proceeds after purchase price adjustments for working capital items from the transaction. The sale of SBG resulted in a pre- and post-tax gain of $14 million. The gain is reported in other income (expense), net in the consolidated statement of operations for the year ended December 31, 2005.

During 2005, we posted a net operating loss of approximately $262 million and utilized net cash and cash equivalents of $141 million, which reduced our available liquidity. At December 31, 2005 we had $224 million of unrestricted cash, as compared to $365 million at December 31, 2004.

2006 Outlook

In 2006, we expect our revenue to increase for our enterprise, carrier data and indirect channels segment. We expect to increase revenue in this segment through aggressive customer acquisition in specific target markets, including enterprise customers in the financial services, high-tech, health care, and transportation and distribution sectors, government customers, wireless and mobile operators, as well as through the expansion of our indirect channels.

We expect our operating loss to decrease in 2006 primarily as a result of improvements in our sales mix and reductions in cost of access expenses and savings in certain other operating expenses. The sales mix improvements are expected to result from a shift in our consolidated revenues from lower margin carrier voice segment revenues to higher margin enterprise, carrier data and indirect channels segment revenues, as well as a shift within the latter segment away from voice services toward higher margin data, IP and managed services sales. The decrease in cost of access expense is expected to result from implementing cost of access initiatives to optimize our access network and effectively lower our cost of access unit prices.

In 2006, we expect our cash flow used by operations to decrease as a result of the improvement in operating loss indicated above and lower payments related to deferred reorganization costs and restructuring costs. We expect our cash and cash equivalents balance to decline substantially during the first half of 2006 due to our cash flow requirements, including operating losses, debt servicing, and capital expenditures. However, based on our business projections, our expectation is that unrestricted cash on hand, together with the proceeds from sales of IRUs and marketable securities and previously committed lease financing, will provide us with the liquidity needed to fund our operations until the point at which we expect to start generating positive cash flow in the second half of the year. In addition, we are in the process of arranging financing facilities to further enhance our liquidity (see below in this Item 7 under “—Liquidity and Capital Resources” for further information related to these potential financing facilities).

Discontinued Operations

On August 13, 2004, the Company entered into a series of agreements with Bridgehouse Marine Limited (“Bridgehouse”) for the sale of Global Marine Systems Limited (together with its subsidiaries, “Global Marine”) and the transfer of the Company’s forty-nine percent shareholding in SB Submarine Systems Company Ltd (“SBSS”), a joint venture primarily engaged in the subsea cable installation and maintenance business in China, to Bridgehouse for consideration of $15 million, subject to certain conditions set forth in the agreements.

During the third quarter of 2004, the Company completed the sale of Global Marine for consideration of $1 million. No gain or loss was recorded on the sale. Bridgehouse assumed all of Global Marine’s capital and operating lease commitments.

During the third quarter of 2005, the Company completed the transfer of its interest in SBSS to Bridgehouse for consideration of $14 million and recognized an $8 million gain on the sale. For the year ended December 31, 2005, the Company recognized $9 million of income from discontinued operations including the $8 million gain on the sale of our equity interest in SBSS.

Restructuring Activities

2004 Restructuring Plans

During the first three quarters of 2004, we adopted restructuring plans to combine previously segregated customer support functions for greater efficiency and to allow our sales force to increase its focus on customer acquisition rather than retention, to consolidate staff locations to reduce overhead charges and improve functional efficiency, and to achieve certain other targeted reductions. The plans resulted in the elimination of approximately 100 employees and closure of one facility. As a result, we recorded $3 million of restructuring charges, of which $2 million related to severance and related benefit obligations related to the eliminated employees and $1 million related to facility closure costs, net of estimated sublease rentals. All amounts accrued under these restructuring plans were paid during 2004.

In light of ongoing adverse conditions in the telecommunications industry, particularly the continued pricing pressures for telecommunications services, the Company’s Board of Directors approved a restructuring plan on October 8, 2004 designed to focus on businesses that are consistent with the Company’s overall mission. The plan concentrates the Company’s efforts in areas that the Company anticipates will provide profitable growth opportunities and defines exit strategies for a number of unprofitable and non-strategic parts of the business. The plan includes initiatives to increase the Company’s focus on its core enterprise, collaboration, and carrier data sales business and to pursue new business development opportunities in areas where the Company can capitalize on its IP network and capabilities. In addition, the plan required work force reductions and facilities consolidation. The plan resulted in approximately 400 reductions in head count across a range of business functions and job classes, principally in the Company’s North American operations, and the closure of one facility.

As a result of these efforts, during the fourth quarter of 2004 we incurred cash restructuring charges of approximately $11 million for severance and related benefits in connection with the anticipated workforce reductions and an additional $1 million for real estate consolidation. All amounts incurred for employee separations have been paid and it is anticipated that payments in respect of real estate consolidation will continue through 2008. At December 31, 2005, our restructuring liability related to these plans was approximately $1 million. Restructuring charges for all periods are included in selling, general, and administrative expenses in the consolidated statement of operations.

2003 and Prior Restructuring Plans

Prior to our emergence from bankruptcy on December 9, 2003, we announced and implemented certain restructuring activities to reduce our operating expenses and cash flow requirements. The restructuring activities were taken as a result of the slow down of the economy and telecommunications industry as well as our efforts to restructure the Company while under chapter 11 bankruptcy protection. As a result of these activities, the Company eliminated approximately 5,200 positions and vacated approximately 250 facilities. All amounts incurred for employee separations have been paid and it is anticipated that the remainder of the restructuring liability, all of which relates to facility closings, will be paid through 2025.

During the year ended December 31, 2005, the Company increased its restructuring reserve for facility closings by $18 million due to changes in estimated sublease income and operating expenses related to restructured facilities. The decline in sublet demand for space is principally for restructured facilities located in Europe. This reserve is composed of continuing building lease obligations and estimated decommissioning costs and broker commissions for the restructured sites (aggregating $400 million as of December 31, 2005), offset by anticipated receipts from existing and future third-party subleases. As of December 31, 2005, anticipated third party sublease receipts were $281 million, representing $80 million from subleases already entered into and $201 million from subleases projected to be entered into in the future. The Company continues to review the anticipated costs and third-party sublease payments on a quarterly basis and records adjustments for changes in these estimates in the period such changes become known.

Accounting Impact of Reorganization

As a result of our chapter 11 filing in the bankruptcy court, the consolidated financial statements of Predecessor have been prepared in accordance with SOP 90-7. SOP 90-7 requires an entity to distinguish pre-petition liabilities as subject to compromise from post-petition liabilities on its consolidated balance sheet. The liabilities subject to compromise reflect our estimate of the amount of pre-petition claims that were restructured in the GC Debtors’ chapter 11 cases. In addition, our consolidated statement of operations reflects ongoing operations separately from any revenues, expenses, realized gains and losses, and provisions resulting from the reorganization, otherwise known as reorganization items, except those required to be reported as discontinued operations and extraordinary items in conformity with Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, as amended by SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

On the Effective Date, we implemented the “fresh start” accounting provisions of SOP 90-7 to the financial statements of Successor. Under fresh start accounting, we allocated the reorganization value to our assets and liabilities based upon their estimated fair values. The reorganization equity value of $407 million was determined pursuant to the GC Debtors’ plan of reorganization and ST Telemedia’s $250 million equity investment for 61.5% ownership. The fair value of the assets and liabilities of Successor, on the Effective Date, of approximately $2.2 billion comprised $200 million in Exit Notes, $407 million in New GCL common and preferred stock and additional paid in capital and approximately $1.6 billion of other liabilities, including obligations under various capital leases, that were not eliminated or discharged under the terms of the plan of reorganization. The plan of reorganization resulted in the cancellation of all Old GCL outstanding common and preferred stock and additional paid in capital and all pre-petition indebtedness of the GC Debtors. As a result of these changes to the capital structure, Successor’s interest expense and preferred dividend obligations will be significantly less than we incurred in periods prior to our bankruptcy filing.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). The preparation of these financial statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Management continually evaluates its judgments, estimates and assumptions based on historical experience and available information. The following are the significant areas of our consolidated financial statements that involve significant judgment, assumptions, uncertainties and estimates. The estimates involved in these areas are considered critical because if actual results or events differ materially from those contemplated by management in making these estimates, the impact on our consolidated financial statements could be material. For a full description of our significant accounting policies, see Note 2, “Basis of Presentation and Significant Accounting Policies,” to the accompanying consolidated financial statements.

Receivable Reserves

Sales Credit Reserves

During each reporting period we must make estimates for potential future sales credits to be issued in respect of current revenues, related to billing errors, service interruptions and customer disputes which are recorded as a reduction in revenue. We analyze historical credit activity and changes in customer demands related to current billing and service interruptions when evaluating our credit reserve requirements. We reserve known billing errors and service interruptions as incurred. We review customer disputes and reserve against those we believe to be valid claims. We also estimate a general sales credit reserve related to unknown billing errors and disputes based on such historical credit activity. The determination of the general sales credit and customer dispute credit reserve requirements involves significant estimation and assumption.

Allowance for Doubtful Accounts

During each reporting period we must make estimates for potential losses resulting from the inability of our customers to make required payments. We analyze our reserve requirements using several factors, including the length of time the receivables are past due, changes in the customer’s creditworthiness, the customer’s payment history, the length of the customer’s relationship with us, the current economic climate, and current industry trends. A specific reserve requirement review is performed on customer accounts with larger balances. A general reserve requirement is performed on accounts not subject to specific review utilizing the factors previously mentioned. We have historically experienced significant changes month to month in reserve level requirements. Due to the current economic climate, the competitive environment in the telecommunications sector and the volatility of the financial strength of particular customer segments including resellers and CLECs, the collectibility of receivables and credit worthiness of customers may become more difficult and unpredictable. Changes in the financial viability of significant customers, worsening of economic conditions and changes in our ability to meet service level requirements may require changes to our estimate of the recoverability of the receivables. In some cases receivables previously charged off are recovered through litigation, negotiations, settlements and judgments and are recognized as a reduction in bad debt expense in the period realized. Appropriate adjustments will be recorded to the period in which these changes become known. The determination of both the specific and general allowance for doubtful accounts reserve requirements involves significant estimation and assumption.

Cost of Access Accruals

The Company’s cost of access primarily comprises usage-based voice charges paid to local exchange carriers and interexchange carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities. The Company’s policy is to record access expense as services are provided by vendors.

The recognition of cost of access expense during any reported period involves the use of significant management estimates and assumptions and requires reliance on non-financial systems as bills from access vendors are generally received thirty to sixty days and sixty to one hundred and twenty days in arrears of service provision for leased lines and usage-based access charges, respectively. Switched voice traffic costs are accrued based on the minutes recorded by the Company’s switches, multiplied by the estimated rates for those minutes for that month. Leased line access costs are estimated based on the number of circuits and the average circuit cost, according to the Company’s leased line inventory system, adjusted for contracted rate changes. Upon final receipt of invoices, the estimated costs are adjusted to reflect actual expenses incurred. At December 31, 2005 and 2004, approximately $134 million and $194 million, respectively, were accrued related to our estimated switched voice and leased line access costs.

On August 1, 2005, the Company implemented a new cost of access invoice tracking system for its North American operation which provides enhanced ability to estimate cost of access.

Disputes

The Company performs monthly bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with rates used by the cost of access expense estimation systems during the cost of access monthly close process, evaluating the trends of invoiced amounts by vendors, and reviewing the types of charges being assessed. If the Company concludes that it has been billed inaccurately, it will dispute the charge with the vendor and begin resolution procedures. The Company records a charge to the cost of access expense and a corresponding increase to the access accrual based on the estimated loss rates for the particular type of dispute. If the Company ultimately reaches an agreement with an access vendor to settle a disputed amount which is different than the corresponding accrual, the Company recognizes the difference in the period in which the settlement is finalized as an adjustment to cost of access expense.

During the fourth quarter of 2005, the Company revised its estimate of historical loss rates for all dispute types based on past dispute resolution data with its cost of access vendors. As a result the Company recorded a change to the estimated dispute accrual and reduced the dispute accrual by $10 million, which was recorded in the fourth quarter of 2005 as a reduction in cost of access expense.

Impairment of Goodwill and Other Long-Lived Assets

We assess the possible impairment of long-lived assets composed of property and equipment, goodwill, other intangibles and other assets held for a period longer than one year whenever events or changes in circumstances indicate that the carrying amount of the asset(s) may be impaired. Goodwill and other intangible assets are also reviewed annually for impairment whether or not events have occurred that may indicate impairment. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the undiscounted net future cash flows expected to be generated by the asset. If these projected future cash flows are less than the carrying amount, impairment would be recognized, resulting in a write-down of the assets with a corresponding charge to earnings. The impairment loss is measured by the amount by which the carrying amounts of the assets exceed their fair value. Calculating the future net cash flows expected to be generated by assets to determine if impairment exists and to calculate the impairment involves significant assumptions, estimation and judgment. The estimation and judgment involves, but is not limited to, industry trends including pricing, estimating long term revenues, revenue growth, operating expenses, capital expenditures, and expected periods the assets will be utilized.

As a result of continued operating losses and negative cash flows during 2005, management performed a recoverability test of the Company’s long-lived assets as of December 31, 2005. The results of the test indicate that no impairment of the Company’s long-lived assets exists.

Deferred Taxes

Our current and deferred income taxes, and associated valuation allowances, are impacted by events and transactions arising in the normal course of business as well as in connection with special and non-recurring items. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax on income and deductions. Actual realization of deferred tax assets and liabilities may materially differ from these estimates as a result of changes in tax laws as well as unanticipated future transactions impacting related income tax balances.

The assessment of a valuation allowance on deferred tax assets is based on the weight of available evidence that some portion or all of the deferred tax asset will not be realized. Deferred tax liabilities were first applied to the deferred tax assets reducing the need for a valuation allowance. Future utilization of the remaining net deferred tax asset would require the ability to forecast future earnings. Based on past performance resulting in net loss positions, sufficient evidence exists to require a valuation allowance on a significant portion of the Company’s net asset balance for all operations except GCUK. Certain of the Company’s U.K. deferred tax assets have been recognized due to positive evidence of the future realization of those assets.

As a result of our bankruptcy, estimates have been made that impact the deferred tax balances. The factors resulting in estimation include but are not limited to the fresh start valuation of assets and liabilities, implications of cancellation of indebtedness income and various other matters.

Restructuring

We have engaged in restructuring activities, which require us to make significant judgments and estimates in determining restructuring charges, including, but not limited to, future severance costs and other employee separation costs, sublease income or disposal costs, length of time on market for abandoned rented facilities, and contractual termination costs. Such estimates are inherently judgmental and changes in such estimates, especially as they relate to contractual lease commitments and related anticipated third-party sub-lease payments, could have a material effect on the restructuring liabilities and consolidated results of operations. The “2003 and Prior Restructuring Plans” reserve is composed of continuing building lease obligations and estimated decommissioning costs and broker commissions for the restructured sites (aggregating $400 million as of December 31, 2005), offset by anticipated receipts from existing and future third-party subleases. As of December 31, 2005, anticipated third party receipts were $281 million, representing $80 million from subleases already entered into and $201 million from subleases projected to be entered into in the future. We continue to review our anticipated costs and third party sublease payments on a quarterly basis and record adjustments for changes in these estimates in the period such changes become known. For further information related to our restructuring activities, see “Restructuring Activities” in this Item and Note 3, “Restructuring,” to the accompanying consolidated financial statements.

Stock-Based Compensation

On December 9, 2003, the Company adopted the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), related to stock-based awards granted or modified on December 9, 2003 and thereafter. Under the fair value provisions of SFAS No. 123, the fair value of each stock-based compensation award is estimated at the date of grant, using the Black Scholes option-pricing model for stock option awards and the current market price for restricted stock unit awards. The Company recognizes stock compensation expense based on the number of awards expected to vest. Most stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The fair value of the awards is determined using a single expected life for the entire award (the average expected life for the awards that vest on different dates). The Company recognizes the related compensation cost of such awards on a straight-line basis; provided that the amount amortized at any given date may be no less than the portion of the award vested as of such date. We use the Black-Scholes option pricing model to determine the fair value of a stock option awarded. The Black-Scholes model requires several subjective inputs including expected volatility, expected life of the option and expected dividend yield. As we restructured our business through the bankruptcy process in 2002 and 2003, we have very limited historical experience to assist us in determining the inputs and have therefore based our inputs, excluding dividend yield, which is based on our expectation, on the average of a select group of our competitors’ assumptions for 2003 and a mean-average of our Company’s stock volatility and an average of a select group of our competitors assumptions during 2005 and 2004. The assumptions used to calculate the fair value of the options granted on December 9, 2003, December 15, 2004 and February 1, 2005 are 70%, 86% and 86%, respectively, expected volatility, a five-year expected life of the option and 0% dividend yield. The estimated employee attrition rate is based on a review of historical attrition and current telecommunications market trends. The determination of inputs used in the Black-Scholes option pricing model and expected employee attrition involves significant estimation and assumption.

For a description of our stock-based compensation programs, see Note 17, “Stock-Based Compensation”, to the accompanying consolidated financial statements included in this annual report on Form 10-K.

Assessment of Loss Contingencies

We have legal and other contingencies that could result in significant losses upon the ultimate resolution of such contingencies. We have provided for losses in situations where we have concluded that it is probable that a loss has been or will be incurred and the amount of the loss is reasonably estimable. A significant amount of judgment is involved in determining whether a loss is probable and reasonably estimable due to the uncertainty involved in predicting the likelihood of future events and estimating the financial impact of such events. Accordingly, it is possible that upon the further development or resolution of a contingent matter, a significant charge could be recorded in a future period related to an existing contingent matter. For additional information, see Note 21, “Commitments, Contingencies and Other,” to the accompanying consolidated financial statements.

Results of Operations for the Year Ended December 31, 2005 compared to the Results of Operations for the Year Ended December 31, 2004

During the year ended December 31, 2005, we revised our presentation of the consolidated statement of operations. The financial statement line item previously referred to as “other operating expenses” has been separated into three lines: “selling, general and administrative,” “real estate, network and operations” and “cost of equipment sales.” Real estate, network and operations and cost of equipment sales represent costs that are related to the generation of revenue and therefore are included in cost of revenue.

Consolidated Results

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2005	2004
	(in millions)
Revenue	$1,968	$2,487	$(519)	(21)%
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(1,216)	(1,731)	(515)	(30)%
Real estate, network and operations	(309)	(311)	(2)	(1)%
Third party maintenance	(96)	(113)	(17)	(15)%
Cost of equipment sales	(55)	(45)	10	22%

Total cost of revenue	(1,676)	(2,200)
Selling, general and administrative	(412)	(416)	(4)	(1)%
Depreciation and amortization	(142)	(164)	(22)	(13)%

Operating loss	(262)	(293)
Other income (expense):
Interest income	13	7	6	86%
Interest expense	(99)	(45)	54	120%
Other income, net	12	47	(35)	(74)%

Loss from continuing operations before reorganization items	(336)	(284)
Net gain on preconfirmation contingencies	36	29	7	24%

Loss from continuing operations before income taxes	(300)	(255)
Provision for income taxes	(63)	(56)	7	13%

Loss from continuing operations	(363)	(311)
Income (loss) from discontinued operations, net of income tax	9	(25)	34	NM

Net loss	(354)	(336)
Preferred stock dividends	(4)	(4)	—	NM

Loss applicable to common shareholders	$(358)	$(340)

NM—not meaningful

Revenue. Our revenue decreased in 2005 compared with 2004 as a result of continued pricing reductions for telecommunications services, the optimizing of our carrier voice segment through targeted price increases which resulted in the migration of certain traffic off our network and reductions in our consumer voice, SBG and Trader Voice segment revenue as a result of lower investment for this segment and the sale of our Trader Voice business on May 3, 2005. However, our revenues for our enterprise, carrier and indirect channels segment, which is the primary focus of our business strategy, increased in 2005 compared with 2004 as a result of obtaining new customers and existing customer base growth in specific enterprise and carrier target markets which resulted in increases in sale volume (see “Segment Results” in this Item 7 for further discussion of results by segment). Our average annual price declines were approximately 20% for international voice services and approximately 30% for IP access services, with lower rates of decline in broadband, IP VPN and managed data services and flat for U.S. domestic voice services.

Cost of revenue. Cost of revenue primarily includes the following: (i) cost of access, including usage based voice charges paid to local exchange carriers and interexchange carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities and local loop (“last mile”) charges from both domestic and international carriers; (ii) real estate, network and operations charges which include (a) employee related costs such as salaries and benefits, incentive compensation and stock-related expenses for employees directly attributable to the operation of our network, (b) real estate expenses for all technical sites, and (c) other non-employee related costs incurred to operate our network, such as license and permit fees and professional fees; (iii) cost of equipment sales, which includes the software, hardware, equipment and maintenance sold to our managed services, collaboration services and system integrator customers; and (iv) third party maintenance costs incurred in connection with maintaining the terrestrial network, subsea fiber-optic network (“wet maintenance”) and cable landing stations.

Cost of access decreased in 2005 compared with 2004 as a result of: (i) reductions in the amount of usage-based access services purchased due to lower carrier voice sales volume; (ii) our cost of access initiatives to optimize the access network and effectively lower cost of access unit prices; and (iii) a more favorable mix of sales of data, IP and managed services. During the fourth quarter of 2005, we completed a historical analysis of dispute resolution with our cost of access vendors and revised our dispute accrual estimation process. The change in the estimation process resulted in a reduction in our dispute accrual by approximately $10 million which was recorded as a reduction in cost of access.

Real estate, network and operations expense decreased primarily as a result of (i) a $10 million decrease in salaries and benefits as a result of a reduction in workforce related to our business restructuring activities implemented in the fourth quarter of 2004; and (ii) a $9 million reduction in real estate expenses primarily related to reduced facilities maintenance and lower real estate taxes as a result of a $8 million real estate rebate from our operations in the U.K. These decreases were partially offset by (a) a $12 million increase in stock compensation expense as a result of additional equity grants during 2005, recording a full year’s charge for grants issued during 2004 and 50% of our 2005 annual bonus being anticipated to be paid in shares of common stock (as opposed to the 2004 bonus, which was 100% payable in cash) and (b) a $6 million increase in cash incentive compensation and related benefits resulting from accruing the 2005 annual bonus program above target due to exceeding performance targets (as opposed to the 2004 annual bonus program which was accrued at a significant discount to target due to performance being below target).

Third-party maintenance expenses decreased as a result of negotiations with maintenance vendors. In addition, we changed the way we procure maintenance from certain vendors, which resulted in lower charges as a result of term extensions and amendments to change maintenance charges from a standing fixed charge to a variable charge based on actual vendor time and materials incurred.

Cost of equipment sales increased as a result of additional collaboration and system integrator sales involving substantial equipment components.

Selling, General and Administrative Expenses (“SG&A”). SG&A expenses primarily consist of (i) employee related costs such as salaries and benefits, incentive compensation and stock-related expenses for employees not directly attributable to the operation of our network; (ii) real estate expenses for all administrative sites; (iii) bad debt expense; (iv) non-income taxes, including property taxes on owned real estate and trust fund related taxes such as gross receipts taxes, franchise taxes and capital taxes; (v) restructuring costs; and (vi) regulatory costs, insurance, telecommunications costs, professional fees and license and maintenance fees for internal software and hardware.

The decrease in SG&A is primarily a result of (i) a $14 million decrease in salaries and benefits as a result of a reduction in workforce related to our business restructuring activities implemented in the fourth quarter of 2004, partially offset by an increase in sales commissions; (ii) a $8 million decrease in professional fees primarily related to fees incurred during 2004 related to the investigation, review and restatement of our cost of access liability as at December 31, 2003; (iii) a $5 million decrease in non-income tax expense as a result of receiving a revised assessment with lower charges and revisions to other estimated non-income tax reserves; (iv) a $4 million decrease in bad debt expense reflecting improvements in account agings; and (v) a $4 million decrease in other expenses primarily as a result of lower medical benefit payments and vendor settlement gains during 2005.

The above decreases in SG&A were partially offset by (i) a $16 million increase in stock compensation expense as a result of additional equity grants during 2005, recording a full year’s charge for grants issued during 2004 and 50% of our 2005 annual bonus being anticipated to be paid in shares of common stock (as opposed to the 2004 bonus, which was 100% payable in cash); (ii) an $10 million increase in cash incentive compensation and related benefits resulting from accruing the 2005 annual bonus program above target due to exceeding performance targets (as opposed to the 2004 annual bonus program which was accrued at a significant discount to target due to performance being below target); (iii) a net $2 million increase in insurance expense as a result of increased director and officers liability insurance premiums partially offset by reductions in property insurance; and (iv) a $3 million increase in restructuring charges reflecting lower estimated sublease payments to be received for restructured facilities related to 2003 and prior restructuring plans, due to a decline in sublet demand for facilities, principally in Europe.

Depreciation and amortization. Depreciation and amortization consists of depreciation of property and equipment, amortization of customer installation costs and amortization of identifiable intangibles. Depreciation and amortization decreased as a result of (i) a significant reduction in intangible amortization as a result of reductions in intangible assets due to fresh start accounting and tax adjustments during 2005 and 2004 and (ii) a decrease in deferred installation amortization due to the write-off of deferred installation charges during 2004. The decrease was partially offset by accelerated depreciation of certain fixed assets that were decommissioned in 2005 and new depreciation expense from capital purchases during 2005.

Interest expense. Interest expense includes interest related to indebtedness for money borrowed, capital lease obligations, certain tax liabilities and amortization of deferred finance costs. Interest expense increased in 2005 compared with 2004 primarily due to an increase in outstanding indebtedness for borrowed money. During 2005 we incurred interest on the GCUK Notes and the $250 million aggregate principal amount of 4.7% payable in kind mandatory convertible notes (the “Convertible Notes”) issued in December 2004. During 2004, we incurred interest on the $200 million Exit Notes and the $125 million senior secured loan facility (the “Bridge Loan Facility”), each of which was retired on December 23, 2004. We accrue interest on the Convertible Notes at the annual rate of 11% due to certain provisions in the Convertible Notes indenture that could obligate us to pay interest retroactively at that rate if we were unable to deliver common shares upon receiving a notice of conversion. At such time as any of the Convertible Notes are converted into common shares of the Company, all amounts of accrued interest will be reclassified into common stock and additional paid-in capital.

Other income, net. Other income, net decreased in 2005 compared with 2004 primarily as a result of an increase in transactional losses resulting from foreign currency impacts on transactions and recognition of an $8 million gain for the recovery of legal fees incurred during 2004 for class action lawsuits under our directors and officers liability insurance policy, partially offset by gains recorded during 2005 for the sale of our Trader Voice and SBG businesses and marketable securities. During 2005, foreign currency transactional losses increased $62 million to a loss of $23 million compared with gains of $39 million during 2004. During 2005 we recognized gains of $14 million, $14 million, and $2 million related to the sale of Trader Voice, SBG and marketable securities, respectively.

Net gain on pre-confirmation contingencies. During 2005 and 2004, we settled various third-party disputes and revised our estimated liability for certain contingencies related to periods prior to our emergence from chapter 11 proceedings. We have accounted for these in accordance with AICPA Practice Bulletin 11—Accounting for Preconfirmation Contingencies in Fresh Start Reporting and recorded a net gain on the settlements and changes in estimated liabilities. The most significant gains are related to changes in estimated liabilities for income and non-income tax contingencies and settlements with certain tax authorities.

Provision for income taxes. Provision for income taxes increased primarily as a result of a change in mix of earnings to jurisdictions with higher tax rates and changes in certain estimates. Provision for income taxes related to fresh start accounting for deferred tax benefits realized after the emergence from bankruptcy does not result in cash taxes. This non-cash tax provision was $56 million during 2005 and 2004.

Income (loss) from discontinued operations. As discussed in Note 4, “Discontinued Operations”, to the accompanying consolidated financial statements, on August 13, 2004 we entered into an agreement with Bridgehouse for the sale of Global Marine and the transfer our forty-nine percent shareholding in SBSS. We sold these assets, which were not considered core to our strategy. The results of their operations have been classified as discontinued operations for all periods presented. During 2005 we completed the transfer of our interest in SBSS to Bridgehouse for consideration of $14 million and recognized an $8 million gain on the sale. During 2004, we sold Global Marine and recognized no gain or loss on the sale. The loss from discontinued operations during 2004 related to Global Marine’s results through the sale date in August 2004.

Results of Operations for the Year Ended December 31, 2004 compared to the Pro Forma Combined Results of Operations for the Twelve Months Ended December 31, 2003

On the Effective Date, New GCL emerged with a new capital structure and with no retained earnings or accumulated losses. This resulted in a new reporting entity under a new basis of accounting, thereby resulting in a second accounting period in 2003 for the Company. Following the transaction closing late in the business day on December 9, 2003, Successor commenced operations on December 10, 2003 and thus experienced a 22 day operating period in 2003. The results for the period January 1, 2003 through December 9, 2003 represent the Predecessor’s operations.

As required by Item 303(a) of Regulation S-K, the below discussion and analysis of results covers all periods for which financial statements are presented, even when those periods relate to periods shorter than a full 12 month period. Such shortened periods are not directly comparable to full-year periods. Therefore, in order to provide an informative comparison of results in this Item 7, we use pro forma information below for the twelve months ended December 31, 2003 by combining the results of operations of Predecessor from January 1, 2003 through December 9, 2003 with the results of operations of Successor from December 10, 2003 through December 31, 2003. Such pro forma combined financial information does not reflect the results of operations that either Predecessor or Successor would have achieved for a full 12-month operating cycle in 2003. The pro forma combined financial information for the year ended December 31, 2003 is merely additive and does not give pro forma effect to the Predecessor’s results as if the consummation of the GC Debtor’s plan of reorganization and the related fresh start and other adjustments had occurred at the beginning of the period presented. In addition, Successor has a significantly different capital structure than Predecessor as a result of the reorganization.

	Year Ended December 31, 2004	Twelve Months Ended December 31, 2003	$ Increase/ (Decrease)	% Increase/ (Decrease)
	(in millions)
Revenue	$2,487	$2,763	$(276)	(10)%

Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(1,731)	(1,982)	(251)	(13)%
Real estate, network and operations	(311)	(295)	16	5%
Third party maintenance	(113)	(125)	(12)	(10)%
Cost of equipment sales	(45)	(47)	(2)	(4)%

Total cost of revenue	(2,200)	(2,449)

Selling, general and administrative	(416)	(399)	17	4%
Depreciation and amortization	(164)	(146)	18	12%

Operating loss	(293)	(231)

Other income (expense):
Interest income	7	1	6	600%
Interest expense	(45)	(16)	29	181%
Other income, net	47	59	(12)	(20)%

Loss from continuing operations before reorganization items	(284)	(187)
Net gain on preconfirmation contingencies	29	—	29	NM
Reorganization items, net	—	(124)	(124)	NM
Gain on settlement of liabilities, subject to compromise and recapitalization	—	23,076	(23,076)	NM
Gain from fresh start adjustments	—	1,109	(1,109)	NM

Income (loss) from continuing operations before income taxes	(255)	23,874

Provision for income taxes	(56)	(6)	50	833%

Income (loss) from continuing operations	(311)	23,868

Income (loss) from discontinued operations, net of income tax	(25)	860	(885)	NM

Net income (loss)	(336)	24,728

Preferred stock dividends	(4)	—	(4)	NM

Income (loss) applicable to common shareholders	$(340)	$24,728

NM—not meaningful

Revenues. Our revenues decreased in 2004 compared with 2003 as a result of: continued pricing reductions for telecommunications services; declines in our carrier voice segment revenue as a result of actions taken by us in the first half of 2004 to tighten payment terms for our international long distance reseller customer base and the optimizing of this segment through targeted price increases which resulted in the migration of traffic off our network in the fourth quarter of 2004; and declines in our consumer, Trader Voice and SBG segment revenue as a result of lower investment for this segment. In addition, our revenue decreased due to lower non-cash amortization of prior period IRUs in 2004 compared with 2003 as a result of fresh start accounting on our emergence from bankruptcy on December 9, 2003. Since emerging from bankruptcy our focus has been on acquiring customers in key market segments, including regional and multinational enterprises and federal government agencies. Telecommunications pricing remained very competitive in 2004 for both voice and data services. Our average annual price declines were approximately 15% for voice services and over 35% for IP access services, with lower rates of decline in broadband, IP VPN and managed data services.

Cost of revenue. Cost of access for the twelve months ended December 31, 2003 includes a $67 million charge resulting from the restatement of our previously issued financial statements as a result of errors in the calculation of our cost of access liability. Our cost of access expense decreased as a result of initiatives to negotiate lower cost of access unit prices and eliminate non-revenue usage. These initiatives included: shifting suppliers, contract and tariff renegotiations, facility network access optimization including extending the access network closer to the customer as well as aggregating circuits with lower trunk speeds and migrating them to fewer high speed circuits, optimization through direct end office trunking and increased review of access charges, special promotions, use of alternative termination providers and disputes resolution. Usage based charges decreased as a result of per unit pricing reductions, partially offset by volume increases. Through our cost of access initiatives we were able to reduce our cost of access charges and improve our gross margin.

Real estate, network and operations expenses increased primarily as a result of (i) an increase in technical rental properties throughout 2003, resulting in rent increases on these properties for all of 2004, (ii) increased technical facility maintenance and utility costs due to the aging of certain facilities, (iii) a $12 million increase in stock compensation expense as a result of share-based compensation awards granted on December 9, 2003, March 8, 2004 and December 15, 2004 and (iv) increases in employee related costs as a result of accruing an annual bonus in 2004 and salary increases effective January 1, 2004 (although overall employee costs were lower as a result of lower headcount). The total annual bonus accrual for 2004 was approximately $15 million, of which approximately $7 million relates to real estate, network and operations personnel. No annual bonus expenses were incurred in 2003 since comparable costs were recorded as reorganization items, as opposed to operating costs, during the pendency of our bankruptcy proceedings. The increase related to these items was partially offset by decreases in salaries and benefits expenses due to headcount reductions in real estate and network operations resulting from our business restructuring activities implemented in the fourth quarter of 2004.

Third-party maintenance expenses decreased as a result of optimizing our vendor arrangements by renegotiating certain maintenance agreements. Specific renegotiations included term extensions, which resulted in lower annual charges, and amendments to change maintenance charges from a standing fixed charge to a variable charge based on actual vendor time and material charges incurred.

The decrease in cost of sales was, in part, a result of recognizing approximately $6 million of vendor charges in 2003 for service contracts that were either discontinued or expired during 2004. The decrease was partially offset by increases resulting from (i) leasing additional equipment to connect our customers to our network to deliver our managed services as a result of increased managed services and conferencing services sales and (ii) higher cost of sales rates upon renewal of contracts with vendors for assistance in provisioning our managed services.

Selling, General and Administrative Expenses. SG&A expenses increased primarily as a result of (i) an $15 million increase in stock compensation expense as a result of share-based compensation awards granted on December 9, 2003, March 8, 2004 and December 15, 2004; (ii) a $15 million increase in restructuring charges primarily as a result of our 2004 restructuring plans announced on October 8, 2004 (restructuring charges during

2003 were recorded as reorganization items); (iii) a $16 million increase in professional fees primarily related to the planning, documenting and testing of our internal control systems for compliance with Sarbanes-Oxley Act requirements, the investigation, review and restatement of our cost of access liability and the restructuring of indebtedness with ST Telemedia; (iv) recognizing a $11 million reduction in G&A expenses in 2003 related to our deferred gain on the disposal of our former Global Center subsidiary; (v) an increase in sales commissions for certain high performing collaboration and other sales representatives; (vi) increases in marketing expenses as a result of new advertising and marketing programs to support our strategy of acquiring new customers upon emergence from bankruptcy; and (vii) increases in employee related costs as a result of accruing an annual bonus in 2004 and salary increases effective January 1, 2004 (although overall employee costs were lower as a result of lower headcount). The total annual bonus accrual for 2004 was approximately $15 million, of which approximately $8 million relates to selling, general and administrative personnel. No annual bonus expenses were incurred in 2003 since comparable costs were recorded as reorganization items, as opposed to operating costs, during the pendency of our bankruptcy proceedings.

The increases in SG&A expenses were partially offset by the following: (i) a $38 million decrease in bad debts expense primarily due to (a) improvements in the aging of our accounts receivable through focused collection efforts, enhanced evaluations of customers’ creditworthiness and credit limits and the tightening of our payment terms for our international long distance reseller customers which provided for lower levels of general reserve requirements, (b) a decrease in general reserve requirements as a result of lower revenues and (c) a lower number and amount of carrier customer payment defaults; (ii) a $13 million decrease in non-income taxes as a result of lower personal property, capital stock, franchise and gross receipts taxes due primarily to reductions in the market value of certain assets; and (iii) an $8 million decrease in communications costs as a result of programs to reduce our mobile and long distance charges by converting to VOIP technology and other cost saving initiatives.

Depreciation and amortization. The increase in depreciation and amortization was attributable to the revaluation of property and equipment and intangibles, as a result of the fresh start accounting adjustments, on the Effective Date, the impact of depreciating new capital purchases since the Effective Date and the write-off of certain North American deferred customer installation costs.

Interest expense. The increase in interest expense primarily resulted from a full year’s recognition of interest and amortization of deferred finance fees for the Exit Notes. In addition, the increase was also partially a result of interest incurred for 2004 financing activities under the Bridge Loan Facility, GCUK Notes and Convertible Notes and certain tax contingencies.

Other income, net. The decrease in other income, net was primarily a result of changes in the amount of income recorded related to the extinguishment of our obligations under certain long-term and prepaid lease agreements for services on our network through either customer settlement agreements or bankruptcy proceedings of the customers that had purchased the services from us partially offset by increases in gains resulting from foreign currency impacts on transactions and a gain recorded in 2004 for recovery of legal fees under our directors and officers liability insurance policy. In 2003, we recorded $32 million of other income due to the extinguishment of our liabilities to customers related to long term and prepaid lease agreements. During 2004, we did not recognize any gains from the extinguishment of our obligations under long term service agreements. The decrease in other income above was partially offset by an increase in the amount of gains resulting from foreign currency impacts on transactions. Foreign currency transaction gains increased $19 million in 2004 to $39 million compared with a $20 million transaction gain in 2003. During the year ended December 31, 2004 we recorded an $8 million gain from a recovery of legal fees incurred from class action lawsuits under our directors and officers liability insurance policy.

Reorganization items, net. We had no reorganization items in 2004 as a result of our emergence from bankruptcy on the Effective Date. During periods prior to the Effective Date, reorganization items represented expenses and incomes incurred or realized as a direct result of the reorganization under bankruptcy that commenced on January 28, 2002. Reorganization items are reported separately in the condensed consolidated statements of operations in accordance with the provisions of SOP 90-7. The reorganization items comprised (i) retained professional fee costs associated with the reorganization, (ii) costs incurred in connection with our continued restructuring efforts (see “Restructuring Charges” above for further discussion), (iii) costs related to the employee retention programs, (iv) adjustments to liabilities subject to compromise to the settlement claim amounts allowed by the GC Debtors’ bankruptcy court, and (v) interest income attributable to increased GC Debtors’ cash balances as a result of the bankruptcy. The reorganization items consisted of the following:

Predecessor
Twelve Months Ended December 31, 2003
Professional fees	$(115)
Restructuring costs	(41)
Retention plan costs	(22)
Vendor settlements	45
Interest income	9

Total reorganization items	$(124)

Gain on Preconfirmation Contingencies. The majority of gains were a result of settlements with certain tax authorities and changes in the estimated liability for other income and non-income tax contingencies.

Gain on settlement of liabilities subject to compromise and recapitalization. On the Effective Date we recognized a $23.076 billion gain on settlement of liabilities subject to compromise and recapitalization as a result of transactions contemplated by the GC Debtors’ plan of reorganization.

Fresh start accounting adjustments. As a result of our adoption of fresh start accounting on the Effective Date, we recorded certain adjustments to our assets and liabilities to reflect their fair values. The fresh start adjustments resulted in a gain of $1.109 billion.

Provision for income taxes. The increase in the provision for income taxes was primarily attributable to the unique tax accounting that applies under fresh start accounting to deferred tax benefits realized by us following our emergence from bankruptcy protection. Fresh start accounting requires the realization of valuation allowances, related to net deferred tax assets that existed on or prior to the Effective Date, to be recorded as a reduction of intangibles until exhausted, and thereafter to be recorded as additional paid in capital. The $56 million tax provision for the year ended December 31, 2004 related to the application of these rules and does not result in any cash taxes.

Discontinued operations, net of tax. The decrease was primarily a result of a recognizing an $846 million gain related to recapitalization and fresh start adjustments related to Global Marine’s operations during 2003 and a significant decline in Global Marine’s installation and maintenance revenues in 2004. Global Marine’s revenue declined due to the expiration of a significant maintenance contract on January 1, 2004, reduced installation activity and the early termination of two sub-charter agreements. Partially offsetting the decrease in revenues was a reduction in operating expenses as a result of Global Marine’s restructuring activities.

Segment Results

Our results are segmented according to groupings based on a combination of products, customer types and distribution channels.

We define adjusted gross margin as revenue less cost of access. This metric is a key financial measure used by the chief operating decision maker in assessing segment performance and allocating resources. Adjusted gross margin is not recognized under GAAP. See Note 23 to the financial statements for a reconciliation of segment results to consolidated results.

Our existing segments reflect certain operational changes that were implemented during 2005 to focus on being a premier provider of global data and IP services to enterprises, carriers and system integrators. Disclosures related to 2004 have been restated to be consistent with the 2005 operating segment structure. Disclosures related to 2003 have not been restated as management has determined that it would be impracticable to do so within the meaning of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

We continually review our management model and structure, which may result in additional adjustments to our operating segments in the future.

Enterprise, carrier data and indirect channels segment

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2005	2004
Revenue	$1,085	$1,066	$19	2%
Cost of access	(496)	(517)	(21)	(4)%

Adjusted gross margin	$589	$549	$40	7%

Enterprise, carrier data and indirect channels represent areas in which we are investing our resources to grow our business. Enterprise consists of the provision of voice, data and collaboration services to large and mid-sized multinational enterprises and governments. Carrier data consists of the provision of our data products, including IP, transport and capacity services, to our telecommunications carrier customers. Indirect channels consist of the provision of voice, data and managed services to end users through business relationships with other telecommunications carriers, sales agents and system integrators.

Revenue. Revenue in these areas in total increased during 2005 compared with 2004 as a result of obtaining new customers and existing customer base growth in specific enterprise and carrier target markets which resulted in an increase in sales volume. There was a modest increase in revenue related to sales through indirect channels as a result of entering into additional agreements with system integrators; these channels are expected to grow significantly in future years. The increase in revenue was moderated by declines in prices for IP access telecommunications services as well as customer attrition. Prices for commoditized IP access services continue to decline while prices for premium products such as IP VPN, video conferencing and managed services experienced minimal declines. Prices for enterprise voice services were relatively flat.

Adjusted Gross Margin. Adjusted gross margin in this segment increased in 2005 compared with 2004, as a result of increases in revenue as described above as well as a decrease in cost of access charges. The decrease in cost of access charges is a result of our cost of access initiatives to optimize the access network and effectively lower cost of access unit prices and a more favorable mix of sales of data, IP and managed services. During the fourth quarter of 2005, we completed a historical analysis of dispute resolution with our cost of access vendors and revised our dispute accrual estimation process. The change in the estimation process resulted in a reduction in our dispute accrual by approximately $3 million which was recorded as a reduction in cost of access in the fourth quarter of 2005.

Carrier Voice segment

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2005	2004
Revenue	$777	$1,256	$(479)	(38)%
Cost of access	(673)	(1,133)	(460)	(41)%

Adjusted gross margin	$104	$123	$(19)	(15)%

Revenue. Carrier voice revenue decreased during 2005 compared with 2004 as a result of our business restructuring activities announced in the fourth quarter of 2004 designed to increase the profitability of our carrier voice business through targeted price increases, decreased support of legacy products and the tightening of our payment terms for long distance customers, which, in certain instances, resulted in the migration of traffic off of our network and non-renewal of certain low margin contracts. Overall, average pricing for our U.S. domestic long distance voice services base was relatively flat after taking into account the targeted price increases.

Adjusted Gross Margin. Adjusted gross margin in this segment decreased during 2005 compared with 2004 as a result of reductions in our carrier voice revenue discussed above. The decrease was partially offset by reductions in cost of access charges as a result of reductions in the amount of access services purchased due to lower carrier sales volume and as a result of cost of access initiatives to optimize network access and effectively lower access unit prices. During the fourth quarter of 2005, we completed a historical analysis of dispute resolution with our cost of access vendors and revised our dispute accrual estimation process. The change in the estimation process resulted in a reduction in our dispute accrual by approximately $7 million which was recorded as a reduction in cost of access in the fourth quarter of 2005.

Consumer, Trader Voice and SBG segment

	Year Ended December 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2005	2004
Revenue	$106	$165	$(59)	(36)%
Cost of access	(47)	(81)	(34)	(42)%

Adjusted gross margin	$59	$84	$(25)	(30)%

Revenue. Consumer voice, Trader Voice and SBG revenues decreased during 2005 primarily as a result of pricing reductions and the minimization of our investment in these non-core lines of business in accordance with our restructuring plan announced in October 2004, which included a plan to divest or exit these operations. Further reductions during 2005 were due to the sale of our Trader Voice business on May 3, 2005. On December 31, 2005 we completed the sale of SBG.

Adjusted Gross Margin. Adjusted gross margin in this segment decreased during 2005 as a result of the reductions in revenue discussed above partially offset by reductions in cost of access charges due to cost of access initiatives and lower sales volume.

Liquidity and Capital Resources

Financial Condition and State of Liquidity

At December 31, 2005, our available liquidity consisted of $224 million of unrestricted cash and cash equivalents. At December 31, 2005, we also held $23 million ($18 million of which is included in long-term other assets) in restricted cash. This restricted cash represents deposits securing real estate lease obligations and collateral securing reimbursement obligations in respect of certain bank guarantees, performance bonds and letters of credit issued for our account and related to our operations.

For each period since we commenced operations, we have incurred substantial operating losses. For 2005, we posted a net operating loss of approximately $262 million and utilized net cash and cash equivalents of $141 million. In the short term, our existing and projected operations are not expected to generate cash flows sufficient to meet our cash needs. We expect our available liquidity to decline substantially during the first half of 2006 due to our cash flow requirements, including operating losses, debt service and capital expenditures. However, based on our business projections, our expectation is that unrestricted cash on hand, together with proceeds from sales of IRUs and marketable securities and previously committed lease financing, will provide us with the liquidity needed to fund our operations until the point in time during the second half of 2006 when we expect to start generating positive cash flow.

We are in the process of arranging financing facilities to further enhance our liquidity. Specifically, our GCUK subsidiary is in the process of finalizing business terms in respect of a bank credit facility that is expected to provide up to £15 million (approximately $26 million) of lease financing and £5 million (approximately $9 million) of letters of credit. In addition, one of our primary operating subsidiaries in the U.S. is in the process of finalizing business terms in respect of a $20 million lease facility, subject to approval by the Convertible Notes holder of an increase in the purchase money debt basket under the Convertible Notes indenture. (We are in discussions with such holder regarding such approval, as described below under “Indebtedness—Mandatory Convertible Notes with Controlling Shareholder.”) Finally, we are in advanced discussions with prospective bank lenders regarding a working capital facility to be secured by a first lien on accounts receivable and certain other assets of our North American subsidiaries. Our ability to enter into such a facility is subject to the restrictions contained in the Convertible Notes indenture and to the rights of a subsidiary of ST Telemedia under our outstanding preferred shares (see “Description of Global Crossing Equity Securities” in Item 5).

As a holding company, all of our revenues are generated by our subsidiaries and substantially all of our assets are owned by our subsidiaries. As a result, we are dependent upon dividends and inter-company transfer of funds from our subsidiaries to meet our debt service and other payment obligations. Our subsidiaries are incorporated and are operating in various jurisdictions throughout the world. A number of our subsidiaries have cash on hand that exceeds their immediate requirements but that cannot be distributed or loaned to us or our other subsidiaries to fund our or their operations due to contractual restrictions or legal constraints related to the lack of retained earnings or the solvency of such entities. These restrictions could cause us or certain of our subsidiaries to become and remain illiquid while other subsidiaries have sufficient liquidity to meet their liquidity needs.

In particular, GCUK serves as a source of funding for us and our other subsidiaries, and we expect to continue to use GCUK as a source of funding, subject to covenants in the GCUK Notes and restrictions under English law. Because of losses that GCUK has accumulated, it will not be possible for GCUK to pay dividends to its parent company, an indirect subsidiary of ours, until such time as these losses have been reduced and thereafter only to the extent of any available profit. Until that time, any funds to be made available by GCUK to us and our other subsidiaries will be made through inter-company loans. GCUK’s ability to make loans to us and our other subsidiaries is restricted by the indenture governing the GCUK Notes and English law. See below under “Indebtedness” for further information regarding the restrictions under the indenture for the GCUK Notes.

A default by us or any of our subsidiaries under any capital lease obligation or debt obligation totaling more than $2.5 million, as well as the bankruptcy or insolvency of any of such entities, could trigger cross-default provisions under the indenture for the Convertible Notes and may trigger cross-default provisions under any working capital facility or other financing that we may arrange. This could lead the applicable debt holders to accelerate the maturity of their relevant debt instruments, foreclose on our assets and adversely affect our rights under other commercial agreements, which would have a material adverse effect on our financial condition. In addition, in the event of a “Conversion Restriction” (as defined below under “Indebtedness-Mandatory Convertible Notes with Controlling Shareholder”), we could be required to pay cash interest on the Convertible Notes at 11% (calculated retroactively from the issue date) and to redeem the notes on December 23, 2008 for $250 million in cash.

Indebtedness

At December 31, 2005, we had $649 million of long-term indebtedness outstanding, consisting of $376 million of GCUK Notes, $262 million of Convertible Notes and $11 million of other debt. During the year ended December 31, 2005, approximately $12.1 million of accrued interest related to the Convertible Notes was converted into additional Convertible Notes. This represents accrued interest through December 29, 2005 calculated at the 4.7% annual rate that applies in the absence of a Conversion Restriction (see below for a discussion of “Conversion Restriction”).

GCUK Senior Secured Notes

On December 23, 2004, Global Crossing (UK) Finance PLC (“GCUK Finance”), a special purpose financing subsidiary of GCUK, issued $200 million in aggregate principal amount of 10.75% U.S. dollar denominated senior secured notes due 2014 and £105 million aggregate principal amount of 11.75% pounds sterling denominated senior secured notes due 2014 (collectively, the “GCUK Notes”). The U.S. dollar and sterling denominated notes were issued at a discount of approximately $3 million and £2 million, respectively, which resulted in the Company receiving gross proceeds, before underwriting fees, of approximately $398 million. The GCUK Notes mature on the tenth anniversary of their issuance. Interest is payable in cash semi-annually on June 15 and December 15.

The GCUK Notes are senior obligations of GCUK Finance and rank equal in right of payment with all of its future debt. GCUK has guaranteed the GCUK Notes as a senior obligation ranking equal in right of payment with all of its existing and future senior debt. The GCUK Notes are secured by certain assets of GCUK and GCUK Finance, including the capital stock of GCUK Finance, but certain material assets of GCUK do not serve as collateral for the GCUK Notes.

GCUK Finance may redeem the GCUK Notes in whole or in part, at any time on or after December 15, 2009 at redemption prices decreasing from 105.375% (for the U.S. dollar denominated notes) or 105.875% (for the pounds sterling denominated notes) in 2009 to 100% of the principal amount in 2012 and thereafter. At any time before December 15, 2009, GCUK Finance may redeem either series of notes, in whole or in part, by paying a “make-whole” premium calculated in accordance with the GCUK Notes indenture, which is filed as an exhibit to this annual report on Form 10-K. GCUK Finance may also redeem up to 35% of the principal amount of either series of notes before December 15, 2007 using the proceeds of certain equity offerings. GCUK Finance may also redeem either series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

The GCUK Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. The indenture governing the GCUK Notes limits GCUK’s ability to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay dividends or make other distributions to repurchase or redeem its stock; (iii) make investments or other restricted payments; (iv) create liens; (v) enter into certain transactions with affiliates (vi) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of its assets.

Within 120 days after the end of the period beginning on December 23, 2004 and ending December 31, 2005 and for each twelve month period thereafter, GCUK must offer (the “Annual Repurchase Offer”) to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of “Designated GCUK Cash Flow” from that period. “Designated GCUK Cash Flow” means GCUK’s consolidated net income plus non-cash charges minus capital expenditures, calculated in accordance with the terms of the indenture governing the GCUK Notes. In respect of the 2005 period, GCUK anticipates offering to purchase approximately $22 million of the GCUK Notes, excluding accrued interest.

A loan or dividend payment by GCUK to the Company and its affiliates is a restricted payment under the indenture governing the GCUK Notes. Under the indenture, such a payment (i) may be made only if GCUK is not then in default under the indenture and would be permitted at that time to incur additional indebtedness under the applicable debt incurrence test; (ii) may generally be made only within ten business days of consummation of each Annual Repurchase Offer; and (iii) would generally be limited to 50% of Designated GCUK Cash Flow plus the portion, if any, of the applicable Annual Repurchase Offer that the holders of the notes decline to accept. In addition, so long as GCUK is not then in default under the indenture, GCUK may make up to £10 million (approximately $17 million) in the aggregate in restricted payments in excess of 50% of Designated GCUK Cash Flow for a given period; provided that any such excess payments shall reduce the amount of restricted payments permitted to be paid out of future Designated GCUK Excess Cash Flow. Under the Convertible Notes indenture, loans from GCUK made to us or our other subsidiaries must be subordinated to the payment of obligations under the Convertible Notes. The terms of any inter-company loan by GCUK to us or our other subsidiaries are required by the GCUK Notes indenture to be at arm’s length and must be agreed to by the board of directors of GCUK, including its independent members. In the exercise of their fiduciary duties, GCUK’s directors will require GCUK to maintain a minimum cash balance in an amount they deem prudent.

Mandatory Convertible Notes with Controlling Shareholder

On December 23, 2004, Global Crossing Limited issued the Convertible Notes to subsidiaries of the Company’s controlling shareholder ST Telemedia. The Convertible Notes mandatorily convert into common equity on the fourth anniversary of their issuance. Interest accrues at 4.7% per annum and the Company is permitted (and intends) to pay interest by issuing additional Convertible Notes. There are no sinking fund requirements. The holders of the Convertible Notes have the right to convert them into common shares of GCL at any time prior to their maturity date. Any Convertible Note that is not converted into common shares of GCL prior to the maturity date will convert automatically into common shares on the maturity date. The number of common shares of GCL to be issued upon conversion of the Convertible Notes will be determined by dividing the principal amount converted (together with any accrued but unpaid interest) by the “Conversion Price”. The initial conversion price is $18.60 per share. The terms of the Convertible Notes contain customary provisions for the adjustment of the Conversion Price in the event that the Company declares a stock dividend or stock split or any recapitalization, reorganization or similar transaction. In the event that the Company is unable to deliver common shares of GCL at maturity of the Convertible Notes or upon receiving a notice of conversion from a holder of the Convertible Notes, as the result of any law, rule or regulation or administrative proclamation or any other reason (a “Conversion Restriction”), the Company is required to pay accrued interest on those Convertible Notes in cash at a rate of 11% (calculated retroactively from the December 23, 2004 issue date), provided that upon a sale or transfer of Convertible Notes by the ST Telemedia or any of its subsidiaries to any third party, the initial interest rate of 4.7% will be reinstated upon the original terms of the Convertible Notes. If the Company is unable to deliver common shares of GCL on the maturity date, the Company is required to redeem the Convertible Notes for $250 million cash, plus accrued cash interest at 11% (calculated retroactively from December 23, 2004). The Company is also required to repay the Convertible Notes in cash if the Company were to default on the indenture governing the Convertible Notes. Due to the possibility of a Conversion Restriction, the Company accounts for interest on the Convertible Notes by accruing at the 11% rate. However, at such time, if any, as the Convertible Notes are converted into common shares of GCL, all amounts accrued for interest and principal on the applicable Convertible Notes will be reclassified to common stock and additional paid in capital in our consolidated balance sheet.

The Convertible Notes are guaranteed by the majority of the Company’s existing subsidiaries, except for GCUK and its subsidiaries, and are senior in right of payment to all other indebtedness of the Company and its material subsidiaries (other than GCUK and its subsidiaries), except they would be equal in right of payment with one or more working capital facilities of the Company or its subsidiaries in aggregate principal amount of up to $150 million and a limited amount of certain other senior indebtedness of the Company and its subsidiaries. Payment of the Convertible Notes is secured by a lien on substantially all the assets of the Company and its material subsidiaries, except for GCUK’s assets and the assets of its subsidiaries, such lien to be second priority to the lien of any working capital facilities if and when such working capital facilities are provided.

The Convertible Notes will not be redeemable at the Company’s option prior to the occurrence of a Conversion Restriction. After the occurrence of a Conversion Restriction, the Company will have the right to redeem all or any part of the Convertible Notes held by ST Telemedia or any of its subsidiaries at a redemption price in cash equal to 100% of the aggregate principal amount of the Convertible Notes redeemed, plus accrued and unpaid interest.

The Convertible Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. These provisions include: (i) limitations on the indebtedness of Company and its subsidiaries (other than GCUK and its subsidiaries); (ii) limitations on dividends and other payments to equity holders and subordinated debt (including ST Telemedia); (iii) limitations on investments and sale and leaseback transactions; (iv) restrictions on asset sales, consolidations, and mergers; (v) limitations on granting additional liens; and (vi) limitations on transactions with affiliates. The covenants permit the Company to enter into one or more working capital facilities and have limited exceptions, baskets, and carve-outs. The limitation on indebtedness covenant, in particular, permits the incurrence of the following: (i) up to $150 million in additional debt under one or more working capital facilities (subject to, among other things, an intercreditor agreement in form and substance satisfactory to the Convertible Notes holder governing intercreditor matters such as the terms of the subordination of certain liens securing the Convertible Notes to liens securing such facility); (ii) up to $50 million in purchase money debt or capital lease obligations; (iii) up to $50 million of additional indebtedness not otherwise permitted to be incurred; and (iv) additional subordinated debt if we satisfy the leverage ratio specified in the indenture, although the Company does not expect to satisfy that ratio for the foreseeable future. We are in discussions with the Convertible Notes holder regarding an increase in the $50 million purchase money debt basket described in clause (ii) immediately above. Such an increase would accommodate, among other things, the $20 million lease facility in the U.S. referenced above under “—Financial Condition and State of Liquidity.”

Cash Management Impacts and Working Capital

Condensed Consolidated Statements of Cash Flows (in millions)

	Year Ended December 31,		$ Increase/ (Decrease)
	2005	2004
Net cash flows used in operating activities	$(122)	$(185)	$(63)
Net cash flows used in investing activities	(4)	(64)	(60)
Net cash flows (used in) provided by financing activities	(15)	411	426

Net (decrease) increase in cash and cash equivalents	$(141)	$162	$303

Cash Flows from Operating Activities

Cash flows used by operations decreased in 2005 compared with 2004 primarily due to lower reorganization related payments during 2005. Deferred reorganization payments decreased $97 million to $17 million during 2005 compared with $114 million for 2004. This decrease is due to the majority of such payments owed to access providers and other non-tax authority claimants having been made during 2004. Excluding deferred reorganization payments, cash flows used by operations would have increased by $34 million in 2005 compared with 2004 primarily due to a $22 million increase in cash paid for interest as a result of additional debt incurred in the fourth quarter of 2004.

Cash Flows from Investing Activities

Cash flows used in investing activities declined in 2005 compared with 2004, primarily due to the receipt of $63 million of gross proceeds related to the sale of our Trader Voice and SBG businesses, and slightly lower capital expenditures partially offset by lower proceeds from the sale of marketable securities. Capital expenditures primarily related to network and information technology expenditures. The network expenditures primarily consist of capital spending to meet our anticipated network needs to acquire and/or expand existing customer service requirements. These expenditures include amounts to begin the process of decommissioning several of our points of presence from time division multiplexing technology and relying solely on VoIP technology, which will result in reduced selling, general and administrative expenses in the future and more efficient network reliability, and spending to begin deploying updated transport equipment. The information technology expenditures include projects to upgrade our software to support local number portability and new product development.

Cash Flows from Financing Activities

Cash flows provided by financing activities declined in 2005 compared with 2004 primarily as a result of significant cash receipts from debt financings during 2004 compared with none during 2005. The 2004 financings include the receipt of $398 million in proceeds, before underwriting fees, from the GCUK Notes and a net $50 million increase in receipts from debt issued to our controlling shareholder, ST Telemedia. The majority of the remaining activity is the repayment of capital lease obligations primarily related to lease payments for GCUK’s network.

Working Capital

Our working capital decreased $202 million to a negative working capital of $259 million at December 31, 2005 compared to a negative working capital of $57 million at December 31, 2004. This decrease in working capital is principally due to operating cash flow losses and payments made for capital expenditures.

Contractual Cash Commitments

The following table summarizes our contractual cash commitments at December 31, 2005:

In millions	Total	Less than 1 year (2006)	1-3 years (2007-2008)	3-5 years (2009-2010)	More than 5 years (2011-2119)
Long-term debt obligations(1)	$774	$69	$91	$63	$551
Capital lease obligations	117	19	28	18	52
Pension funding obligations(2)	2	2	—	—	—
Operating lease obligations	900	100	186	150	464
Purchase obligations(3)	1,506	391	416	246	453

Total	$3,299	$581	$721	$477	$1,520

(1)	Amount does not include any principal or interest payments due for the Convertible Notes. See “—Liquidity and Capital Resources” for further information related to the Convertible Notes and the circumstances under which principal and cash interest could be payable thereunder. The principal repayment of the GCUK Notes of approximately $381 million includes $22 million and $359 million in the “Less than 1 year” and “More than 5 years” section of the table, respectively. The $22 million represents the portion of the Designated GCUK Cash Flow that we expect to offer to holders of the GCUK Notes within 120 days of December 31, 2005. As Designated GCUK Cash Flow will vary from period to period we have not predicted early purchases of the GCUK Notes beyond 2006. The pound sterling interest and principal due for the GCUK Notes has been exchanged for all periods at the December 31, 2005 year end rate of 1.7238 U.S. dollars to one pound sterling.
(2)	Amount relates to our current expected funding requirements in 2006 related to our defined benefit pension plans (see Note 18 to the accompanying consolidated financial statements for further information related to our defined benefit pension plans). Funding requirements will vary yearly based on actuarial assumptions, company funding policy and statutory funding requirements and therefore we have not included amounts beyond 2006.
(3)	Amounts represent contractual commitments with third parties to purchase network access services ($563 million), maintenance services for portions of our network and information technology ($415 million), other purchase order commitments ($190 million), rental payments for restructured properties ($312 million), and deferred reorganization costs related to our bankruptcy proceedings ($26 million).

Credit Risk

We are subject to concentrations of credit risk in our trade receivables. Although our receivables are geographically dispersed and include customers both large and small and in numerous industries, our receivables from our carrier sales channels are generated from sales of services to other carriers in the telecommunications industry. As of December 31, 2005 and 2004, our receivables related to our carrier sales channels represented approximately 57% and 60%, respectively, of our consolidated receivables. Also as of December 31, 2005 and 2004, our receivables due from various agencies of the U.K. Government together represented approximately 18% and 12%, respectively, of our consolidated receivables.

Off-balance sheet arrangements

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (“SPEs”), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of December 31, 2005, we were not involved in any SPEs.

Recently Issued Accounting Pronouncements

See Note 2, “Basis of Presentation and Significant Accounting Policies,” to the accompanying consolidated financial statements for a full description of recently issued accounting pronouncements including the date of adoption and effects on results of operations and financial condition.

Inflation

We do not believe that our business is impacted by inflation to a significantly different extent than the general economy.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business we are exposed to market risk arising from changes in interest rates and foreign currency exchange rates that could impact our cash flows and earnings. We selectively use financial instruments to manage these risks.

Interest Rate Risk

As at December 31, 2005, we were not subject to interest rate fluctuations as our indebtedness had fixed interest rates. See Item 7, “—Liquidity and Capital Resources,” for information on our indebtedness. During the year ended December 31, 2004 the Bridge Loan Facility was subject to interest rate risk. The interest rate for the Bridge Loan Facility was one-month LIBOR plus 9.9%. Due to the short-term nature of the facility we did not enter into any financial instrument to mitigate the risk. As part of the Recapitalization Plan completed on December 23, 2004, the Bridge Loan Facility was effectively converted to Convertible Notes which have a fixed interest rate. For future indebtedness, to the extent we are subject to interest rate risk, our policy is to manage interest rates through use of a combination of fixed and floating rate debt. Interest rate swaps or other derivatives may be used to adjust interest rate exposures when appropriate based upon market conditions. Our objective in managing exposure to changes in interest rates is to reduce volatility on earnings and cash flow associated with such changes.

Foreign Currency Risk

We did not enter into any foreign currency contracts during 2005 and 2004. The Euro and pound sterling were the principal foreign currencies held by us in 2005 and 2004 and therefore changes in these foreign exchange rates provide the greatest foreign exchange risk to us.

In order to better manage the Company’s foreign currency risk, the Company entered into a five-year cross-currency interest rate swap transaction with an affiliate of Goldman Sachs & Co. to minimize exposure of any dollar/sterling currency fluctuations related to interest payments on the $200 million U.S. dollar-denominated GCUK Notes. The swap transaction converts the U.S. dollar currency rate on interest payments to a specified pound sterling amount. In addition, the hedge counterparty has been granted a security interest in the collateral securing the GCUK Notes ranking equally with the security interest holders of the GCUK Notes. The hedging arrangements are subject to early termination upon events of default under the indenture governing the GCUK Notes. The cross-currency interest rate swap is classified as a cash flow hedge in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and as a result, any unrealized gains or losses from changes in fair value are recorded in the stockholders’ equity section in the balance sheet as other comprehensive income (loss). As of December 31, 2005 and 2004, the Company recognized unrealized gains (losses) of $8 million and $(5) million, respectively, in other comprehensive loss related to the GCUK cross-currency interest rate swap.

Based on our foreign currency exposure related to interest payments on the cross-currency interest rate swap and the pounds sterling-denominated portion of the GCUK Notes, a hypothetical 10% adverse movement in the dollar/pound sterling currency rate would increase our net loss and decrease net cash flows by approximately $4 million and $5 million, respectively, at December 31, 2005 and 2004.

We have not entered into, and do not intend to enter into, financial instruments for speculation or trading purposes. Additional information regarding financial instruments is contained in Note 11 “Long-Term Debt and Debt with Controlling Shareholder” and Note 20, “Financial Instruments,” to the accompanying consolidated financial statements included in this annual report on Form 10-K.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See the index included on page F-1 of this annual report on Form 10-K, “Index to Consolidated Financial Statements and Schedule.”

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed by a public company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include many aspects of internal control over financial reporting (as defined later in this Item 9A).

In connection with the preparation of this annual report on Form 10-K, management, with the participation of our chief executive officer and chief financial officer, has evaluated the effectiveness of our disclosure controls and procedures, pursuant to Rule 13a-15 under the Exchange Act. Based upon management’s evaluation, our chief executive officer and chief financial officer have concluded that our disclosure controls and procedures were effective at a reasonable assurance level as of December 31, 2005.

Management’s Report on Internal Control over Financial Reporting

The management of GCL is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. This rule defines internal control over financial reporting as a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. GCL’s internal control over financial reporting includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting cannot provide absolute assurance of the prevention or detection of misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

With the participation of the Chief Executive Officer and the Chief Financial Officer, our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Criteria”). Management reviewed the results of its assessment with the Audit Committee of the Company’s Board of Directors. As part of such evaluation, management considered the potential impact of the matter discussed below under “GCUK Depreciation Controls.” Based on its evaluation, GCL’s management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2005.

The Company’s independent registered public accounting firm, Ernst & Young LLP, has audited and issued a report expressing opinions on management’s assessment of the Company’s internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting. Ernst & Young LLP’s report appears below in this Item 9A.

Changes in Internal Control over Financial Reporting

As previously disclosed in the Company’s 2005 quarterly reports on Form 10-Q, the Company implemented various remediation measures during the first three quarters of 2005 to address the material weaknesses identified in the Company’s 2004 annual report on Form 10-K/A. During the fourth quarter of 2005, we continued to refine these control enhancements as well as gained experience operating under the improved controls.

GCUK Depreciation Controls

As a result of the issuance of the GCUK Notes and in light of U.K. statutory filing obligations, GCUK is required to issue stand-alone financial reports prepared in accordance with accounting principles generally accepted in the U.K. (“U.K. GAAP”). U.K. GAAP differs in certain material respects from U.S. GAAP, which is the basis for the Company’s consolidated financial statements included in this annual report on Form 10-K.

During 2005, the Company conducted an evaluation of the effectiveness of GCUK’s internal control over financial reporting as a subsidiary of the Company (based on U.S. GAAP) and also considered certain information regarding GCUK’s internal control over financial reporting on a stand-alone basis (based on U.K. GAAP). As a result of these activities, management determined that GCUK had a material weakness in its internal control over financial reporting under U.K. GAAP on a stand-alone basis as of December 31, 2005. This material weakness related to GCUK’s failure to maintain appropriate controls over the processes for calculating, recording and reporting depreciation entries, including in particular entries that impact GCUK’s stand-alone U.K. GAAP financial statements but do not impact the Company’s consolidated U.S. GAAP financial statements. Certain errors that resulted from this material weakness led to a £2.8 million overstatement of depreciation expense in GCUK’s U.K. GAAP financial statements for the three months ended March 31, 2005, as reported in GCUK’s quarterly report to bondholders filed with the SEC on Form 6-K on September 13, 2005. There was no related overstatement of depreciation in the Company’s consolidated U.S. GAAP financial statements, and management has determined that GCUK’s control weakness in the depreciation area is not more than remotely likely to result in a material misstatement of the Company’s consolidated U.S. GAAP financial statements. Further details regarding GCUK’s internal control over financial reporting can be found in its annual report on Form 20-F expected to be filed with the SEC later in March 2006.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Global Crossing Limited

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control over Financial Reporting, that Global Crossing Limited maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Global Crossing Limited’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Global Crossing Limited maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Global Crossing Limited maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Global Crossing Limited and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2005 and 2004 and our report dated March 13, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York

March 13, 2006

ITEM 9B. OTHER INFORMATION

None.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information called for by this Item 10 will be contained in our definitive proxy statement for use in connection with our annual general meeting of shareholders to be held in June 2006. Such information is incorporated into this annual report on Form 10-K by reference.

ITEM 11. EXECUTIVE COMPENSATION

The information called for by this Item 11 will be contained in our definitive proxy statement for use in connection with our annual general meeting of shareholders to be held in June 2006. Such information is incorporated into this annual report on Form 10-K by reference. However, such incorporation by reference shall not be deemed specifically to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information called for by Item 201(d) of Regulation S-K regarding securities authorized for issuance under equity compensation plans is contained in Item 5 above under the caption “Equity Compensation Plan Information.” The other information called for by this Item 12 will be contained in our definitive proxy statement for use in connection with our annual general meeting of shareholders to be held in June 2006. Such information is incorporated into this annual report on Form 10-K by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information called for by this Item 13 will be contained in our definitive proxy statement for use in connection with our annual general meeting of shareholders to be held in June 2006. Such information is incorporated into this annual report on Form 10-K by reference.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information called for by this Item 14 will be contained in our definitive proxy statement for use in connection with our annual general meeting of shareholders to be held in June 2006. Such information is incorporated into this annual report on Form 10-K by reference.

PART IV

ITEM 15. EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a) List of documents filed as part of this report:

1. Financial Statements-Included in Part II of this Form 10-K:

Report of Independent Registered Public Accounting Firm: Ernst & Young LLP.

Report of Independent Registered Public Accounting Firm: Grant Thornton LLP.

Consolidated Balance Sheets as of December 31, 2005 (Successor) and December 31, 2004 (Successor).

Consolidated Statements of Operations for the years ended December 31, 2005 and 2004 (Successor), the period from December 10, 2003 to December 31, 2003 (Successor) and the period from January 1, 2003 to December 9, 2003 (Predecessor).

Consolidated Statements of Shareholders’ Equity (Deficit) for the years ended December 31, 2005 and 2004 (Successor), the period from December 10, 2003 to December 31, 2003 (Successor) and the period from January 1, 2003 to December 9, 2003 (Predecessor).

Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004 (Successor), the period from December 10, 2003 to December 31, 2003 (Successor) and the period from January 1, 2003 to December 9, 2003 (Predecessor).

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2005 and 2004 (Successor), the period from December 10, 2003 to December 31, 2003 (Successor) and the period from January 1, 2003 to December 9, 2003 (Predecessor).

Notes to Consolidated Financial Statements

2. Financial Statement Schedules—Included in Part II of this Form 10-K:

Schedule II—Valuation and Qualifying Accounts

3. Exhibit Index:

Exhibit Number	Exhibit
2.1	Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings Ltd., Joint Provisional Liquidators of Global Crossing Ltd. and Global Crossing Holdings Ltd. (the “JPLs”), Singapore Technologies Telemedia Pte Ltd, and Hutchison Telecommunications Ltd., dated as of August 9, 2002 (incorporated by reference to Exhibit 2.12 of Global Crossing Ltd.’s 2001-2002 annual report on Form 10-K filed on December 8, 2003 (the “2002 10-K”)).

2.2	Amendment No. 1 to Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings Ltd., the JPLs, Singapore Technologies Telemedia Pte Ltd, and Hutchison Telecommunications Ltd. dated as of December 20, 2002 (incorporated by reference to Exhibit 2.13 of the 2002 10-K).

2.3	Amendment No. 2 to Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings Ltd., the JPLs and Singapore Technologies Telemedia Pte Ltd, dated as of May 13, 2003 (incorporated by reference to Exhibit 2.14 of the 2002 10-K).

2.4	Amendment No. 3 to Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings, Ltd. and Singapore Technologies Telemedia Pte Ltd dated as of October 13, 2003 (incorporated by reference to Exhibit 2.15 of the 2002 10-K).

2.5	Amendment No. 4 to Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings Ltd., the JPLs and Singapore Technologies Telemedia Pte Ltd dated as of November 14, 2003 (incorporated by reference to Exhibit 2.16 of the 2002 10-K).

Exhibit Number	Exhibit
2.6	Amendment No. 5 to Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings Ltd., the JPLs and Singapore Technologies Telemedia Pte Ltd dated as of December 3, 2003 (incorporated by reference to Exhibit 2.17 of the 2002 10-K).

2.7	Disclosure Statement, including Proposed Plan of Reorganization of Global Crossing Ltd., dated as of October 21, 2002 (incorporated by reference to Global Crossing Ltd.’s Current Report on Form 8-K, filed on October 28, 2002).

2.8	Confirmation Order, dated as of December 26, 2002, confirming Global Crossing Ltd.’s Joint Plan of Reorganization (incorporated by reference to Exhibit 99.2 to Global Crossing Ltd.’s Current Report on Form 8-K, filed on January 10, 2003).

2.9	Asset Purchase Agreement by and between Global Crossing Telecommunications, Inc. and Matrix Telecom, Inc. dated as of March 19, 2005 (incorporated by reference to Exhibit 2.9 to Global Crossing Limited’s Quarterly Report on Form 10-Q, filed on May 10, 2005). (The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Pursuant to this regulation, the registrant hereby agrees to furnish a copy of any such instrument to the SEC upon request.)

2.10	Asset Purchase Agreement between Global Crossing Holdings Limited and WestCom Corporation, dated as of March 25, 2005 (incorporated by reference to Exhibit 2.10 to Global Crossing Limited’s Quarterly Report on Form 10-Q, filed on May 10, 2005). (The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Pursuant to this regulation, the registrant hereby agrees to furnish a copy of any such instrument to the SEC upon request. The registrant has applied for confidential treatment with respect to portions of this Exhibit. An unredacted version of this Exhibit has been filed separately with the SEC.)

3.1	Amended and Restated Constitutional Documents of Global Crossing Limited (formerly GC Acquisition Ltd.) (incorporated by reference to Exhibit 3.6 of the 2002 10-K).

3.2	Amended and Restated Bye-Laws of Global Crossing Limited (formerly GC Acquisition Ltd.) dated as of December 9, 2003 (incorporated by reference to Exhibit 3.2 to Global Crossing Limited’s 2003 Annual Report on Form 10-K, filed on March 26, 2004 (the “2003 10-K”)).

4.1	Form of stock certificate for common stock of Global Crossing Limited (formerly GC Acquisition Ltd.) (incorporated by reference to Exhibit 4.1 of the 2002 10-K).

4.2	Certificate of Designations of 2.0% Cumulative Senior Preferred Shares of Global Crossing Limited (formerly GC Acquisition Ltd.), dated as of December 9, 2003 (incorporated by reference to Exhibit 4.2 to the 2003 10-K).

4.3	Restructuring Agreement dated as of October 8, 2004, among Global Crossing Limited, Global Crossing Holdings Limited, Global Crossing North American Holdings, Inc., Global Crossing (UK) Telecommunications Limited, STT Crossing Ltd., STT Hungary Liquidity Management Limited Liability Company, and STT Communications Ltd. (incorporated by reference to Exhibit 4.6 of Global Crossing Limited’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 15, 2004 (the “September 30, 2004 10-Q”)).

4.4	Amendment No. 1 to Restructuring Agreement, dated as of December 10, 2004, among Global Crossing Limited, Global Crossing Holdings Limited, Global Crossing North American Holdings, Inc., Global Crossing (UK) Telecommunications Limited, STT Crossing Ltd., STT Hungary Liquidity Management Limited Liability Company, and STT Communications Ltd. (incorporated by reference to Exhibit 10 of Global Crossing Limited’s current report on Form 8-K filed on December 13, 2004).

Exhibit Number	Exhibit
4.5	Indenture, dated as of December 23, 2004, by and among Global Crossing Limited (“GCL”), those subsidiaries of GCL parties thereto, including those subsidiaries guaranteeing the notes, and Wells Fargo Bank, National Association, as trustee and agent for the holders of the notes, relating to the $250 million aggregate original principal amount of 4.7% Senior Secured Mandatory Convertible Notes due 2008 (incorporated by reference to Exhibit 4.1 of Global Crossing Limited’s current report on Form 8-K filed on December 30, 2004 (the “December 30, 2004 8-K”)).

4.6	Indenture dated as of December 23, 2004, by and among Global Crossing (UK) Finance Plc, Global Crossing (UK) Telecommunications Ltd., the other subsidiaries of GCUK guaranteeing the notes, STT Communications Ltd., as optionholder, AIB/BNY Fund Management (Ireland) Limited, as Irish paying agent, and The Bank of New York, as trustee, relating to the approximately $404 million aggregate original principal amount of senior secured notes due 2014 (incorporated by reference to Exhibit 4.2 of the December 30, 2004 8-K).

4.7	Debenture, dated as of December 23, 2004, between GCUK and GCUK Finance, as chargors, in favor of The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.3 of the December 30, 2004 8-K).

4.8	Security Arrangement Agreement, dated as of December 23, 2004, by and among STT Communications Ltd., STT Crossing Ltd., STT Hungary Liquidity Management Limited Liability Company, The Bank of New York, as trustee and collateral agent, GCUK, certain of its subsidiaries as obligors and the Hedging Counterparties named therein (incorporated by reference to Exhibit 4.4 of the December 30, 2004 8-K).

Except as hereinabove provided, there is no instrument with respect to long-term debt of the Registrant and its consolidated subsidiaries under which the total authorized amount exceeds 10 percent of the total consolidated assets of the Registrant. The Registrant agrees to furnish to the SEC upon its request a copy of any instrument relating to long-term debt.

10.1	Promissory note dated February 27, 2001 between José Antonio Ríos and Global Crossing Development Co. (incorporated by reference to Exhibit 10.4 of the 2002 10-K).*

10.2	Employment Agreement dated as of June 3, 2002 between John J. Legere and Global Crossing Ltd. (incorporated by reference to Exhibit 10.5 of the 2002 10-K).*

10.3	Employment Agreement dated as of December 9, 2003 between John J. Legere and Global Crossing Limited (formerly GC Acquisition Ltd.) (incorporated by reference to Exhibit 10.3 to the 2003 10-K).*

10.4	Global Crossing Limited Key Management Protection Plan, as amended and restated effective as of December 10, 2005 (filed herewith).*

10.5	2003 Global Crossing Limited (formerly GC Acquisition Ltd.) Stock Incentive Plan, as amended on June 14, 2005 (filed herewith).*

10.6	Form of Non-Qualified Stock Option Agreement applicable to executive officers of Global Crossing Limited (formerly GC Acquisition Ltd.) (incorporated by reference to Exhibit 10.9 of the 2002 10-K).*

10.7	Form of Non-Qualified Stock Option Agreement applicable to John J. Legere (incorporated by reference to Exhibit 10.14 of the September 30, 2004 10-Q).*

10.8	Form of Restricted Stock Unit Agreement applicable to directors and executive officers of Global Crossing Limited (filed herewith).*

Exhibit Number	Exhibit
10.9	Form of Restricted Stock Unit Agreement applicable to John J. Legere (incorporated by reference to Exhibit 10.15 of the September 30, 2004 10-Q).*

10.10	Form of Performance Based Restricted Stock Unit Agreement applicable to directors and executive officers of Global Crossing Limited (filed herewith).*

10.11	Form of Performance Based Restricted Stock Unit Agreement applicable to John J. Legere (filed herewith).*

10.12	Global Crossing Limited Senior Executive Short Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.7 to the 2003 10-K).*

10.13	Summary of terms of Global Crossing Senior Leadership Performance Program approved by the Board of Directors on November 19, 2004 (incorporated by reference to Exhibit 10.11 to the 2004 10-K).*

10.14	Form of Indemnity Agreement applicable to directors and Executive Committee members of Global Crossing Limited (incorporated by reference to Exhibit 10.16 of the September 30, 2004 10-Q).*

10.15	Cooperation Agreement dated as of December 9, 2003, between Global Crossing Limited (formerly GC Acquisition Ltd.) and the individuals signatory thereto in their capacities as Estate Representative under the Plan of Reorganization and as, or on the behalf of, the Liquidating Trustee under a liquidating trust agreement (incorporated by reference to Exhibit 10.8 to the 2003 10-K).

10.16	Liquidating Trust Agreement among Global Crossing Ltd. and its debtor subsidiaries signatory thereto and the individuals signatory thereto in their capacity as the liquidating trustee (incorporated by reference to Exhibit 99.2 of Global Crossing Limited’s current report on Form 8-K filed on December 23, 2003).

10.17	Registration Rights Agreement dated as of December 9, 2003 between Global Crossing Limited (formerly GC Acquisition Ltd.) and Singapore Technologies Telemedia Pte Ltd, relating to common and preferred shares (incorporated by reference to Exhibit 10.10 to the 2003 10-K).

10.18	Amendment No. 1 to Registration Rights Agreement, dated as of December 23, 2004, by and among GCL, STT Crossing Ltd and STT Hungary Liquidity Management Limited Liability Company (incorporated by reference to Exhibit 10.1 of the December 30, 2004 8-K).

10.19	Registration Rights Agreement, dated as of December 23, 2004, by and among GCL, STT Crossing Ltd and STT Hungary Liquidity Management Limited Liability Company, relating to Convertible Notes (incorporated by reference to Exhibit 10.2 of the December 30, 2004 8-K).

10.20	Exchange and Registration Rights Agreement, dated as of December 23, 2004, by and among Global Crossing (UK) Finance Plc, Global Crossing (UK) Telecommunications Ltd. and Goldman Sachs & Co., relating to GCUK Notes (incorporated by reference to Exhibit 10.3 of the December 30, 2004 8-K).

10.21	Network Security Agreement dated as of September 24, 2003, between Global Crossing Ltd., Global Crossing Limited (formerly GC Acquisition Ltd.), Singapore Technologies Telemedia Pte Ltd, the Federal Bureau of Investigation, the U.S. Department of Justice, the Department of Defense and the Department of Homeland Security (incorporated by reference to Exhibit 10.13 of the 2002 10-K).

10.22	Settlement Agreement dated March 5, 2003 between Global Crossing Ltd. and Asia Global Crossing Ltd. (incorporated by reference to Exhibit 10.9 of Global Crossing Limited’s annual report on Form 10-K filed on December 8, 2003).

Exhibit Number	Exhibit
10.23	Employment Agreement, as amended, dated as of September 4, 2000 between Phil Metcalf and Global Crossing Network Centre (UK) Ltd. (incorporated by reference to Exhibit 10.21 to Global Crossing Limited’s Quarterly Report on Form 10-Q, filed on May 10, 2005).

10.24	Global Crossing Limited 2005 Annual Bonus Program (incorporated by reference to Exhibit 10.22 to Global Crossing Limited’s Quarterly Report on Form 10-Q, filed on May 10, 2005).

21.1	Subsidiaries of Global Crossing Limited (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Grant Thornton LLP (filed herewith).

31.1	Certification by John J. Legere, Chief Executive Officer of Registrant pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934 (filed herewith).

31.2	Certification by Jean F.H.P. Mandeville, Chief Financial Officer of Registrant pursuant to Rule 13a-14(a) of the Securities Exchange Act of 1934 (filed herewith).

32.1	Certification by John J. Legere, Chief Executive Officer of Registrant, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (filed herewith).

32.2	Certification by Jean F.H.P. Mandeville, Chief Financial Officer of Registrant, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (filed herewith).

*	Denotes management contract or compensatory plan, contract or arrangement.

(b) See Item 15(a)(3) above.

(c) See Item 15(a)(2) above.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf on March 16, 2006 by the undersigned, thereunto duly authorized.

GLOBAL CROSSING LIMITED

By:	/s/ JOHN J. LEGERE
John J. Legere Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on March 16, 2006 by the following persons on behalf of the registrant in the capacities indicated.

By:	/s/ JOHN J. LEGERE	March 16, 2006
John J. Legere Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ JEAN F.H.P. MANDEVILLE	March 16, 2006
Jean F.H.P. Mandeville Executive Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ ROBERT A. KLUG	March 16, 2006
Robert A. Klug Chief Accounting Officer (principal accounting officer)

By:	/s/ E.C. “PETE” ALDRIDGE, JR.	March 16, 2006
E.C. “Pete” Aldridge, Jr. Director

By:	/s/ ARCHIE CLEMINS	March 16, 2006
Archie Clemins Director

By:	/s/ DONALD L. CROMER	March 16, 2006
Donald L. Cromer Director

By:	/s/ RICHARD R. ERKENEFF	March 16, 2006
Richard R. Erkeneff Director

By:	/s/ LEE THENG KIAT	March 16, 2006
Lee Theng Kiat Director

S-1

By:	/s/ CHARLES MACALUSO	March 16, 2006
Charles Macaluso Director

By:	/s/ MICHAEL RESCOE	March 16, 2006
Michael Rescoe Director

By:	/s/ ROBERT J. SACHS	March 16, 2006
Robert J. Sachs Director

By:	/s/ PETER SEAH LIM HUAT	March 16, 2006
Peter Seah Lim Huat Vice Chairman and Director

By:	/s/ LODEWIJK CHRISTIAAN VAN WACHEM	March 16, 2006
Lodewijk Christiaan van Wachem Chairman and Director

S-2

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Page
Report of Independent Registered Public Accounting Firm: Ernst & Young LLP	F-2

Report of Independent Registered Public Accounting Firm: Grant Thornton LLP	F-3

Consolidated Balance Sheets for Successor as of December 31, 2005 and December 31, 2004	F-4

Consolidated Statements of Operations for the years ended December 31, 2005 and 2004 (Successor), the period December 10 to December 31, 2003 (Successor), and the period January 1 to December 9, 2003 (Predecessor)

F-5

Consolidated Statements of Shareholders’ Equity (Deficit) for the years ended December 31, 2005 and 2004 (Successor), the period December 10 to December 31, 2003 (Successor), and the period January 1 to December 9, 2003 (Predecessor)

F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004 (Successor), the period December 10 to December 31, 2003 (Successor), and the period January 1 to December 9, 2003 (Predecessor)

F-7

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2005 and 2004 (Successor), the period December 10 to December 31, 2003 (Successor), and the period January 1 to December 9, 2003 (Predecessor)

F-8

Notes to Consolidated Financial Statements	F-9

Schedule:

Schedule II—Valuation and Qualifying Accounts

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

GLOBAL CROSSING LIMITED

We have audited the accompanying consolidated balance sheets of Global Crossing Limited and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the years ended December 31, 2005 and 2004. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Crossing Limited and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2005 and 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, represents in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Global Crossing Limited’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2006, expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

New York, New York

March 13, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Global Crossing Limited

We have audited the accompanying consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows of Global Crossing Limited and subsidiaries (the “Company”) for the period from December 10, 2003 to December 31, 2003 (Successor Company operations) and for the period from January 1, 2003 to December 9, 2003 (Predecessor Company operations). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

On December 26, 2002, the Bankruptcy Court entered an order confirming the plan of reorganization, as amended, which became effective on December 9, 2003. Similarly, on January 3, 2003, the Bermuda Court sanctioned the Schemes (the Bermuda equivalent to confirmation), and the Schemes became effective on December 9, 2003. Accordingly, as discussed in Note 15 to the consolidated financial statements, upon its emergence from bankruptcy, the Company implemented “fresh start” accounting and reporting in accordance with AICPA Statement of Position 90-7, Financial Reporting for Entities in Reorganization Under the Bankruptcy Code.

In our opinion, the Successor Company consolidated financial statements referred to above present fairly, in all material respects, the results of the Successor Company’s operations and its cash flows for the period from December 10, 2003 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the results of the Predecessor Company’s operations and its cash flows for the period from January 1, 2003 to December 9, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2—Operating Expenses: Cost of Access, the consolidated financial statements for the periods from December 10, 2003 to December 31, 2003 and from January 1, 2003 to December 9, 2003 have been restated to reflect adjustments related to the Company’s cost of access liabilities and cost of access expenses.

We have also audited Schedule II for the period from December 10, 2003 to December 31, 2003 (Successor Company operations) and for the period from January 1, 2003 to December 9, 2003 (Predecessor Company operations). In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information therein.

/s/    GRANT THORNTON LLP

New York, New York

March 8, 2004 (except with respect to the matters described in the fifth paragraph above, as to which the date is October 8, 2004)

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	December 31,
	2005	2004
ASSETS:
Current assets:
Cash and cash equivalents	$224	$365
Restricted cash and cash equivalents	5	4
Accounts receivable, net of allowances of $49 and $88	225	298
Prepaid costs and other current assets	94	98

Total current assets	548	765

Property and equipment, net of accumulated depreciation of $242 and $124	963	1,065
Intangible assets, net of accumulated amortization of $0 and $11	—	14
Other assets	79	84

Total assets	$1,590	$1,928

LIABILITIES:
Current liabilities:
Accounts payable	$197	$136
Accrued cost of access	134	194
Short-term debt	26	4
Accrued restructuring costs—current portion	31	44
Deferred revenue—current portion	89	81
Other current liabilities	330	363

Total current liabilities	807	822

Debt with controlling shareholder	262	250
Long term debt	361	398
Obligations under capital leases	62	88
Deferred revenue	115	135
Accrued restructuring costs	89	115
Other deferred liabilities	67	69

Total liabilities	1,763	1,877

SHAREHOLDERS’ EQUITY (DEFICIT):
Common stock, 55,000,000 shares authorized, $.01 par value, 22,586,703 and 22,053,690 shares issued and outstanding as of December 31, 2005 and 2004, respectively	—	—
Preferred stock with controlling shareholder, 45,000,000 shares authorized, $.10 par value, 18,000,000 shares issued and outstanding as of December 31, 2005 and 2004, respectively	2	2
Additional paid-in capital	534	431
Accumulated other comprehensive loss	(8)	(35)
Accumulated deficit	(701)	(347)

Total shareholders’ equity (deficit)	(173)	51

Total liabilities and shareholders’ equity (deficit)	$1,590	$1,928

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

	Successor			Predecessor
	Year Ended December 31,		December 10 to December 31, 2003	January 1 to December 9, 2003
	2005	2004
REVENUE	$1,968	$2,487	$164	$2,599
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(1,216)	(1,731)	(119)	(1,863)
Real estate, network and operations	(309)	(311)	(14)	(281)
Third party maintenance	(96)	(113)	(6)	(119)
Cost of equipment sales	(55)	(45)	(3)	(44)

Total cost of revenue	(1,676)	(2,200)	(142)	(2,307)

Selling, general and administrative	(412)	(416)	(32)	(367)
Depreciation and amortization	(142)	(164)	(8)	(138)

Total operating expenses	(2,230)	(2,780)	(182)	(2,812)

OPERATING LOSS	(262)	(293)	(18)	(213)
OTHER INCOME (EXPENSE):
Interest income	13	7	1	—
Interest expense	(99)	(45)	(3)	(13)
Other income, net	12	47	2	57

LOSS FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS	(336)	(284)	(18)	(169)
Net gain on preconfirmation contingencies	36	29	—	—
Reorganization items, net	—	—	—	(124)
Gain on settlement of liabilities, subject to compromise and recapitalization	—	—	—	23,076
Gain from fresh start adjustments	—	—	—	1,109

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(300)	(255)	(18)	23,892
Provision for income taxes	(63)	(56)	(1)	(5)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(363)	(311)	(19)	23,887
Income (loss) from discontinued operations, net of income tax	9	(25)	8	852

NET INCOME (LOSS)	(354)	(336)	(11)	24,739
Preferred stock dividends	(4)	(4)	—	—

INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(358)	$(340)	$(11)	$24,739

INCOME (LOSS) PER COMMON SHARE, Basic
Income (loss) from continuing operations applicable to common shareholders	$(16.34)	$(14.31)	$(0.86)	$26.26

Income (loss) from discontinued operations, net	$0.40	$(1.14)	$0.36	$0.94

Income (loss) applicable to common shareholders	$(15.94)	$(15.45)	$(0.50)	$27.20

Weighted average number of common shares	22,466,180	22,002,858	22,000,000	909,413,046

INCOME (LOSS) PER COMMON SHARE, Diluted
Income (loss) from continuing operations applicable to common shareholders	$(16.34)	$(14.31)	$(0.86)	$25.08

Income (loss) from discontinued operations, net	$0.40	$(1.14)	$0.36	$0.89

Income (loss) applicable to common shareholders	$(15.94)	$(15.45)	$(0.50)	$25.97

Weighted average number of common shares	22,466,180	22,002,858	22,000,000	952,459,514

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

(in millions, except share information)

	Common and Preferred Stock		Treasury Stock		Other Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
Predecessor:
Balance at December 31, 2002	931,086,449	$9	22,033,758	$(209)	$14,350	$(344)	$(24,741)	$(10,935)
Issuance of common stock to convert preferred stock	543,038	—	—	—	24	—	—	24
Foreign currency translation adjustment	—	—	—	—	—	(68)	—	(68)
Additional minimum pension liability	—	—	—	—	—	(3)	—	(3)
Net loss	—	—	—	—	—	—	(293)	(293)
Impact on Fresh Start Adjustments:
Elimination of accumulated losses	—	—	—	—	—	—	25,034	25,034
Cancellation of shares in Predecessor	(931,629,487)	(9)	(22,033,758)	209	(14,374)	—	—	(14,174)
Other fresh start adjustments	—	—	—	—	—	415	—	415

Predecessor balance at December 9, 2003	—	$—	—	$—	$—	$—	$—	$—

Successor:
Equity infusion to controlling shareholder:
Issuance of preference shares	18,000,000	2	—	—	181	—	—	183
Issuance of common shares	6,600,000	—	—	—	67	—	—	67
Equity issued to creditors:
Issuance of common shares	15,400,000	—	—	—	157	—	—	157

Balance at December 9, 2003	40,000,000	$2	—	$—	$405	$—	$—	$407
Foreign currency translation adjustment	—	—	—	—	—	(4)	—	(4)
Amortization of stock compensation expense	—	—	—	—	1	—	—	1
Net loss	—	—	—	—	—	—	(11)	(11)

Balance at December 31, 2003	40,000,000	$2	—	$—	$406	$(4)	$(11)	$393
Issuance of common stock from exercise of stock options	53,690	—	—	—	1	—	—	1
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	(26)	—	(26)
Amortization of stock compensation expense	—	—	—	—	28	—	—	28
Unrealized derivative loss on cash flow hedge	—	—	—	—	—	(5)	—	(5)
Net loss	—	—	—	—	—	—	(336)	(336)

Balance at December 31, 2004	40,053,690	$2	—	$—	$431	$(35)	$(347)	$51

Realization of pre-emergence valuation allowances	—	—	—	—	49	—	—	49
Issuance of common stock from exercise of stock options	194,359	—	—	—	2	—	—	2
Issuance of common stock from vested restricted stock units	338,654	—	—	—	—	—	—	—
Preferred stock dividends ($0.22 per preferred share)	—	—	—	—	(4)	—	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	19	—	19
Amortization of stock compensation expense	—	—	—	—	56	—	—	56
Unrealized derivative loss on cash flow hedge	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	(354)	(354)

Balance at December 31, 2005	40,586,703	$2	—	$—	$534	$(8)	$(701)	$(173)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Successor			Predecessor
	Year Ended December 31,		December 10 to December 31, 2003	January 1 to December 9, 2003
	2005	2004
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)	$(354)	$(336)	$(11)	$24,739
Adjustments to reconcile net income (loss) to net cash provided by (used in) continuing operation:
Loss (income) from discontinued operations	(9)	25	(8)	(852)
(Gain) loss on sale of property and equipment	—	2	—	(1)
Gain on sale of marketable securities	(2)	—	—	—
Gain on sale of assets	(28)	—	—	—
Non-cash fresh start adjustments	—	—	—	(1,109)
Gain on settlement of liabilities, subject to compromise and recapitalization	—	—	—	(23,076)
Reorganization items, net	—	—	—	124
Non-cash income tax provision	56	56	—	—
Non-cash stock compensation expense	56	28	1	—
Depreciation and amortization	142	164	8	138
Provision for doubtful accounts	6	10	3	45
Amortization of prior period IRUs	(4)	(4)	—	(78)
Deferred reorganization costs	(17)	(114)	(51)	(13)
Gain on preconfirmation contingencies	(36)	(29)	—	—
Write-off of deferred financing costs	—	4	—	—
Changes in operating working capital	63	95	(56)	145
Other	5	(86)	41	(22)

Net cash (used in) provided by continuing operations	(122)	(185)	(73)	40
Net cash used in reorganization items	—	—	—	(391)

Net cash used in operating activities	(122)	(185)	(73)	(351)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Purchases of property and equipment	(70)	(89)	(11)	(139)
Proceeds from sale of property and equipment	1	—	1	2
Proceeds from sale of discontinued operations	5	1	—	—
Proceeds from sale of marketable securities	5	19	—	4
Proceeds from sale of assets	63	—	—	—
Proceeds from sale of equity interest in holding companies	—	4	—	—
Change in restricted cash and cash equivalents	(8)	1	5	(15)

Net cash used in investing activities	(4)	(64)	(5)	(148)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from long-term debt	—	398	—	—
Proceeds from short-term borrowings with controlling shareholder	—	125	—	—
Repayment of long-term debt with controlling shareholder	—	(75)	—	—
Repayment of capital lease obligations	(13)	(17)	(1)	(11)
Repayment of short-term debt	(2)	—	—	—
Finance and organization costs incurred	(2)	(21)	(1)	(3)
Proceeds from exercise of stock options	2	1	—	—
Capital infusion by controlling shareholder	—	—	—	250
Proceeds from debt issued to controlling shareholder	—	—	—	200

Net cash (used in) provided by financing activities	(15)	411	(2)	436

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(141)	162	(80)	(63)
NET CASH USED BY DISCONTINUED OPERATIONS	—	(13)	(6)	(2)
CASH AND CASH EQUIVALENTS, beginning of period	365	216	302	367

CASH AND CASH EQUIVALENTS, end of period	$224	$365	$216	$302

Cash flows from discontinued operations (revised):

Net cash used in discontinued operating activities	$—	$(7)	$(14)	$—
Cash provided by (used in) investing activities—discontinued operations	—	(4)	8	4
Cash used in financing activities—discontinued operations	—	(2)	—	(6)

Net cash used by discontinued operations	$—	$(13)	$(6)	$(2)

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	Successor			Predecessor
	Year Ended December 31,		December 10 to December 31, 2003	January 1 to December 9, 2003
	2005	2004
Net income (loss)	$(354)	$(336)	$(11)	$24,739
Foreign currency translation adjustment	19	(26)	(4)	(68)
Unrealized derivative gain (loss) on cash flow hedges	8	(5)	—	—
Additional minimum pension liability	—	—	—	(3)

Comprehensive income (loss)	$(327)	$(367)	$(15)	$24,668

The accompanying notes are an integral part of these consolidated financial statements.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except number of sites, square footage, percentage, share and per share information)

1. BACKGROUND AND ORGANIZATION

Global Crossing Limited or “GCL” was formed as an exempt company with limited liability under the laws of Bermuda in 2003. GCL is the successor to Global Crossing Ltd., a company organized under the laws of Bermuda in 1997 (“Old GCL”), which, together with a number of its subsidiaries (collectively, the “GC Debtors”) emerged from reorganization proceedings on December 9, 2003 (the “Effective Date”) as a result of the consummation of the transactions contemplated by the Joint Plan of Reorganization of the GC Debtors, as amended (the “Plan of Reorganization”), pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). In these notes to the consolidated financial statements, references to the “Company” in respect of time periods preceding the Effective Date are references to Old GCL and its consolidated subsidiaries (collectively, the “Predecessor”), while such references in respect of time periods commencing with the Effective Date are references to GCL and its consolidated subsidiaries (collectively, the “Successor”).

The Company provides telecommunication services using a global IP-based network that directly connects more than 300 major cities in more than 30 countries and delivers services to more than 600 cities in more than 60 countries around the world. The Company serves many of the world’s largest corporations, providing a full range of managed data and voice products and services. In 2005, the Company increased its focus on becoming a premier provider of global data and IP services to enterprises, and the Company’s chief operating decision maker began assessing performance and allocating resources based on three separate operating segments (see Note 23).

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). These consolidated financial statements include the accounts of GCL and its subsidiaries over which it exercises control. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company’s results as of and for the years ended December 31, 2005 and 2004, and for the periods December 10 to December 31, 2003 and January 1 to December 9, 2003, respectively.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes, and the reported amounts of revenue and expenses during the periods presented. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations.

As discussed in Note 1, Old GCL and certain of its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code and accordingly, the accompanying consolidated financial statements of the Predecessor have also been prepared in accordance with SOP 90-7. SOP 90-7 requires an entity to distinguish any revenues, expenses, realized gains and losses, and provisions resulting from the reorganization and

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

restructuring of the organization separately as reorganization items in the consolidated statement of operations, except those required to be reported as discontinued operations and extraordinary items in conformity with Accounting Principles Board Opinion No. 30 (“APB No. 30”), “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, as amended by Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets” and Statement of Financial Accounting Standards No. 145, (“SFAS No. 145”), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”.

The Company’s emergence from bankruptcy resulted in a new reporting entity with no retained earnings or accumulated losses as of December 9, 2003. Accordingly, the Company’s consolidated financial statements for periods prior to December 9, 2003 are not comparable to financial statements on or subsequent to December 9, 2003. The 2003 results have been presented separately under “Successor” for the 22-day period December 10, 2003 to December 31, 2003 and “Predecessor” for periods prior to December 9, 2003 as required by SOP 90-7.

Principles of Consolidation

The consolidated financial statements include the accounts of GCL or Old GCL, as applicable, and their wholly-owned subsidiaries. Under U.S. GAAP, consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company is an indirect subsidiary of Singapore Technologies Telemedia Pte. Ltd. (“ST Telemedia”) and its results of operations are consolidated into those of ST Telemedia. The Company provides ST Telemedia with the information necessary to accomplish such consolidation.

Financing Plans

For each period since the Company commenced operations, the Company has incurred substantial operating losses. For 2005, the Company posted a net operating loss of approximately $262 and utilized net cash and cash equivalents of $141. In the short term, the Company’s existing and projected operations are not expected to generate cash flows sufficient to meet its cash needs. Management of the Company expects the available liquidity to decline substantially during the first half of 2006 due to cash flow requirements, including operating losses, debt service and capital expenditures. However, based on the Company’s business projections, the expectation is that unrestricted cash on hand, together with proceeds from sales of IRUs and marketable securities and previously committed lease financing, will provide the Company with the liquidity needed to fund operations until the point in time during the second half of 2006 when management of the Company expects the Company to start generating positive cash flow.

The Company is in the process of arranging financing facilities to further enhance its liquidity. Specifically, the Company’s GCUK subsidiary is in the process of finalizing business terms in respect of a bank credit facility that is expected to provide up to £15 (approximately $26) of lease financing and £5 (approximately $9) of letters of credit. In addition, one of the Company’s primary operating subsidiaries in the United States is in the process of finalizing business terms in respect of a $20 lease facility, subject to approval by the Convertible Notes holder of an increase in the purchase money debt basket under the Convertible Notes indenture. (The Company is in discussions with such holder regarding such approval, as described in Note 11). Finally, the Company is in advanced discussions with prospective bank lenders regarding a working capital facility to be secured by a first lien on accounts receivable and certain other assets of the Company’s North American subsidiaries. The

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Company’s ability to enter into such a facility is subject to the restrictions contained in the Convertible Notes indenture and to the rights of a subsidiary of ST Telemedia under the Company’s outstanding preferred shares (see Note 13).

Reclassifications

Certain amounts in prior period consolidated financial statements and accompanying footnotes have been reclassified to conform to the current year presentation.

During the year ended December 31, 2005, the Company revised its presentation of the consolidated statement of operations. The financial statement line item previously referred to as “other operating expenses” has been separated into three lines: “selling, general and administrative,” “real estate, network and operations” and “cost of equipment sales.” Real estate, network and operations and cost of equipment sales represent costs that are related to the generation of revenue and therefore are included in cost of revenue.

In the consolidated balance sheet as of December 31, 2004, certain amounts have been reclassified for consistent presentation, including (i) rent leveling liabilities and deposits related to restructured facilities, previously included in other deferred liabilities and other assets, which have been reclassified to accrued restructuring costs, and (ii) certain current and long-term capital lease obligations which are more appropriately considered loans have been reclassified to short-term and long-term debt, respectively.

In the consolidated statements of cash flows for the year ended December 31, 2004 and the periods December 10 to December 31, 2003 and January 1 to December 9, 2003, the Company separately disclosed the operating, investing and financing portions of the cash flows attributable to its discontinued operations for, which in prior periods were reported on a combined basis. In the consolidated statement of cash flows for the year ended December 31, 2004, certain amounts previously classified as repayment of capital lease obligations have been reclassified to repayment of short-term debt.

Revenue Recognition

Services

Revenue derived from telecommunication and maintenance services, including sales of capacity under operating-type leases, are recognized as services are provided. Non-refundable payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets.

Operating Leases

The Company offers customers flexible bandwidth products to multiple destinations for stipulated periods of time and many of the Company’s contracts for subsea circuits are entered into as part of a service offering. Consequently, the Company defers revenue related to those circuits and amortizes the revenue over the appropriate term of the contract. Accordingly, the Company treats non-refundable cash received prior to the completion of the earnings process as deferred revenue.

Telecom Installation Revenue and Costs

In accordance with SEC Staff Accounting Bulletin 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”), as amended by SEC Staff Accounting Bulletin 104, “Revenue Recognition” (“SAB No. 104”), the Company generally amortizes revenue related to installation services on a straight-line basis over the average contracted customer relationship (16 to 24 months). In situations where the contracted period is significantly longer than the average, the actual contract term is used.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The Company capitalizes third-party line installation costs incurred by the Company for new facilities and connections from the Global Crossing network to networks of other carriers in order to provision customer orders. The costs are capitalized to deferred installation costs (current portion and long-term portions—see Note 6 and 9, respectively) and amortized using the straight-line method into depreciation and amortization over the average contracted relationship (16 months to 24 months). In situations where the contracted period is significantly longer, the actual contract term is used. Internal costs, including labor, incurred in the provisioning of customer orders are expensed as incurred.

Nonmonetary Transactions

The Company may exchange capacity with other capacity or service providers. In December 2004 the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS No.153 on July 1, 2005 did not have a material effect on the consolidated financial position or results of operations for the three or six months ended December 31, 2005. Prior to the Company’s adoption of SFAS No. 153, nonmonetary transactions were accounted for in accordance with APB No. 29 “Accounting for Nonmonetary Transactions” (“APB No. 29”), where an exchange for similar capacity is recorded at a historical carryover basis and dissimilar capacity is accounted for at fair market value with recognition of any gain or loss. There were no material gains or losses from nonmonetary transactions for the years ended December 31, 2005 and 2004, and the periods December 10 to December 31, 2003 and January 1 to December 9, 2003.

Gross vs Net Revenue Recognition

The Company follows the guidance of Emerging Issues Task Force (EITF) 99-19 “Recording Revenue Gross as a Principal versus Net as an Agent,” in its presentation of revenue and costs of revenue. This guidance requires the Company to assess whether it acts as a principal in the transaction or as an agent acting on behalf of others. Where the Company is the principal in the transaction and has the risks and rewards of ownership, the transactions are recorded gross in the consolidated statements of operations. If the Company does not act as a principal in the transaction, the transactions are recorded on a net basis in the consolidated statement of operations.

Operating Expenses

Cost of Access

The Company’s cost of access primarily comprises usage-based voice charges paid to local exchange carriers and interexchange carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities. The Company’s policy is to record access expense as services are provided by vendors.

The recognition of cost of access expense during any reported period involves the use of significant management estimates and assumptions and requires reliance on non-financial systems as bills from access vendors are generally received thirty to sixty days and sixty to one hundred and twenty days in arrears of service provision for leased lines and usage-based access charges, respectively. Switched voice traffic costs are accrued based on the minutes recorded by the Company’s switches, multiplied by the estimated rates for those minutes for that month. Leased line access costs are estimated based on the number of circuits and the average circuit

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

cost, according to the Company’s leased line inventory system, adjusted for contracted rate changes. Upon final receipt of invoices, the estimated costs are adjusted to reflect actual expenses incurred. At December 31, 2005 and 2004, approximately $134 and $194, respectively, was accrued related to estimated switched voice and leased line access costs.

On August 1, 2005, the Company implemented a new cost of access invoice tracking system for its North American operations which provides enhanced ability to estimate cost of access.

As a result of a review the Company initiated in April 2004, the Company determined the cost of access accrual for the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003 was understated. This understatement gave rise to the restatement of the Company’s 2003 financial statements included herein. For more information on the restatement, see the Company’s amended 2003 annual report on Form 10-K/A.

Disputes

The Company performs monthly bill verification procedures to identify errors in vendors’ billing processes. The bill verification procedures include the examination of bills, comparing billed rates with rates used by the cost of access expense estimation systems during the cost of access monthly close process, evaluating the trend of invoiced amounts by vendors, and reviewing the types of charges being assessed. If the Company concludes that it has been billed inaccurately, it will dispute the charge with the vendor and begin resolution procedures. The Company records a charge to the cost of access expense and a corresponding increase to the access accrual based on the estimated loss rates for the particular type of dispute. If the Company ultimately reaches an agreement with an access vendor to settle a disputed amount which is different than the corresponding accrual, the Company recognizes the difference in the period in which the settlement is reached as an adjustment to cost of access expense.

During the fourth quarter of 2005, the Company revised its estimate of historical loss rates for all dispute types based on past dispute resolution data with its cost of access vendors. As a result the Company recorded a change to the estimated dispute accrual and reduced the dispute accrual by $10 which was recorded in the fourth quarter of 2005 as a reduction in cost of access.

Operating Leases

The Company maintains commitments for office and equipment space, automobiles, equipment rentals, network capacity contracts and other leases, under various non-cancelable operating leases. The lease agreements, which expire at various dates through 2119, are subject, in many cases, to renewal options and provide for the payment of taxes, utilities and maintenance. Certain lease agreements contain escalation clauses over the term of the lease related to scheduled rent increases resulting from the passthrough of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. In accordance with SFAS No. 13, “Accounting for Leases” the Company recognizes rent expense on a straight-line basis and records a liability representing the rent expensed but not invoiced in other deferred liabilities. Any leasehold improvements related to operating leases are amortized over the lesser of their economic lives or the remaining lease term. Rent-free periods and other incentives granted under certain leases are charged to rent expense on a straight-line basis over the related terms of such leases.

See Note 21 for the Company’s estimated future minimum lease payments and rental expense on operating leases.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Cash and Cash Equivalents, Restricted Cash and Cash Equivalents (Current and Long-Term)

The Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash balances, comprised of various rental guarantees, performance bonds and deposits, were $23 and $17 at December 31, 2005 and 2004, respectively, of which $18 and $13 are included in other assets.

Allowance for Doubtful Accounts and Sales Credits

The Company provides allowances for doubtful accounts and sales credits. Allowances for doubtful accounts are charged to other operating expenses, while allowances for sales credits are charged to revenue. The adequacy of the reserves is evaluated monthly by the Company utilizing several factors including the length of time the receivables are past due, changes in the customer’s credit worthiness, the customer’s payment history, the length of the customer’s relationship with the Company, the current economic climate, and current industry trends. A specific reserve requirement review is performed on customer accounts with larger balances. A general reserve requirement is performed on accounts not already included under the specific reserve requirement utilizing past loss experience and the factors previously mentioned. Service level requirements are assessed to determine sales credit requirements where necessary. The Company has experienced significant changes month-to-month in reserve level requirements. Allowances were $49 and $88 as of December 31, 2005 and 2004, respectively. Changes in the financial viability of significant customers, worsening of economic conditions and changes in the Company’s ability to meet service level requirements may require changes to its estimate of the recoverability of the receivables. Such changes in estimates will be recorded in the period in which these changes become known.

Property and Equipment, net

Property and equipment, net, which includes amounts under capitalized leases, were stated at their preliminary estimated fair values as of the Effective Date as determined by the Company’s reorganization value. Purchases of property and equipment, net, including amounts under capital leases, subsequent to the Effective Date are stated at cost, net of depreciation and amortization. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to the capital project’s completion are reflected as construction in progress, which is reclassified to property and equipment at the date the project is complete.

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements and assets acquired through capital leases, which are depreciated over the lesser of the estimated useful lives or the term of the lease.

Estimated useful lives of the Company’s property and equipment are as follows as of December 31, 2005:

Buildings	10-40 years
Leasehold improvements	Lesser of 20 years or remaining lease term
Furniture, fixtures and equipment	3-7 years
Transmission equipment	5-25 years

When property or equipment is retired or otherwise disposed of, the cost and accumulated depreciation is relieved from the accounts, and resulting gains or losses is reflected in net income (loss).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

In accordance with SFAS No. 144, the Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such asset. The amount of any impairment then recognized would be calculated as the difference between the fair value and the carrying value of the asset. As a result of continued operating losses and negative cash flows during 2005, management performed a recoverability test of the Company’s long-lived assets as of December 31, 2005. The results of the test indicate that no impairment of the Company’s long-lived assets exists.

Computer Software Costs

The Company capitalizes the cost of internal-use software which has a useful life in excess of one year in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. Capitalized computer software costs are amortized using the straight-line method over a period of between 3 to 5 years.

Intangibles

Intangibles consist primarily of customer relationships, trademarks, internally developed software and goodwill primarily attributable to the assembled work force. The fair values attributable to the identified intangibles as of the Effective Date were based on a number of significant assumptions as determined by the Company and its independent appraisal expert. Identifiable intangible assets with finite lives will be amortized under the straight-line method over their applicable preliminary estimated useful lives, estimated by the Company to be between 6 and 7 years (see Note 8). Goodwill and intangibles with indefinite lives are not amortized in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” but are reviewed for impairment at least annually (beginning with the first anniversary of the acquisition date). The Company performed no impairment review during the year ended December 31, 2005 as all goodwill and intangibles with indefinite lives were reduced to zero as a result of the reversal of tax valuation allowances, in accordance with SOP 90-7 (see Note 14).

Deferred Finance Costs

Costs incurred to obtain financing through the issuance of the GCUK Notes (as defined in Note 11) have been reflected as an asset included in “other assets” in the accompanying December 31, 2005 and 2004 consolidated balance sheets (see Note 9). The financing costs relating to the debt will be amortized to interest expense over the term of the GCUK Notes or the expected payment date of the debt obligation using the effective interest rate method.

Costs incurred to restructure the debt with ST Telemedia and its subsidiaries during 2004 have been expensed as incurred and are included in “selling, general and administrative expenses” in the accompanying consolidated statements of operations. The unamortized deferred financing fees for the Exit Notes (as defined in Note 11) of $4 have been written off and are included in “other income, net” for the year ended December 31, 2004.

Restructuring

The Company initiated restructuring programs commencing in August 2001 and October 2004, respectively, which have continued through December 31, 2005. The components of the restructuring liability represent direct costs of exiting lease commitments for certain real estate facility locations and employee termination costs, along

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

with certain other costs associated with approved restructuring plans (see Note 3 for further information on the Company’s restructuring plans). These were recorded in accordance with EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”) through January 1, 2003, when the Company adopted the provisions of SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), which requires that costs, including severance costs, associated with exit or disposal activities be recorded at their fair value when a liability has been incurred. Under EITF 94-3, certain exit costs, including severance costs, were accrued upon management’s commitment to an exit plan, which is generally before the exit activity has occurred. The Company has applied the provisions of SFAS No. 146 to any exit or disposal activities initiated after December 31, 2002. The liability as of the Effective Date represents the Company’s best estimate of the fair value of the liability at that date in accordance with SOP 90-7. Adjustments for changes in assumptions are recorded in the period such changes become known. Changes in assumptions, especially as they relate to contractual lease commitments and related anticipated third-party sub-lease payments, could have a material effect on the restructuring liabilities.

Derivative Instruments

The Company follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) which requires that all derivatives be measured at fair value and recognized as either assets or liabilities in the Company’s consolidated balance sheets. Changes in fair value of derivative instruments that do not qualify as hedges and/or any ineffective portion of hedges are recognized as a gain or loss in the Company’s consolidated statement of operations in the current period. Changes in the fair values of the derivative instruments used effectively as fair value hedges are recognized in income (losses), along with the change in the value of the hedged item. Changes in the fair value of the effective portions of cash flow hedges are reported in other comprehensive income (loss) and recognized in income (losses) when the hedged item is recognized in income (losses).

The Company has entered into a cross-currency interest rate swap transaction to minimize exposure to any dollar/sterling currency fluctuations related to interest payments on the $200 United States (“U.S.”) dollar-denominated GCUK Notes (see Note 11). The cross-currency interest rate swap is classified as a cash flow hedge in accordance with SFAS No. 133. The Company measures the effectiveness of this derivative instrument on a cumulative basis, comparing changes in the cross-currency interest rate swap’s cash flows since inception with changes in the hedged item’s cash flows (the interest payment on the $200 U.S. dollar-denominated GCUK Notes). The fair value of the cash flow hedge is recorded to “prepaid costs and other current assets” and “other assets” at December 31, 2005 and other current liabilities and “other deferred liabilities” at December 31, 2004. For the year ended December 31, 2005 and 2004, unrealized gains (losses) from the cross-currency interest rate swap were $3 and $(5), respectively, recognized in shareholders’ equity (deficit) as accumulated other comprehensive loss (see Notes 11 and 20).

Fair Value of Financial Instruments

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities, other than marketable securities, approximate their fair value due to their short maturities. The fair value of short-term investments, the GCUK Notes, GCUK Notes currency hedge and the Convertible Notes are based on market quotes, current interest rates, or management estimates, as appropriate. (see Note 22).

Asset Retirement Obligations

Effective January 1, 2003, the Company adopted SFAS No. 143 “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 recognizes the fair value of a liability for an asset retirement

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement obligation is incurred, SFAS No. 143 requires the liability to be recognized when a reasonable estimate of the fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the life of the associated fixed asset.

Income Taxes

The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized. Certain of the Company’s United Kingdom (“U.K.”) deferred tax assets have been recognized due to positive evidence of the future realization of those assets.

The Company’s reorganization has resulted in a significantly modified capital structure as a result of applying fresh-start accounting in accordance with SOP 90-7 on the Effective Date. Fresh-start accounting has important consequences on the accounting for the realization of valuation allowances, related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. Specifically, fresh start accounting requires the reversal of such allowances to be recorded as a reduction of intangible assets until exhausted and thereafter as additional paid in capital and not a benefit that culminates in the earnings process (see Note 14). This treatment does not result in any change in liabilities to taxing authorities or in cash flows.

Foreign Currency Translation and Transactions

For transactions that are in a currency other than the entity’s functional currency, translation adjustments are recorded in the accompanying consolidated statements of operations. For those subsidiaries not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity (deficit) and are reflected in the accompanying consolidated statements of comprehensive income (loss). Translation differences resulting from the effect of exchange rate changes on cash and cash equivalents were immaterial and are not reflected separately in the Company’s consolidated statements of cash flows for each of the periods presented.

The Company’s foreign exchange transaction gains (losses) included in “other income, net” in the consolidated statements of operations for the years ended December 31, 2005 and 2004, and the periods December 10 to December 31, 2003 and, January 1 to December 9, 2003, were $(23), $39, $2 and $18, respectively.

Income (Loss) Per Common Share

Basic earnings (loss) per common share (“EPS”) is computed as income (loss) from continuing operations available to common shareholders divided by the weighted-average number of common shares outstanding for the period. Income (loss) from continuing operations applicable to common shareholders includes preferred stock dividends for the years ended December 31, 2005 and 2004, respectively. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock (see Note 16).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Stock-Based Compensation

On December 9, 2003, the Company adopted the fair value provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”) related to stock-based awards granted or modified on December 9, 2003 and thereafter. Under the fair value provisions of SFAS No. 123, the fair value of each stock-based compensation award is estimated at the date of grant, using the Black Scholes option-pricing model for stock option awards and the current market price for restricted stock unit awards. The Company recognizes stock compensation expense based on the number of awards expected to vest. Most stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The fair value of the awards is determined using a single expected life for the entire award (the average expected life for the awards that vest on different dates). The Company recognizes the related compensation cost of such awards on a straight-line basis; provided that the amount amortized at any given date may be no less than the portion of the award vested as of such date.

The following are the assumptions used to calculate the weighted average fair value of stock options granted for the years ended December 31, 2005 and 2004, and the period December 10 to December 31, 2003. No stock options were granted for the period January 1 to December 9, 2003. For the period December 10, 2003 to December 31, 2003, as GCL did not have a historical basis for determining the volatility and expected life assumptions in the model due to GCL’s short market trading history, the assumptions used are an average of those used by a select group of telecommunications companies. For the years ended December 31, 2005 and 2004, the volatility assumption used represents a mean-average of the Company’s stock volatility and an average of those used by a select group of telecommunications companies.

	Year Ended December 31, 2005	Year Ended December 31, 2004	December 10 to December 31, 2003
Dividend yield	0%	0%	0%
Expected volatility	86%	86%	70%
Risk-free interest rate	3.75%	3.49%	3.25%
Expected life (years)	5	5	5
Weighted average fair value of options granted	$13.72	$10.68	$28.65

For the period January 1 through December 9, 2003, the Company accounted for employee stock options using the intrinsic method, in accordance with APB No. 25, “Accounting for Stock Issued to Employees” as amended by SFAS No. 123 and, as a result, did not recognize stock compensation expense. Had stock compensation expense been determined and recorded based upon the fair value recognition provisions of SFAS No. 123 for stock option awards granted prior to December 9, 2003, net income and income per share would have been the following pro forma amounts:

January 1 to December 9, 2003
Income applicable to common shareholders, as reported	$24,739
Stock-based employee compensation expense determined under fair-value-based method	(179)

Pro forma income applicable to common shareholders	$24,560

Income per common share, basic:
As reported	$27.20

Pro forma	$27.00

Income per common share, diluted:
As reported	$25.97

Pro forma	$25.77

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Upon consummation of the Company’s Plan of Reorganization, all outstanding options with respect of Predecessor’s common stock were canceled.

Concentration of Credit Risk

The Company has some concentration of credit risk among its customer base. The Company’s trade receivables, which are unsecured, are geographically dispersed and include customers both large and small and in numerous industries. Trade receivables from the carrier sales channels are generated from sales of services to other carriers in the telecommunications industry. At December 31, 2005 and 2004, our trade receivables related to our carrier sales channel represented approximately 57% and 60%, respectively, of the Company’s consolidated receivables. Also as of December 31, 2005 and 2004, our receivables due from various agencies of the U.K. Government together represented approximately 18% and 12%, respectively, of our consolidated receivables. The Company performs ongoing credit evaluations of its larger customers’ financial condition. The Company maintains a reserve for potential credit losses, based on the credit risk applicable to particular customers, historical trends and other relevant information. As of December 31, 2005 and 2004, no one customer accounted for more than 7% or 5%, respectively, of consolidated accounts receivable, net.

Extinguishment of Deferred Revenue Obligations

The Company enters into agreements with its customers that may result in the receipt of non-refundable cash before the relevant criteria for revenue recognition have been satisfied and as a result a liability is recorded as deferred revenue.

During the period January 1 to December 9, 2003, certain long-term and prepaid lease agreements for services on the Company’s network were terminated either through customer settlement agreements or through the bankruptcy proceedings of the customers that had purchased such services from the Company. In accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a Replacement of FASB Statement No. 125,” the remaining deferred revenue of $32 was realized into “other income, net” for the period January 1 to December 9, 2003 as a result of the extinguishment of the liability to provide future services to the applicable customer.

Pension and Other Post-Retirement Benefits

The Company has contributory and non-contributory employee pension plans available to qualified employees. The Company follows the accounting guidance as specified in SFAS No. 87, “Employers Accounting for Pensions,” for the recognition of net periodic pension cost.

The Company provides certain health care benefits for qualified employees who meet age, participation and length of service requirements at retirement age. The Company follows the accounting guidance as specified in SFAS No. 106, “Employers’ Accounting for Post-retirement Benefits Other Than Pension,” for recognition of post-retirement benefits (see Note 18).

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other non-owner related charges in equity not included in net income (loss), such as unrealized gains and losses on marketable securities classified as available for sale, foreign currency translation adjustments related to foreign subsidiaries, changes in the unrealized gains and losses on cash flow hedges and other adjustments.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising expense was $3, $1, $0 and $3 for the years ended December 31, 2005 and 2004, and the periods December 10 to December 31, 2003 and January 1 to December 9, 2003, respectively, and is included in selling, general and administrative expenses as reported in the consolidated statements of operations.

Recently Issued Accounting Pronouncements

In December 2004 the FASB issued revised SFAS No. 123(R), “Share-Based Payment”, (“SFAS No. 123(R)”). SFAS No. 123(R) sets accounting requirements for “share-based” compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123(R) is effective in interim or annual periods beginning after June 15, 2005. The Company will adopt the provisions of SFAS No. 123R effective January 1, 2006. As the Company already follows the fair value provisions of SFAS No. 123, the Company’s adoption of SFAS No. 123(R) is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In May 2005, the FASB issued Statement 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3,” or (“SFAS No. 154”). SFAS No. 154 changes the accounting for and reporting of a change in accounting principle. The provisions of SFAS No. 154 require, unless impracticable, retrospective application to prior periods’ financial statements of (I) all voluntary changes in accounting principles and (II) changes required by a new accounting pronouncement, if a specific transition is not provided. SFAS No. 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate, which requires prospective application of the new method. SFAS No. 154 is effective for all accounting changes made in fiscal years beginning after December 15, 2005. The Company’s adoption of SFAS No. 154 is not expected to have a material effect on the Company’s consolidated results of operations or financial position.

3. RESTRUCTURING

2004 Restructuring Plans

During the first three quarters of 2004, the Company adopted restructuring plans to combine previously segregated customer support functions for greater efficiency and to allow the Company’s sales force to increase its focus on customer acquisition rather than retention, to consolidate staff into a single location to reduce overhead charges and improve functional efficiency and to achieve certain other targeted reductions. The plans resulted in the elimination of approximately 100 employees and closure of one facility. As a result, the Company recorded $3 of restructuring charges, of which $2 related to severance and related benefit obligations related to eliminated employees and $1 related to facility closures, net of estimated sublease rentals. All amounts accrued under these restructuring plans were paid during 2004.

In light of ongoing adverse conditions in the telecommunications industry, particularly the continued pricing pressures for telecommunications services, the Company’s Board of Directors approved a restructuring plan on October 8, 2004 (the “October 2004 Restructuring Plan”) designed to focus on businesses that are consistent with the Company’s overall mission. The plan involved concentrating the Company’s efforts in areas that the Company anticipates will provide profitable growth opportunities and exit strategies for moving away from a number of unprofitable and non-strategic parts of the business. The plan includes initiatives to increase the Company’s focus on its core enterprise, collaboration, and carrier data sales business as well as to pursue new business development opportunities in areas where the Company can capitalize on its IP network and capabilities. In addition, the plan called for implementing work force reductions and facilities consolidation. The plan resulted in approximately 400 reductions in head count across a range of business functions and job classes, principally in the Company’s North American operations and the closure of one facility.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

As a result of these efforts, the Company incurred cash restructuring charges of approximately $11 for severance and related benefits in 2004 in connection with the anticipated workforce reductions and an additional $1 for real estate consolidation. It is anticipated that payment in respect of these restructuring activities related to real estate consolidation will continue through 2008. Restructuring charges for all periods are included in selling, general, and administrative expenses in the consolidated statements of operations.

The table below reflects the activity associated with the restructuring reserve relating to the 2004 restructuring plans for the years ended December 31, 2005 and 2004:

	Employee Separations	Facility Closings	Total
Balance at January 1, 2004	$—	$—	$—

Additions	13	2	15
Deductions	(7)	(1)	(8)

Balance at December 31, 2004	6	1	7
Deductions	(6)	—	(6)

Balance at December 31, 2005	$—	$1	$1

2003 and Prior Restructuring Plans

Prior to the Company’s emergence from bankruptcy on December 9, 2003, the Company adopted certain restructuring plans as a result of the slow down of the economy and telecommunications industry, as well as its efforts to restructure while under Chapter 11 bankruptcy protection. As a result of these activities, the Company eliminated approximately 5,200 positions and vacated over 250 facilities. All amounts incurred for employee separations have been paid and it is anticipated that the remainder of the restructuring liability, all of which relates to facility closings, will be paid through 2025.

During the year ended December 31, 2005, the Company increased its restructuring reserve for facility closings by $18 due to changes in estimated sublease income and operating expenses related to restructured facilities. The decline in sublet demand for space is principally for restructured facilities located in Europe. This reserve is composed of continuing building lease obligations and estimated decommissioning costs and broker commissions for the restructured sites (aggregating $400 as of December 31, 2005), offset by anticipated receipts from existing and future third-party subleases. As of December 31, 2005, anticipated third- party sublease receipts were $281, representing $80 from subleases already entered into and $201 from subleases projected to be entered into in the future. The Company continues to review the anticipated costs and third-party sublease payments on a quarterly basis and records adjustments for changes in these estimates in the period such changes become known.

The table below reflects the activity associated with the restructuring reserve relating to the restructuring plans initiated during and prior to 2003 for the years ended December 31, 2005 and 2004:

	Employee Separations	Facility Closings	Total
Balance at January 1, 2004	$7	$186	$193

Deductions	(7)	(46)	(53)
Foreign currency impact	—	12	12

Balance at December 31, 2004	—	152	152

Additions	—	18	18
Deductions	—	(33)	(33)
Foreign currency impact	—	(18)	(18)

Balance at December 31, 2005	$—	$119	$119

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

4. DISCONTINUED OPERATIONS AND DISPOSITIONS

Sale of Global Marine and SB Submarine Systems Company Ltd (“SBSS”)

On August 13, 2004, the Company entered into a series of agreements with Bridgehouse Marine Limited (“Bridgehouse”) for the sale of Global Marine Systems Limited (together with its subsidiaries, “Global Marine”) and the transfer of the Company’s forty-nine percent shareholding in SBSS, a joint venture primarily engaged in the subsea cable installation and maintenance business in China, to Bridgehouse for consideration of $15, subject to certain conditions set forth in the agreements. During the third quarter of 2004, the Company completed the sale of Global Marine for consideration of $1. No gain or loss was recorded on the sale. Bridgehouse assumed all of Global Marine’s capital and operating lease commitments.

During the third quarter of 2005, the Company completed the transfer of its interest in SBSS to Bridgehouse for consideration of $14 and recognized an $8 gain on the sale. For the year ended December 31, 2005, the Company recognized $9 of income from discontinued operations including the $8 gain on sale of its equity interest in SBSS.

The operating results for Global Marine and SBSS were as follows for the years ended December 31, 2004, and the periods December 10 to December 31, 2003 and January 1 to December 9, 2003:

	Successor		Predecessor
	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003
Revenue	$70	$14	$168
Operating expenses	(100)	(6)	(153)

Operating income (loss)	(30)	8	15
Interest expense, net	(7)	—	(11)
Other income, net	12	—	2
Reorganization items, net	—	—	846

Income (loss) from discontinued operations	$(25)	$8	$852

5. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following:

	December 31,
	2005	2004
Accounts receivable:
Billed	$202	$297
Unbilled	72	89

Total accounts receivable	274	386
Allowances	(49)	(88)

Accounts receivable, net of allowances	$225	$298

The fair value of accounts receivable balances approximates their carrying value because of their short-term nature. The Company is exposed to concentrations of credit risk from other telecommunications providers (see Note 2).

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

6. PREPAID COSTS AND OTHER CURRENT ASSETS

Prepaid costs and other current assets consist of the following:

	December 31,
	2005	2004
Prepaid capacity and operations, administration and maintenance costs and deferred installation costs	$26	$26
Prepaid taxes, including value added taxes in foreign jurisdictions	22	33
Prepaid rents and deposits	10	19
Deferred tax assets	9	3
Current assets of discontinued operations (see Note 4)	—	4
Other	27	13

Total prepaid costs and other current assets	$94	$98

7. PROPERTY AND EQUIPMENT

Property and equipment, including assets held under capital leases, consist of the following:

	December 31,
	2005	2004
Land	$5	$5
Buildings	37	40
Leasehold improvements	60	58
Furniture, fixtures and equipment	40	30
Transmission equipment	1,035	1,023
Construction in progress	28	33

Total property and equipment	$1,205	$1,189
Accumulated depreciation	(242)	(124)

Property and equipment, net	$963	$1,065

As disclosed in Note 15, and pursuant to SOP 90-7, the Company adjusted its carrying value of property and equipment to their estimated fair values at the Effective Date. The Company engaged an independent appraisal expert to assist in the preliminary allocation of the Company’s value to its property and equipment.

Assets recorded under capital lease agreements included in property and equipment consisted of $36 and $39 of cost less accumulated depreciation of $11 and $6 at December 31, 2005 and 2004, respectively.

Depreciation and amortization expense related to property and equipment and third-party line installation costs (see Note 2) for the years ended December 31, 2005 and 2004, and the periods December 10 to December 31, 2003 and January 1 to December 9, 2003, was approximately $142, $154, $7 and $138, respectively.

8. INTANGIBLES

Intangible assets, net consist of the following:

	Estimated Useful Life	December 31,
		2005	2004
Customer lists	7 years	$—	$13
Internally developed software	6 years	—	1

Total intangible assets		$—	$14

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Pursuant to SOP 90-7, the Company recorded the estimated fair value of intangible assets of $110 on the Effective Date. The Company engaged an independent appraisal expert to assist in the preliminary allocation of the Company’s reorganization value to its intangible assets. The accumulated amortization of intangibles for the years ended December 31, 2005 and 2004 were $0 and $11, respectively.

During the years ended December 31, 2005 and 2004, $12 and $74 of intangible assets were eliminated as a result of the reversal of valuation allowances related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. The reversals of such allowances are recorded as a reduction of intangible assets until exhausted and thereafter as additional paid in capital in accordance with SOP 90-7 (see Note 14).

9. OTHER ASSETS

Other assets consist of the following:

	December 31,
	2005	2004
Restricted cash—long-term portion	$18	$13
Deferred tax assets	13	15
Deferred finance costs, net	17	20
Deferred installation costs—long-term portion	6	8
Other	25	28

Total other assets	$79	$84

10. OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	December 31,
	2005	2004
Accrued taxes, including value added taxes in foreign jurisdictions	$97	$98
Accrued payroll, bonus, commissions, and related benefits	57	45
Accrued professional fees	20	44
Accrued interest	20	7
Accrued real estate and related costs	17	25
Accrued capital expenditures	16	10
Current portion of capital lease obligations	14	14
Income taxes payable	10	24
Accrued operations, administration & maintenance costs	7	14
Deferred reorganization costs[1]	7	18
Other	65	64

Total other current liabilities	$330	$363

[1]	In accordance with the Plan of Reorganization certain reorganization costs were not due and payable in full on the Effective Date. The payment terms were negotiated with the claimants during the settlement process. Many of the Company’s access providers received their settlements in twelve equal monthly installments commencing thirty days after the Effective Date. Some access providers agreed to twenty-four monthly installment terms. Most of the telecommunications equipment vendors and other reorganization costs were paid within thirty days of the Effective Date. Certain of the income tax claims in the case have payment terms of up to six years. Amounts due after one year are included in other deferred liabilities.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

11. LONG-TERM DEBT AND DEBT WITH CONTROLLING SHAREHOLDER

Outstanding debt obligations consist of the following:

	December 31,
	2005	2004
GCUK senior secured notes	$381	$402
Mandatory convertible notes with controlling shareholder	262	250
Other	11	6
Less: unamortized discount on GCUK senior secured notes	(5)	(6)

Total debt obligations	649	652
Less: current portion	(26)	(4)

Non-current debt obligations	$623	$648

GCUK Senior Secured Notes

On December 23, 2004, Global Crossing (UK) Finance PLC (“GCUK Finance”), a special purpose financing subsidiary of the Company’s Global Crossing (UK) Telecommunications Limited subsidiary (together with its subsidiaries, (“GCUK”) issued $200 in aggregate principal amount of 10.75% U.S. dollar denominated senior secured notes and £105 aggregate principal amount of 11.75% pounds sterling denominated senior secured notes (collectively, the “GCUK Notes”). The dollar and sterling denominated notes were issued at a discount of approximately $3 and £2, respectively. The GCUK Notes mature on the tenth anniversary of their issuance. Interest is payable in cash semi-annually on June 15 and December 15.

The GCUK Notes are senior obligations of GCUK Finance and rank equal in right of payment with all of its future debt. GCUK has guaranteed the GCUK Notes as a senior obligation ranking equal in right of payment with all of its existing and future senior debt. The GCUK Notes are secured by certain assets of GCUK and GCUK Finance, including the capital stock of GCUK Finance.

GCUK Finance may redeem the GCUK Notes in whole or in part, at any time on or after December 15, 2009 at redemption prices decreasing from 105.375% (for the dollar denominated notes) or 105.875% (for the pounds sterling denominated notes) in 2009 to 100% of the principal amount in 2012 and thereafter. At any time before December 15, 2009, GCUK Finance may redeem either series of notes, in whole or in part, by paying a “make-whole” premium, calculated in accordance with the GCUK Notes indenture, which is filed as an exhibit to this annual report on Form 10-K. GCUK Finance may also redeem up to 35% of the principal amount of either series of notes before December 15, 2007 using the proceeds of certain equity offerings. GCUK Finance may also redeem either series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

The GCUK Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. The indenture governing the GCUK Notes limits GCUK’s ability to, among other things: (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions to repurchase or redeem its stock; (iii) make investments or other restricted payments, (iv) create liens; (v) enter into certain transactions with affiliates (vi) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of its assets.

Within 120 days after the end of the period beginning on December 23, 2004 and ending December 31, 2005 and for each twelve month period thereafter, GCUK must offer (the “Annual Repurchase Offer”) to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of “Designated GCUK Cash Flow” from that period.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

“Designated GCUK Cash Flow” means GCUK’s consolidated net income plus non-cash charges minus capital expenditures, calculated in accordance with the terms of the indenture governing the GCUK Notes. In respect of the 2005 period, GCUK anticipates offering to purchase approximately $22 of the GCUK Notes, excluding accrued interest.

A loan or dividend payment by GCUK to the Company and its affiliates is a restricted payment under the indenture governing the GCUK Notes. Under the indenture such a payment (i) may be made only if GCUK is not then in default under the indenture and would be permitted at that time to incur additional indebtedness under the applicable debt incurrence test; (ii) may generally be made only within ten business days of consummation of each Annual Repurchase Offer; and (iii) would generally be limited to 50% of GCUK’s Designated GCUK Cash Flow plus the portion, if any, of the applicable Annual Repurchase Offer that the holders of the notes decline to accept. In addition, so long as GCUK is not then in default under the indenture, GCUK may make up to £10 (approximately $17) in the aggregate in restricted payments in excess of 50% of Designated GCUK Cash Flow for a given period; provided that any such excess payments shall reduce the amount of restricted payments permitted to be paid out of future Designated GCUK Excess Cash Flow. Under the Convertible Notes indenture, loans from GCUK made to the Company or the Company’s other subsidiaries must be subordinated to the payment of obligations under the Convertible Notes. The terms of any inter-company loan by GCUK to the Company or the Company’s other subsidiaries are required by the GCUK Notes indenture to be at arm’s length and must be agreed to by the board of directors of GCUK, including its independent members. In the exercise of their fiduciary duties, GCUK’s directors will require GCUK to maintain a minimum cash balance in an amount they deem prudent.

GCUK Notes Currency Hedge

In order to better manage the Company’s foreign currency risk, the Company entered into a five-year cross-currency interest rate swap transaction with an affiliate of Goldman Sachs & Co. to minimize exposure of any dollar/sterling currency fluctuations related to interest payments on the $200 dollar denominated GCUK Notes. The swap transaction converts the U.S. dollar currency rate on interest payments to a specified pound sterling amount. In addition, the hedge counterparty has been granted a security interest in the collateral securing the GCUK Notes ranking equally with the security interest holders of the GCUK Notes. The hedging arrangements are subject to early termination upon events of default under the indenture governing the GCUK Notes.

For accounting purposes, the cross-currency interest rate swap is classified as a cash flow hedge in accordance with SFAS No. 133, and as a result, any unrealized gains or losses from changes in fair value are recorded in the stockholders’ equity section in the balance sheet as other comprehensive income (loss). As of December 31, 2005 and 2004, the Company recognized gains (losses) of $8 and $(5), respectively in other comprehensive loss related to the GCUK cross-currency interest rate swap.

Restructuring of Debt with Controlling Shareholder

On December 23, 2004, as part of the Company’s recapitalization plan, which also included issuance of the GCUK Notes, the Company restructured its debt held by its controlling shareholder ST Telemedia and its subsidiaries by: (i) repaying $75 of principal amount of Exit Notes, (ii) payment of approximately $15 of accrued interest on the Exit Notes and Bridge Loan Facility; and (iii) the exchange of the remaining $125 of Exit Notes and $125 of Bridge Loan Facility for $250 of Convertible Notes. The principal terms of each debt instrument are disclosed below.

Mandatory Convertible Note with Controlling Shareholder

On December 23, 2004, GCL issued $250 aggregate principal amount of 4.7% payable-in-kind mandatory convertible notes (the “Convertible Notes”) to subsidiaries of the Company’s controlling shareholder, ST Telemedia. The Convertible Notes mandatorily convert into common equity on the fourth anniversary of their

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

issuance. Interest accrues at 4.7% per annum and the Company is permitted (and intends) to pay interest by issuing additional Convertible Notes. There are no sinking fund requirements. The holders of the Convertible Notes have the right to convert them into common shares of GCL at any time prior to their maturity date. Any Convertible Note that is not converted into common shares of GCL prior to the maturity date will convert automatically into common shares on the maturity date. The number of common shares of GCL to be issued upon conversion of the Convertible Notes will be determined by dividing the principal amount converted (together with any accrued but unpaid interest) by the “Conversion Price.” The initial conversion price is $18.60 per share. The terms of the Convertible Notes contain customary provisions for the adjustment of the Conversion Price in the event that the Company declares a stock dividend or stock split or any recapitalization, reorganization or similar transaction. In the event that the Company is unable to deliver common shares of GCL at maturity of the Convertible Notes or upon receiving a notice of conversion from a holder of the Convertible Notes, as the result of any law, rule or regulation or administrative proclamation or any other reason (a “Conversion Restriction”), the Company is required to pay accrued interest in cash on those Convertible Notes at a rate of 11% (calculated retroactively from the December 23, 2004 issue date), provided that upon a sale or transfer of Convertible Notes by ST Telemedia or any of its subsidiaries to any third party, the initial interest rate of 4.7% will be reinstated upon the original terms of the Convertible Notes. If the Company is unable to deliver common shares of GCL on the maturity date, the Company is required to redeem the Convertible Notes for $250 cash, plus accrued cash interest at 11% (calculated retroactively from December 23, 2004). The Company could also be required to repay the Convertible Notes in cash if the Company were to default on the indenture governing the Convertible Notes. Due to the possibility of a Conversion Restriction, the Company accounts for interest on the Convertible Notes by accruing at the 11% rate. However, at such time, if any, as the Convertible Notes are converted into common shares of New GCL, all amounts accrued for interest and principal on the applicable Convertible Notes will be reclassified to common stock and additional paid in capital in the Company’s consolidated balance sheet. During the year ended December 31, 2005, $12.1 of accrued interest related to the Convertible Notes was converted to additional Convertible Notes. This represents interest accrued through December 29, 2005, calculated at the 4.7% annual rate that applies in the absence of a Conversion Restriction.

The Convertible Notes are guaranteed by the majority of the Company’s existing subsidiaries, except for GCUK and its subsidiaries and are senior in right of payment to all other indebtedness of the Company and its material subsidiaries (other than GCUK and its subsidiaries), except they would be equal in right of payment with one or more working capital facilities of the Company or its subsidiaries in aggregate principal amount of up to $150 and a limited amount of certain other senior indebtedness of the Company and its subsidiaries. Payment of the Convertible Notes is secured by a lien on substantially all the assets of the Company and its material subsidiaries, except for GCUK’s assets and the assets of its subsidiaries, such lien to be second priority to the lien of any working capital facilities if and when such working capital facilities are provided.

The Convertible Notes will not be redeemable at the Company’s option prior to the occurrence of a Conversion Restriction. After the occurrence of a Conversion Restriction, the Company will have the right to redeem all or any part of the Convertible Notes held by ST Telemedia or any of its subsidiaries at a redemption price in cash equal to 100% of the aggregate principal amount of the Convertible Notes redeemed, plus accrued and unpaid interest.

The Convertible Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. These provisions include (i) limitations on the indebtedness of Company and its subsidiaries (other than GCUK and its subsidiaries), (ii) limitations on dividend and other payments to equity holders and subordinated debt holders, (iii) limitations on investments and sale and leaseback transactions, (iv) restrictions on asset sales, consolidations, and mergers, (v) limitations on granting additional liens and (vi) limitations on transactions with affiliates. The covenants have limited exceptions, baskets, and carve-outs. The limitation on indebtedness covenant, in particular, permits the incurrence of the following: (i) up

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

to $150 in additional debt under one or more working capital facilities (subject to, among other things, an intercreditor agreement in form and substance satisfactory to the Convertible Notes holder governing intercreditor matters such as the terms of the subordination of certain liens securing the Convertible Notes to liens securing such facility), (ii) up to $50 in purchase money debt or capital lease obligations (which exception limit is the subject of discussions with the note holder regarding the requested increase thereof), (iii) up to $50 of additional debt not otherwise permitted to be incurred and (iv) additional subordinated debt if the Company satisfies the leverage ratio specified in the indenture, although the Company does not expect to satisfy that ratio for the foreseeable future. The Company is in discussions with the Convertible Noteholder regarding an increase in the $50 purchase money debt basket described in clause (ii) immediately above. Such an increase would accommodate, among other things, the $20 lease facility in the U.S. referenced in Note 2.

Retired Bridge Loan Facility with Controlling Shareholder

On May 18, 2004, the Company reached an agreement with a subsidiary of ST Telemedia to provide the Company with up to $100 in financing under a senior secured loan facility, which was amended on November 2, 2004 to increase the availability thereunder to $125. The full $125 available under the Bridge Loan Facility was borrowed as of November 5, 2004. The Bridge Loan Facility was entered into by GCUK. The Bridge Loan Facility was initially scheduled to mature on December 31, 2004 and initially bore interest at a rate equal to one-month LIBOR plus 9.9%. Every 90 days after the May 18, 2004 closing, the spread over LIBOR increased by 0.5%. In addition, the Company was required to pay a fee of 1.0% per annum on any undrawn portion of the Bridge Loan Facility. On December 23, 2004, the Bridge Loan Facility was terminated as part of the debt restructuring discussed above.

Retired Exit Notes with Controlling Shareholder

GC North American Holdings, Inc. (“GCNAH”), one of the Company’s U.S. subsidiaries, issued $200 in aggregate principal amount of senior secured notes (the “Exit Notes”) to ST Telemedia on the Effective Date. The Exit Notes were scheduled to mature on the third anniversary of their issuance. Interest accrued at 11% per annum and was due June 15 and December 15.

The Exit Notes were guaranteed by GCL and all of its material subsidiaries and were senior in right of payment to all other indebtedness of GCL and its material subsidiaries, except that they were equal in right of payment with (i) one or more working capital facilities in an aggregate principal amount of up to $150 and (ii) a limited amount of certain other senior indebtedness. The Exit Notes were secured by a first priority lien on the stock and assets of GMS and GCUK. In addition, any sale of those subsidiaries would have triggered mandatory repayment of the Exit Notes to the extent of the proceeds of any such sale. To the extent proceeds of any such sales were other than cash, such proceeds would have been substituted for the collateral. The Company received a waiver of this requirement to use the proceeds from the sale of Global Marine or SBSS to repay the Exit Notes. Payment of the Exit Notes was also secured by a lien on substantially all the other assets of Successor and its material subsidiaries, such lien being second in priority to the lien of any working capital facility if and when such working capital facility was provided.

GCNAH was allowed to redeem the Exit Notes, plus accrued and unpaid interest, at any time without penalty or premium. In the event of a change of control, GCNAH was obligated to offer to redeem the notes at 101% of the outstanding principal amount plus accrued and unpaid interest.

The Exit Notes were issued under an indenture which included covenants and events of default that were customary for high-yield senior note issuances. These provisions included (i) limitations on the indebtedness of Successor, (ii) limitations on dividend and other payments to equity holders, (iii) limitations on investments and sale and leaseback transactions, (iv) restrictions on asset sales, consolidations, and mergers, (v) limitations on

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

granting additional liens and (vi) cross-default provisions which could have resulted in the acceleration of the Company’s repayment obligations in the event that one or more of the Company’s subsidiaries were to default on any capital lease obligation or debt obligation totaling more than $2.5 or the bankruptcy or insolvency of any subsidiary. The covenants had limited exceptions, baskets, and carve-outs. The limitation on indebtedness covenant, in particular, permitted the incurrence of the following: (i) up to $150 in additional debt under one or more working capital facilities, (ii) up to $50 in purchase money debt or capital lease obligations, (iii) up to $10 in debt for general corporate purposes and (iv) additional subordinated debt if the Company satisfied the leverage ratio specified in the indenture, although it did not expect to satisfy such ratio for the foreseeable future. It was likely that amendments to the indenture would be required by lenders as a condition to their willingness to provide any financing.

On December 23, 2004, $75 of principal amount of the Exit Notes was repaid, and the $125 balance of the Exit Notes was terminated as part of the debt restructuring discussed above.

12. OBLIGATIONS UNDER CAPITAL LEASES

The Company has capitalized the future minimum lease payments of property and equipment under leases that qualify as capital leases.

At December 31, 2005, future minimum payments under these capital leases are as follows and are included in other current liabilities and obligations under capital lease in the accompanying consolidated balance sheet:

Year Ending December 31,
2006	$19
2007	16
2008	12
2009	10
2010	8
Thereafter	52

Total minimum lease payments	117
Less: amount representing interest	(40)
Less: amount representing maintenance	(1)

Present value of minimum lease payments	76
Less: current portion (Note 10)	(14)

Obligations under capital leases	$62

13. SHAREHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

On the Effective Date, GCL issued 18,000,000 shares of 2% cumulative senior convertible preferred stock to a subsidiary of ST Telemedia (the “GCL Preferred Stock”). The GCL Preferred Stock accumulates dividends at the rate of 2% per annum. Those dividends will be payable in cash after GCL and its subsidiaries achieve cumulative operating earnings before interest, taxes, depreciation and amortization (but excluding the contribution of (i) sales-type lease revenue (ii) revenue recognized from the amortization of indefeasible rights of use not recognized as sales-type leases and (iii) any revenue recognized from extraordinary transactions or from the disposition of assets by the Company or any subsidiary other than in the ordinary course of business) of $650 or more. The GCL Preferred Stock has a par value of $.10 per share and a liquidation preference of $10 per share

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

(for an aggregate liquidation preference of $180). The GCL Preferred Stock ranks senior to all other capital stock of GCL, provided that any distribution to shareholders following a disposition of all or any portion of the assets of GCL will be shared pro rata by the holders of Successor common stock and Successor Preferred Stock on an as-converted basis. Each share of GCL Preferred Stock is convertible into one share of GCL Common Stock at the option of the holder.

The preferred stock will vote on an as-converted basis with the GCL common stock, but will have class voting rights with respect to any amendments to the terms of the GCL Preferred Stock. As long as ST Telemedia beneficially owns at least 15% or more of GCL Common Stock on a non-diluted and as-converted basis, excluding up to 3,478,261 shares of GCL common stock reserved or issued under the new management stock incentive plan (“Stock Incentive Plan”) adopted by Successor on the Effective Date, its approval will be required for certain major corporate actions of Successor and/or its subsidiaries. Those corporate actions include (i) the appointment or replacement of the chief executive officer, (ii) material acquisitions or dispositions, (iii) mergers, consolidations or reorganizations, (iv) issuance of additional equity securities (other than enumerated exceptions), (v) incurrence of indebtedness above specified amounts, (vi) capital expenditures in excess of specified amounts, (vii) the commencement of bankruptcy or other insolvency proceedings, and (viii) certain affiliate transactions.

Common Stock

On the Effective Date, GCL was authorized to issue 55,000,000 shares of common stock. Pursuant to the Plan of Reorganization, upon the Company’s emergence from bankruptcy, GCL issued 15,400,000 shares of common stock to its pre-petition creditors and issued 6,600,000 shares of common stock to a subsidiary of ST Telemedia. 18,000,000 shares of common stock were reserved for the conversion of the GCL Preferred Stock, while an additional 3,478,261 shares of common stock were reserved for issuance under GCL’s 2003 Stock Incentive Plan. During 2005 the shares of common stock reserved for issuance under the Stock Incentive Plan was increased to 8,378,261.

Each share of GCL common stock has a par value of $.01 and entitles the holder thereof to one vote on all matters to be approved by stockholders. The amended and restated bye-laws of GCL contain certain special protections for minority shareholders, including a maximum discount applicable to rights offerings made prior to December 9, 2006 and certain obligations of ST Telemedia, or other third parties, to offer to purchase shares of GCL Common Stock under certain circumstances.

14. INCOME TAX

The provision for income taxes is comprised of the following:

	Successor			Predecessor
	Year Ended December 31,		December 10 to December 31, 2003	January 1 to December 9, 2003
	2005	2004
Current	$(7)	$—	$(1)	$(5)
Deferred	(56)	(56)	—	—

Total income tax provision	$(63)	$(56)	$(1)	$(5)

Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. Bermuda does not impose a statutory income tax and consequently the provision for income taxes recorded relates to income earned by certain subsidiaries of the Company which are located in jurisdictions that impose income taxes.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The current tax provision includes recurring income, asset and withholding taxes for the years ended December 31, 2005 and 2004 and for the periods December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003 of $7, $0, $1 and $5, respectively. Fresh start accounting has resulted in a net deferred tax provision of $56 and $56 in 2005 and 2004, resulting from the utilization of pre-emergence net deferred tax assets that were offset by a full valuation allowance.

The deferred income tax provision reflects the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The following is a summary of the significant items giving rise to components of the Company’s deferred tax assets and liabilities:

	December 31,
	2005		2004
	Assets	Liabilities	Assets	Liabilities
Property and equipment	$447	$—	$579	$—
Net operating loss (“NOL”) carryforwards	1,735	—	1,669	—
Allowance for doubtful accounts	281	—	431	—
Deferred revenue	—	(2)	—	(22)
Other	—	(71)	—	(164)

	2,463	(73)	2,679	(186)
Valuation allowance	(2,368)	—	(2,475)	—

	$95	$(73)	$204	$(186)

The Company’s valuation allowance changed in the amount of $(107) and $(1,652) for the years ended December 31, 2005 and 2004, respectively. The valuation allowance is primarily related to deferred tax assets due to the uncertainty of realizing the full benefit of the NOL carryforwards. In evaluating the amount of valuation allowance required, the Company considers each subsidiary’s prior operating results and future plans and expectations. The utilization period of the NOL carryforwards and the turnaround period of other temporary differences are also considered. The pre-emergence valuation allowance on net deferred tax assets was $2,048 and $2,335 at December 31, 2005 and 2004, which if realized would be accounted for in accordance with SOP 90-7 as a reduction of intangible assets to zero and thereafter as an increase in additional paid-in capital.

A substantial amount of the Company’s pre-emergence NOL’s and other deferred assets generated prior to the bankruptcy have been reduced as a result of the discharge and cancellation of various pre-petition liabilities. As of December 31, 2005 the Company has NOL carryforwards of $6,692, $1,117 and $524 in Europe, North America, and Latin America, respectively. Certain of these carryforwards expire in 2006.

Approximately $15 and $18 of the Company’s U.K. deferred tax assets have been recognized in 2005 and 2004 due to sufficient positive evidence of the future realization of those assets. Under fresh start accounting the decline in the valuation allowance has been recorded as a reduction of intangible assets to zero and thereafter as an increase in additional paid-in-capital.

In connection with the Company’s emergence from bankruptcy, the Company realized substantial cancellation of debt income (“CODI”). This income was not taxable for U.S. income tax purposes because the CODI income resulted from the Company’s reorganization under the Bankruptcy Code. However, for U.S. income tax reporting purposes, the Company is required, as of the beginning of its 2004 taxable year, to reduce

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

certain tax attributes, including (a) net operating loss carryforwards, (b) capital losses (c) certain tax credit carryforwards, and (d) tax basis in assets, in a total amount equal to the gain on the extinguishment of debt. The reorganization of the Company on the Emergence Date constituted an ownership change under Section 382 of the Internal Revenue Code, and the use of any of the Company’s net operating loss, capital losses, and tax credit carryforwards, that are not reduced pursuant to these provisions, and certain subsequently recognized “built-in” losses and deductions, if any, existing prior to the ownership change, will be subject to an overall annual limitation. As a result, the U.S. deferred tax attributes have been reduced $5,326 (pre-tax), offset by a corresponding reduction in the pre-emergence valuation allowance.

The Company and its subsidiaries’ income tax returns are routinely examined by various tax authorities. In connection with such examinations, tax authorities have raised issues and proposed tax adjustments. The Company is reviewing the issues raised and will contest any adjustments it deems inappropriate. In management’s opinion, adequate provision for income taxes has been made for all open years in accordance with SFAS No. 5, “Accounting for Contingencies.”

15. FRESH START ACCOUNTING AND REORGANIZATION ITEMS

The Company implemented “fresh start” accounting and reporting in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”) upon its emergence from bankruptcy on the Effective Date. Fresh start accounting required the Company to allocate the reorganization value to its assets and liabilities based upon their estimated fair values. The reorganization equity value of $407 was determined pursuant to the Company’s Plan of Reorganization and ST Telemedia’s $250 equity investment for 61.5% ownership. Adopting fresh start accounting resulted in material adjustments to the historical carrying amount of the Company’s assets and liabilities. The reorganization value was allocated by the Company to its assets and liabilities based upon their preliminary estimated fair values. The Company engaged an independent appraiser to assist in the allocation of the reorganization value and in determining the fair market value of its property and equipment and intangible assets. As provided by the accounting rules, the Company used a one-year period following the Effective Date to finalize the allocation of the reorganization value to the Company’s assets and liabilities, excluding changes in amounts related to pre-confirmation contingencies which are included in the determination of net income (loss) in accordance with AICPA Practice Bulletin 11, “Accounting for Preconfirmation Contingencies in Fresh Start Reporting.” During the one-year allocation period the Company adjusted the reorganization value among assets as well as between assets and liabilities categories as a result of additional information during 2004. These adjustments were recorded as reclassifications during 2004. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions.

The Company’s consolidated balance sheet as of the Effective Date is disclosed in the Annual Report on Form 10-K for the year ended December 31, 2004. The consolidated balance sheet as of the Effective Date reflects the debt and equity restructuring, reorganization adjustments and the adoption of fresh start reporting adjustments.

Reorganization Items

Reorganization items are expenses or income that were incurred or realized by Predecessor as a result of the reorganization and are disclosed separately in the Company’s consolidated statement of operations as required by SOP 90-7. These items include professional fees, restructuring costs and retention plan costs relating to the reorganization. These expenses and costs are offset by interest earned on cash accumulated as a result of

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Predecessor’s not paying its pre-petition liabilities during the pendency of the bankruptcy cases as well as vendor settlements. Reorganization items for Predecessor for the period January 1 to December 9, 2003 are as follows:

Predecessor
January 1 to December 9, 2003
Professional fees	$(115)
Restructuring costs	(41)
Retention plan costs	(22)
Vendor settlements	45
Interest income, net	9

Total reorganization items, net	(124)
Gain on settlement of liabilities subject to compromise and recapitalization	23,076
Gain from fresh start adjustments	1,109

Reorganization items, net	$24,061

Preconfirmation Contingencies

During the years ended December 31, 2005 and 2004, the Company settled various third-party disputes and revised its estimated liability for other disputes related to periods prior to the emergence from chapter 11 proceedings. The Company has accounted for this in accordance with AICPA Practice Bulletin 11. The resulting net gain on the settlements and change in estimated liability of $36 and $29 is included within net gain on pre-confirmation contingencies in the consolidated statement of operations for the years ended December 31, 2005 and 2004. The most significant portion of the gain is a result of settlements with certain tax authorities and changes in the estimated liability for other income and non-income tax contingencies.

16. INCOME (LOSS) PER COMMON SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted income (loss) per share:

	Successor			Predecessor
	Year Ended December 31,		December 10 to December 31, 2003	January 1 to December 9, 2003
	2005	2004
Income (loss) from continuing operations	$(363)	$(311)	$(19)	$23,887
Preferred stock dividends	(4)	(4)	—	—

Income (loss) from continuing operations applicable to common shareholders	(367)	$(315)	$(19)	$23,887

Weighted average common shares outstanding:
Basic	22,466,180	22,002,858	22,000,000	909,413,046

Incremental shares based on assumed conversion of cumulative convertible preferred stock	—	—	—	43,046,468

Diluted	22,466,180	22,002,858	22,000,000	952,459,514

Income (loss) from continuing operations applicable to common shareholders:
Basic earnings (loss) per share	$(16.34)	$(14.31)	$(0.86)	$26.26

Diluted earnings (loss) per share	$(16.34)	$(14.31)	$(0.86)	$25.08

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The Company reported losses from continuing operations for the years ended December 31, 2005 and 2004 and the period December 10 to December 31, 2003. As a result, diluted loss per share is the same as basic in those periods, as any potentially dilutive securities would reduce the loss per share from continuing operations.

Diluted income (loss) per share for the years ended December 31, 2005 and 2004, and the periods from December 10, 2003 to December 31, 2003 and January 1, 2003 to December 9, 2003 does not include the effect of the following potential shares, as they are anti-dilutive:

	Successor			Predecessor
Potential common shares excluded from the calculation of diluted earnings (loss) per share (in millions)	Year Ended December 31,		December 10 to December 31, 2003	January 1 to December 9, 2003
	2005	2004
Mandatory convertible notes with controlling shareholder	14	13	—	—
Convertible preferred stock	18	18	18	—
Stock options	1	1	1	—
Restricted stock units	1	1	—	—

Total	34	33	19	—

In addition, 86 million stock options and warrants, having an exercise price greater than the average market price of the common shares, calculated on a weighted average basis, for the period January 1 to December 9, 2003, were excluded from the computation of diluted loss per share.

17. STOCK-BASED COMPENSATION

The Company recognized $56, $28, and $1, respectively, of non-cash stock related expenses for the year ended December 31, 2005 and 2004, and the period December 10 to December 31, 2003. These expenses are included in selling, general and administrative expenses and real estate, network and operations in the consolidated statements of operations. Stock-related expenses for each period relate to share-based awards granted under Global Crossing Limited 2003 Stock Incentive Plan (the “2003 Stock Incentive Plan”) and reflect awards outstanding during such period, including awards granted both prior to and during such period. The Company adopted the 2003 Stock Incentive Plan on the Effective Date. Under the 2003 Stock Incentive Plan, the Company is authorized to issue, in the aggregate, share-based awards of up to 8,378,261 common shares to employees, directors and consultants who are selected to participate.

Stock Options

Non-qualified options to purchase 2,199,000 shares and 504,600 shares of GCL common stock were granted on the Effective Date and December 15, 2004, respectively. These stock options are exercisable over a ten-year period, vest over a three-year period and have an exercise price of $10.16 per share and $15.39 per share, respectively. During the year ended December 31, 2005, the Company awarded 88,326 stock options which vest over a three-year period and have an exercise price range of $16.26 to $20.50 per share.

As of December 9, 2003, Old GCL had 69,177,037 stock options outstanding. Pursuant to the Plan of Reorganization, all Old GCL’s outstanding stock options were cancelled.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Information regarding options granted and outstanding for the years ended December 31, 2005, 2004, and 2003 is summarized below:

	Number Outstanding	Weighted Average Exercise Price
Balance as of December 9, 2003	—	$—
Granted on December 9, 2003	2,199,000	$10.16
Successor balance as of December 31, 2003	2,199,000	$10.16
Granted	504,600	$15.39
Exercised	(53,690)	$10.16
Forfeited	(131,332)	$10.16

Balance as of December 31, 2004	2,518,578	$11.21
Granted	88,326	$19.78
Exercised	(194,359)	$10.21
Forfeited	(266,318)	$11.64

Balance as for December 31, 2005	2,146,227	$11.60

The following table summarizes information concerning outstanding and exercisable options for the year ended December 31, 2005:

		Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price per Share	Number Exercisable	Weighted-Average Exercise Price per Share
$10.16	1,628,301	8.0	$10.16	1,042,686	$10.16
$15.39	444,600	9.0	$15.39	148,170	$15.39
$20.50	73,326	9.0	$20.50	—	—

Total	2,146,227	8.24	$11.60	1,190,856	$10.81

Restricted Stock Units

During the year ended December 31, 2004, the Company awarded 1,183,475 restricted stock units to employees, officers and members of the Board of Directors under the 2003 Stock Incentive Plan. The restricted stock units vest and convert into common shares over a period between one and five years, with higher seniority employees having five year vesting periods. Granted but unvested units are forfeited upon termination of employment.

During the year ended December 31, 2005, the Company awarded 513,200 restricted stock units to officers of the Company under the 2003 Stock Incentive Plan. The restricted stock units vest and convert into common shares on June 14, 2008, and are subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The following table summarizes restricted stock units granted, forfeited and canceled for the years ended December 31, 2005 and 2004:

	Number of Restricted Stock Units	Weighted-Average Issue Price
Balance as of December 31, 2003	—
Granted	1,183,475	$29.26
Vested	—	—
Forfeited	(163,625)	—

Balance as for December 31, 2004	1,019,850	—
Granted	513,200	$16.02
Vested	(338,654)	—
Vested RSUs withheld for tax purposes	(5,632)
Forfeited	(121,626)	—

Balance as of December 31, 2005	1,067,138	—

During the year ended December 31, 2005, the Company awarded 600,600 performance share opportunities to officers of the Company under the 2003 Stock Incentive Plan. The performance share opportunities vest and convert into common shares on December 31, 2007, and are subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each performance share grantee will earn (i) 50% of his or her target award for a given opportunity if the threshold financial performance goal for that opportunity is achieved, (ii) 100% of his or her target award for a given opportunity if the target financial performance goal for that opportunity is achieved and (iii) 150% of his or her target award for a given opportunity if the maximum financial performance goal for that opportunity is achieved or exceeded. No payout will be made for performance below threshold. The total performance share opportunity of each participant in this program comprises three separate award opportunities based on measures of combined 2005 and 2006 earnings, cash use, and gross margin attributable to the Company’s enterprise, carrier data, and indirect channel segment. As of December 31, 2005, there were 573,400 performance shares to be awarded, assuming the financial performance goals are met at target.

Senior Leadership Performance Program

On November 19, 2004, the Board of Directors adopted the Senior Leadership Performance Program (the “Program”) at the recommendation of the Compensation Committee of the Board of Directors. The Program is a long-term incentive program intended to retain key executives and to motivate them to help the Company achieve its financial goals. The participants in the Program include all executive officers of the Company and a limited group of additional key executives (collectively, the “Participants”).

The Program creates for each Participant an aggregate potential award under the Program (the “Maximum Award”), an amount equivalent to the Participant’s regular annual cash bonus target opportunity as of the date on which the Program was approved. The awards will be granted if the Company achieves specified performance goals relating to earnings (the “EBITDA Goal”) and/or cash flow (the “Cash Flow Goal”). Specifically, each Participant will be entitled to receive (i) a bonus in the amount equal to 50% of such Participant’s Maximum Award if the EBITDA Goal is achieved by September 30, 2006 and/or (ii) a bonus in an amount equal to 50% of such Participant’s Maximum Award if the Cash Flow Goal is achieved by December 31, 2006.

Any such bonus is payable 50% in cash and 50% in shares of the Company’s common stock issued under the 2003 Stock Incentive Plan. As of December 31 2005, there were 197,259 shares to be awarded to the

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Participants under the Program, assuming the EBITDA Goal and Cash Flow Goal are met. If both the EBITDA Goal and the Cash Flow Goal are achieved, the aggregate cash bonus amount to be paid out under the Program would be approximately $3. Awards under the Program are in addition to any award payable under the annual cash bonus program or any other compensatory plan or arrangement. Participants must be employed by the Company at the time the EBITDA Goal and/or Cash Flow Goal are achieved to be eligible for an award.

During the year ended December 31, 2005, two new participants to the Program were granted performance share opportunities aggregating 16,163 shares payable in unrestricted shares of common stock, if the Company achieves specified goals related to the EBITDA Goal and/or the Cash Flow Goal by September 30, 2006 and December 31, 2006, respectively.

Annual Bonus Program

During the year ended December 31, 2005, the Board of Directors of the Company adopted the 2005 Annual Bonus Program (the “2005 Bonus Program”). The 2005 Bonus Program is an annual bonus applicable to substantially all employees of the Company, which is intended to retain such employees and to motivate them to help the Company achieve its financial goals. Each participant is provided a target award under the 2005 Bonus Program expressed as a percentage of base salary. Actual awards under the 2005 Bonus Program will be paid only if the Company achieves specified earnings and cash flow goals. Bonus payouts under the 2005 Bonus Program will be made half in cash and half in fully vested shares of common stock of the Company; provided that the Compensation Committee of the Board of Directors retains discretion to use cash rather than shares as the Committee deems fit. To the extent common shares are used for payment of bonus awards, such shares shall be valued based on the closing price on the NASDAQ National Market on the date financial results are certified by the Compensation Committee.

18. EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

The Company sponsors a number of defined contribution plans. The principal defined contribution plans are discussed individually below. Other defined contribution plans are not individually significant and therefore have been summarized in aggregate below.

The Global Crossing Employees’ Retirement Savings Plan (the “Plan”) qualifies under Section 401(k) of the Internal Revenue Code. Each eligible employee may contribute on a tax-deferred basis a portion of his or her annual earnings not to exceed certain limits. The Company provides 50% matching contributions up to 6% of gross compensation. The Company’s contributions to the Plan vest immediately. Expenses recorded by the Company relating to the Plan were approximately $4, $4, $0, and $4 for the years ended December 31, 2005 and 2004, the period December 10, 2003 to December 31, 2003 and the period January 1, 2003 to December 9, 2003, respectively.

The Company maintains a defined contribution plan for the employees of GCUK. Each eligible employee may contribute on a tax-deferred basis a portion of his or her annual earnings not to exceed certain limits. The Company will match 100% up to the first 8% of individual employee contributions, which vest after two years. Expenses recorded by the Company relating to the plan were approximately $3, $2, $0, and $3 for the years ended December 31, 2005 and 2004, the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003, respectively.

Other defined contribution plans sponsored by the Company are individually not significant. On an aggregate basis the expenses recorded by the Company relating to these plans were approximately $2, $3, $0 and $3 for the years ended December 31, 2005 and 2004, the period December 10, 2003 to December 31, 2003, the period January 1, 2003 to December 9, 2003, respectively.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Defined Benefit Plans

The Company sponsors both contributory and non-contributory employee pension plans available to eligible employees of Global Crossing North America, Inc. (f/k/a Frontier Corporation) and GCUK (f/k/a Racal Telecom). The plans provide defined benefits based on years of service and final average salary.

Global Crossing North America, Inc.’s pension plan was frozen on December 31, 1996. As of December 31, 1996 all existing plan participants became 100% vested and all employees hired after this date are not eligible to participate in the plan.

GCUK has two separate pension plans, the Global Crossing U.K. Pension Plan (“GCUK Pension Plan”) and the Global Crossing Railways Pension Plan (“GCUK Railway Pension Plan”). Both pension plans were closed to new employees on December 31, 1999. The GCUK Railway Pension Plan is a pension plan that splits the costs 60%/40% between the Company and the employees respectively.

The Company uses a December 31 measurement date for all pension plans.

Changes in the projected benefit obligation for all pension plans sponsored by the Company are as follows:

	Pension Plans Successor December 31,
	2005	2004
Benefit obligation at beginning of period	$75	$58
Service cost	1	2
Interest cost	4	4
Actuarial loss	18	7
Benefits paid	(2)	(2)
Foreign exchange (gain) loss	(8)	6

Benefit obligation at end of period	$88	$75

Changes in the fair value of assets for all pension plans sponsored by the Company are as follows:

	Pension Plans Successor December 31,
	2005	2004
Fair value of plan assets at beginning of period	$73	$60
Actual return on plan assets	11	8
Employer contribution	1	1
Benefits paid	(2)	(2)
Foreign exchange (gain) loss	(6)	6

Fair value of plan assets at end of period	$77	$73

The funded status for all pension plans sponsored by the Company are as follows:

	Pension Plans Successor December 31,
	2005	2004
Funded status	$(11)	$(2)
Unrecognized net gain	10	2

Prepaid benefit cost, net	$(1)	$—

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Amounts recognized in the statement of financial position consist of the following:

	Pension Plans Successor December 31,
	2005	2004
Prepaid benefit cost	$7	$5
Accrued benefit liability	(5)	(5)
Accumulated other comprehensive loss	—	—

Net amount recognized	$2	$—

The total accumulated benefit obligation for all pension plans sponsored by the Company is $76 and $60, at December 31, 2005 and 2004, respectively.

The GCUK Railway Pension Plan benefit obligation exceeded the fair value of plan assets at December 31, 2005. The benefit obligation and fair value of plan assets for this plan was $62 and $53, respectively at December 31, 2005.

The GCUK Pension Plan benefit obligation exceeded the fair value of plan assets at December 31, 2005 and 2004. The benefit obligation and fair value of plan assets for this plan is $13 and $6, respectively at December 31, 2005 and $12 and $7, respectively at December 31, 2004. No other pension plans benefit obligation exceeded the fair value of plan assets.

Details on the effect on operations of principal pension plans sponsored by the Company are as follows:

	Pension Plans
	Successor			Predecessor
	Year End December 31, 2005	Year End December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003
Service cost	$1	$2	$—	$1
Interest cost on projected benefit obligation	3	2	—	3
Expected return on plan assets	(4)	(3)	—	(4)
Recognized due to emergence	—	—	—	5
Recognized curtailment (gain) loss	—	—	—	—

Net periodic pension (benefit) cost	—	1	—	5
Recognized due to spin-off to Citizens	—	—	—	7

Net (benefit) cost	$—	$1	$—	$12

In June 2001, the Company sold its incumbent local exchange carrier business to Citizens Communications. In December 2002, the Bankruptcy Court approved the transfer of the pension assets relating to the transferred employees and the related liability to Citizens, with the actual transfer of the assets occurring in February 2003.

Actuarial assumptions used to determine benefit obligations for pension plans sponsored by the Company are as follows:

	December 31,
	2005	2004
Discount rate	4.75% - 5.8%	5.25% - 6.25%
Compensation increases	3.75%	3.75%
Expected return on assets	6% - 8.5%	6.1% - 8.5%

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Actuarial assumptions used to determine net periodic benefit costs for pension plans sponsored by the Company are as follows:

	Successor		Predecessor
	Year Ended December 31, 2005	Year Ended December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003
Discount rate	5.25% - 5.8%	5.5% - 6.25%	5.6 - 6.25%	5.5 - 6.5%
Compensation increases	3.75%	3.75%	4.5%	4.5%

Investment strategies for all significant pension plans are as follows:

The GCUK Railways Pension Plan, which represents approximately 69% of the Company’s total plan assets as at December 31, 2005, is invested in 70% equity securities, 16% bonds, 10% real estate and 4% other assets. The current planned asset allocation strategy was determined with regard to actuarial characteristics of the GCUK Railway Pension Plan. It is based on the assumption that equities would outperform bonds over the long term and is consistent with the overall objective of long-term capital growth. The expected long-term rate of return on plan assets was calculated by the plan actuary and is based on historic returns each asset class held by the plan at the beginning of the year.

The Global Crossing North America, Inc. pension plan, which represents approximately 22% of the Company’s total plan assets as at December 31, 2005, is invested 65% in equity securities and 35% bonds which matches the target asset allocation. The target asset allocation has been derived based on the assumption that equities would outperform bonds over the long term and is consistent with the objective of long-term capital growth. The expected long-term rate of return on plan assets was calculated by the plan actuary and is based on historic returns each asset class held by the plan at the beginning of the year.

	Pension Plans Successor December 31,
	2005	2004
Equity securities	63%	71%
Debt securities	27%	19%
Real Estate	7%	6%
Other	3%	4%

Total	100%	100%

The Company expects to make total contributions of $2 in 2006 in respect of all pension plans.

Information for pension plan with an accumulated benefit obligation in excess of plan assets

As at December 31, 2005 and 2004 the accumulated benefit obligation (“ABO”) of the GCUK Pension Plan exceeded the fair value of the GCUK Pension Plan’s assets by $3 and $3, respectively. No additional minimum pension liability was recorded for the years ended December 31, 2005 and 2004, as the accrued benefit liability recorded was greater than the excess of the ABO over the fair value of plan assets.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The accumulated benefit obligation and fair value of assets relating to the GCUK Pension Plan were $9 and $6, respectively, at December 31, 2005, and $10 and $7, respectively, at December 31, 2004.

	Pension Plans Successor December 31,
	2005	2004
Accrued benefit liability	$(5)	$(5)
Accumulated other comprehensive income	—	—

Net amount recognized	$(5)	$(5)

	Pension Plans
	Successor			Predecessor
	Year End December 31, 2005	Year End December 31, 2004	December 10 to December 31, 2003	January 1 to December 9, 2003
Service cost	$1	$1	$—	$—
Interest cost on projected benefit obligation	—	—	—	1
Expected return on plan assets	—	—	—	—
Net amortization and deferral	—	—	—	—

Net (benefit) cost	$1	$1	$—	$1

None of the Company’s other pension plans’ ABO’s exceed the fair value of their respective pension plans assets as at December 31, 2005.

Benefit Payments

The following table summarizes expected benefit payments from the Company’s various pension plans through 2015. Actual benefits payments may differ from expected benefit payments.

Pension Plans
2006	$2
2007	2
2008	2
2009	2
2010-2015	14

Post Retirement Benefit Plan

The Company sponsors a post-retirement benefit plan for eligible employees of Global Crossing North America, Inc. Global Crossing North America, Inc.’s post-retirement benefit plan was frozen on December 31, 1996. As of December 31, 1996 all existing plan participants became eligible for postretirement benefits and all employees hired after this date are not eligible to participate in the plan. The benefit obligation at December 31, 2005 was $1. No additional disclosures have been provided as this obligation is not material.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

19. SALE OF ASSETS

Trader Voice

On May 3, 2005, the Company sold its Trader Voice business, which provides voice and data services primarily to the financial markets industry, to WestCom Corporation, after receiving all necessary regulatory approvals. The Company received $25 of gross cash proceeds from the transaction. The sale of Trader Voice resulted in a pre-tax gain of $14 ($13 after tax). This pre-tax gain is reported in other income (expense), net, in the consolidated statements of operations for the year ended December 31, 2005.

Small Business Group (“SBG”)

On March 19, 2005, the Company entered into an Asset Purchase Agreement (as amended, the “APA”) with Matrix Telecom, Inc. (“Matrix”) to sell its SBG business, which provides voice and data products to small and medium-sized business enterprises in the U.S., for an aggregate purchase price of $41 cash and the assumption of certain liabilities. Concurrently with the execution of the APA, the parties entered into a Management Services Agreement (the “MSA”) whereby Matrix conducted and managed the SBG business pending consummation of the sale under the APA. Certain provisions within the APA enabled Matrix to elect to pay the Company $33 (or 80% of the aggregate purchase price) in exchange for maintaining the profitability of the customers until the applicable closing date when all necessary regulatory approvals were received. Accordingly, the Company received $33 of gross proceeds in June 2005 and the sale was consummated effective December 31, 2005, at which time the Company received the remaining monies due under the agreement ($5 after certain purchase price adjustments for working capital items). The sale of SBG resulted in a pre and post-tax gain of $14, net of approximately $16 of management fees in accordance with the MSA, which is reported in other income (expense), net in the consolidated statement of operations for the year ended December 31, 2005.

20. FINANCIAL INSTRUMENTS

The carrying amounts for cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, accrued construction costs, accounts payable, accrued liabilities, accrued interest, and obligations under capital leases approximate their fair value. The fair value of the GCUK Notes and GCUK cross-currency interest rate swap transaction are based on market quotes. Management believes the carrying value of the Convertible Notes and other debt approximated fair value as of December 31, 2005 and 2004, respectively. The fair values are as follows:

	December 31,
	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
GCUK Notes	$376	$354	$396	$401
Convertible notes with controlling shareholder	$262	$262	$250	$250
GCUK cross-currency interest rate swap transaction	$3	$3	$(5)	$(5)
Other debt	$11	$11	$6	$6

21. COMMITMENTS, CONTINGENCIES AND OTHER

Contingencies

Amounts accrued for contingent liabilities are included in other current liabilities and other deferred liabilities at December 31, 2005 and 2004.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Under the GC Debtors’ Plan of Reorganization, which became effective on December 9, 2003, essentially all claims against the GC Debtors that arose prior to the commencement of the chapter 11 cases were discharged. Claims for monetary damages (and equitable claims that give rise to a right to payment), including most of the legal proceedings pending against the Company at that time, were included in that discharge. However, certain claims pending at that time could affect the Successor. The following is a description of those claims and other material legal proceedings in respect of claims alleged to have arisen after the commencement of the chapter 11 cases that were pending during or after the fourth quarter of 2005.

SBC Communications Inc. Claim

SBC Communications Inc. (“SBC”) has asserted that the Company is engaging in the misrouting of traffic through third-party intermediaries for the purpose of avoiding access charges payable to SBC’s LEC affiliates, allegedly in violation of the AT&T Order. SBC asserted that the Company owed it $19 through July 15, 2004. The Company responded to SBC denying the claim in its entirety.

On November 17, 2004, SBC’s LEC affiliates commenced an action against the Company and other defendants in the U.S. District Court for the Eastern District of Missouri. The complaint alleges that the Company, through certain unnamed intermediaries, which are characterized as “least cost routers,” terminated long distance traffic in a manner designed to avoid the payment of interstate and intrastate access charges.

The complaint alleges five causes of action: (1) breach of federal tariffs; (2) breach of state tariffs; (3) unjust enrichment (in the alternative to the tariff claims); (4) fraud; and (5) civil conspiracy. Although the complaint does not contain a specific claim for damages, plaintiffs allege that they have been damaged in the amount of approximately $20 for the time period of February 2002 through August 2004. The complaint also seeks an injunction against the use of “least cost routers” and the avoidance of access charges. The Company filed a motion to dismiss the complaint on January 18, 2005, which motion was mooted by the filing of a First Amended Complaint on February 4, 2005. The First Amended Complaint added as defendants five competitive local exchange carriers and certain of their affiliates (none of which are affiliated with the Company) and re-alleged the same five causes of action. The Company filed a motion to dismiss the First Amended Complaint on March 4, 2005. On August 23, 2005, the Court referred a comparable case to the FCC and the FCC has sought comments on the issues referred by the Court. The Company filed comments in the two declaratory judgment proceedings occasioned by the Court’s referral. On February 7, 2006, the Court entered an order: (a) dismissing SBC’s claims against Global Crossing to the extent that such claims arose prior to December 9, 2003 by virtue of the injunction contained in the GC Debtors’ Plan of Reorganization; and (b) staying the remainder of the action pending the outcome of the referral to the FCC described above. On February 22, 2006, SBC moved the Court to reconsider its decision of February 7, 2006 to the extent that it dismissed claims that arose prior to December 9, 2003. The Company filed its response to the motion on March 6, 2006, requesting that the Court deny the motion.

Restatement Class Action Litigation

Following the Company’s April 27, 2004 announcement that the Company expected to restate certain of its consolidated financial statements as of and for the year ended December 31, 2003, eight separate class action lawsuits all purporting to be brought on behalf of Company shareholders were commenced against the Company and certain of its officers and directors in the U.S. District Courts in New Jersey, New York and California. The cases were consolidated and transferred by the Judicial Panel on Multidistrict Litigation to Judge Gerard Lynch of the U.S. District Court for the Southern District of New York based on his past involvement in prior cases involving the Company. On February 18, 2005, lead plaintiffs filed an amended consolidated class action complaint against the Company and two of its past and present officers.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The consolidated amended complaint alleges that the Company defrauded the public securities markets by issuing false and misleading statements that failed to disclose or indicate (i) that the Company had materially understated its accrued cost of access liabilities by as much as $80, (ii) that the Company lacked sufficient internal controls to prevent material misstatements, (iii) that the Company lacked sufficient internal controls to properly record and report accrued cost of access liabilities and operating expenses, (iv) that its financial statements were not prepared in accordance with generally accepted accounting principles, (v) that the Company did not, contrary to its representations, consistently monitor the accuracy of its systems that measured cost of access, (vi) that the Company’s results were materially inflated, and (vii) that the Company did not have a “clean” balance sheet.

The consolidated amended complaint, on behalf of a class of persons who purchased or acquired the Company’s common stock between December 9, 2003 and April 26, 2004, asserts claims under the federal securities laws, specifically Sections 10(b) and 20(a) of the Exchange Act. Plaintiffs contend that the Company’s misstatement or omissions artificially inflated the price of the Company’s stock, which declined when the “true” costs were disclosed. Plaintiffs seek compensatory damages as well as other relief. The Company and the lead plaintiffs have agreed in principle to settle the litigation under the terms of a proposed settlement agreement that remains subject to final negotiation and court approval. The proposed settlement agreement contemplates the creation of a settlement fund by the Company, subject to reimbursement in full by the Company’s directors and officers liability insurance carrier. If the case is not settled, defendants anticipate filing a motion to dismiss the consolidated amended complaint.

Claim by the U.S. Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the U.S. Department of Commerce (the “Commerce Department”) on October 30, 2002 asserting that an undersea cable owned by Pacific Crossing Limited (“PCL”), a former subsidiary of the Company, violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration. The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. On November 7, 2003, the Company and the Global Crossing Creditors’ Committee filed an objection to this claim with the Bankruptcy Court. Subsequently, the Commerce Department agreed to limit the size of the pre-petition portion of its claim to $14. Negotiations with PCL to resolve the remaining issues are ongoing but no final resolution has been reached. An identical claim that had been filed in the bankruptcy proceedings of PCL was settled in principle in September 2005 and was subsequently approved by the court as part of the PCL plan of reorganization confirmed in an order dated November 10, 2005. The Company has commenced preliminary discussions with NOAA as to the impact that settlement has on the claim against the Company.

United Kingdom Anti-Trust Investigation

In 2002, an investigation was commenced by the United Kingdom Office of Fair Trading (“OFT”) regarding an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement collectively to boycott a company located in the U.K. that was holding itself out as providing a means for the landing of subsea telecommunications cables at a location in the U.K. The Company responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation in respect of allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the U.K. The Company responded to that investigation denying illegality on October 10, 2003. The Company cooperated fully with the investigation and has supplied additional factual materials including a number of formal witness statements. By a letter dated January 24, 2006, the OFT notified the Company that it had provisionally decided to close both investigations. The Company expects that this provisional decision will be formally ratified in the very near future.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Qwest Rights-of-Way Litigation

In May 2001, a purported class action was commenced against three of the Company’s subsidiaries in the U.S. District Court for the Southern District of Illinois. The complaint alleges that the Company had no right to install a fiber-optic cable in rights-of-way granted by the plaintiffs to certain railroads. Pursuant to an agreement with Qwest Communications Corporation, the Company has an indefeasible right to use certain fiber-optical cables in a fiber-optic communications system constructed by Qwest within the rights-of-way. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber-optic cable for use by Qwest or any other entities. The action has been brought on behalf of a national class of landowners whose property underlies or is adjacent to a railroad right-of-way within which the fiber-optic cables have been installed. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

The Company’s North American network includes capacity purchased from Qwest on an IRU basis. Although the amount of the claim is unstated, an adverse outcome could have an adverse impact on the Company’s ability to utilize large portions of the Company’s North American network. This litigation was stayed against the Company pending the effective date of the GC Debtors’ Plan of Reorganization, and the plaintiffs’ pre-petition claims against the Company were discharged at that time in accordance with the Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portions of its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which the Company originally purchased this capacity. As part of a global resolution of all bankruptcy claims asserted against the Company by Qwest, Qwest agreed to reaffirm its obligations of defense and indemnity to the Company for the assertions made in this claim. In September 2002, Qwest and certain of the other telecommunication carrier defendants filed a proposed settlement agreement in the U.S. District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. The settlement and the court’s injunction were opposed by a number of parties who intervened and an appeal was taken to the U.S. Court of Appeals for the Seventh Circuit. In a decision dated October 19, 2004, the Court of Appeals reversed the approval of the settlement and lifted the injunction. The case has been remanded to the District Court for further proceedings.

Customs Tax Audit

A tax authority in South America has concluded a preliminary audit of the Company’s books and records for the years ended December 31, 2001 and 2000 and has made certain initial findings adverse to the Company including the following: failure to disclose discounts on certain goods imported into the country, failure to include the value of software installed on certain computer equipment, and clerical errors in filed import documents. The Company has received formal assessments totaling $9. The potential customs and duties exposure, including possible treble penalties to the Company, could be as high as $35. The Company is now engaged in litigation with the tax authority to resolve the issues raised in the assessment.

Foreign Income Tax Audit

A tax authority in South America issued a preliminary notice of findings based on an income tax audit for calendar years 2001 and 2002. The examiner’s initial findings took the position that the Company incorrectly

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

documented its importations and incorrectly deducted its foreign exchange losses against its foreign exchange gains on loan balances. An official assessment of $26, including potential interest and penalties, was issued in 2005. The Company has challenged the assessment and expects lengthy litigation if the assessment is not resolved with the tax authority.

Claim by Pacific Crossing Limited

This claim arises out of the management of the PC-1 trans-Pacific fiber-optic cable, which was constructed, owned and operated by PCL. PCL asserts that the Company and Asia Global Crossing, another former subsidiary of the Company, breached their fiduciary duties to PCL, improperly diverted revenue derived from sales of capacity on PC-1, and failed to account for the way revenue was allocated among the corporate entities involved with the ownership and operation of PC-1. The claim also asserts that revenues derived from operation and maintenance fees were also improperly diverted and that PCL’s expenses increased unjustifiably through agreements executed by the Company and Asia Global Crossing on behalf of PCL.

During the pendency of the company’s Chapter 11 proceedings, on January 14, 2003, PCL filed an administrative expense claim in the Bankruptcy Court for $8 in post-petition services plus unliquidated amounts arising from the Company’s alleged breaches of fiduciary duty and misallocation of PCL’s revenues. The Company objected to the claim and asserted that the losses claimed were the result of operational decisions made by PCL management and its corporate parent, Asia Global Crossing. On February 4, 2005, PCL filed an amended claim in the amount of $79 claiming the Company failed to pay revenue for services and maintenance charges relating to PC-1 capacity and failed to pay PCL for use of the related cable stations and seeking to recover a portion of the monies received by the Company under a settlement agreement entered into with Microsoft Corporation and an arbitration award against Softbank. The Company filed an objection to the amended claim seeking to dismiss, expunge and/or reclassify the claim and PCL responded to the objection by filing a motion for partial summary judgment claiming approximately $22 for the capacity, operations and maintenance charges and co-location charges and up to approximately $78 for the Microsoft and Softbank proceeds. PCL’s claim for co-location charges (which comprised approximately $2 of the total claim) has been settled pursuant to a settlement agreement which was approved by PCL’s bankruptcy court on November 10, 2005.

PCL and the Company have also agreed that PCL’s claims will be consolidated with those which the Company has filed against PCL in its separate bankruptcy case and both parties’ claims will be litigated in the Company’s bankruptcy court. No monies will be paid by either party until both parties’ countervailing claims have been resolved. The Company and PCL are currently negotiating the terms of a new scheduling order, which may ultimately provide for the withdrawal of PCL’s pending summary judgment motion and the filing of a new summary judgment motion. At present, PCL appears to have abandoned its claims for alleged breaches of fiduciary duty, however, it has represented to the Company that it intends to continue prosecuting its claims for misallocation of revenues.

Foreign Government Highways Tax

On December 20, 2004, representatives of one of the Company’s European subsidiaries were advised at a meeting with the applicable governmental agency for highways that a tax would be levied on the Company in respect of the Company’s network in that country. The Company originally received assessments totaling $4. The Company has formally appealed all tax assessments received and in the third quarter of 2005 received notice that the government had accepted certain points of the Company’s appeal which is expected to reduce the Company’s liability to less than $1. The Company has received further assessments in early 2006 which further reduce the Company’s anticipated liability. The Company is continuing with its appeal to seek further reductions.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Administrative Claims from the Chapter 11 Case

Under the Plan of Reorganization, claims arising after the commencement of the GC Debtors’ chapter 11 cases (“Administrative Claims”) are generally to be paid in full. As is typical in chapter 11 cases, Administrative Claims were asserted against the GC Debtors that far exceed the amount owed. The Company assumed responsibility for resolving the Administrative Claims and does not believe that the resolution of those claims will have a material adverse effect on its financial position, results of operations, or cash flows.

Commitments

Cost of Access, Third Party Maintenance and Other Purchase Commitment Obligations

The Company has purchase commitments with third-party access vendors that require it to make payments to purchase network services, capacity and telecommunications equipment through 2025. Some of these access vendor commitments require the Company to maintain minimum monthly and/or annual billings, in certain cases based on usage. In addition, the Company has purchase commitments with third parties that require it to make payments for operations, administration and maintenance services for certain portions of its network through 2024. Further, the Company has purchase commitments with other vendors.

The following table summarizes the Company’s purchase commitments at December 31, 2005:

	Total	Less than 1 year (2006)	1-3 years (2007-2008)	3-5 years (2009-2010)	More than 5 years (2011-2025)
Cost of access services	$563	$188	$240	$119	$16
Third-party maintenance services	415	71	51	37	256
Other purchase obligations	190	94	58	20	18

Total	$1,168	$353	$349	$176	$290

Operating leases

The Company has commitments under various non-cancelable operating leases for office and equipment space, automobiles, equipment rentals, network capacity contracts and other leases. Estimated future minimum lease payments on operating leases are approximately as follows:

Year Ending December 31,
2006	$100
2007	96
2008	90
2009	79
2010	71
Thereafter	464

Total	$900

Rental expense related to office and equipment space, automobiles, equipment rentals and other leases for the years ended December 31, 2005 and 2004, and the periods December 10 to December 31, 2003 and January 1, to December 9, 2003, was $98, $101, $ 9 and $102, respectively.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

22. RELATED PARTY TRANSACTIONS

Commercial and other relationships between the Company and ST Telemedia

During the years ended December 31, 2005, 2004 and 2003 the Company provided approximately $0.2, $1.2 and $0.3 respectively, of telecommunications services to subsidiaries and affiliates of the Company’s indirect majority shareholder and parent company, ST Telemedia. Further, during the years ended December 31, 2005, 2004 and 2003 the Company received approximately $1.3, $0.9 and $0.7 of co-location services from an affiliate of ST Telemedia. Additionally, during the years ended December 31, 2005, 2004 and 2003, the Company accrued dividends and interest of $32.0, $31.4, and $1.6, respectively, related to debt and preferred stock held by affiliate of ST Telemedia.

In May 2004, the Company reached agreement with a subsidiary of ST Telemedia to provide the Company with up to $100 in financing under the Bridge Loan Facility. Under this facility, the Company borrowed $40 on June 1, 2004, an additional $40 on August 2, 2004, and a final $20 on October 1, 2004. On November 2, 2004 the Bridge Loan Facility was amended to increase the availability thereunder to $125, and the Company borrowed the additional $25 on November 5, 2004.

On December 23, 2004, the Company and ST Telemedia completed the Restructuring Agreement whereby the Company repaid $75 principal of the Exit Notes and issued $250 Convertible Notes in exchange for termination of the remaining $125 of Exit Notes and $125 Bridge Loan Facility. See Note 11 for further information on the Exit Notes, Bridge Loan Facility, Convertible Notes and Restructuring Agreement.

During the year ended December 31 2004, the Company paid approximately $28.5 of interest related to the Exit Notes and Bridge Loan Facility to a subsidiary of ST Telemedia.

As of December 31, 2005 and 2004, the Company had approximately $24.1 and $4.4, respectively, due to ST Telemedia and its subsidiaries and affiliates, and approximately $0.0 and $0.1, respectively, due from ST Telemedia and its subsidiaries and affiliates. The amounts due to ST Telemedia and its subsidiaries and affiliates relate to interest due under the Convertible Notes and dividends accrued on the Company’s 2% cumulative senior convertible preferred stock, and are included in “other current liabilities” and “other deferred liabilities,” respectively, in the accompanying consolidated balance sheets. The Company accrues interest on the Convertible Notes at the annual rate of 11% due to certain provisions in the Convertible Notes indenture that could obligate the Company to pay interest retroactively at that rate if the Company were unable to deliver common shares upon receiving a notice of conversion from a holder of such notes (a “Conversion Restriction”). However, at such time, if any, as the Convertible Notes are converted into common shares of the Company, all amounts accrued for interest and principal on the applicable Convertible Notes will be reclassified to common stock and additional paid in capital. During the year ended December 31, 2005, $12.1 of accrued interest related to the Convertible Notes was converted to additional Convertible Notes. This represents interest accrued through December 29, 2005, calculated at the 4.7% annual rate that applies in the absence of a Conversion Restriction.

Commercial relationships between the Company and the Slim Family

According to filings made with the SEC, Carlos Slim Helu and members of his family (collectively, the “Slim Family”), together with entities controlled by the Slim Family, held greater than 10% of the Company’s common stock as of December 31, 2005. Accordingly, the members of the Slim Family may therefore be considered related parties of the Company. During the years ended December 31, 2005 and 2004, the Company engaged in various commercial transactions in the ordinary course of business with telecommunications companies controlled by or subject to significant influence from the Slim Family (“Slim-Related Entities”). Specifically, telecommunications services provided to Slim-Related Entities during the years ended

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

December 31, 2005 and 2004 were approximately $7.4 and $6.0, respectively. Purchases of access-related services from Slim-Related Entities were approximately $6.6 and $6.0, respectively, for the years ended December 31, 2005 and 2004.

Loans to Executive Officers

In February 2001, one of the Company’s subsidiaries made a $3.0 interest-free loan to an executive officer of the Company. The loan was forgiven in three equal installments on the first, second and third anniversaries of the date of grant.

Settlement with Asia Global Crossing Bankruptcy Trustee

In November 2004, the bankruptcy trustee for Asia Global Crossing Ltd., a former majority-owned subsidiary of the Company now in liquidation under chapter 7 of the U.S. Bankruptcy Code (“AGC”), filed a lawsuit against a number of former directors and officers of AGC, including the chief executive officer and certain other senior officers of the Company (collectively, the “Company Parties”). The lawsuit alleged, among other things, breaches of fiduciary duty and duty of loyalty, preferential transfers, and fraudulent conveyances, in each case arising prior to the AGC bankruptcy filing in November 2002. The Company is not named as a defendant in the lawsuit. To avoid adverse consequences to the Company that might result from protracted litigation of the matter, the Company entered into a stipulation of settlement on November 30, 2005 with (among others) the AGC bankruptcy trustee and agreed to contribute $4 to a larger settlement fund. The stipulation of settlement is currently subject to the approval of Judge Lynch of the U.S. District Court for the Southern District of New York and to the approval of AGC’s bankruptcy court. The Company expects Judge Lynch to rule on the settlement in mid-March and a hearing is scheduled to consider the settlement before AGC’s bankruptcy court on March 23, 2005 (after which hearing there is a 10 business day period for objection to the ruling). Assuming each court approves the settlement, the Company would be required to contribute $2 to the settlement fund within 31 days after the rulings become final and the remaining $2 on January 31, 2007.

23. SEGMENT REPORTING

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”) defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources. In 2005, the Company increased its focus on becoming a premier provider of global data and IP services to enterprises, and the Company’s chief operating decision maker began assessing performance and allocating resources based on three separate operating segments. These operating segments are “enterprise, carrier data and indirect channels”, “carrier voice” and “consumer voice, small business group and Trader Voice.” Disclosures related to 2004 have been restated to be consistent with the 2005 operating segment structure. Disclosures related to 2003 have not been restated as management has determined that it would be impracticable to do so within the meaning of SFAS No. 131.

The enterprise, carrier data and indirect channels segment consists of: (i) the provision of voice, data and collaboration services to all customers other than carriers, consumers, and Trader Voice and small business group customers; (ii) the provision of data products, including IP, transport and capacity services, to telecommunications carrier customers; and (iii) the provision of voice, data and managed services to or through business relationships with other telecommunications carriers, sales agents and system integrators.

The carrier voice segment consists of the provision of U.S. domestic and international long distance voice services to carrier customers.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The consumer voice, small business group and Trader Voice segment consists of the provision of voice and data services to these customers. During 2005 the small business group and Trader Voice were sold (see Note 19).

The Company’s long-lived assets are not specifically identifiable to any particular segment as they are used to provide products and services to all customers. Therefore, the disclosure of long-lived assets by segment has not been included.

The Company defines adjusted gross margin as revenue less cost of access. This metric is a key financial measure used by the chief operating decision maker in assessing segment performance and allocating resources. Adjusted gross margin is not recognized under GAAP.

Segment information

For the year ended December 31, 2005:

	Enterprise, carrier data and indirect channels	Carrier Voice	Consumer Voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$1,085	$777	$106	$1,968
Cost of access	(496)	(673)	(47)	(1,216)

Adjusted gross margin	$589	$104	$59	752

Real estate, network and operations				(309)
Third party maintenance				(96)
Cost of equipment sales				(55)

Gross margin				$292

For the year ended December 31, 2004:

	Enterprise, carrier data and indirect channels	Carrier Voice	Consumer Voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$1,066	$1,256	$165	$2,487
Cost of access	(517)	(1,133)	(81)	(1,731)

Adjusted gross margin	$549	$123	$84	756

Real estate, network and operations				(311)
Third party maintenance				(113)
Cost of equipment sales				(45)

Gross margin				$287

For information related to quarterly segment information for the years ended December 31, 2005 and 2004 see Note 25.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

Geographic Information

Company information provided on geographic sales is based on the order location of the customer. Long-lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

	Successor			Predecessor
	Year Ended December 31,		December 10 to December 31, 2003	January 1 to December 9, 2003
	2005	2004
Revenue(1):
United States	$1,369	$1,745	$114	$1,877
United Kingdom	518	668	44	631
Other Countries	81	74	6	91

Consolidated Worldwide	$1,968	$2,487	$164	$2,599

	Successor
	December 31,
	2005	2004	2003
Long-lived assets:
United States	$337	$333	$395
United Kingdom	222	266	252
International waters	181	208	285
Other Countries	223	258	201
Other(2)	—	14	110

Consolidated Worldwide	$963	$1,079	$1,243

(1)	There were no individual customers for the years ended December 31, 2005 and 2004, and the periods December 10 to December 31, 2003 and January 1 to December 9, 2003 that accounted for more than 10% of consolidated revenue.
(2)	Long-lived assets include property and equipment and intangible assets such as customer lists, trademark and trade name, goodwill and internally developed software.

24. SUPPLEMENTAL CASH FLOW INFORMATION

	Successor			Predecessor
	Year Ended December 31,		December 10 to December 31, 2003	January 1 to December 9, 2003
	2005	2004
SUPPLEMENTAL INFORMATION ON NON-CASH
FINANCING ACTIVITIES:
Common stock issued to holders of preferred stock	$—	$—	$—	$24

Accrued interest converted to Convertible Notes	$12	$—	$—	$—

During the year ended December 31, 2004, the Company restructured its debt held by its controlling shareholder ST Telemedia and its subsidiaries and exchanged $125 of principal amount of Exit Notes and $125 of Bridge Loan Facility for $250 of Convertible Notes. See Note 11.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Changes in operating working capital:
Accounts receivable	$(10)	$(80)	$6	$(24)
Other current assets	(8)	25	(12)	10
Accounts payable	78	12	49	(13)
Accrued cost of access	(12)	60	(48)	7
Restructuring reserve—current	(9)	17	(3)	(87)
Other current liabilities	24	61	(48)	252

	$63	$95	$(56)	$145

Restricted cash disbursed related to sale of IPC	$—	$—	$—	$(309)

Cash paid for interest and income taxes:
Cash paid for interest	$54	$32	$1	$7

Cash paid (received) for income taxes, net	$2	$4	$(1)	$(34)

25. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present the unaudited quarterly results for the years ended December 31, 2005 and 2004.

	2005 Quarter Ended
	March 31	June 30	September 30	December 31
Revenue	$526	$499	$481	$462
Cost of access[4]	(320)	(311)	(306)	(279)
Real estate, network and operations[3]	(79)	(77)	(75)	(78)
Third party maintenance	(26)	(24)	(24)	(22)
Cost of equipment sales	(12)	(15)	(13)	(15)

Total cost of revenue	(437)	(427)	(418)	(394)
Selling, general and administrative[2]	(117)	(99)	(96)	(100)
Depreciation and amortization	(37)	(33)	(36)	(36)

Operating loss	(65)	(60)	(69)	(68)
Loss from continuing operations	(106)	(76)	(102)	(79)
Discontinued operations	—	1	8	—

Net loss	(106)	(75)	(94)	(79)
Loss applicable to common shareholders	(107)	(76)	(95)	(80)
Income (loss) per share:
Loss from continuing operations per common share, basic and diluted	$(4.82)	$(3.41)	$(4.56)	$(3.55)

Income from discontinued operations per common share, basic and diluted	$—	$0.04	$0.35	$—

Loss applicable to common shareholders per common share, basic and diluted	$(4.82)	$(3.37)	$(4.21)	$(3.55)

Shares used in computing basic and diluted loss per share	22,218,468	22,522,090	22,554,760	22,564,624

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

	2004 Quarter Ended
	March 31	June 30	September 30	December 31
Revenue	$666	$628	$620	$573
Cost of access	(479)	(450)	(435)	(367)
Real estate, network and operation	(82)	(69)	(80)	(80)
Third party maintenance	(31)	(27)	(28)	(27)
Cost of equipment sales	(13)	(13)	(8)	(11)

Total cost of revenue	(605)	(559)	(551)	(485)
Selling, general and administrative	(98)	(107)	(104)	(107)
Depreciation and amortization	(43)	(39)	(45)	(37)

Operating loss	(80)	(77)	(80)	(56)
Loss from continuing operations[1]	(95)	(97)	(91)	(28)
Discontinued operations	(13)	(9)	(4)	1

Net loss	(108)	(106)	(95)	(27)
Loss applicable to common shareholders	(109)	(107)	(96)	(28)
Income (loss) per share:
Loss from continuing operations per common share, basic and diluted	$(4.37)	$(4.45)	$(4.18)	$(1.31)

Income from discontinued operations per common share, basic and diluted	$(0.59)	$(0.41)	$(0.18)	$0.04

Loss applicable to common shareholder per common share, basic and diluted	$(4.96)	$(4.86)	$(4.36)	$(1.27)

Shares used in computing basic and diluted loss per share	22,000,000	22,000,000	22,000,000	22,011,339

[1]	In August 2004 the Company sold Global Marine and the Company’s interest in SBSS (see Note 4). Global Marine and SBSS are presented as a discontinued operations for all periods presented.
[2]	During the first quarter of 2005 the Company increased its restructuring reserve for facility closings by $24 as a result of a reduction in estimated third-party sublease payments for restructured properties.
[3]	During the fourth quarter of 2005, the Company recorded an $8 real estate tax rebate as a reduction in real estate costs. The rebate was received in February 2006.
[4]	During the fourth quarter of 2005, the Company revised its estimated cost of access dispute accrual and reduced the accrual by $10 which was recorded as a reduction in cost of access expense.

The sum of the quarterly net loss per share amounts may not equal the full-year amount since the computations of the weighted average number of shares outstanding for each quarter and the full year are made independent.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

The following table’s present quarterly segment data for the years ended December 31, 2005 and 2004.

For the quarter ended December 31, 2005:

	Enterprise, carrier data and indirect channels	Carrier Voice	Consumer Voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$269	$172	$21	$462
Cost of access	(120)	(150)	(9)	(279)

Adjusted gross margin	$149	$22	$12	183

Real estate, network and operations				(78)
Third party maintenance				(22)
Cost of equipment sales				(15)

Gross margin				$68

For the quarter ended September 30, 2005:

	Enterprise, carrier data and indirect channels	Carrier Voice	Consumer Voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$269	$189	$23	$481
Cost of access	(126)	(170)	(10)	(306)

Adjusted gross margin	$143	$19	$13	175

Real estate, network and operations				(75)
Third party maintenance				(24)
Cost of equipment sales				(13)

Gross margin				$63

For the quarter ended June 30, 2005:

	Enterprise, carrier data and indirect channels	Carrier Voice	Consumer Voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$274	$197	$28	$499
Cost of access	(126)	(172)	(13)	(311)

Adjusted gross margin	$148	$25	$15	188

Real estate, network and operations				(77)
Third party maintenance				(24)
Cost of equipment sales				(15)

Gross margin				$72

For the quarter ended March 31, 2005:

	Enterprise, carrier data and indirect channels	Carrier Voice	Consumer Voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$273	$219	$34	$526
Cost of access	(124)	(181)	(15)	(320)

Adjusted gross margin	$149	$38	$19	206

Real estate, network and operations				(79)
Third party maintenance				(26)
Cost of equipment sales				(12)

Gross margin				$89

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of sites, square footage, percentage, share and per share information)

For the quarter ended December 31, 2004:

	Enterprise, carrier data and indirect channels	Carrier Voice	Consumer Voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$271	$264	$38	$573
Cost of access	(118)	(231)	(18)	(367)

Adjusted gross margin	$153	$33	$20	206

Real estate, network and operations				(80)
Third party maintenance				(27)
Cost of equipment sales				(11)

Gross margin				$88

For the quarter ended September 30, 2004:

	Enterprise, carrier data and indirect channels	Carrier Voice	Consumer Voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$264	$318	$38	$620
Cost of access	(131)	(286)	(18)	(435)

Adjusted gross margin	$133	$32	$20	185

Real estate, network and operations				(80)
Third party maintenance				(28)
Cost of equipment sales				(8)

Gross margin				$69

For the quarter ended June 30, 2004:

	Enterprise, carrier data and indirect channels	Carrier Voice	Consumer Voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$263	$323	$42	$628
Cost of access	(133)	(296)	(21)	(450)

Adjusted gross margin	$130	$27	$21	178

Real estate, network and operations				(69)
Third party maintenance				(27)
Cost of equipment sales				(13)

Gross margin				$69

For the quarter ended March 31, 2004:

	Enterprise, carrier data and indirect channels	Carrier Voice	Consumer Voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$268	$351	$47	$666
Cost of access	(135)	(320)	(24)	(479)

Adjusted gross margin	$133	$31	$23	187

Real estate, network and operations				(82)
Third party maintenance				(31)
Cost of equipment sales				(13)

Gross margin				$61

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(in millions)

	Column A	Column B	Column C	Column D	Column E
	Balance at beginning of period	Additions		Deductions	Balance at end of period
		Charged to costs and expenses	Charged to other accounts
Successor:
2005
Reserve for uncollectible accounts and sales credits	$88	$6	$25	$(70)	$49
Restructuring reserves	$159	$18	$(18)	$(39)	$120
Deferred tax valuation allowance	$2,475	$(47)	$(60)	$—	$2,368
2004
Reserve for uncollectible accounts and sales credits	$115	$10	$1	$(38)	$88
Restructuring reserves	$193	$15	$12	$(61)	$159
Deferred tax valuation allowance	$4,127	$(1,578)	$(74)	$—	$2,475
December 10 to December 31, 2003
Reserve for uncollectible accounts and sales credits	$115	$3	$5	$(8)	$115
Restructuring reserves	$179	$—	$16	$(2)	$193
Deferred tax valuation allowance	$3,604	$523	$—	$—	$4,127
Predecessor:
January 1, 2003 to December 9, 2003
Reserve for uncollectible accounts and sales credits	$128	$45	$43	$(101)	$115
Restructuring reserves	$269	$41	$11	$(142)	$179
Deferred tax valuation allowance	$3,144	$460	$—	$—	$3,604

APPENDIX B—QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2006

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-16201

GLOBAL CROSSING LIMITED

(Exact name of registrant as specified in its charter)

BERMUDA	98-0407042
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

WESSEX HOUSE

45 REID STREET

HAMILTON HM 12, BERMUDA

(Address Of Principal Executive Offices)

(441) 296-8600

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐                            Accelerated filer ☒                                Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange

Act). Yes	☐ No ☒

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.    Yes ☒    No ☐

The number of shares of the Registrant’s common stock, par value $0.01 per share, outstanding as of May 1, 2006 was 24,408,679.

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$154	$224
Restricted cash and cash equivalents	4	5
Accounts receivable, net of allowances of $52 and $49	223	225
Prepaid costs and other current assets	83	94

Total current assets	464	548

Property and equipment, net of accumulated depreciation of $278 and $242	966	963
Other assets	82	79

Total assets	$1,512	$1,590

LIABILITIES:
Current liabilities:
Accounts payable	$164	$197
Accrued cost of access	143	134
Current portion of long term debt	31	26
Accrued restructuring costs—current portion	30	31
Deferred revenue—current portion	88	89
Other current liabilities	344	330

Total current liabilities	800	807

Debt with controlling shareholder	262	262
Long term debt	360	361
Obligations under capital leases	79	62
Deferred revenue	115	115
Accrued restructuring costs	85	89
Other deferred liabilities	67	67

Total liabilities	1,768	1,763

SHAREHOLDERS’ DEFICIT:
Common stock, 55,000,000 shares authorized, $.01 par value, 24,367,830 and 22,586,703 shares issued and outstanding as of March 31, 2006 and December 31, 2005, respectively	—	—
Preferred stock with controlling shareholder, 45,000,000 shares authorized, $.10 par value, 18,000,000 shares issued and outstanding	2	2
Additional paid-in capital	561	534
Accumulated other comprehensive loss	(10)	(8)
Accumulated deficit	(809)	(701)

Total shareholders’ deficit	(256)	(173)

Total liabilities and shareholders’ deficit	$1,512	$1,590

The accompanying notes are an integral part of these condensed consolidated financial statements.

1

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue	$456	$526
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(285)	(320)
Real estate, network and operations	(77)	(79)
Third party maintenance	(24)	(26)
Cost of equipment sales	(15)	(12)

Total cost of revenue	(401)	(437)
Selling, general and administrative	(100)	(117)
Depreciation and amortization	(37)	(37)

Total operating expenses	(538)	(591)

Operating loss	(82)	(65)
Other income (expense):
Interest income	2	3
Interest expense	(23)	(24)
Other income (expense), net	1	(13)

Loss before reorganization items and provision for income taxes	(102)	(99)
Net gain on preconfirmation contingencies	6	2

Loss before provision for income taxes	(96)	(97)
Provision for income taxes	(12)	(9)

Net loss	(108)	(106)
Preferred stock dividends	(1)	(1)

Loss applicable to common shareholders	$(109)	$(107)

Loss per common share, basic and diluted:
Loss applicable to common shareholders	$(4.75)	$(4.82)

Weighted average number of common shares	22,946,732	22,218,468

The accompanying notes are an integral part of these condensed consolidated financial statements.

2

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in millions)

	Three Months Ended March 31,
	2006	2005
Cash flows provided by (used in) operating activities:
Net loss	$(108)	$(106)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of property and equipment	—	3
Non-cash income tax provision	11	8
Non-cash stock compensation expense	12	13
Depreciation and amortization	37	37
Provision for doubtful accounts	2	—
Amortization of prior period IRUs	(1)	(1)
Deferred reorganization costs	—	(6)
Gain on preconfirmation contingencies	(6)	(2)
Changes in operating working capital	(7)	(41)
Other	4	41

Net cash used in operating activities	(56)	(54)

Cash flows provided by (used in) investing activities:
Purchases of property and equipment	(14)	(24)
Change in restricted cash and cash equivalents	2	(5)

Net cash used in investing activities	(12)	(29)

Cash flows provided by (used in) financing activities:
Repayment of capital lease obligations	(3)	(3)
Repayment of long term debt	(1)	—
Proceeds from exercise of stock options	2	1
Other	(1)	(1)

Net cash used in financing activities	(3)	(3)

Effect of exchange rate changes on cash and cash equivalents	1	(2)

Net decrease in cash and cash equivalents	(70)	(88)
Cash and cash equivalents, beginning of period	224	365

Cash and cash equivalents, end of period	$154	$277

Non cash investing and financing activities:
Capital lease and debt obligations incurred	$27	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

3

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except number of locations, square footage, employees, share and per share information)

1.	BACKGROUND AND ORGANIZATION

Global Crossing Limited and its subsidiaries (collectively, the “Company”) provide telecommunication services using a global IP-based network that directly connects more than 300 major cities in 29 countries and delivers services to more than 600 cities in more than 60 countries around the world. The Company serves many of the world’s largest corporations, providing a full range of managed data and voice products and services. For management purposes, the Company’s operations are organized into three reportable operating segments: (i) enterprise, carrier data and indirect channels, (ii) carrier voice, and (iii) consumer voice (see Note 11).

2.	BASIS OF PRESENTATION

Basis of Presentation and Use of Estimates

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes thereto included in the Company’s Annual Report for the year ended December 31, 2005 filed with the SEC on Form 10-K. These condensed consolidated financial statements include the accounts of the Company over which it exercises control. In the opinion of management, the accompanying condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of interim results for the Company. The results of operations for any interim period are not necessarily indicative of results to be expected for the full year.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the condensed consolidated financial statements, the disclosure of contingent assets and liabilities in the condensed consolidated financial statements and the accompanying notes, and the reported amounts of revenue and expenses during the periods presented. Actual amounts and results could differ from those estimates. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations.

Reclassifications

Certain amounts in prior period condensed consolidated financial statements and accompanying footnotes have been reclassified to conform to the current year presentation.

3.	RESTRUCTURING ACTIVITIES

2004 Restructuring Plan

In light of ongoing adverse conditions in the telecommunications industry, particularly the continued pricing pressures for telecommunications services, the Company’s Board of Directors approved a restructuring plan on October 8, 2004 designed to focus on businesses that are consistent with the Company’s overall mission. The

4

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

plan involves concentrating the Company’s efforts in areas that the Company anticipates will provide profitable growth opportunities and exit strategies for moving away from a number of unprofitable and non-strategic parts of the business. The plan includes initiatives to increase the Company’s focus on its core enterprise, collaboration, and carrier data sales business as well as to pursue several new business development opportunities in areas where the Company can capitalize on its IP network and capabilities.

As a result of these efforts, the Company incurred cash restructuring charges of approximately $11 for severance and related benefits in 2004 in connection with the anticipated workforce reductions and an additional $1 for real estate consolidation. All amounts incurred for employee separations had been paid at December 31, 2005, and it is anticipated that payment in respect of these restructuring activities related to real estate consolidations will continue through 2008. At March 31, 2006 the restructuring reserve related to this plan is $1. Restructuring charges for all periods are included in selling, general, and administrative expenses in the condensed consolidated statement of operations.

2003 and Prior Restructuring Plans

Prior to the Company’s emergence from bankruptcy on December 9, 2003, the Company adopted certain restructuring plans as a result of the slow down of the economy and telecommunications industry, as well as its efforts to restructure while under Chapter 11 bankruptcy protection. As a result of these activities, the Company eliminated approximately 5,200 positions and vacated over 250 facilities. All amounts incurred for employee separations have been paid and it is anticipated that the remainder of the restructuring liability, all of which relates to facility closings, will be paid through 2025.

The facilities closings reserve is composed of continuing building lease obligations, estimated decommissioning costs and broker commissions for the restructured sites (aggregating $397 as of March 31, 2006), offset by anticipated receipts from existing and future third-party subleases. As of March 31, 2006, anticipated third-party sublease receipts were $283, representing $96 from subleases already entered into and $187 from subleases projected to be entered into in the future. The Company continues to review the anticipated costs and third-party sublease payments on a quarterly basis and records adjustments for changes in these estimates in the period such changes become known.

The table below reflects the activity associated with the restructuring reserve relating to the restructuring plans initiated during and prior to 2003 for the three months ended March 31, 2006 (unaudited):

Facility Closings
Balance at December 31, 2005	$119
Deductions	(8)
Foreign currency impact	3

Balance at March 31, 2006	$114

5

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

4.	OTHER CURRENT LIABILITIES

Other current liabilities consist of the following:

	March 31, 2006	December 31, 2005
	(unaudited)
Accrued taxes, including value added taxes in foreign jurisdictions	$95	$97
Accrued payroll, bonus, commissions, and related benefits	52	57
Accrued interest	38	19
Current portion of capital lease obligations	22	14
Accrued professional fees	18	20
Accrued real estate and related costs	17	17
Accrued operations, administration & maintenance costs	13	7
Accrued capital expenditures	8	16
Income taxes payable	8	10
Deferred reorganization costs	7	8
Other	66	65

Total other current liabilities	$344	$330

5.	STOCK BASED COMPENSATION

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payment,” (“SFAS 123R”) using the modified prospective method. SFAS 123R requires all share-based awards granted to employees to be recognized as compensation expense over the service period (generally the vesting period) in the consolidated financial statements based on their fair values. Prior to the adoption of SFAS 123R, stock-based compensation expense was recognized using the fair value provisions of SFAS 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) which the Company adopted on December 9, 2003. The fair value method under SFAS 123R is similar to the fair value method under SFAS 123 with respect to measurement and recognition of stock-based compensation expense except that SFAS 123R requires an estimate of future forfeitures whereas SFAS 123 permitted recognizing the impact of the forfeitures as they occur. As the Company estimated the impact of future forfeitures for the majority of its share-based payment plans upon adoption of SFAS 123, the impact on the Company’s consolidated results of operations or financial position of adopting SFAS 123R is estimated to be less than $0.2 over the remaining service period. SFAS 123R also requires the realization of tax benefits in excess of amounts recognized for financial reporting purposes to be recognized as a financing activity rather than an operating activity in the consolidated statement of cash flows. Currently only our Global Crossing (UK) Telecommunications Limited subsidiary (together with its subsidiaries, “GCUK”) has the ability to realize any tax benefits.

For the three months ended March 31, 2006 and 2005, the Company recognized $12 and $13, respectively, of non-cash stock related expenses. These expenses are included in real estate, network and operations and selling, general and administrative in the condensed consolidated statements of operations. The stock-related expenses for each period reflect share-based awards outstanding during such period, including awards granted both prior to and during such period.

During the three months ended March 31, 2006, the Company awarded 436,900 restricted stock units which vest on March 7, 2009 and 518,900 performance share opportunities which vest on December 31, 2008, in each

6

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

case subject to continued employment through the vesting date and subject to earlier pro-rata payout in the event of death or long-term disability. Each performance share grantee will earn (i) 50% of his or her target award for a given opportunity if the threshold financial performance goal for that opportunity is achieved, (ii) 100% of his or her target award for a given opportunity if the target financial performance goal for that opportunity is achieved and (iii) 150% of his or her target award for a given opportunity if the maximum financial performance goal for that opportunity is achieved. No payout will be made for performance below threshold, and the payout for performance above maximum is capped at 150% of the target opportunity. The total performance share opportunity of each participant in this program comprises three separate award opportunities based on measures of combined 2006 and 2007 earnings, cash use, and adjusted gross margin attributable to the Company’s enterprise, carrier data and indirect channel segment.

Annual Bonus Program

During the three months ended March 31, 2006, the Board of Directors of the Company adopted the 2006 Annual Bonus Program (the “2006 Bonus Program”). The 2006 Bonus Program is an annual bonus applicable to substantially all employees of the Company, which is intended to retain such employees and to motivate them to help the Company achieve its financial goals. Each participant is provided a target award under the 2006 Bonus Program expressed as a percentage of base salary. Actual awards under the 2006 Bonus Program will be paid only if the Company achieves specified earnings and cash flow goals. Bonus payouts under the 2006 Bonus Program will be made half in cash and half in fully vested shares of common stock of the Company; provided that the Compensation Committee of the Board of Directors retains discretion to use cash rather than shares as the Committee deems fit. To the extent common shares are used for payment of bonus awards, such shares shall be valued based on the closing price on the NASDAQ National Market on the date financial results are certified by the Compensation Committee and the Board of Directors.

6.	COMPREHENSIVE LOSS

The components of comprehensive loss for the periods indicated are as follows:

	Three Months Ended March 31,
	2006	2005
Net loss	$(108)	$(106)
Foreign currency translation adjustment	(1)	12
Unrealized derivative gain (loss) on cash flow hedges	(1)	2

Comprehensive loss	$(110)	$(92)

7.	LOSS PER COMMON SHARE

Basic loss per common share is computed as loss applicable to common stockholders divided by the weighted-average number of common shares outstanding for the period. Loss applicable to common shareholders includes preferred stock dividends of $1 for the three months ended March 31, 2006 and 2005. Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, since the Company had net losses for the three months ended March 31, 2006 and 2005, diluted loss per common share is the same as basic loss per common share.

7

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

For the three months ended March 31, 2006, potentially dilutive securities not included in diluted loss per common share include 18,000,000 shares of convertible preferred stock, 675,862 stock options, 14,258,161 shares issuable upon conversion of mandatory convertible notes, and 1,121,353 common shares issuable upon vesting of restricted stock units issued under the 2003 Global Crossing Limited Stock Incentive Plan. For the three months ended March 31, 2005, potentially dilutive securities not included in diluted loss per common share include 18,000,000 shares of convertible preferred stock, 820,839 stock options, 13,839,247 shares issuable upon conversion of mandatory convertible notes and 633,523 common shares issuable upon vesting of restricted stock units under the 2003 Global Crossing Limited Stock Incentive Plan.

8.	INCOME TAXES

The Company’s provision for income taxes for the three months ended March 31, 2006 and 2005 was $12 and $9, respectively, of which $11 and $8, respectively, was attributable to the tax on current earnings, which was offset by realized pre-emergence net deferred tax assets. The provision for income taxes, which is a reversal of the related valuation allowance that existed at the fresh start date, has been recorded as a reduction of intangibles to zero and thereafter as an increase in additional paid-in-capital in accordance with Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganizations under the Bankruptcy Code.” This accounting treatment does not result in any change in liabilities to taxing authorities or in cash flows.

9.	CONTINGENCIES

From time to time, the Company is party to various legal proceedings in the ordinary course of business or otherwise. The following is a description of the material legal proceedings involving the Company commenced or pending during the three months ended March 31, 2006. In accordance with SFAS 5, “Accounting for Contingencies,” the Company makes a provision for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Although the Company believes it has adequate provisions for the following matters, litigation is inherently unpredictable and it is possible that cash flows or results of operations could be materially and adversely affected in any particular period by the unfavorable resolution or disposition of one or more of these contingencies.

AT&T Inc. (formally SBC Communications Inc.) Claim

AT&T Inc. (“AT&T”) has asserted that the Company is engaging in the misrouting of traffic through third-party intermediaries for the purpose of avoiding access charges payable to AT&T’s LEC affiliates, allegedly in violation of the AT&T Order. AT&T asserted that the Company owed it $19 through July 15, 2004. The Company responded to AT&T denying the claim in its entirety.

On November 17, 2004, AT&T’s LEC affiliates commenced an action against the Company and other defendants in the U.S. District Court for the Eastern District of Missouri. The complaint alleges that the Company, through certain unnamed intermediaries, which are characterized as “least cost routers,” terminated long distance traffic in a manner designed to avoid the payment of interstate and intrastate access charges.

The complaint alleges five causes of action: (1) breach of federal tariffs; (2) breach of state tariffs; (3) unjust enrichment (in the alternative to the tariff claims); (4) fraud; and (5) civil conspiracy. Although the complaint does not contain a specific claim for damages, plaintiffs allege that they have been damaged in the amount of

8

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

approximately $20 for the time period of February 2002 through August 2004. The complaint also seeks an injunction against the use of “least cost routers” and the avoidance of access charges. The Company filed a motion to dismiss the complaint on January 18, 2005, which motion was mooted by the filing of a First Amended Complaint on February 4, 2005. The First Amended Complaint added as defendants five competitive local exchange carriers and certain of their affiliates (none of which are affiliated with the Company) and re-alleged the same five causes of action. The Company filed a motion to dismiss the First Amended Complaint on March 4, 2005. On August 23, 2005, the Court referred a comparable case to the FCC and the FCC has sought comments on the issues referred by the Court. The Company filed comments in the two declaratory judgment proceedings occasioned by the Court’s referral. On February 7, 2006, the Court entered an order: (a) dismissing AT&T’s claims against Global Crossing to the extent that such claims arose prior to December 9, 2003 by virtue of the injunction contained in the joint plan of reorganization (the “Plan of Reorganization”) of the Company’s predecessor and a number of its subsidiaries (collectively, the “GC Debtors”) pursuant to chapter 11 of title 11 of the United States Code which became effective on that date; and (b) staying the remainder of the action pending the outcome of the referral to the FCC described above. On February 22, 2006, AT&T moved the Court to reconsider its decision of February 7, 2006 to the extent that it dismissed claims that arose prior to December 9, 2003. The Company filed its response to the motion on March 6, 2006, requesting that the Court deny the motion.

Restatement Class Action Litigation

Following the Company’s April 27, 2004 announcement that the Company expected to restate certain of its consolidated financial statements as of and for the year ended December 31, 2003, eight separate class action lawsuits all purporting to be brought on behalf of Company shareholders were commenced against the Company and certain of its officers and directors in the U.S. District Courts in New Jersey, New York and California. The cases were consolidated and transferred by the Judicial Panel on Multidistrict Litigation to Judge Gerard Lynch of the U.S. District Court for the Southern District of New York based on his past involvement in prior cases involving the Company. On February 18, 2005, lead plaintiffs filed an amended consolidated class action complaint against the Company and two of its past and present officers.

The consolidated amended complaint alleges that the Company defrauded the public securities markets by issuing false and misleading statements that failed to disclose or indicate (i) that the Company had materially understated its accrued cost of access liabilities by as much as $80, (ii) that the Company lacked sufficient internal controls to prevent material misstatements, (iii) that the Company lacked sufficient internal controls to properly record and report accrued cost of access liabilities and operating expenses, (iv) that its financial statements were not prepared in accordance with generally accepted accounting principles, (v) that the Company did not, contrary to its representations, consistently monitor the accuracy of its systems that measured cost of access, (vi) that the Company’s results were materially inflated, and (vii) that the Company did not have a “clean” balance sheet. Plaintiffs contend that the Company’s misstatement or omissions artificially inflated the price of the Company’s stock, which declined when the “true” costs were disclosed. Plaintiffs seek compensatory damages as well as other relief.

The Company and the lead plaintiffs have signed an agreement to settle the litigation that would obligate the Company to pay $15 into a settlement fund. The Company expects that the full $15 would be paid or reimbursed by proceeds from one of the Company’s directors and officers’ liability insurance policies. On April 17, 2006, the Court signed an order granting preliminary approval of the settlement and preliminarily certified a class for purposes of settlement. The Court also provided that notice of the settlement should be given to the class, and scheduled a hearing for final approval of the settlement on September 22, 2006.

9

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

Claim by the U.S. Department of Commerce

A claim was filed in the Company’s bankruptcy proceedings by the U.S. Department of Commerce (the “Commerce Department”) on October 30, 2002 asserting that an undersea cable owned by Pacific Crossing Limited (“PCL”), a former subsidiary of the Company, violates the terms of a Special Use permit issued by the National Oceanic and Atmospheric Administration (“NOAA”). The Company believes responsibility for the asserted claim rests entirely with the Company’s former subsidiary. On November 7, 2003, the Company and the Global Crossing Creditors’ Committee filed an objection to this claim with the Bankruptcy Court. Subsequently, the Commerce Department agreed to limit the size of the pre-petition portion of its claim to $14. Negotiations with PCL to resolve the remaining issues are ongoing but no final resolution has been reached. An identical claim that had been filed in the bankruptcy proceedings of PCL was settled in principle in September 2005 and was subsequently approved by the court as part of the PCL plan of reorganization confirmed in an order dated November 10, 2005. The Company has commenced preliminary discussions with NOAA as to the impact that settlement has on the claim against the Company.

United Kingdom Anti-Trust Investigation

In 2002, an investigation was commenced by the United Kingdom Office of Fair Trading (“OFT”) regarding an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement to collectively boycott a company located in the U.K. that was holding itself out as providing a means for the landing of subsea telecommunications cables at a location in the U.K. The Company responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation to include allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the U.K. The Company responded to that investigation denying illegality on October 10, 2003. The Company cooperated fully with the investigation and has supplied additional factual materials including a number of formal witness statements. By a letter dated January 24, 2006, the OFT notified the Company that it had provisionally decided to close both investigations. The Company expects that this provisional decision will be formally ratified in the very near future.

Qwest Rights-of-Way Litigation

In May 2001, a purported class action was commenced against three of the Company’s subsidiaries in the U.S. District Court for the Southern District of Illinois. The complaint alleges that the Company had no right to install a fiber-optic cable in rights-of-way granted by the plaintiffs to certain railroads. Pursuant to an agreement with Qwest Communications Corporation, the Company has an indefeasible right to use certain fiber-optic cables in a fiber-optic communications system constructed by Qwest within the rights-of-way. The complaint alleges that the railroads had only limited rights-of-way granted to them that did not include permission to install fiber-optic cable for use by Qwest or any other entities. The action has been brought on behalf of a national class of landowners whose property underlies or is adjacent to a railroad right-of-way within which the fiber-optic cables have been installed. The action seeks actual damages in an unstated amount and alleges that the wrongs done by the Company involve fraud, malice, intentional wrongdoing, willful or wanton conduct and/or reckless disregard for the rights of the plaintiff landowners. As a result, plaintiffs also request an award of punitive damages. The Company made a demand of Qwest to defend and indemnify the Company in the lawsuit. In response, Qwest has appointed defense counsel to protect the Company’s interests.

10

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

The Company’s North American network includes capacity purchased from Qwest on an IRU basis. Although the amount of the claim is unstated, an adverse outcome could have an adverse impact on the Company’s ability to utilize large portions of the Company’s North American network. This litigation was stayed against the Company pending the effective date of the Plan of Reorganization, and the plaintiffs’ pre-petition claims against the Company were discharged at that time in accordance with the Plan of Reorganization. By agreement between the parties, the Plan of Reorganization preserved plaintiffs’ rights to pursue any post-confirmation claims of trespass or ejectment. If the plaintiffs were to prevail, the Company could lose its ability to operate large portions of its North American network, although it believes that it would be entitled to indemnification from Qwest for any losses under the terms of the IRU agreement under which the Company originally purchased this capacity. As part of a global resolution of all bankruptcy claims asserted against the Company by Qwest, Qwest agreed to reaffirm its obligations of defense and indemnity to the Company for the assertions made in this claim. In September 2002, Qwest and certain of the other telecommunication carrier defendants filed a proposed settlement agreement in the U.S. District Court for the Northern District of Illinois. On July 25, 2003, the court granted preliminary approval of the settlement and entered an order enjoining competing class action claims, except those in Louisiana. The settlement and the court’s injunction were opposed by a number of parties who intervened and an appeal was taken to the U.S. Court of Appeals for the Seventh Circuit. In a decision dated October 19, 2004, the Court of Appeals reversed the approval of the settlement and lifted the injunction. The case has been remanded to the District Court for further proceedings.

Customs Tax Audit

A tax authority in South America has concluded a preliminary audit of the Company’s books and records for the years ended December 31, 2001 and 2000 and has made certain initial findings adverse to the Company including the following: failure to disclose discounts on certain goods imported into the country, failure to include the value of software installed on certain computer equipment, and clerical errors in filed import documents. The Company has received formal assessments totaling $9. The potential customs and duties exposure, including possible treble penalties to the Company, could be as high as $38. The Company is now engaged in litigation with the tax authority to resolve the issues raised in the assessment.

Foreign Income Tax Audit

A tax authority in South America issued a preliminary notice of findings based on an income tax audit for calendar years 2001 and 2002. The examiner’s initial findings took the position that the Company incorrectly documented its importations and incorrectly deducted its foreign exchange losses against its foreign exchange gains on loan balances. An official assessment of $26, including potential interest and penalties, was issued in 2005. The Company has challenged the assessment and expects lengthy litigation if the assessment is not resolved with the tax authority.

Claim by Pacific Crossing Limited

This claim arises out of the management of the PC-1 trans-Pacific fiber-optic cable, which was constructed, owned and operated by PCL. PCL asserts that the Company and Asia Global Crossing, another former subsidiary of the Company, breached their fiduciary duties to PCL, improperly diverted revenue derived from sales of capacity on PC-1, and failed to account for the way revenue was allocated among the corporate entities involved with the ownership and operation of PC-1. The claim also asserts that revenues derived from operation and maintenance fees were also improperly diverted and that PCL’s expenses increased unjustifiably through agreements executed by the Company and Asia Global Crossing on behalf of PCL.

11

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

During the pendency of the Company’s Chapter 11 proceedings, on January 14, 2003, PCL filed an administrative expense claim in the GC Debtors’ bankruptcy court for $8 in post-petition services plus unliquidated amounts arising from the Company’s alleged breaches of fiduciary duty and misallocation of PCL’s revenues. The Company objected to the claim and asserted that the losses claimed were the result of operational decisions made by PCL management and its corporate parent, Asia Global Crossing. On February 4, 2005, PCL filed an amended claim in the amount of $79 claiming the Company failed to pay revenue for services and maintenance charges relating to PC-1 capacity and failed to pay PCL for use of the related cable stations and seeking to recover a portion of the monies received by the Company under a settlement agreement entered into with Microsoft Corporation and an arbitration award against Softbank. The Company filed an objection to the amended claim seeking to dismiss, expunge and/or reclassify the claim and PCL responded to the objection by filing a motion for partial summary judgment claiming approximately $22 for the capacity, operations and maintenance charges and co-location charges and up to approximately $78 for the Microsoft and Softbank proceeds. PCL’s claim for co-location charges (which comprised approximately $2 of the total claim) has been settled pursuant to a settlement agreement which was approved by PCL’s bankruptcy court on November 10, 2005.

PCL and the Company have also agreed that PCL’s claims will be consolidated with those which the Company has filed against PCL in its separate bankruptcy case and both parties’ claims will be litigated in the Company’s bankruptcy court. No monies will be paid by either party until both parties’ countervailing claims have been resolved. The Company and PCL are currently negotiating the terms of a new scheduling order, which may ultimately provide for the withdrawal of PCL’s pending summary judgment motion and the filing of a new summary judgment motion. At present, PCL appears to have abandoned its claims for alleged breaches of fiduciary duty, however, it has represented to the Company that it intends to continue prosecuting its claims for misallocation of revenues.

Foreign Government Highways Tax

On December 20, 2004, representatives of one of the Company’s European subsidiaries were advised at a meeting with the applicable governmental agency for highways that a tax would be levied on the Company in respect of the Company’s network in that country. The Company originally received assessments totaling $4. The Company has formally appealed all tax assessments received and in the third quarter of 2005 received notice that the government had accepted certain points of the Company’s appeal which is expected to reduce the Company’s liability to less than $1. The Company has received further assessments in early 2006 which further reduce the Company’s anticipated liability. The Company is continuing with its appeal to seek further reductions.

10.	RELATED PARTY TRANSACTIONS

Commercial and other relationships between the Company and ST Telemedia

During the three months ended March 31, 2006 and 2005, the Company provided approximately $0.0 and $0.2, respectively, of telecommunications services to subsidiaries and affiliates of the Company’s majority shareholder and parent company, Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”). Further, during the three months ended March 31, 2006 and 2005, the Company received approximately $0.5 and $0.1 of co-location services from an affiliate of ST Telemedia. Additionally, during the three months ended March 31, 2006 and 2005, the Company accrued dividends and interest of $8.6 and $7.8, respectively, related to debt and preferred stock held by affiliates of ST Telemedia.

12

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

At March 31, 2006 and December 31, 2005, the Company had approximately $32.7 and $24.1, respectively, due to ST Telemedia and its subsidiaries and affiliates, and in each case approximately $0.0 due from ST Telemedia and its subsidiaries and affiliates. The amounts due to ST Telemedia and its subsidiaries and affiliates relate to interest due under the $250 aggregate principal amount of 4.7% payable in kind mandatory convertible notes held by subsidiaries of ST Telemedia (the “Convertible Notes”) and dividends accrued on the Company’s 2% cumulative senior convertible preferred stock, and are included in “other current liabilities” and “other deferred liabilities,” respectively, in the accompanying consolidated balance sheets. The Company accrues interest on the Convertible Notes at the annual rate of 11% due to certain provisions in the Convertible Notes indenture that could obligate the Company to pay interest retroactively at that rate if the Company were unable to deliver common shares upon receiving a notice of conversion from a holder of such notes (a “Conversion Restriction”). However, at such time, if any, as the Convertible Notes are converted into common shares of the Company, all amounts accrued for interest and principal on the applicable Convertible Notes will be reclassified to common stock and additional paid in capital.

Commercial relationships between the Company and the Slim Family

According to filings made with the SEC, Carlos Slim Helu and members of his family (collectively, the “Slim Family”), together with entities controlled by the Slim Family, held greater than 10% of the Company’s common stock as of March 31, 2006. Accordingly, the members of the Slim Family may therefore be considered to have been related parties of the Company during the first quarter of 2006. During the three months ended March 31, 2006 and 2005, the Company engaged in various commercial transactions in the ordinary course of business with telecommunications companies controlled by or subject to significant influence from the Slim Family (“Slim-Related Entities”). Specifically, telecommunications services provided to Slim-Related Entities during the three months ended March 31, 2006 and 2005, were approximately $1.4 and $2.4, respectively. Purchases of access-related services from Slim-Related Entities were approximately $1.7 and $1.4, respectively, for the three months ended March 31. 2006 and 2005.

Commercial relationships with Employees

During the first quarter of 2006, the Company purchased the shares of a company owned by an employee for $0.2.

Settlement with Asia Global Crossing Bankruptcy Trustee

In November 2004, the bankruptcy trustee for Asia Global Crossing Ltd, a former majority-owned subsidiary of the Company now in liquidation under chapter 7 of the U.S. Bankruptcy Code (“AGC”), filed a lawsuit against a number of former directors and officers of AGC, including the chief executive officer and certain other senior officers of the Company (collectively, the “Company Parties”). The lawsuit alleged, among other things, breaches of fiduciary duty and duty of loyalty, preferential transfers, and fraudulent conveyances, in each case arising prior to the AGC bankruptcy filing in November 2002. The Company was not named as a defendant in the lawsuit. To avoid adverse consequences to the Company that might result from protracted litigation of the matter, the Company entered into a stipulation of settlement on November 30, 2005 with (among others) the AGC bankruptcy trustee and agreed to contribute $4 to a larger settlement fund. The stipulation was approved by Judge Lynch of the U.S. District Court for the Southern District of New York on March 23, 2006. Under the terms of the settlement, the Company is required to contribute $2 to the settlement fund on or about May 23, 2006 and the remaining $2 on January 31, 2007.

13

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

11.	SEGMENT REPORTING

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”) defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources. The Company’s chief operating decision maker assesses performance and allocates resources based on three separate operating segments: (i) enterprise, carrier data and indirect channels, (ii) carrier voice, and (iii) consumer voice, small business group (“SBG”) and Trader Voice.

The enterprise, carrier data and indirect channels segment consists of: (i) the provision of voice, data and collaboration services to all customers other than carriers, consumers, and Trader Voice and SBG customers; (ii) the provision of data products, including IP, transport and capacity services, to telecommunications carrier customers; and (iii) the provision of voice, data and managed services to or through business relationships with other telecommunications carriers, sales agents and system integrators. The carrier voice segment consists of the provision of United States domestic and international long distance voice services to carrier customers. The consumer voice, SBG and Trader Voice segment consists of the provision of voice and data services to these customers. During 2005 SBG and Trader Voice assets were sold.

The Company defines adjusted gross margin as revenue less cost of access. This metric is a key financial measure used by the chief operating decision maker in assessing segment performance and allocating resources. Adjusted gross margin is not recognized under U.S. GAAP.

Segment information

For the quarter ended March 31, 2006:

	Enterprise, carrier data and indirect channels	Carrier voice	Consumer voice	Consolidated Results
Revenues from external customers	$286	$168	$2	$456
Cost of access	(136)	(149)	—	(285)

Adjusted gross margin	$150	$19	$2	171

Real estate, network and operations				(77)
Third party maintenance				(24)
Cost of equipment sales				(15)

Gross margin				$55

14

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

For the quarter ended March 31, 2005:

	Enterprise, carrier data and indirect channels	Carrier voice	Consumer voice SBG and Trader Voice	Consolidated Results
Revenues from external customers	$273	$219	$34	$526
Cost of access	(124)	(181)	(15)	(320)

Adjusted gross margin	$149	$38	$19	206

Real estate, network and operations				(79)
Third party maintenance				(26)
Cost of equipment sales				(12)

Gross margin				$89

12.	SUBSEQUENT EVENTS

Financing Activities

Working capital facility

Effective May 9, 2006, the Company, through certain of its U.S. subsidiaries (the “Working Capital Facility Borrowers”), entered into a $55 working capital facility (the “Working Capital Facility”) with Bank of America, N.A. (the “Agent”) and other lenders participating from time to time. The Working Capital Facility, which expires on May 9, 2009, provides for a secured revolving line of credit of up to $55, including $25 available for commercial letters of credit; provided, that the availability is limited to $35 until certain financial tests are met. Initial advances under the facility are subject to certain state regulatory approvals, which are expected in the course of the next four to five months, and to customary closing conditions. The Working Capital Facility Borrowers can borrow up to (i) 85% of their eligible billed accounts receivable and (ii) 60% of their eligible unbilled accounts receivable (not to exceed $25 in unbilled accounts receivable), to the extent the aggregate of such amounts exceed to a $20 availability block and other reserve amounts that may be set aside by the Agent. Facility fees and other fees are payable for the duration of the facility. Borrowings under the Working Capital Facility will be used for commercial letters of credit up to $25 and to fund the Company’s ongoing working capital requirements including operating losses, debt service and capital expenditures. The interest rates available under the Working Capital Facility effectively allow for borrowing at rates equal to LIBOR plus 2.5% to 3.0% or lender’s prime rate plus 1.0% to 1.5%. The actual margin will depend upon the Company’s consolidated restricted cash and the availability under the facility. The Working Capital Facility Borrowers’ obligations under the Working Capital Facility are secured by (i) guarantees from substantially all of the Company’s North American subsidiaries (the “Working Capital Guarantors”), (ii) a pledge of the Working Capital Facility Borrowers’ and Working Capital Facility Guarantors’ outstanding common shares, and (iii) a first lien on accounts receivable and other assets of the Working Capital Facility Borrowers and Working Capital Facility Guarantors, subject to an intercreditor agreement with the trustee under the Convertible Notes indenture. The Working Capital Facility includes, among other things, certain financial covenants applicable to the Working Capital Facility Borrowers and Working Capital Facility Guarantors. The Working Capital Facility can be terminated by the Company at any time without penalty and can be terminated by the lenders ninety days prior to the maturity of the Convertible Notes if the lenders have not received reasonable assurance that the Convertible

15

GLOBAL CROSSING LIMITED AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except number of locations, square footage, employees, share and per share information)

Notes will convert to equity. As required by the terms of the restructuring agreement among the Company and the subsidiaries of ST Telemedia dated October 8, 2004, the Company will pay a consent fee of $1 to an ST Telemedia subsidiary in connection with such subsidiary’s execution of the intercreditor agreement and resultant subordination of its security interest in the collateral which also secures the Working Capital Facility.

Debt and equity financing

On April 21, 2006, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”). The registration statement allows the Company to publicly offer up to $500 in common stock, debt securities or warrants for sale at various times at prices and terms to be determined at the time of the offering. The Company expects to use any funds raised for general corporate purposes, which may include the acquisition of assets or businesses that are complementary to the Company’s existing business.

GCUK Notes Tender Offer

As required by the indenture governing the GCUK Notes, within 120 days after the end of the period beginning on December 23, 2004 and ending December 31, 2005 and for each twelve month period thereafter, GCUK must offer (the “Annual Repurchase Offer”) to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of the “Designated GCUK Cash Flow” from that period. “Designated GCUK Cash Flow” means GCUK’s consolidated net income plus non-cash charges minus capital expenditures, calculated in accordance with the terms of the indenture governing the GCUK Notes. On April 18, 2006, GCUK commenced its Annual Repurchase Offer for the period from December 23, 2004 to December 31, 2005 and offered to purchase for cash up to approximately £15 (approximately $26) of GCUK Notes, including accrued interest. The Annual Repurchase Offer expires on May 17, 2006, unless extended. If the market price of the GCUK Notes remains above par through the expiration of the Annual Repurchase Offer, as is currently the case, it is not anticipated that a significant amount of GCUK Notes will be tendered in such offer.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of our results of operations and current financial position. This discussion should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included elsewhere in this report and the audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2005.

As used in this quarterly report on Form 10-Q, references to the “Company,” “we,” “us,” “our” or similar terms include Global Crossing Limited and its consolidated subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

Our disclosure and analysis in this quarterly report on Form 10-Q contain certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934. These statements set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance or strategies. Such forward-looking statements include, but are not limited to, statements regarding:

•	our services, including the development and deployment of data products and services based on Internet Protocol, or IP, and other technologies and strategies to expand our targeted customer base and broaden our sales channels;

•	the operation of our network, including with respect to the development of IP protocols;

•	our liquidity and financial resources, including anticipated capital expenditures, funding of capital expenditures and anticipated levels of indebtedness;

•	trends related to and management’s expectations regarding results of operations, revenues and cash flows, including but not limited to those statements set forth below in this Item 2; and

•	business restructuring activities, sales efforts, expenses, interest rates, foreign exchange rates, and the outcome of contingencies, such as legal proceedings.

We cannot guarantee that any forward-looking statement will be realized. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our quarterly reports on Form 10-Q and current reports on Form 8-K. Also note that we provide the following cautionary discussion of risks and uncertainties related to our business. These are factors that we believe, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by Section 21E of the Securities Exchange Act of 1934. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties.

Our forward-looking statements are subject to a variety of factors that could cause actual results to differ significantly from current beliefs and expectations. In addition to the risk factors identified under the captions below, the operations and results of our business are subject to general risks and uncertainties such as those relating to general economic conditions and demand for telecommunications services.

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Risks Related to Liquidity and Financial Resources

•	We have incurred substantial operating losses, which have continued in 2006. If we are unable to improve operating results to achieve positive cash flows in the future, we may be unable to meet our anticipated liquidity requirements.

•	The covenants in our debt instruments restrict our financial and operational flexibility.

•	Our international corporate structure limits the availability of our consolidated cash resources for intercompany funding purposes and reduces our financial flexibility.

•	We cannot predict our future tax liabilities. If we become subject to increased levels of taxation, our results of operations could be adversely affected.

Risks Related to our Operations

•	Our rights to the use of the dark fiber that make up our network may be affected by the financial health of our fiber providers.

•	The operation, administration, maintenance and repair of our systems are subject to risks that could lead to disruptions in our services and the failure of our systems to operate as intended for their full design lives, including as a result of natural disasters, terrorist acts, power losses, security breaches or computer viruses.

•	We have substantial international operations and face political, legal and other risks from our operations in foreign jurisdictions.

•	Many of our customers deal predominantly in foreign currencies, so we may be exposed to exchange rate risks and our results may suffer due to currency translations.

•	Many of our most important government customers have the right to terminate their contracts with us if a change of control occurs or to reduce the services they purchase from us.

Risks Related to Competition and our Industry

•	The prices that we charge for our services have been decreasing, and we expect that such decreases will continue over time.

•	Technological advances and regulatory changes are eroding traditional barriers between formerly distinct telecommunications markets, which could increase the competition we face and put downward pressure on prices.

•	Many of our competitors have superior resources, which could place us at a cost and price disadvantage.

•	Our selection of technology could prove to be incorrect, ineffective or unacceptably costly, which would limit our ability to compete effectively.

•	Our operations are subject to extensive regulation and require us to obtain and maintain a number of governmental licenses and permits. Moreover, those regulatory requirements could change in a manner that significantly increases our costs or otherwise adversely affects our operations.

•	Terrorist attacks and other acts of violence or war may adversely affect the financial markets and our business and operations.

Risks Related to our Common Stock

•	A subsidiary of ST Telemedia is our majority stockholder and the voting rights of other stockholders are significantly limited.

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•	Future sales of our common stock by our majority stockholder or others could adversely affect its price and/or our ability to raise capital.

Other Risks

•	We are exposed to contingent liabilities that could result in material losses that we have not reserved against.

•	Our real estate restructuring reserve represents a material liability the calculation of which involves significant estimation.

•	We have significant deficiencies in our internal controls, processes and procedures and may face difficulties in strengthening our internal accounting systems and controls and in our ability to satisfy our financial reporting obligations on a timely basis.

For a more detailed description of these risks and important additional risk factors, see Item 1A, “Business—Cautionary Factors That May Affect Future Results,” in our annual report on Form 10-K for the year ended December 31, 2005

Executive Summary

Overview

We are a global provider of telecommunications services to carriers and commercial enterprises around the world. The principal services we offer to our customers include voice, data and collaboration services. We offer these services using a global IP-based network that directly connects more than 300 cities in 29 countries and delivers services to more than 600 major cities in over 60 countries around the world. The majority of our telecommunications services revenues and cash flows are generated based on monthly recurring services. We organize our operations into three reportable operating segments: (i) enterprise, carrier data and indirect channels, (ii) carrier voice, and (iii) consumer voice.

First Quarter 2006 Highlights

Revenues for our enterprise, carrier and indirect channels segment, which is the primary focus of our business strategy, increased $13 million to $286 million in the first quarter of 2006 from $273 million in first quarter of 2005 as a result of obtaining new customers and existing customer base growth in specific enterprise and carrier target markets. We have also increased our revenue from our indirect sales channels through establishing additional system integrator and application service provider relationships.

During the first quarter of 2006, we posted a net operating loss of $82 million and utilized net cash and cash equivalents of $70 million, which reduced our available liquidity. At March 31, 2006 we had $154 million of unrestricted cash, as compared to $224 million at December 31, 2005. We expect our cash and cash equivalents balance to decline substantially during the second quarter of 2006 due to our cash flow requirements, including operating losses, debt servicing, and capital expenditures. However, based on our business projections, our expectation is that unrestricted cash on hand, together with the proceeds from sales of IRUs and marketable securities, will provide us with the liquidity needed to fund our operations until the point in time during the second half of the year when we expect to start generating positive cash flow.

Effective May 9, 2006 we completed a $55 million working capital facility to further enhance our liquidity (see below in this Item 2 under “Liquidity and Capital Resources” for further information related to this facility).

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon the accompanying condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The preparation of financial

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statements in conformity with U.S. GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Although these estimates are based on our knowledge of current events, actual amounts and results could differ from those estimates. The estimates made are based on historical factors, current circumstances, and the experience and judgment of our management, who continually evaluate the judgments, estimates and assumptions and may employ outside experts to assist in the evaluations.

Certain of our accounting policies are deemed “critical,” as they are both most important to the financial statement presentation and require management’s most difficult, subjective or complex judgments as a result of the need to make estimates about the effect of matters that are inherently uncertain. For a discussion of our critical accounting policies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2005, as management believes that there have been no significant changes regarding our critical accounting policies since such time.

Results of operations for the three months ended March 31, 2006 compared to the three months ended March 31, 2005:

Consolidated Results

	Three Months Ended March 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2006	2005
Revenue	$456	$526	$(70)	(13%)
Cost of revenue (excluding depreciation and amortization, shown separately below):
Cost of access	(285)	(320)	(35)	(11%)
Real estate, network and operations	(77)	(79)	(2)	(3%)
Third party maintenance	(24)	(26)	(2)	(8%)
Cost of equipment sales	(15)	(12)	3	25%

Total cost of revenue	(401)	(437)
Selling, general and administrative	(100)	(117)	(17)	(15%)
Depreciation and amortization	(37)	(37)	—	0%

Operating loss	(82)	(65)
Other income (expense):
Interest income	2	3	(1)	(33%)
Interest expense	(23)	(24)	(1)	(4%)
Other income (expense), net	1	(13)	14	NM

Loss before reorganization items and provision for income taxes	(102)	(99)
Net gain on preconfirmation contingencies	6	2	4	NM

Loss before provision for income taxes	(96)	(97)
Provision for income taxes	(12)	(9)	3	33%

Net loss	(108)	(106)
Preferred stock dividends	(1)	(1)	—	NM

Loss applicable to common shareholders	$(109)	$(107)

NM—Not meaningful

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Discussion of all significant variances:

Revenue. Our revenue decreased in the first quarter of 2006 compared with the first quarter of 2005 as a result of (i) the optimizing of our carrier voice segment through targeted price increases which resulted in the migration of certain traffic off our network; (ii) reductions in our consumer voice, small business group (“SBG”) and Trader Voice segment revenue as a result of the planned sales of our Trader Voice and SBG businesses on May 3, 2005 and December 31, 2005, respectively; and (iii) pricing reductions for certain telecommunication services.

Revenues for our enterprise, carrier and indirect channels segment, which is the primary focus of our business strategy, increased in the first quarter of 2006 compared with the first quarter of 2005 as a result of obtaining new customers and existing customer base growth in specific enterprise and carrier target markets which resulted in increases in sale volume. We have also increased our revenue from our indirect sales channels through establishing additional system integrator and application service provider relationships (see “Segment Results” in this Item 2 for further discussion of results by segment).

Cost of revenue. Cost of revenue primarily includes the following: (i) cost of access, including usage-based voice charges paid to local exchange carriers and interexchange carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities and local loop (“last mile”) charges from both domestic and international carriers; (ii) real estate, network and operations charges which include (a) employee-related costs such as salaries and benefits, incentive compensation and stock-related expenses for employees directly attributable to the operation of our network, (b) real estate expenses for all technical sites, and (c) other non-employee related costs incurred to operate our network, such as license and permit fees and professional fees; (iii) cost of equipment sales, which includes the software, hardware, equipment and maintenance sold to our managed services, collaboration services and system integrator customers; and (iv) third party maintenance costs incurred in connection with maintaining the terrestrial network, subsea fiber-optic network (“wet maintenance”) and cable landing stations.

Cost of access decreased in the first quarter of 2006 compared with the first quarter of 2005 as a result of: (i) reductions in the amount of usage-based access services purchased due to lower carrier voice sales volume and (ii) our cost of access initiatives to optimize the access network and effectively lower cost of access unit prices.

Selling, general and administrative expenses (“SG&A”). SG&A expenses primarily consist of : (i) employee-related costs such as salaries and benefits, incentive compensation and stock-related expenses for employees not directly attributable to the operation of our network; (ii) real estate expenses for all administrative sites; (iii) bad debt expense; (iv) non-income taxes, including property taxes on owned real estate and trust fund related taxes such as gross receipts taxes, franchise taxes and capital taxes; (v) restructuring costs; and (vi) regulatory costs, insurance, telecommunications costs, professional fees and license and maintenance fees for internal software and hardware.

The decrease in SG&A in the first quarter of 2006 compared with the first quarter of 2005 is primarily a result of a $24 million decrease in restructuring expenses related to facility closures. During the first quarter of 2005 we recognized additional facility closure restructuring charges as a result of a reduction in our estimated sublease payments under 2003 and prior restructuring plans. The decrease in SG&A also reflected a $2 million reduction in non-income taxes.

The above decreases in SG&A were partially offset by (i) a $5 million increase in miscellaneous expenses primarily as a result of higher medical benefits incurred in 2006; (ii) a $2 million increase in bad debt expense; and (iii) a $2 million increase in salaries and benefits expense.

Other income (expense), net. Other income (expense), net increased during the first quarter of 2006 compared with the first quarter of 2005 primarily as a result of a reduction in losses from foreign currency impacts on transactions. Foreign currency transactional losses decreased $14 million to a gain of $1 in the first quarter of 2006 compared with losses of $13 million in the first quarter of 2005.

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Net gain on pre-confirmation contingencies. During the quarters ended March 31, 2006 and 2005, we settled various third-party disputes and/or revised our estimated liability for certain contingencies related to periods prior to our emergence from chapter 11 proceedings. We have accounted for these contingencies in accordance with AICPA Practice Bulletin 11—“Accounting for Preconfirmation Contingencies in Fresh Start Reporting” and recorded a net gain on the settlements and/or changes in estimated liabilities. The most significant gains in both quarters are related to changes in estimated liabilities for income and non-income tax contingencies and settlements with certain tax authorities.

Segment Results

Our results are segmented according to groupings based on a combination of products, customer types and distribution channels.

We define adjusted gross margin as revenue less cost of access. This metric is a key financial measure used by the chief operating decision maker in assessing segment performance and allocating resources. Adjusted gross margin is not recognized under U.S. GAAP. See Note 11 to the condensed consolidated financial statements for a reconciliation of segment results to consolidated results.

Enterprise, carrier data and indirect channels segment:

	Three Months Ended March 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2006	2005
Revenue	$286	$273	$13	5%
Cost of access	(136)	(124)	12	10%

Adjusted gross margin	$150	$149	$1	1%

Enterprise, carrier data and indirect channels represent areas in which we are investing our resources to grow our business. Enterprise consists of the provision of voice, data and collaboration services to large and mid-sized multinational enterprises and governments. Carrier data consists of the provision of our data products, including IP, transport and capacity services, to our telecommunications carrier customers. Indirect channels consist of the provision of voice, data and managed services to end users through business relationships with other telecommunications carriers, sales agents and system integrators.

Revenue. Revenue in these areas in total increased in the first quarter of 2006 compared with the first quarter of 2005 as a result of obtaining new customers and existing customer base growth in specific enterprise and carrier target markets which resulted in an increase in sales volume. There was a modest increase in revenue related to sales through indirect channels as a result of entering into additional agreements with system integrators and application service providers; these channels are expected to grow significantly in future years. The increase in revenue was moderated by declines in prices for IP access telecommunications services as well as customer attrition. Prices for commoditized IP access services continue to decline significantly while prices for premium products such as IP VPN, video conferencing and managed services experienced minimal declines. Prices for enterprise voice services declined approximately 5%.

Adjusted Gross Margin. Adjusted gross margin in this segment increased modestly in the first quarter of 2006 compared with the first quarter of 2005 as a result of the increases in revenue described above, partially offset by higher cost of access charges as a result of additional usage volume.

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Carrier voice segment:

	Three Months Ended March 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2006	2005
Revenue	$168	$219	$(51)	(23%)
Cost of access	(149)	(181)	(32)	(18%)

Adjusted gross margin	$19	$38	$(19)	(50%)

Revenue. Carrier voice revenue declined in the first quarter of 2006 compared with the first quarter of 2005 as a result of the optimizing of our carrier voice segment through targeted price increases which resulted in the migration of certain traffic off our network and non-renewal of certain contracts. In addition, our average pricing for our U.S. domestic long distance voice services base decreased approximately 10% and international long distance services decreased at a greater rate.

Adjusted Gross Margin. Adjusted gross margin in this segment decreased in the first quarter of 2006 compared with the first quarter of 2005 as a result of the reductions in carrier voice revenue discussed above. The decrease was partially offset by reductions in cost of access charges due to lower carrier voice sales volume and cost of access initiatives to optimize network access and effectively lower access unit prices.

Consumer, Trader Voice and SBG segment:

	Three Months Ended March 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
	2006	2005
Revenue	$2	$34	$(32)	(94%)
Cost of access	—	(15)	(15)	(100%)

Adjusted gross margin	$2	$19	$(17)	(89%)

Revenue. Consumer voice, Trader Voice and SBG revenues decreased in the first quarter of 2006 compared with the first quarter of 2005 primarily as a result of the sales of our Trader Voice and SBG businesses on May 3 and December 31, 2005, respectively.

Adjusted Gross Margin. Adjusted gross margin in this segment decreased in the first quarter of 2006 compared with the first quarter of 2005 as a result of the sales of the business groups noted above.

Liquidity and Capital Resources

Financial Condition and Liquidity

At March 31, 2006, our available liquidity consisted of $154 million of unrestricted cash and cash equivalents. In addition, we also held $21 million in restricted cash and cash equivalents of which $17 million is included in other assets in the accompanying unaudited condensed consolidated balance sheet. The restricted cash and cash equivalents represent collateral relating to certain rental guarantees, performance bonds, letters of credit and deposits.

For each period since we commenced operations, we have incurred substantial operating losses. For the three months ended March 31, 2006, we posted a net operating loss of approximately $82 million and utilized net cash and cash equivalents of $70 million. In the short term, our existing and projected operations are not expected to generate cash flows sufficient to meet our cash needs. We expect our available liquidity to decline substantially during the second quarter of 2006 due to our cash flow requirements, including operating losses, debt service and capital expenditures. However, based on our business projections, our expectation is that

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unrestricted cash on hand, together with proceeds from sales of IRUs and marketable securities, will provide us with the liquidity needed to fund our operations until the point in time during the second half of 2006 when we expect to start generating positive cash flow.

To further enhance our liquidity, effective May 9, 2006, through certain of our U.S. subsidiaries (the “Working Capital Facility Borrowers”), we entered into a $55 working capital facility (the “Working Capital Facility”) with Bank of America, N.A. (the “Agent”) and other lenders participating from time to time. The Working Capital Facility, which expires on May 9, 2009, provides for a secured revolving line of credit of up to $55, including $25 available for commercial letters of credit; provided, that the availability is limited to $35 until certain financial tests are met. Initial advances under the facility are subject to certain state regulatory approvals, which are expected in the course of the next four to five months, and to customary closing conditions. The Working Capital Facility Borrowers can borrow up to (i) 85% of their eligible billed accounts receivable and (ii) 60% of their eligible unbilled accounts receivable (not to exceed $25 million in unbilled accounts receivable), to the extent the aggregate of such amounts exceed to a $20 availability block and other reserve amounts that may be set aside by the Agent. Facility fees and other fees are payable for the duration of the facility. Borrowings under the Working Capital Facility will be used for commercial letters of credit up to $25 and to fund our ongoing working capital requirements including operating losses, debt service and capital expenditures. The interest rates available under the Working Capital Facility effectively allow for borrowing at rates equal to LIBOR plus 2.5% to 3.0% or lender’s prime rate plus 1.0% to 1.5%. The actual margin will depend upon the Company’s consolidated restricted cash and the availability under the facility. The Working Capital Facility Borrowers’ obligations under the Working Capital Facility are secured by (i) guarantees from substantially all of the Company’s North American subsidiaries (the “Working Capital Guarantors”), (ii) a pledge of the Working Capital Facility Borrowers’ and Working Capital Facility Guarantors’ outstanding common shares, and (iii) a first lien on accounts receivable and other assets of the Working Capital Facility Borrowers and Working Capital Facility Guarantors, subject to an intercreditor agreement with the trustee under the Convertible Notes indenture. The Working Capital Facility includes, among other things, certain financial covenants applicable to the Working Capital Facility Borrowers and Working Capital Facility Guarantors. The Working Capital Facility can be terminated by the Company at any time without penalty and can be terminated by the lenders ninety days prior to the maturity of the Convertible Notes if the lenders have not received reasonable assurance that the Convertible Notes will convert to equity. As required by the terms of the restructuring agreement among the Company and the subsidiaries of ST Telemedia dated October 8, 2004, the Company will pay a consent fee of $1 to an ST Telemedia subsidiary in connection with such subsidiary’s execution of the intercreditor agreement and resultant subordination of its security interest in the collateral which also secures the Working Capital Facility.

In light of our entering into the Working Capital Facility, we have determined not to pursue the proposed $20 million U.S. capital lease facility previously disclosed. Our primary U.K. operating subsidiary, Global Crossing (U.K.) Telecommunications Ltd. (“GCUK”), has, however, entered into a master lease agreement which allows for the parties to enter into leasing arrangements from time to time on business terms to be mutually agreed at the time of such financing.

As required by the indenture governing the GCUK Notes, within 120 days after the end of the period beginning on December 23, 2004 and ending December 31, 2005 and for each twelve month period thereafter, GCUK must offer (the “Annual Repurchase Offer”) to purchase a portion of the GCUK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of “Designated GCUK Cash Flow” from that period. “Designated GCUK Cash Flow” means GCUK’s consolidated net income plus non-cash charges minus capital expenditures, calculated in accordance with the terms of the indenture governing the GCUK Notes. On April 18, 2006, GCUK commenced its Annual Repurchase Offer for the period from December 23, 2004 to December 31, 2005 and offered to purchase for cash up to approximately £15 million (approximately $26 million) of GCUK Notes, including accrued interest. The Annual Repurchase Offer expires on May 17, 2006, unless extended. If the market price of the GCUK Notes remains above par through the expiration of the Annual Repurchase Offer, as is currently the case, it is not anticipated that a significant amount of GCUK Notes will be tendered in such offer.

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On April 21, 2006, we filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”). The registration statement allows the Company to publicly offer up to $500 million in common stock, debt securities or warrants for sale at various times at prices and terms to be determined at the time of the offering. We expect to use any funds raised for general corporate purposes, which may include the acquisition of assets or businesses that are complementary to our existing business.

As a holding company, all of our revenues are generated by our subsidiaries and substantially all of our assets are owned by our subsidiaries. As a result, we are dependent upon dividends and inter-company transfer of funds from our subsidiaries to meet our debt service and other payment obligations. Our subsidiaries are incorporated and are operating in various jurisdictions throughout the world. A number of our subsidiaries have cash on hand that exceeds their immediate requirements but that cannot be distributed or loaned to us or our other subsidiaries to fund our or their operations due to contractual restrictions or legal constraints related to the lack of retained earnings or the solvency of such entities. These restrictions could cause us or certain of our subsidiaries to become and remain illiquid while other subsidiaries have sufficient liquidity to meet their liquidity needs.

In particular, GCUK serves as a source of funding for us and our other subsidiaries, and we expect to continue to use GCUK as a source of funding, subject to covenants in the GCUK Notes and restrictions under English law. Because of losses that GCUK has accumulated, it will not be possible for GCUK to pay dividends to its parent company, an indirect subsidiary of ours, until such time as these losses have been reduced and thereafter only to the extent of any available profit. Until that time, any funds to be made available by GCUK to us and our other subsidiaries will be made through inter-company loans. GCUK’s ability to make loans to us and our other subsidiaries is restricted by the indenture governing the GCUK Notes and English law. On April 12 and 28, 2006, GCUK lent £9.5 million (approximately $17 million) and £7.6 million (approximately $14 million), respectively to one of our other subsidiaries. Such loan bears interest at a rate of 14% per annum payable quarterly in arrears and matures shortly before the maturity of the GCUK Notes.

A default by us or any of our subsidiaries under any capital lease obligation or debt obligation totaling more than $2.5 million, as well as the bankruptcy or insolvency of any of such entities, could trigger cross-default provisions under the indenture for the Convertible Notes and may trigger cross-default provisions under any working capital facility or other financing that we may arrange. This could lead the applicable debt holders to accelerate the maturity of their relevant debt instruments, foreclose on our assets and adversely affect our rights under other commercial agreements, which would have a material adverse effect on our financial condition. In addition, in the event of a “Conversion Restriction” (as defined in the indenture for the Convertible Notes), we could be required to pay cash interest on the Convertible Notes at 11% (calculated retroactively from the issue date) and to redeem the Convertible Notes on December 23, 2008 for $250 million in cash.

Indebtedness

At March 31, 2006, we had $653 million of indebtedness outstanding, including $31 million classified as current portion of long term debt, consisting of $379 million GCUK Notes, $262 million of Convertible Notes and $12 million of other debt. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” of our 2005 annual report on Form 10-K, for a description of the GCUK Notes and the Convertible Notes. We are in compliance with all covenants under the indentures for the GCUK Notes and the Convertible Notes.

Cash Management Impacts and Working Capital

Our working capital deficit increased $77 million to a working capital deficit of $336 million at March 31, 2006 compared to a working capital deficit of $259 million at December 31, 2005. This increase is primarily the result of operating cash flow losses and capital expenditures.

Cash Flow Activity for the three months ended March 31, 2006

Cash and cash equivalents decreased $70 million during the three months ended March 31, 2006 to $154 million from $224 million at December 31, 2005. The decrease resulted from continued operating cash flow losses and payments made for capital expenditures and restructuring costs.

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The following table is a summary of our condensed consolidated statements of cash flows for the three months ended March 31, 2006 and 2005:

	Three Months Ended March 31,		$ Increase/ (Decrease)
	2006	2005
Net cash used in operating activities	$(56)	$(54)	$2
Net cash used in investing activities	(12)	(29)	(17)
Net cash used in financing activities	(3)	(3)	—
Effect of exchange rate changes on cash and cash equivalents	1	(2)	(3)

Net decrease in cash and cash equivalents	$(70)	$(88)	$(18)

Our net decrease in cash and cash equivalents was lower in the first quarter of 2006 compared with the first quarter of 2005 due to lower cash flows used in investing activities. Cash flows used in investing activities decreased primarily due to a reduction in cash used for capital expenditures and a decrease in the change in restricted cash and cash equivalents. Cash used for capital expenditures decreased primarily as a result of entering into $25 million of additional capital lease agreements (see Contractual Cash Commitments section below). Capital expenditures primarily relate to network and information technology expenditures. The network expenditures primarily consist of capital spending to meet our anticipated network needs to acquire and/or expand existing customer service requirements. These expenditures include amounts to overbuild our core IP backbone, expand our IP network footprint, augment VOIP, audio conferencing and transport backbone capacity. The information technology expenditures include projects to upgrade our software to support local number portability and new product development. The decrease in restricted cash and cash equivalents primarily related to reduced cash reserve requirements for foreign tax assessments and worker compensation insurance.

Contractual Cash Commitments

During the three months ended March 31, 2006 we entered into a $25 million equipment leasing agreement that requires us to make lease payments over a 48 month period. At March 31, 2006, the $25 million is included in the current portion of capital lease obligations in other current liabilities and capital lease obligations in the accompanying condensed consolidated balance sheet.

Credit Risk

We are subject to concentrations of credit risk in our trade receivables. Although our receivables are geographically dispersed and include customers both large and small and in numerous industries, our receivables from our carrier sales channels are generated from sales of services to other carriers in the telecommunications industry. At March 31, 2006 and December 31, 2005, our receivables related to our carrier sales channels represented approximately 57% and 57%, respectively, of our consolidated receivables. Also at March 31, 2006 and December 31, 2005, our receivables due from various agencies of the U.K. Government together represented approximately 12% and 18%, respectively, of our consolidated receivables.

Off-Balance Sheet Arrangements

There were no material changes in our off-balance sheet arrangements during the three months ended March 31, 2006.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

See the Company’s 2005 annual report on Form 10-K for information regarding quantitative and qualitative disclosures about market risk. No material change regarding this information has occurred since that filing.

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Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed by a public company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms.

In connection with the preparation of this quarterly report on Form 10-Q, management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures, pursuant to Rule 13a-15 under the Exchange Act. Based upon management’s evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were effective at a reasonable assurance level as of March 31, 2006.

Changes in Internal Control Over Financial Reporting

During the first quarter of 2006, we significantly enhanced our internal control over financial reporting by implementing an SAP enterprise software system at our GCUK subsidiary effective January 1, 2006. SAP is the enterprise software system we use for our consolidated financial reporting. Extending the SAP system to GCUK enhances internal control by integrating GCUK’s financial reporting into our consolidated financial reporting and eliminating the need for additional systems and manual interfaces.

27

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

See Note 9, “Contingencies,” to the accompanying unaudited condensed consolidated financial statements for a discussion of certain legal proceedings affecting the Company.

Item 1A. Risk Factors

There have been no material changes in the most significant factors that make an investment in the Company speculative or risky from those set forth in Item 1A., “Risk Factors,” to the Company’s annual report on Form 10-K for the year ended December 31, 2005.

Item 6. Exhibits

Exhibits filed as part of this report are listed below.

31.1	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).

31.2	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith).

32.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

32.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith).

28

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf on May 10, 2006 by the undersigned thereunto duly authorized.

GLOBAL CROSSING LIMITED

By:	/S/ JEAN F.H.P. MANDEVILLE
Jean F.H.P. Mandeville
Chief Financial Officer
(Principal Financial Officer)

By:	/S/ ROBERT A. KLUG
Robert A. Klug
Senior Vice President Accounting & Financial
Operations
(Principal Accounting Officer)

29

Exhibit 31.1

CERTIFICATIONS

I, John J. Legere, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Global Crossing Limited;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a–15(f) and 15d–15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 10, 2006

/S/ JOHN J. LEGERE
John J. Legere
Chief Executive Officer

Exhibit 31.2

CERTIFICATIONS

I, Jean F.H.P. Mandeville, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Global Crossing Limited;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a–15(f) and 15d–15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 10, 2006

/S/ JEAN F.H.P. MANDEVILLE
Jean F.H.P. Mandeville
Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS

ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Global Crossing Limited (the “registrant”) on Form 10-Q for the period ending March 31, 2006 as filed with the Securities and Exchange Commission on the date hereof (the “report”), I, John J. Legere, Chief Executive Officer, of the registrant, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1) The report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

Date: May 10, 2006

/S/ JOHN J. LEGERE
John J. Legere
Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Global Crossing Limited (the “registrant”) on Form 10-Q for the period ending March 31, 2006 as filed with the Securities and Exchange Commission on the date hereof (the “report”), I, Jean F.H.P. Mandeville, Chief Financial Officer, of the registrant, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1) The report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

Date: May 10, 2006

/S/ JEAN F.H.P. MANDEVILLE
Jean F.H.P. Mandeville
Chief Financial Officer

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Prospectus

About This Prospectus	ii
Where You Can Find More Information	ii
Incorporation of Certain Documents by Reference	iii
Disclosure Regarding Forward-Looking Statements	iv
Global Crossing Limited	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges	3
Description of Debt Securities and Guarantees	4
Description of Warrants	7
Plan of Distribution	8
Legal Matters	9
Experts	10

APPENDICES

Appendix A — Annual Report On Form 10-K For The Year Ended December 31, 2005	A-1
Appendix B — Quarterly Report On Form 10-Q For The Period Ended March 31, 2006	B-1

$125,000,000

Global Crossing Limited

5.0% Convertible Senior Notes due 2011

Goldman, Sachs & Co.

Morgan Stanley